Exhibit 15.1

Excerpt containing the pages and sections of the 2023 Universal Registration Document that are incorporated by reference into the 2023 Annual Report on Form 20-F(1)

(1)   The following document contains certain pages and sections of the Orange 2023 Universal Registration Document which are being incorporated by reference into the 2023 Annual Report on Form 20-F of Orange. Where information within a subsection has been deleted, such deletion is indicated with a notation that such information has been redacted.

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1.1 Overview

Orange is one of the world’s leading telecommunications operators with revenue of 44.1 billion euros in 2023 and 137,000 employees worldwide at December 31, 2023, including 73,000 in France. The Group has a total customer base of 298 million customers worldwide at December 31, 2023, including 254 million mobile customers and 25 million fixed broadband customers. The Group is present in 26 countries. Orange is also a leading provider of global IT and telecommunication services to multinational companies, under the brand Orange Business. In February 2023, the Group presented its strategic plan Lead the future, built on a new company model and guided by responsibility and efficiency. Lead the future capitalizes on network excellence to reinforce Orange’s leadership in service quality.

Orange SA has been listed since 1997 on Euronext Paris (symbol: ORA) and on the New York Stock Exchange (symbol: ORAN).

Orange’s purpose is to be the trusted partner that gives everyone the keys to a responsible digital world.

1.1.1     Group’s main footprint and key figures

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1.1.3     History

Orange is France’s incumbent telecommunications operator. The Group has its origins in the Ministry for Mail, Telegraphs and Telephone. It was renamed France Telecom in 1991 and became a société anonyme (limited company) on December 31, 1996. In October 1997, France Telecom shares were listed on the Paris and New York stock exchanges, allowing the French government the disposal of 25% of its shares to the public and Group employees. Subsequently, the public sector gradually reduced its holding to 53%. Between 2004 and 2008 the public sector sold a further 26% of the capital, and then again 4% in 2014 and 2015. On December 31, 2023, the French State retained 22.95% of the share capital, held either directly or jointly with Bpifrance Participations.

France Telecom’s area of activity and its regulatory and competitive environment have undergone significant changes since the 1990s. In a context of increased deregulation and competition, the Group has, over that period, undertaken several strategic investments, in particular the acquisition of the mobile operator Orange Plc and its brand created in 1994, and the acquisition of a controlling stake in Poland’s incumbent operator, Telekomunikacja Polska.

Since 2005, the Group has expanded strategically in Spain by acquiring the mobile operator Amena, then in 2015 the fixed-line operator Jazztel.

The Group is pursuing a policy of selective, value-creating acquisitions by concentrating on the markets in which it is already present. In the emerging markets of Africa and the Middle East where the Group is historically present (in particular Cameroon, Côte d’Ivoire, Guinea, Jordan, Mali and Senegal), this strategy was implemented through the acquisition of Mobinil in Egypt (2010) and of Méditel in Morocco (2015) and more recently by the acquisition of a number of African operators (in Liberia, Burkina Faso, Sierra Leone and the Democratic Republic of the Congo) (2016).

It also resulted in the joint venture with Deutsche Telekom that combined UK activities under the EE brand (2010) followed by the disposal of EE in 2016, as well as the disposal of Orange Switzerland (2012), Orange Dominicana (2014), Orange Armenia (2015) and Telkom Kenya (2016).

In Europe where Orange implements a convergence strategy, this policy resulted in the takeover of Telekom Romania Communications,in the strengthening of the majority shareholding in Orange Belgium (2021), in the takeover of the Belgian operator VOO (2023) and in the merger agreement signed on March 21, 2024 with the Romanian State defining the terms of the merger by absorption of Orange Romania Communications by Orange Romania, the Romanian State keeping a stake in the combined entity. In 2022, Orange and MásMóvil signed an agreement to consolidate their activities in Spain (excluding Totem Spain and MásMóvil Portugal) which was completed on March 26, 2024, after authorisation from the European Commission on February 20, 2024 and agreement of the Spanish Government on the control of foreign investments on March12, 2024. This merger, which combines the activities of Orange Espagne and MásMóvil, takes the form of a 50/50 joint venture jointly controlled by Orange and MásMóvil’s shareholders with equal governance rights in the combined entity, and results in its equity method (see section 3.2 Recent events and note 3.2 to the consolidated accounts).

As part of its corporate services and since the acquisition of Equant in 2000, Orange has been pursuing its strategy of becoming a global player in digital transformation and has accelerated its shift to services through a number of targeted acquisitions, notably in the fields of Cloud services and cybersecurity, such as those of Business & Decision and Basefarm (2018) and SecureLink and SecureData (2019), Expertime (2023), a service company specializing in Microsoft technologies, and the launch of Bleu, a future "Trusted Cloud" platform in a 50/50 joint venture with Capgemini and in partnership with Microsoft (2023-2024). In 2023, Enovacom, a health subsidiary of Orange Business and French leader in medical data interoperability, acquired NEHS Digital and Xperis, two French companies specializing in the development of solutions for healthcare professionals. (see Sections 1.3 Significant events and 3.1.1.3 Significant Events).

Orange aims to optimize, develop and enhance the value of its fixed and mobile infrastructure while retaining control of its strategic assets. In 2021, to support its development in fiber, the Group partnered with long-term investors to create two FiberCos in Europe. It also launched Totem, its European TowerCo, to pool its mobile towers in order to enhance their value and optimize their management.

In 2006, Orange became the Group’s main brand for Internet, television and mobile telephony services in the majority of countries where it operated. In 2013, the Company adopted the Orange name, offering the full range of its telephony services in France under the Orange brand. This policy continued with the gradual adoption of the Orange brand by most of the Group’s subsidiaries in Europe and Africa. Corporate services in the world are offered primarily under the Orange Business brand.

In February 2023, the Group presented its strategic plan Lead the future (see Section 1.2 Business model, market and strategy). In line with this plan that refocuses Orange on its core business, the Group announced at the end of June 2023 the opening of exclusive negotiations with BNP Paribas in order to define a referral partnership for the Orange Bank customer portfolio in France, develop financing solutions for mobile devices and discuss the terms of a takeover of Orange Bank’s business in Spain. At the end of these negotiation, Orange announced, at the end of February 2024, that it had selected BNP Paribas to offer a banking continuity solution for its customers (subject to eligibility conditions) in France and Spain. Orange and BNP Paribas signed a number of agreements in February 2024 in relation to this partnership, which is part of Orange’s wider intention to progressively withdraw Orange Bank from the retail banking market in France and Spain. In January 2024, the Group sold all of OCS and Orange Studio’s titles to the Canal+ Group (see Section 3.1.1.3 Significant Events).

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1.2.2     Key changes in the telecom services market

The telecoms services market as a whole is characterized by the following major trends. Specific market trends in the business segments are described in Section 1.4 Operating activities, while regulatory trends in national markets are described in Section 1.7 Regulation of telecommunication activities.

As the need for connectivity and digital services continues to grow worldwide, operators must transform themselves amidst a turbulent geopolitical, economic and regulatory environment marked by instability in conflict zones in Europe and Africa & Middle East, demographic variations and migration particularly affecting Africa & Middle East, climate disasters, the general economic slowdown due to the energy crisis and material shortages, inflation, intensifying competition between telecommunication operators and also with new non-telecommunication competitors, cyber threats, and changes in European regulations seeking to regulate markets in the face of security, sovereignty and sustainability issues.

Growth in usage and new customer expectations

The increased capacity of existing networks and the multiplicity of screens available (computers, smartphones, tablets, connected TVs, augmented reality glasses and headsets) are driving growth in usage. The development of 5G technology has prompted the emergence of new uses for businesses (optimization of production time, remote machine operation, predictive maintenance, etc.), and for B2C customers (connected devices, immersive videos, Web 3.0, Cloud gaming, etc.). Immersive technologies (metaverse), Web 3.0, and generative AI create the opportunity for new customer experiences. The rise in Internet traffic is driven by the increased digitization of essential services: education, health, finance, leisure, etc. The need for connectivity has become vital for individuals and businesses alike (teleworking, e-commerce, digitization of services, apps, etc.), with demand for digital services and content growing both in Europe and in Africa & Middle East, where the population is very young ("digital natives"). For businesses, better connectivity and services mean greater productivity and competitiveness. The need for coverage and continuity in the customer experience, as well as secure, on-demand connectivity (based on the number of users and their usage patterns), is growing. The digital transformation of companies exposes them to new cyber threats. Cybersecurity has become a need for individuals, businesses, and governments alike. More than ever, customers count on networks being reliable and resilient and on the protection of their personal data, highlighting the importance of a relationship of trust with their operator. To reduce inequalities in digital access, customers expect offers that are accessible to the most disadvantaged, as well as support for first-time users.

Network development

To face the increasingly steady growth of uses, operators must continue to invest in tomorrow’s very high-speed broadband (fiber, 5G, satellite), to increase their capacity and make them more efficient. This is made possible by the virtualization of network functions and automation, the emergence of "as a service" connectivity solutions that can be controlled and configured on demand, and the use of data and AI. As organizations are stepping up their digital transformation, app and data integration solutions are becoming critical elements for AI applications and roll-outs. Telecommunication operators are transforming their networks through an open platform approach and by integrating AI into their model. Digital technology is a growing challenge of sovereignty, leading economic players to implement sovereign telecommunication solutions through key technologies: Cloud & Edge, cybersecurity, satellite constellations (broadband connectivity solution resilient to climate and security disasters), AI. The growing digitization, complexity and interdependence of information systems are increasing the risk of cyber attacks, which are increasing in scale and intensity. Damage to property (following storms, floods, heat waves, cable theft, etc.) is multiplying, requiring immediate action to restore connectivity. Operators need to invest in the reliability of their networks and the resilience of their business processes in order to ensure business continuity. Storing a growing volume of data requires investment in Cloud infrastructure and datacenters.

In Europe, network investments are focused on very high-speed broadband access, with the development of fiber (supplemented by a satellite offer for remote areas), improved performance of 4G mobile networks and the roll-out of 5G. In Africa & Middle East, Internet access networks are developing primarily through the roll-out of 4G and 5G mobile networks, as well as fiber in targeted areas of large cities.

Transformation of the telecoms industry

Regulatory constraints (imposed rates, complex mergers, consolidation remedies) and competition (low cost, price wars) are still very intense in Europe. Competition is intensifying between telecommunication operators, as well as with disruptive new entrants like GAFAM [1] and other digital stakeholders (Starlink, start-ups and fintechs like Wave in Africa). More than 50% of network capacity in Europe is used by GAFAM1, which raises the question of fair value sharing. Smartphone manufacturers and digital service providers are challenging the operators’ ability to differentiate themselves. Over-The-Top (OTT) service providers are focusing on voice substitution in business to business (B2B) and in international wholesale. The major digital market players are also speeding up the development of their proprietary infrastructure by building new datacenters and international networks that they are promoting in the B2B and wholesale markets. At the same time, Chinese network and smartphone providers are increasingly being bypassed due to security and sovereignty risks.

Against this backdrop, the transformation of the telecoms industry is gathering pace.

For telecommunication operators, AI makes networks smarter and therefore more efficient. The emergence of generative AI represents a real revolution, as it can change professional practices by improving operational efficiency and the customer experience.

In terms of recruitment, there is high demand for multi-skilled and more software-development than physical-infrastructure-management oriented employees. To build team loyalty and to develop the digital skills required for the new technological revolution, operators are investing in employee training and seeking to increase their attractiveness.

Rising energy prices has put pressure on costs, while inflation has complicated the economic equation. To face the challenges of profitability, operators are seeking to raise rates, under both regulatory and competitive constraints. They have to decommission 2G, 3G and copper networks, and are seeking to pool and share their networks; some are even transferring all or part of their infrastructure to financial funds or infrastructure companies (TowerCos). "Coopetition" initiatives are on the rise, with alliances between telecommunications companies (APIs, Telco Cloud) and a growing number of RAN sharing projects (passive/active infrastructure). These have led to transformation and consolidation plans, particularly in Europe.

Working toward responsible digital technology

To reconcile growth in usage with the challenges of sustainability, operators have a role to play in guiding consumers toward more sustainable practices and transforming their ecosystems. They need to double down on their efforts to reach their Net Zero Carbon targets, limit the use of scarce resources, think strategically about access to critical materials (due to their limited availability and geopolitical risks), and preserve biodiversity. Levers for reducing greenhouse gas emissions include the use of energy-saving solutions, renewable energies and the development of the circular economy. The regulatory environment is becoming tougher, sustainable finance is shaping strategic guidelines, and CSR criteria are playing an increasingly important role in the choice of a supplier or product.

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Changes in digital technology regulations

Against this backdrop of profound change, European regulations are evolving to support the digital transformation (see Section 1.7 Regulation of telecommunication activities).

The Digital Services Act (DSA) update to the e-Commerce Directive amends the obligations of intermediaries connecting consumers with goods, services and content to prevent illegal and harmful activities online, as well as the spread of misinformation. The DSA only provides for limited changes for electronic communications operators.

The Digital Market Act of September 14, 2022, applicable gradually from May 2, 2023, provides a framework for the economic activity of major digital platforms in the European Union, and should help establish fair relations between platforms and businesses. Telecommunication operators are outside the scope of the regulation.

The European Network and Information Security 2 (NIS 2) Directive, published in the Official Journal of the European Union in December 2022, succeeds the 2016 Directive by expanding it scope both in terms of sectors and entities covered, and by reinforcing sanctions. It also establishes CyCLONe, a network bringing together the French information systems security agency (Agence Nationale de Sécurité des Systèmes d’Information - ANSSI) and its European counterparts for coordinated responses in the event of a crisis. Member States must transpose these provisions into national law by October 2024.

The draft European Gigabit Infrastructure Act, which aims to improve the effectiveness of Directive 2014/61/EU to facilitate the roll-out of very high-speed broadband networks by reducing the associated costs and simplifying the administrative framework, was submitted in December 2023 and agreed upon on February 6, 2024. The provisional agreement, which has not yet been published, must still be submitted to the Council of the European Union and the European Parliament for formal adoption.

The Recommendation on Gigabit Connectivity was published on February 6, 2024. It updates two recommendations from 2010 and 2013, which dealt with the remedies that could be imposed on SMP operators (those with significant market power) during market analyses, particularly in the context of the transition from copper to fiber.

Lastly, on December 9, 2023, the Council of the European Union and the European Parliament reached a provisional agreement on AI legislation that harmonizes the rules on AI systems, ensuring that they are safe and respect the fundamental rights and values of the European Union. Once the final text of the law has been formally adopted by the Council of the European Union and the European Parliament, the AI legislation will come into force gradually until 3 years after its publication. In order to facilitate the transition to the new regulatory framework, the European Commission has launched the AI Pact, an initiative that aims to support implementation and invites AI developers to comply in advance with the main obligations of the AI legislation.

1.2.3     The Orange group strategy

Launched in February 2023, the strategic plan Lead the Future aims to generate value from the Group’s recognized excellence in its core business and to grow sustainably in Europe, Africa and the Middle East. Orange also intends to re-position its Enterprise activities in next generation connectivity solutions and accelerate in cybersecurity.

This plan was designed to project Orange into the future and capitalize on its unique strengths in the telecoms sector. The quality of its core assets combined with a solid financial position allow it to address the many structural and economic challenges facing the industry. The explosion of digital uses is accompanied by ever-increasing customer demands, notably in terms of resilience, making the telecoms sector essential for years to come.

Lead the Future aims to respond to these challenges and focus Orange on its core business. This ambitious and pragmatic plan aims to build on the Group’s strengths to create value. Orange, a pioneer in fiber, continues to deploy, innovate and invest in the best technologies to respond to its customers’ needs for reliability, security and resilience. In addition, Orange consolidates its strong position in cybersecurity and re-positions its B2B activities to better meet the expectations of its customers. Finally, this plan is expected to allow the Group to strengthen its position in Africa and the Middle East, a region of high growth.

Lead the Future is built on four pillars:

1.  Capitalizing on Orange’s core business to reinforce excellence and quality of service;

2.  Capitalizing on infrastructure in all the countries where the Group is active;

3.  Transforming Orange Business to accelerate growth in the Enterprise segment and strengthen Orange’s position in cybersecurity;

4.  Continuing to grow in Africa and the Middle East.

Accompanying the 2025 plan is a new company model.

Capitalizing on the core business to reinforce excellence and quality of service

Standing out for the quality of networks and service

The quality of Orange’s networks and the excellence of its customer service in Europe are widely recognized, as evidenced by the net promoter score (NPS). The power of the Orange brand, ranked the second most-valued telecoms brand in Europe in 2023, has thus been strengthened. As the leader in fiber optic deployment in Europe with nearly 48 million Fiber to the Home (FTTH) connections deployed by the Group by the end of 2023, Orange now has considerable technology assets. The excellence of the network, following significant investments, is expected to enable the Group to strengthen its leadership in terms of customer experience. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Using Data and AI to offer customers a customized experience

Orange intends to develop its use of Data and AI to offer customers a customized and seamless experience across its digital and physical channels. The Group thus aims to continue to increase the share of digital technology in sales and in customer support. By leveraging AI, it intends to improve its ability to predict customer expectations, focusing on services that are secure (through network-integrated cybersecurity), transparent (offering customized, modular, seamless connectivity on-the-go) and "green" with, for example, repaired and refurbished devices.

Capitalizing on roll-out progress and leadership in networks

In addition to fiber, 5G and "4G Home" which are already widely available, Orange enhanced its satellite offer in 2023 by launching, in partnership with Eutelsat, a commercial offer in mainland France (see Section 1.5.1 Access networks).

In Spain, the combination with MásMóvil endows the created entity with the financial capacity and scale necessary to continue to invest and contribute to the development of competition through infrastructure, for the benefit of consumers and businesses.

Through this leadership in networks, customer satisfaction and enriched offers, Orange intends to improve average revenue per offer (ARPO) despite difficult macroeconomic conditions and intense competition.

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The consolidation of fixed and mobile services in Romania, Belgium and Spain will allow the Group’s convergent customer base, which reached 11.9 million at end-2023. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Lastly, with its sights firmly set on the usages of tomorrow, Lead the Future has capitalized on the expertise of researchers and other employees dedicated to innovation to build new services and applications such as Edge computing, virtualization of network operations, on-demand enterprise networks, the Wi-Fi of the future for the home, and services using generative AI.

Capitalizing on infrastructure in all the countries where the Group is active

Continuing the extension of very high-speed fixed and mobile broadband and increasing the value of Totem

The Group intends to continue to invest in the development of fixed and mobile networks within a responsible financial framework. To do so, Orange will continue to engage in strategic partnerships (radio access network (RAN) sharing and joint entities) to share financial costs and secure investments.

Across the fixed-line network, Orange continues to deploy, operate, and market fiber connections; [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. Across the mobile network, Orange has increased the value generated from its passive infrastructure by aiming to achieve, in 2026, a third-party operator hosting rate of 1.5 for pylons owned by Totem, the Group’s European TowerCo. Totem, a wholly owned Orange subsidiary, has all the strengths needed to be a key player in European consolidation.

The Group continues to modernize its fixed and mobile networks moving to very high-speed broadband with the decommissioning of the copper network in France and 2G and 3G networks in all its European countries by 2030. In Africa & Middle East, the Group’s entities own a portfolio of nearly 30,000 towers over which they have long-term control, and which represent significant potential for value enhancement in the coming years. Orange continues to roll out fixed and mobile networks (4G and 5G), to enable solid growth in its results and to support the African continent’s economic and social development.

Rolling out Network Integration Factories

Orange intends to enhance the value of its infrastructures through technology and strengthen the use of data and AI to put in place a new industrial model for the management of its network: more effective, more resilient, and higher performing. Group-wide Network Integration Factories will also accelerate the automation and virtualization of network operations. They will also make it possible to offer new on-demand network services operating in "Network-as-a-Service" mode (available via app programming interfaces), thus creating new business opportunities. Lastly, they will increase the resilience and security of networks thanks to considerably faster operations of network restoration, security updates or anomaly detection. This transformation is already contributing to optimizing capital and operating expenditure and reducing network electricity consumption by up to 20% (AI-assisted equipment standby, use of solar power at sites). (See Section 1.5.4 Network Integration Factory).

Transforming Orange Business to accelerate growth in the Enterprise segment and strengthen Orange’s position in cybersecurity

Positioning Orange Business as the leader for next generation connectivity solutions

The Internet, the Cloud and collaborative software have all revolutionized companies’ digital usage, for example through the shift away from fixed line telephony and private networks. These developments call into question the traditional B2B Telco operator model. With Lead the Future, Orange is profoundly transforming its model to adapt to the new realities of a market where the boundaries between networks and digital services are disappearing. Orange will therefore capitalize on its unique mastery of connectivity, security and resilience challenges.

Orange Business will position itself as the leader for next generation connectivity solutions. This ambition is rooted in its globally recognized expertise in secure and trusted connectivity solutions which provide the foundation for companies’ digital transformation. It will also rest on a re-focusing of the range of services it offers, the evolution of its company model and a far-reaching program of cost optimization. A large-scale employee training program supports this transformation.

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Continuing the growth of Orange Cyberdefense to open up to new markets (B2C/micro-businesses)

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Driven by the growing needs of both individuals and large businesses, the market is expected to experience double-digit growth over the coming years and the Group has already demonstrated its ability to outperform the market. With revenues of 1.1 billion euros at end-2023, an increase of 12.9% on a historical basis or 10.9% on a comparable basis, Orange Cyberdefense intends to continue with its organic growth and its strategy of targeted acquisitions, accelerate its push into the professional/ small- and medium-sized enterprise (SME) segment, and enter new markets such as business to consumer (B2C).

Continuing to grow in Africa and the Middle East

Maintaining growth in the Africa & Middle East region

The Africa and Middle East region has been a growth driver for the Group for many years and remains at the heart of its strategy. There is significant potential in this region, linked to strong demographics, the adoption of the Internet and increasing usage, the capture of which is made possible by the roll-out of networks and infrastructure. As the telecoms operator serving one in ten Africans, Orange intends to continue to invest in the deployment of its networks to further strengthen its position as a digital partner of reference in Africa and the Middle East. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Accelerating the transformation of Orange Money

On these solid foundations, the Group plans to accelerate the provision of services in the financial field (Orange Money, Orange Bank), content, energy, e-agriculture, health and B2B. Orange is thus accelerating the transformation of Orange Money toward a digital platform model that will offer other services in addition to transfers and payments. This will be offered to all consumers, whether or not they are Orange customers, across all the countries in which the Group is present. Following the success of its My Orange and Orange Money apps, Orange has launched its super-app Max it, which combines the telecommunications, financial services and e-commerce worlds, seeking to facilitate the everyday needs of its users. Developed by Orange teams in Africa for African customers, this new app was launched in 2023 in five countries. Since the end of 2022, Orange Money’s revenues has returned to growth, driven by the increase in its customer base to more than 34 million active users and by the volume of transactions made using Orange Money’s platforms, which exceeded 130 billion euros in value during the year.

Strengthening the Group’s foothold

Orange’s resilience in Africa & Middle East, fostered by the diversity of the countries in which it operates, its local ties and local management, demonstrates the Group’s ability to operate in complex geographical regions and deal with geopolitical and macroeconomic issues. A local partner in Africa and the Middle East through a dedicated subsidiary, Orange will continue to invest in infrastructure and work to promote digital inclusion across the African continent. In line with its digital inclusion policy - from the provision of offers at attractive prices to digital training - the Group will strengthen its local ties and its position as a multi-service operator, in particular by continuing to roll out its "Orange Digital Centers" and expanding Max it to the twelve other countries where Orange is present in Africa & Middle East.

A new company model guided by responsibility and efficiency

The Group’s environment is undergoing profound changes and Orange is therefore facing major challenges in terms of transformation. To overcome these challenges, Lead the Future will put in place a new company model guided by an ambitious policy of social and environmental responsibility.

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Governance and social and environmental responsibility, which are at the heart of all the Group’s processes, are driven by the commitment of the Group’s management team, part of whose compensation is linked to non-financial performance indicators. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

A new company model

The success of Lead the Future is also linked to the development of the Group’s company model: simpler, faster, more efficient. People, organizational agility and the simplification of processes are at the heart of this transformation. The objective is to improve operational efficiency at Group level and accentuate its industrial approach geared towards excellence.

In a world of disruptive technologies, the Group is investing in training and has proactive skills management based on anticipating needs. The Group facilitates employee development toward new roles in data, Cloud Computing, cybersecurity and AI.

Lastly, the Group continues to closely manage its costs. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Having reached a peak, Orange is aiming to reduce investments [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] for the duration of the plan. This reduction is particularly centered on France and Europe, where most of the investments in fiber have already been made. All the same, Orange will continue to invest to further strengthen its network leadership.

Within the framework of Lead the Future, the Group has set its financial ambitions for 2025. These ambitions are based on clear objectives for return on investment and long-term value creation [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. Orange intends to rigorously manage its asset portfolio, pursue its carefully considered strategy in respect of acquisitions and partnerships, and maintain self-discipline in terms of managing its debt and its balance sheet.

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1.3 Significant events

Significant financial events, in particular changes in the asset portfolio, are presented in Chapter 3 Financial performance, in Sections 3.1.1.3 Significant events and 3.2 Recent events.

Governance

On March 24, 2023, Céline Fornaro was appointed by ministerial decree as a member of the Orange Board of Directors to represent the French government, replacing Stéphanie Besnier.

On May 23, 2023, the Orange Shareholders’ Meeting approved the appointment of two new directors: Momar Nguer, replacing Jean-Michel Severino, and Gilles Grapinet, replacing Bernard Ramanantsoa (see Section 5.1.1 Board of Directors).

In February 2023, Orange presented Lead the future, its new strategic plan which aims to generate value from the recognized excellence of its core business and to grow sustainably in Europe, Africa and the Middle East. Orange also confirms the repositioning of its Enterprise activities in next generation connectivity solutions and the acceleration in cybersecurity. Accompanying the plan is an ambitious new company model placing, at its heart, social and environmental responsibility and operational excellence. (see Section 1.2.3 The Orange group strategy).

To accelerate the Group’s transformation and development, Christel Heydemann has made changes to part of her management team (see Section 5.1.3 Executive Committee). And as part of the implementation of the "New Company Model" project, which is the core of the Lead the Future strategy, the Group’s committee structure was reviewed with an eye to simplification and streamlining. The Group’s governance is now supported by 11 key committees. (See Section 5.2.2.3 Executive Committee and Group governance committees).

Capitalizing on the core business

Fixed-access networks

Partnership with Networth for the "All Fibre" offer

In March 2023 and in partnership with Networth, Orange Wholesale France (OWF) - the Orange entity dedicated to the telecommunication operator market in France - launched a complete voice over internet protocol (VoIP) telephony and fiber Internet connectivity offering called All Fibre. This offer is a turnkey solution for operators without a network or service platform operating in the professionals and very small businesses markets. It offers extensive national coverage and is simple, convenient, time-saving and cost-effective for telecommunication operators.

Launch of the new Livebox 7

In October 2023, Orange launched the XGS-PON-compatible Livebox 7, allowing all members of the same household to enjoy the best Orange Wi-Fi experience (gaming, video chat, ultra high-definition TV, etc.). Thanks to Wi-Fi 6E, several devices can be connected simultaneously on one of the three spectrum bands available, for an ultra-high-performance connection with improved latency. Livebox 7 is part of the eco-design approach recognized by Bureau Veritas’s "Footprint Progress" certification, a first for an Orange box in France. Bureau Veritas an internationally recognized certification body, focusing on the product’s life cycle. Livebox 7 is designed to be easily repairable, with a 100% recycled and recyclable shell, and offers a standby mode option to reduce energy consumption.

Widespread roll-out of fiber optic by 2025

In France, the roll-out of the FTTH network continued at a steady pace, and Orange consolidated its leadership with a total of 37.4 million households connectable to Orange fiber optic and 8.2 million customers at end-2023.

Orange and the French government announced on November 7, 2023 that they had reached a tentative new agreement on the widespread deployment of fiber optic by 2025. In the AMII (Appel à Manifestation d’Intention d’Investissement - call for expression of investment interest) zone, this new roll-out commitment will replace the 2022 milestone of the L. 33-13 commitments (i.e. the second milestone of the commitments made in 2018). This proposal is based on the following elements:

−    by 2025, 1,120,000 premises in the entire AMII zone will be made connectable (which would represent 98.5% of connectable premises, including cases of blockage/refusal);

−    by 2024, 140,000 premises within the perimeter of 55 inter-municipality cooperation zones with the lowest FTTH coverage.

Although this agreement is based on new commitments, it extends the deadline for Orange to meet its commitments. The agreement has been submitted to Arcep and the French government has accepted the commitments taken in Orange’s proposal by decision dated March 14, 2024.

In addition, a government order incorporating the terms of Orange’s commitment could be published following an advisory opinion from Arcep (Autorité de Régulation des Communications Electroniques, des Postes et de la Distribution de la Presse - the French Electronic Communications, Postal and Print Media Distribution Regulatory Authority), and may entail additional obligations.

The roll-out of FTTH networks is also continuing in Europe (excluding France), where Orange had more than 30.2 million households connected at end-2023 (including 16.8 million in Spain and 8.0 million in Poland) and 6.0 million customers (including 3.6 million in Spain and 1.3 million in Poland).

In Africa & Middle East, at end-2023, the Group had connected 4.1 million homes to FTTH in Morocco, Jordan, Côte d’Ivoire, Senegal, Mali, Burkina Faso, Egypt, the Democratic Republic of the Congo and Guinea. Orange has stepped up its fiber roll-out and had 1.2 million customers at end-December 2023.

2024 -2028 Framework for the regulation of fixed networks in France

On December 18, 2023 in France, Arcep published the framework for the regulation of fixed networks for the years 2024 to 2028, aimed in particular at defining the framework for unbundling and civil engineering access rates. On this occasion, Orange obtained an increase in its rates.

Mobile-access networks

Orange’s 5G is now marketed in a non-standalone (NSA) version (in other words based on a 5G spectrum but using a 4G core and an additional 4G anchor frequency band) in six countries in Europe (France, Luxembourg, Poland, Romania, Slovakia, Spain). It is initially being rolled out in urban areas where 4G is in high demand, and in areas with high levels of economic activity, as a complement to the other networks. In 2023, Spain and Belgium launched their 5G standalone (SA) network . The other four European countries that have already rolled out 5G NSA will commission 5G SA between 2024 and 2025.

In Africa & Middle East, Orange is pursuing a 4G roll-out strategy and is investing in all countries to upgrade and extend their access networks. The first 5G roll-outs took place in 2022, continued in 2023, and Orange is seeking to accelerate to cover almost the entire region by 2025.

In March 2023, Orange borrowed 500 million euros from the European Investment Bank (EIB) to help finance in France the rollout of its 5G mobile network and the reinforcement of its 4G mobile network capacity in rural areas. This financing is part of the roadmap of Orange’s new strategic plan, which aims, among other things, to capitalize on the Group’s infrastructure in order to consolidate Orange’s leading position in terms of quality of service and networks.

In October 2023, the results of Arcep’s annual survey on the quality of the mobile services of French telecoms operators confirmed for the thirteenth consecutive year that Orange remains the leader in voice, SMS and data, coming in first or tied for first in all 278 performance criteria measured. These results are a testament to the expertise and ongoing commitment of the teams to more efficient and more responsible networks.

Satellites

In March 2023, Orange announced that it had signed a distribution agreement with OneWeb (a low earth orbit satellite communications company) aimed at improving and expanding the Group’s global connectivity, particularly in rural and remote areas of Europe, Latin America and Africa. Thanks to this partnership, Orange will be able to offer telecommunication operators and businesses an enhanced connectivity offer incorporating OneWeb’s LEO (Low Earth Orbit) solution, making it possible to connect, with improved latency, hard-to-reach areas that could not be served until now. Other benefits of this partnership include increased resilience and geographical coverage of B2B and backhaul solutions in these remote areas.

In November 2023, Orange launched its Satellite offer, expanding its range of very high-speed broadband connectivity solutions to include satellite in its technological mix, in addition to fiber, ADSL, 4G Home and 5G Home. This new offer, marketed through Orange distribution channels, is operated by Nordnet, a Group subsidiary that has specialized in satellite Internet for 15 years. It is part of the French government’s Cohésion Numérique des Territoires (Digital Regional Cohesion) program, and meets the government’s objective of guaranteeing very high-speed broadband access for everyone by 2025. It relies on the Eutelsat Konnect VHTS satellite, designed by Thalès Alenia Space and launched in September 2022 by Ariane 5. This offer allows its most remotely located B2C and business customers to benefit from a very high-speed broadband experience (theoretically up to 200 Mbit/s downstream and 15 Mbit/s upstream) for the price of a fiber-optic offer.

In 2023, Orange was selected to participate in the IRIS [2] industrial consortium for the sovereign European satellite constellation project, which will contribute to the objectives of the European Union’s digital policy and Global Gateway strategy. The main objective is to provide European Union member states with guaranteed access to secure, sovereign connectivity services on a global scale, and to offer a commercial infrastructure that allows for seamless broadband connectivity.

Submarine cable

The Group continued to make substantial investments in international connectivity projects. In April 2023, Orange announced the roll-out of a new submarine cable linking Tunisia and France, co-financed by the European Commission as part of the "Connecting Europe Facility" (CEF) mechanism. The 1,050-kilometer cable is due to be commissioned at the end of 2025. Named Via Tunisia, this cable is part of the Medusa submarine cable system in the Mediterranean Sea. The entry into force of the construction contract for Via Tunisia was announced in July 2023.

In addition to the Dunant mega-submarine cable, which was commissioned in January 2021, the Amitié transatlantic submarine cable between New York and Europe, commissioned at the end of 2023, allows Orange to offer a unique, robust, ultra-low-latency transatlantic solution between the two continents. In France, Orange is in charge of operating and maintaining the system’s landing point, and also provides all Amitié cable partners with the terrestrial infrastructure required for its smooth operation, from the limit of French territorial waters to the new Equinix data center in Bordeaux. Orange also offers its wholesale and business customers connectivity from the United States to European hotspots thanks to the density of its European network, either in dark fiber or via its state-of-the-art WDM optical transport network, and in particular the main European hubs: Paris, Frankfurt, Madrid, Amsterdam, and London. The routes between Bordeaux and Marseille have been strengthened, to offer the most direct and efficient solution for connecting Africa & Middle East and Asia directly to the United States. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] Lastly, by rolling out the latest optical fiber and transport technologies, the energy cost per megabit transported has been significantly reduced.

In September 2023 in La Seyne-sur-Mer, Orange Marine inaugurated the Sophie Germain, its new cable-laying ship. By investing in the construction of a state-of-the-art ship, Orange Marine is strengthening its position as a major player in submarine cable surveying, laying, repair and maintenance activities worldwide. Submarine cables play a major role in telecommunications, as they enable the transit of 99% of intercontinental telephone communications and data transfers. This investment is a testament to the Group’s determination to play a major role in long-distance network infrastructure, with guaranteed global connectivity as its compass. The ship’s modern, high-performance design and equipment allow it to operate more efficiently at sea and reduce its environmental footprint.

Capitalizing on infrastructure

In February 2023, Orange and Vodafone announced that they would cooperate to build and share an Open Radio Access Network (Open RAN) in rural areas of Europe where both operators have mobile networks. In mid-2023, Orange activated its first 4G (and soon 2G) Open RAN sites via a commercial network pilot in a rural area of Romania, sharing a network with Vodafone. This agreement, which is a first in Europe, demonstrates the two operators’ commitment to rolling out this technology for future mobile networks in Europe and also to supporting the European Commission’s goal of rolling out 5G to all populated areas by 2030. Thanks to this new operating model based on the integration of multi-provider equipment and software, Orange and Vodafone each benefit from greater agility when adding new radio sites or upgrading existing ones, while minimizing costs and energy consumption.

In April 2023, Totem, Orange’s European TowerCo, announced the roll-out of a next-generation 5G network within the Orange Vélodrome stadium in Marseille, to meet the expectations of the public, organizers and media for various sporting events. The four French telecommunication operators have been able to connect their equipment to the antenna infrastructure rolled out by Totem. Next-generation antennas have been developed for these locations with high mobile usage density, offering consistent high-quality network coverage and high energy efficiency.

Orange implemented its technological expertise and capacity for innovation to connect the planet to the Rugby World Cup 2023. Working hard for over two-and-a-half years, Orange teams provided all the connectivity required for the tournament, in particular through a secure very high-speed broadband image transport network (Broadcast Contribution Network), and offered immersive augmented reality experiences thanks to highly realistic 3D modeling. In order to minimize the environmental footprint of the network infrastructure rolled out for the competition, all installations will be reused for other events or left permanently. Precious metals from over 206,000 telephones were recycled to produce the nearly 1,500 recycled medals given to players.

In 2023, Orange was appointed coordinator of the FranceQCI consortium, which includes Airbus, CNRS, Cryptonext Security, France’s Directorate General for Civil Aviation, Orange, Sorbonne Université, Télécom Paris, Thales, Thales Alenia Space, Université Côte d’Azur, Veriqloud and Welinq. As part of the Digital Europe program, this project represents a significant contribution in France to the objective of rolling out a secure quantum communication infrastructure for the EU (EuroQCI), and paves the way for the future European Quantum Information Network (QIN).

Transforming Orange Business and strengthening cybersecurity

Orange Business transformation plan

In March 2023, Orange Business presented the operational implementation of its strategic priorities to the employee representative bodies. This plan carries a strong ambition to transform and simplify Orange Business, whose market is undergoing profound changes, toward a Digital Services Company (DSC) model. The simplification of the Orange Business product portfolio is on track to halve the number of products and services marketed in the first quarter of 2024. The training and retraining plan for key digital professions (virtualization, Cloud, data, AI and cybersecurity) resulted in 11,408 certifications out of the 20,000 targeted by 2025. Lastly, a provision was booked in the 2023 financial statements for the voluntary departure plan, to be implemented in 2024. (see Section 3.1.1.3 Significant events and Note 5.3 to the Consolidated Financial Statements).

Digital transformation of the business customer and cybersecurity solutions

To meet the expectations of businesses, particularly those related to the refocusing of their needs, Orange Business combines the expertise of a network operator with that of a DSC. With this in mind, and drawing on its secure, digitized infrastructure, Orange Business is focusing its expertise on five value propositions offering end-to-end solutions and combining networks, Cloud, security, data and AI.

Partnership with Palo Alto Networks

To this end, in June 2023 Orange Business, Orange Cyberdefense and Palo Alto Networks, a global leader in cybersecurity services, announced a new collaboration to deliver a managed Secure Access Service Edge (SASE) solution that seeks to meet business requirements for network and security, high performance, simplicity and Zero Trust 2.0 network access.This product seeks to meet the needs of businesses looking for agility and whose infrastructure is oriented toward the Cloud, while providing a high level of security.

Launch of the Mobile Private Network hybrid solution

In July 2023, Orange unveiled its first hybrid private mobile network, allowing businesses to access both private and public networks simultaneously. The Mobile Private Network hybrid is a two-in-one solution: it provides simultaneous access to both a private network and a public network, Orange France’s commercial mobile network. Relying on 5G Stand-Alone (5G SA) technology and utilizing Network Slicing, Edge Computing and Local Break Out functionalities, the solution proposed by Orange Business allows companies to benefit from the advantages of a private network (performance, low and stable latencies, enhanced data security) and the support of existing operator infrastructure.

Launch of the Flexible SD-WAN solution integrated into Evolution Platform

In November 2023, Orange Business announced it was strengthening its partnership with VMware by launching the Flexible SD-WAN solution integrated into Evolution Platform. The platform allows companies to define their own combination of services to meet their different needs, while benefiting from Orange Business’s top-notch infrastructure and expertise. The platform’s automation and service chaining simplify digital infrastructure management, guaranteeing secure user-to-Cloud and Cloud-to-Cloud connectivity, and better integration with unified communications services.

Commercial launch of Bleu, the future trust Cloud platform

After receiving approval from the European Commission in June 2023, in mid-January 2024 Orange and Capgemini announced the commercial launch of Bleu in strategic partnership with Microsoft. The platform is expected to be launched at the end of 2024 or later on a set of geographically distributed datacenters in France, meeting the most demanding requirements in terms of resilience and availability. The trust Cloud [3] platform project aims to meet the specific needs of the French government, local authorities, hospitals and healthcare facilities, and public or private entities recognized as Operators of Vital Importance (Opérateurs d’Importance Vitale, OIV) or Operators of Essential Services (Opérateurs de Services Essentiels, OSE), allowing them to use Microsoft 365 and Microsoft Azure services. Bleu is aiming for SecNumCloud 3.2 qualification for its services in 2025.

For Orange Business acquisitions, see Section 3.1.1.3 Significant events - Changes in the asset portfolio.

Pursuing growth in Africa & Middle East countries

Strategic partnerships

In June 2023, Orange Africa & Middle East and Digital Africa signed a strategic partnership to strengthen the support and growth of African start-ups in the "Orange Digital Centers" network. Selected start-ups can access a range of resources, including mentoring programs, technical assistance, funding, and networking opportunities through the Orange Digital Center (ODC) and the Digital Africa community.

In October 2023, Orange entered into a strategic partnership with start-up Koolboks to bring freezing and refrigeration solutions to 12 African countries through a single piece of equipment. This partnership falls within the scope of its new Orange Energies business, whose ambition is to make digital technology a lever for energy inclusion. With its Orange Smart Energies digital platform, Orange Energies allows households not connected to electricity to use its pay-as-you-go service to acquire solar energy solutions; and with the Orange Money service, these households can pay for and become owners of solar installations and the equipment connected to them. In this way, Orange contributes to the development of income-generating activities (IGA) in rural areas through clean electrification solutions, in line with the United Nations’ 7th Sustainable Development Goal.

Launch of the Max it app

At the end of November 2023, Orange launched an app designed to be a true mobile services portal, making life and the digital experience easier for all users on the continent, whether Orange customers or not. Max it brings together three essential service offers in a single smartphone interface: telecoms features for managing mobile and fixed lines; Orange Money, with all local and international money transfer services, payments to billing and merchant partners, credit and savings; and an e-commerce universe offering digital content services (online games, music, TV, videos, news, etc.) as well as innovative digital ticketing. The app has already been downloaded 10 million times. Developed by Orange teams in Africa for African customers, this new app is being launched in five countries (Cameroon, Senegal, Mali, Burkina Faso and Botswana) and will be expanded in 2024 to the 12 other countries where Orange is present in Africa & Middle East.

A responsible and efficient business model

Implementation of the new business model

AI at the heart of innovation to accelerate transformation

Orange is placing AI at the heart of its innovation model to support the company’s growth as well as its social and environmental objectives, focusing on three major areas: making networks smarter, improving operational efficiency and reinventing the customer experience. Automation with AI not only reduces energy consumption, but also optimizes network planning and investment decisions, and allows for faster analysis of the causes of incidents, thus improving preventive maintenance. Orange also uses AI to fine-tune marketing forecasts and anticipate the relevance of offers for customers, making revenue forecasts more reliable. In 2023, the Innovation teams developed an in-house Generative AI tool that incorporates the best AI models available, allowing employees to use it in their daily activities. In order to develop key skills around AI within all the Group’s business lines, Orange offers its employees a comprehensive range of training courses (see Sections 1.5 Orange networks and 1.6 Research and Development).

A new brand signature: "Orange is there"

In early January 2024, the Orange group launched a new brand signature to better reflect its commitment to being a trusted partner that is there for its customers at every stage of their journey and in any circumstance. This new approach underscores the importance the Group places on the quality of customer relations and meeting their needs. It also highlights the commitment of Orange’s employees. These three words express the Group’s commitment to greater proximity, accessibility and simplicity.

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1.4 Operating activities

Orange provides B2C and B2B customers and other telecommunication operators with a wide range of connectivity services, such as fixed and mobile telecommunications, data transmission and other value-added services, including Mobile Financial Services. The Group is present as an operator in 26 countries. In addition to its role as a supplier of connectivity, the Group provides enterprise services, primarily solutions in the fields of digital work, security and improving business line processes. As part of its global approach to development, it also offers access to some services (financial, energy, health, education) aiming at covering the essential needs of populations by leveraging its connectivity offer. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

For consistency with the segment information in the Consolidated Financial Statements, the Group’s activities are presented below by business segment (or group of segments): France, Europe, Africa & Middle East, Orange Business, Totem [4], International Carriers & Shared Services, and Mobile Financial Services.

The results of Orange’s activities in 2023 and its principal operating indicators in its various business segments are set out in Section 3.1 Review of the Group’s financial position and results. Information on the business segments’ performance and objectives is also available in Section 1.2.3 The Orange group strategy.

Unless otherwise indicated, the market shares indicated in this chapter relate to market shares in terms of volume, and the data related to customers does not include SIM cards dedicated to connected devices (Machine to Machine - M2M).

1.4.1     France

Orange is France’s incumbent telecommunication operator (see Section 1.1.3 History). The bulk of its business is carried by Orange SA, which is also the parent company of the Orange group.

The France business segment includes all fixed and mobile communication services to individuals and companies with fewer than 50 employees [5] in France [6] as well as wholesale services. Activities developed for companies with more than 50 employees, content activities and Mobile Financial Services are covered in Sections 1.4.4, 1.4.6 and 1.4.7 of this document.

In 2023, the France business segment generated 38.5% of the Group’s consolidated revenues.

The market

In the first nine months of 2023, telecommunication operators’ revenues on the retail market rose by +2.2% on an annual basis (source: Arcep, third quarter 2023). In volume terms, however, market growth is decelerating.

While fixed narrowband telephony revenues continued their downward trend as a result of the steady decline in the number of copper network lines, fixed broadband telephony revenues continued to grow due to the increasing number of accesses. This growth was driven by the rapid development of FTTH. At the end of the third quarter of 2023, 20.6 million customer accesses were connected to FTTH, which represents year-on-year growth of 3.4 million, compared with year-on-year growth of 3.7 million at the end of the third quarter of 2022 (source: Arcep, third quarter 2023).

At September 30, 2023, revenues from mobile services on the retail market had also risen by 3.0% in the first nine months (source: Arcep, third quarter 2023).

The French broadband and very high-speed broadband Internet market is dominated by four main operators, which account for over 96% of broadband customers. Orange’s market share was virtually stable in 2023, at 39.0% in the third quarter of 2023, and Orange remains the leader on this market, ahead of Free, Altice-SFR and Bouygues Telecom (ranked second, third and fourth, respectively, by number of customers) (Source: Orange estimates).

The French mobile market is dominated by the same four operators as the fixed market, which account for 93% of mobile customers. With a market share estimated at 33.1% in the third quarter of 2023, Orange has maintained its position and remains the leader on this segment as well, ahead of competitors Altice-SFR, Bouygues Telecom and Free (ranked second, third and fourth, respectively, by number of mobile customers) and all MVNOs (Source: Orange estimates).

Orange’s business activities

Orange France’s core business involves the provision of fixed telephony, broadband and very high-speed broadband Internet and mobile telephony services for the B2C and Pro-SME markets. Its strategy is based on greater bandwidth in fixed (fiber) and mobile (4G and 5G) networks, promoting the take-up of new services and conquering new areas of growth, while continuing to transform its Customer Relations (see Section 1.2.3 The Orange group strategy).

Mobile

In the B2C mobile market, Orange segments its offers into several ranges covering all customers, from those looking for just the essentials in terms of communications or Internet connectivity to those wanting the best smartphones and who have very intense connectivity uses in France and internationally. The Orange brand has six offers for the mobile market, four of which are compatible with 5G technology.

Orange is present on all market segments, including on the entry-level market. In addition to the Orange brand, Orange France also proposes under the Sosh brand several types of mobile subscriptions at attractive prices, only available online, with no commitment and no handset. Since June 2023, 5G has been marketed on Sosh. At the end of December 2023, Sosh had 4.8 million mobile customers.

Since 2015, all the offers sold by Orange are at least 4G compatible, including entry-level market offers. Since 2020, some of these offers are also 5G compatible. Orange is continuing its family focused strategy with the development of multi-line plans through its flagship I+M (Open) offer. I+M (Open) mobile offers are available in the same ranges as conventional mobile offers and include the same levels of service.

Segmenting offers on the B2C and Pro-SME markets allows Orange to continue to grow its subscriber base while the decline in prepaid services continues (see Section 3.1.3.1.5 Additional information - France). At the same time, the MVNO customer base hosted on the Orange network reached more than 1 million customers at end-December 2023, down slightly from end-2022 due to the acquisition of two MVNOs by Bouygues Télécom and SFR.

Fixed telephony and Internet

In the B2C broadband Internet market, Orange segments its offers into three main categories: Livebox, aimed at customers looking for Internet and TV essentials; Livebox Up, which meets the needs of those wanting the best speeds and a premium TV experience; and, lastly, Livebox Max, which adds in a premium WiFi service. In October 2023, Orange updated this offer with Livebox 7, a new box compatible with Wi-Fi 6E and with speeds of 5 Gbit/s. Livebox 6 and Wi-Fi 6E are now part of the Livebox Up offer.

Sosh has also been present on the broadband Internet market since 2018, with affordable offers, available exclusively online and with no commitment.

The Orange and Sosh broadband Internet access offers are marketed using FTTH technology in eligible areas, or otherwise ADSL. Orange is the market leader in terms of the number of FTTH accesses sold, with a total of more than 8.2 million subscribers at end-2023 over a scope including B2C, professionals and small and medium-sized businesses.

With the steady growth in full unbundling, as well as wholesale subscriptions and naked ADSL access to third-party Internet service providers, the decline in revenues generated by the conventional telephony service business continues.

Since November 27, 2020, Orange is no longer the operator responsible for providing universal services including connection to a fixed network and telephony service (see Section 1.7.2.3 Regulation of fixed telephony, broadband and very high-speed broadband Internet).

Orange also pursues advertising network activities through its websites, which have over 24.4 million unique visitors each month (source: Médiamétrie - Overall Internet Audience in France in November 2023).

Wholesale

Orange Wholesale France (OWF) markets infrastructure, connectivity, fixed and mobile network solutions, and wholesale services in France. In turn, it purchases these services from third-party operators for Orange France and its end-customers. The Group is the leader on this market in France. Its main rivals are other network operators as well as infrastructure operators, such as Altitude and Axione.

The OWF business includes the interconnection of competitive operators, wholesale subscription and traffic services (ADSL and fiber) regulated by Arcep (see Section 1.7.2.3 Regulation of fixed telephony, broadband and very high-speed broadband Internet) and the construction and marketing of very high-speed broadband fiber optic networks.

The unbundling of access to the copper network is a structurally declining business due to the gradual closure of this network (see The network section below). The fiber network is marketed to rival operators according to two methods: leasing or co-financing of lines. Co-financing requires a basic investment for third-party operators, plus recurring maintenance fees. After having increased significantly in 2020, revenues from co-financing have been decreasing since 2021 as the fiber roll-out reached maturity. The timing of co-financing payments to be received by Orange is highly dependent on the purchasing strategies of third-party operators in connection with the development of fiber and the policies of investment funds.

On December 18, 2023, Arcep published the regulatory framework for fixed networks for 2024 to 2028, aimed at defining the framework for unbundling rates and access to civil engineering, while enabling Orange to increase its rates.

Lastly, since 2011, Orange has been providing Free Mobile with a nationwide roaming service on its 2G and 3G networks. That service was extended until the end of 2025. See Section 1.7.2.2 Regulation of mobile telephony - Infrastructure sharing.

Distribution

Since 2020 and the Covid-19 health crisis, the sales channel mix has been deeply disrupted.

Orange France is pressing ahead with its digital development strategy, with a fully digital customer experience in Orange online stores (available on Orange.fr) and Sosh (via Sosh.fr), with Sosh offers only available on the digital channel. In 2023, the number of sales made through the digital channel decreased by 0.3% compared to 2022, mainly due to changes in consumer habits. They account for one-third of all sales.

The dedicated customer call centers based on the type of services marketed account for 18% of sales. Their number decreased by 10% compared to the same period in 2022.

The network of retail stores across France consisted of more than 500 stores at the end of the fourth quarter of 2023. Retail stores accounted for 44% of sales year on year. The volume of sales made through this channel fell by 2% compared to 2022.

Lastly, the number of sales made through other channels, such as direct marketing, door-to-door and the multi-operator network, decreased by 10% compared to 2022. They account for 5% of overall sales volumes.

The network

Orange’s commercial leadership is built partly on its leadership in fixed and mobile networks.

Orange continued to roll out its fiber optic network at a steady pace in 2023. In France, the Group gave nearly 3.9 million additional premises access to Orange FTTH during the year (after nearly 5 million in 2022). At end-2023, just under 37.4 million premises were connectable to Orange fiber, a number that includes fiber rolled out to Orange’s own networks and third-party networks. According to the observatory report on subscriptions and the roll-out of high-speed and very high-speed broadband (Observatoire des abonnements et déploiements du haut et très haut débit) (source: Arcep, third quarter 2023), more than 18 million (i.e. nearly 49%) of the total connectable premises in France owe their connectability to Orange as an infrastructure operator (own infrastructure). This data does not take into account the networks built and operated by Orange Concessions in Public Initiative Networks (PIN) regions (see below).

On January 31, 2022, Orange submitted a copper network switch-off plan to Arcep. Arcep published the plan for public consultation from February 7 to April 4, 2022, and then on July 29, 2022 published a Q&A document with the clarifications and adjustments Orange had made to the plan. The plan states that, during the first phase of the transition, which began in 2020 and will continue until the fiber network roll-out is completed in 2025, copper connection sales will be discontinued on a case by case basis insofar as the four telecom operators have rolled out fiber up to the base point. At the end of 2022, sales had been discontinued on nearly 20 million copper connections. This phase also includes switch-off experiments on a few hundred thousand premises. The first batch of switch-offs was thus launched on December 13, 2022, with the actual shut-off expected in January 2025. From 2026, Orange will no longer sell new ADSL subscriptions and the large-scale switch-off of the copper network will begin. By 2030, it will concern the entire network.

For the mobile network, the roll-out of 4G continued, with an unchanged coverage rate of 99% of the French population, still the best 4G rate in the country (source: Orange estimates). At January 1, 2024, Orange had 31,916 authorized 4G sites in France [7] (source: Observatoire ANFr (French national spectrum agency observatory), January 1, 2024).

For the thirteenth consecutive time, Orange’s mobile network was ranked number one by Arcep in 2023 (see Section 1.3 Significant events).

On the 5G side, at January 1, 2024, France had 43,673 5G sites authorized by ANFr, of which 21,295 sites were technically operational in the 3.5 GHz spectrum. Orange operates 8,711 of these sites (source: Observatoire ANFr (French national spectrum agency observatory), January 1, 2024). Since November 2016, the spectrum managers of the European Union Member States have recommended the use of the 3.5 GHz band as the primary band for the introduction of 5G.

In March 2022, Orange announced the phasing out of its 2G and 3G mobile networks by 2030 in all countries where the Group is present in the European Union.

Orange Concessions

In 2021, to continue to roll out fiber in rural areas and enhance its infrastructure, Orange consolidated the 24 Public Initiative Networks (PINs) governed by contracts with local authorities, in mainland France and in French Overseas Territories, into one entity, Orange Concessions. For this project, it joined forces with long-term, well-known investors in both infrastructure and local development. Orange Concessions is 50/50 owned by Orange and the HIN consortium comprising La Banque des Territoires (Caisse des Dépôts et Consignations), CNP Assurances and EDF Invest. The joint venture is now recognized under associates and joint ventures in the Group’s financial statements (see Note 3.2 to the Consolidated Financial Statements).

Orange Concessions has been operational since November 2021. Assisting local authorities in the digital planning of their territory, it oversees the design, construction and operation of fiber networks, relying on Orange as the leading industrial partner, and handles the marketing to all commercial operators (ISP) in order to offer fiber to their end-customers. Orange Concessions continues to roll out fiber in rural areas in France while sharing the investment effort with its shareholders.

At December 31, 2023, Orange Concessions had made 3.4 million households connectable to fiber and had nearly 1.5 million connected customers. By 2026, the joint venture is expected to be operating nearly 4.6 million FTTH accesses, which will make it the leading infrastructure operator on Public Initiative Networks.

1.4.2  Europe

Outside France, the Group operates in seven countries in Europe, where it is implementing its convergence strategy based on the local context and drawing on the strengths of its subsidiaries:

−    in Spain, where the Group is number two in the fixed and mobile markets, and where it created a joint venture with MásMóvil to combine their Spanish activities;

−    in Poland, where the Group is the incumbent operator, leader in fixed-line and number two in mobile;

−    in Belgium and Luxembourg, where the Group launched its convergent offers via partnerships and acquired 75% minus one share in VOO SA; and

−    in other Central European countries (Romania, Slovakia and Moldova), where the Group, as the leader in the mobile segment, is a convergent player through the roll-out of fiber and its partnerships or acquisitions.

In 2023, the Europe segment represented 25.9% of the Group’s consolidated revenues.

1.4.2.1 Spain

The Group has been present in Spain since the deregulation of the telecommunication market in 1998. Initially operating in the fixed telephony market, it acquired mobile telephony operator Amena in 2005 before adopting the Orange brand in 2006. The acquisition of fixed telephony operator Jazztel in 2015 enabled Orange to consolidate its position in terms of convergence, thanks to Jazztel’s fiber coverage. In 2021, Orange Espagne consolidated its brand portfolio to focus on Orange, Jazztel and Simyo. In 2022, Orange and MásMóvil signed an agreement to combine their activities in Spain. In February 2024, the European Commission approved the Orange and MásMóvil joint venture project. This favorable decision takes into account the specific features of the highly competitive Spanish market and provides balanced remedies for an existing operator. The agreement allowed the creation in March 2024 of a company controlled equally by Orange and MásMóvil, with equal governance rights at the level of the combined entity, which will have the financial capacity to continue to invest in the development of Spanish telecom infrastructure.

In 2023, the Group generated 10.5% of its consolidated revenues in Spain.

The market

Since the consolidation that began in 2014, four operators have dominated the telecom market: Telefónica, the incumbent operator, which acquired D+ in 2014 and operates under the Movistar brand; Orange; Vodafone, which acquired ONO in 2014; and MásMóvil Ibercom, initially an MVNO, which acquired Yoigo in 2016 and then signed a commercial agreement for access to Orange’s fixed and mobile networks, before acquiring Euskaltel in 2021.

In addition to competing in the B2B and B2C segments through their main brands, these four operators also compete via other brands in the low-cost market: Orange with Jazztel and Simyo; Telefónica with Tuenti and O2; Vodafone with Lowi; and MásMóvil with Pepephone and Euskaltel.

Together, the four convergent operators have a combined market share of over 90%, with Telefónica ranked first, followed by Orange (whose market share in the second quarter 2023 reached 19.6% for broadband Internet and 24.2% for mobile), then Vodafone (source: CNMC).

In 2023, the Spanish market was marked by continued growth in the low-cost offer market segment.

Orange’s activities in Spain

In a particularly competitive Spanish market, Orange Espagne’s priority in 2023 was to build on its growth by focusing on value management and a disciplined promotions policy. Its fixed and mobile networks have been major differentiators, for example due to the launch in February of 5G+ (5G SA network), already rolled out in 51 towns and cities.

In this market, where volume growth is mainly in the low-cost segment, Orange Espagne has continued to create value with full market coverage. This is particularly true of the Orange brand in the premium segment (5G, soccer), where Orange is Movistar’s only significant competitor. Orange is also expanding in the entry-level and mid-range segments, owing to its fixed and mobile networks and its ability to adapt its cost structure.

In 2023, Orange Espagne launched the "Servicio impecable" program to significantly enhance the customer experience. It also continued to improve and simplify its IT systems and tools. Orange is a pioneer in Spain in the use of virtual robots, particularly in the context of improving its customer processes. In December 2023, Orange also launched a new channel on WhatsApp to share its offers and news more widely with the country’s population, irrespective of whether they are existing customers.

Orange Espagne has also accelerated its growth in B2B, particularly in the key accounts segment, with the addition of Adif, Port de Barcelona, Ayuntamiento de Madrid, Junta de Extremadura, Bosch, ING, Decathlon, Ibercaja, Iberdrola and Pelayo. Orange has continued to innovate for its B2B customers, for example through the use of its 5G SA network and a partnership with Ericsson enabling the creation of private 5G networks.

Ongoing efforts in customer satisfaction and network quality have helped reduce churn, with initiatives such as "HIT Wi-Fi AR," an augmented reality app developed by Orange, which allows its engineers to optimize Wi-Fi coverage throughout its customers’ premises.

The network

In 2023, Orange continued to roll out its fiber optic network by connecting 0.3 million additional households to FTTH over one year. At the end of 2023, Orange was able to offer an FTTH connection to 17.1 million Spanish households.

Orange also focused on the speed of its fixed network, accelerating the roll-out of XGSPON, reaching 1.5 million connectable households with a speed of more than 10 Gbps.

Orange Espagne completed the optimization of the 5G spectrum it had acquired at various auctions, enabling it to increase speeds by 60%. The network can now reach up to 1.5 Gbps. At the end of 2023, 5G population coverage reached 84%, beyond the coverage goal of 50%. Orange Espagne also continued to expand its 4G network, reaching coverage of 99% of the population at the end of 2023.

1.4.2.2 Poland

The Group has been present in Poland since 2000, when it acquired an interest in the incumbent operator, Telekomunikacja Polska (renamed Orange Polska). In 2006, Orange became the single brand for mobile activities and, in 2012, for all the fixed telephony services offered by the Group in Poland. Orange owns 50.67% of the shares of Orange Polska, which is listed on the Warsaw Stock Exchange.

In 2023, the Group generated 6.4% of its consolidated revenues in Poland.

Poland has four main mobile telephony operators: Orange, T-Mobile (owned by Deutsche Telekom), Polkomtel (operating under the Plus brand, owned by the Cyfrowy Polsat group) and P4 (owned by Iliad since end-2020, operating under the Play brand). At the end of 2023, these four mobile telephony operators accounted for 98% of the total number of SIM cards in Poland, and Orange was the leading operator, with market share of 28% (Source: Orange estimates).

Orange ranks first in the broadband Internet market, with market share of 27% at end-2023 (Source: Orange estimates). Its principal competition comes from cable TV operators (mainly UPC Polska and Vectra), as well as from Netia (part of the Cyfrowy Polsat group), a conventional telecommunication operator.

The Polish telecommunication market is highly competitive and relatively fragmented. Convergence has become a key element in new residential customer acquisitions. This environment has caused market consolidation to accelerate, in particular among fixed and mobile players. The Cyfrowy Polsat group acquired Netia in 2018. In 2020, Vectra acquired Multimedia Polska, creating the country’s leader in the cable market, Play completed the acquisition of Virgin Mobile, Poland’s biggest MVNO, and Iliad completed the acquisition of Play. In 2022, Iliad closed the acquisition of UPC Polska, the largest cable operator in Poland. This transaction made Iliad a convergent player in its own right on the Polish market. In the first half of 2023, Play transferred UPC’s infrastructure to a new company (Polski Światlowód Otwarty (PŚO)) and then sold 50% of PSO’s shares to InfraVia, a French investment fund. PŚO provides wholesale Internet access services to Play and has communicated its intention to open this network to other operators.

In 2021, Play and Polsat Plus Group also both sold their mobile infrastructure to Cellnex, a Spanish-based infrastructure investor. These transactions facilitated the arrival of a new player, who thus took a significant share of the mobile infrastructure market in Poland.

In 2021, Orange Polska completed the disposal of 50% of its FiberCo to the APG Group.

Orange’s activities in Poland

In 2023, Orange Polska continued to implement its strategic plan,.Grow, for the 2021-2024 period. Despite the many challenges posed by the macroeconomic environment and heightened competition, Orange Polska remains in line with its financial and operational ambitions.

Convergence remains a key growth driver, enabling the Group to gain and maintain customer trust and loyalty. In 2023, Orange Polska continued to focus its efforts on its Love convergent offers. Love is a package that includes both fixed and mobile services in its basic formula at an affordable price. It can be extended for higher fixed broadband speed, additional SIM cards, enhanced TV content and other value-added services.

The number of convergent customers continued to rise in 2023, reaching 1.70 million and now accounting for 71% of the total number of fixed broadband accesses. This growth was supported by strong sales for the fiber offer, with fiber customers accounting for 48% of the customer base at end-2023, an increase of six points compared with end-2022. Orange Polska now has more Internet customers on fiber than on copper, which is an important symbol of its technological transformation. This good performance was driven by strong demand for fixed broadband, as well as the continued growth of its presence in fiber, mainly due to partnerships with other fiber infrastructure providers. Orange Polska has been limiting the roll-out of its own fiber since it sold 50% of its shares in its FiberCo in 2021.

For several years, Orange Polska’s business strategy has focused on creating value by adjusting the price of its main online services according to the "more for more" principle. Orange Polska maintained this approach in 2023, taking high inflation into account as well, and thus increased the rates for its fixed and convergent offers.

In the B2B market, Orange Polska continued to strengthen its position as the preferred partner for the digital transformation of its customers. IT and Integration Services continued to enjoy robust growth, with a 14% increase in revenues compared with 2022 (on a comparable basis).

The network

Orange Polska continued the growth of its FTTH coverage in 2023, reaching almost 8 million connectable households at the end of the year.

In 2021, Orange Polska sold 50% of the capital of its Światlowód Inwestycje subsidiary (the Polish FiberCo) to the APG group. Orange and APG jointly control the Polish FiberCo, which is now recognized under associates and joint ventures in the Group’s financial statements (see Note 3.2 to the Consolidated Financial Statements). The FiberCo expects to connect approximately 1.7 million Polish households to fiber, mainly in areas with limited fixed broadband infrastructure. As a result of the creation of its FiberCo, future growth in Orange Polska’s fiber coverage will be achieved mainly through access to the FiberCo’s network, as well as the networks of other fixed infrastructure players.

In October 2023, Orange Polska acquired a 100 MHz spectrum block in the 3,400-3,800 MHz band ("C-band") for 15 years. The acquisition is expected to significantly boost the capacity of its mobile network, providing the necessary resources for the growth in traffic, as well as better quality of service. In the medium term, this spectrum should also open up opportunities for B2B customers.

Orange Polska is continuing to systematically modernize its radio network. As part of this project, active equipment is being replaced by more energy-efficient equipment that meets the latest technology standards.

In 2023, Orange Polska continued to operate its new 5G Lab, a place to develop and test solutions that use 5G, collaborate with start-ups, and present innovative solutions to businesses using the same 5G spectrum as the future Polish 5G network.

At end-2023, Orange’s 4G network covered 99.9% of the population (Source: Orange estimates).

1.4.2.3 Belgium & Luxembourg

In Belgium and Luxembourg, Orange operates via Orange Belgium and its subsidiary, Orange Communications Luxembourg. Orange Belgium is listed on the Brussels Stock Exchange. Following a takeover bid, completed on May 4, 2021, the Orange group now holds 78.32% of the capital of Orange Belgium. A long-standing player in the mobile segment in Belgium, in 2016 Orange launched convergent offers across the entire country based on the regulation of wholesale access to cable. In June 2023, in line with its convergence strategy, Orange Belgium finalized the acquisition of 75% minus one share of VOO, a cable and MVNO player in south Brussels and Wallonia.

In 2023, Orange Belgium generated 3.9% of the Group’s consolidated revenues.

Belgium

Orange has two main competitors in the mobile telephony market: Proximus (the incumbent operator, 53.5% owned by the Belgian State) and Telenet (100% owned by the Liberty Global Group, since the public takeover bid in October 2023), which acquired Base in 2016. With a market share of 30.9% in the third quarter of 2023, Orange ranks second behind Proximus (Source: Orange estimates).

The competitive structure of the fixed telephony market changed drastically in 2023, with three major events:

−    in January 2023, Orange Belgium and Telenet signed two commercial wholesale agreements providing mutual access to their respective fixed networks;

−    in June 2023, Orange Belgium finalized the acquisition of VOO. The transaction gives Orange Belgium 75% minus one share of VOO, with the rest of the capital still held by Nethys;

−    In July 2023, Telenet and Fluvius created Wyre, their new "NetCo," which became the owner of their respective networks. The new joint venture will roll out a fiber network in Flanders.

Orange’s activities in Belgium

Throughout 2023, Orange continued its value and innovation strategy for its customers by introducing new offers on the market. In particular, the company:

−    strengthened the Hey! brand by launching a new competitively priced fixed Internet subscription and doubling the volume of data in its mobile offers;

−    launched new gigabit fiber offers, among a complete set of fixed Internet packages, with a choice of speeds ranging from 150 Mbps and 400 Mbps to 1 Gbps.

In 2023, taking advantage of the acquisition of VOO, and in line with its Lead The Future strategy, Orange Belgium became the first Belgian telecom operator to have a national gigabit offer, enabling the country’s inhabitants to benefit from high speeds of up to 1 Gbps on its high-performance cable network.

Orange Belgium also continued to focus on its 5G network, renowned for its speed - Opensignal has rated its 5G download speed as the best in Belgium - and its ability to come up with innovative applications. As a result, the Belgian federal government has chosen Orange Belgium to run 11 different 5G pilot projects.

Luxembourg

Orange started its operations in Luxembourg in 2007, via the acquisition of Voxmobile. The company adopted the Orange brand in 2009.

In the mobile segment, Orange Communications Luxembourg, with market share of approximately 15%, ranks third behind incumbent operator Post Luxembourg, the market leader, and Proximus Luxembourg, a subsidiary of Belgian operator Proximus, with its Tango brand (source: ILR, June 2023). Post Luxembourg also has the largest market share in the fixed-line and Internet market.

In 2023, Orange continued to adapt its portfolio, in line with its position as a challenger, while taking advantage of the 5G launched in 2020. The company is focusing on innovation and customer experience via the launch of its Livebox. It has also introduced new, comprehensive fiber offers in a simpler format, allowing it to meet its customers’ needs at an attractive price point.

1.4.2.4 Central Europe

Romania

Orange Romania was founded in 1997 and adopted the Orange brand in 2002. A long-standing player in the mobile segment, Orange launched its satellite TV offers in 2013, then its fiber offer in 2016, following a wholesale agreement with Telekom. In 2021, in line with its convergent ambitions in Romania, Orange acquired 54% of fixed telephony operator Telekom Romania Communications (TKR, now Orange Romania Communications - OROC), the remaining 46% still being held by the Romanian government.

In 2023, the Group generated 3.5% of its consolidated revenues in Romania.

The Romanian telecommunication market is dominated by four operators, three of which provide convergent services, namely Orange, Vodafone, and RCS&RDS (operating under the Digi brand, owned by Digi Communications), and one mobile operator, Telekom (owned by OTE, itself jointly controlled by Deutsche Telekom and the Greek government).

On November 21, OTE announced that negotiations were under way for the sale of Telekom Romania Mobile to Quantum Projects Group, a company controlled by the owner of the Romanian media group Clever Media. According to a press release, an agreement has been signed and the deal has been submitted to the relevant authorities for approval.

In the mobile telephony market, Orange’s market share was estimated at 36% at the end of the first half of 2023. Orange has maintained its leading position, followed by Vodafone, Telekom and Digi (source: Ancom, first half 2023).

With the acquisition of OROC and the launch of its own fiber network, Orange has strengthened its position on the fixed market, which is nonetheless still dominated by Digi.

Orange’s activities in Romania

In 2023, Orange reached new milestones following the acquisition of OROC, successfully migrating OROC MVNO customers to the Orange network and finalizing the satellite migration. On December 29, Orange and the Romanian government announced an agreement to merge Orange Romania and Orange Romania Communications. The two shareholders confirmed their intention to create a fully converged telecommunication operator via the absorption of OROC by ORO. The deal was finalized with the merger agreement signed on March 21, 2024 with the Romanian State defining the terms of the merger by absorption of Orange Romania Communications by Orange Romania, the Romanian State keeping a stake in the combined entity.

At the end of 2023, Orange Romania had 9.5 million mobile customers, 1.1 million fixed Internet customers and 1.1 million television customers. Customers are counted by "RGUs" (revenue generating units).

On the network side, Orange continued to ramp up its 4G operations, with population coverage now reaching 98.77% nationwide and 99.72% in urban areas (source: Orange estimates).

In 2023, Ookla named Orange Romania as having the fastest fixed network in Romania. In addition, according to Ancom, Orange has had the highest average mobile and fixed speeds over the past six years. Meanwhile, independent auditor LCC International considers Orange Romania to be the best Romanian mobile network on account of the performance of its Voice and Data mobile services, both in urban and rural areas.

As the Group’s first country to market 5G, Orange Romania continued to roll out its 5G network, available in 38 cities at end-2023, and launched 5G+, with speeds reaching up to 1.5 Gbps. The second Orange 5G Lab opened in Iasi. Six new start-ups joined the Orange Fab program following a call for projects dedicated to 5G. Orange also announced its participation in six international consortia under the Horizon Europe program. This will contribute to the sustainable development of 5G and pave the way for 6G.

Orange Romania also came up with innovative new offers. For example, during the second half of 2023, 5G and eSIM technologies were rolled out for prepaid customers. In addition, Orange Romania launched Fibra 2300, the fastest fiber subscription in the country, with a download speed of up to 2,100 Mbps and an upload speed of 1,000 Mbps, as well as high-performance equipment such as the Wi-Fi 6 router and Mesh Ultra Wi-Fi 6 technology, which boosts Wi-Fi coverage.

In 2023, as part of its CO2 emissions reduction program, Orange Romania installed rooftop solar panels at two additional Data centers, in Brasov and Timisoara. Orange Romania also signed a contract with ENGIE for the virtual purchase of long-term renewable energy. Under this contract, Orange Romania will generate 30 GWh of its annual electricity needs from solar panels over the next six years. Orange Foundation Romania opened its new training facility, the Orange Digital Center, with the aim of bridging the digital divide.

In August 2023, Orange announced that it had reached an agreement on the transfer of Orange Money’s retail business to Alpha Bank Romania.

Slovakia

Orange Slovensko started operating in 1996 and adopted the Orange brand in 2002. A long-standing player in the mobile segment, Orange Slovensko strengthened its position in convergent offers thanks to its own fiber roll-out program and the launch of fixed solutions via LTE in 2017.

In 2023, the Group generated 1.3% of its consolidated revenues in Slovakia.

Slovakia’s fixed broadband market is dominated by the incumbent operator, Slovak Telekom (owned by the Deutsche Telekom group), which has infrastructure covering the entire country. Orange Slovensko ranks second, with a market share of 17.6% (source: Orange estimates). Nevertheless, the roll-out of its proprietary fiber optic network and regulated access to Slovak Telekom’s fixed network allow Orange Slovensko to provide fixed broadband services to the largest number of potential customers.

Orange Slovensko has three main competitors in the mobile telephony market: O2 (owned by Emirates Telecommunication Group Company), Slovak Telekom (owned by Deutsche Telekom) and Swan (national operator, operating under the 4ka brand). 4ka began offering mobile services in October 2015, but remains a marginal player. With a market share of 31.7% (source: Orange estimates), Orange Slovensko remains the market leader. In 2022, O2 moved into second place on this market, followed closely by Slovak Telecom.

Orange’s activities in Slovakia

In 2023, Orange Slovensko continued to implement its strategy, which consists of strengthening its position in the convergence market, backed up by its substantial market share in mobile telephony combined with growing market share in fixed telephony and TV.

Orange Slovensko markets a number of innovative offers, particularly its Love convergent services. In 2023, Orange Slovensko focused on streamlining its portfolio of fixed and mobile offers and making them more attractive, while enhancing its customer loyalty program and adding security services. In the B2B segment, Orange Slovensko has entered a new era of enterprise services thanks to 5G, while continuing to develop AI and IoT solutions with a focus on cybersecurity.

Alongside the improvement in its portfolio of offers and the customer experience, Orange Slovensko has demonstrated its commitment to climate action through an ambitious program to roll out solar panels to its mobile antennas. At the end of 2023, 470 had already been equipped. Orange is the only Slovak operator to implement such a large-scale program. Every base station that is equipped with solar panels prevents the emission of several hundreds of kilos of CO2 per year.

In 2023, Orange Slovensko continued its partnerships with the Slovak University of Technology and the University of Zilina to develop 5G solutions for Slovak industry. This partnership aims to improve students’ access to 5G technologies and create a space to develop 5G solutions for Industry 4.0.

Orange Slovensko also continued to invest in its network infrastructure. The 5G network, launched in 2021 in Bratislava and Banska Bystrica, reached 65.6% of the population at the end of 2023. The Orange mobile network was recognized as the best in Slovakia for the fourth consecutive year by Commsquare (formerly "Systemics PAB"). Orange also expanded its own FTTH network, reaching more than 585,000 connectable households at end-2023, and can provide fiber services to nearly 600,000 additional households through network partnerships.

Moldova

Orange Moldova started operating in 1998 and adopted the Orange brand in 2007, celebrating its 25th anniversary in October 2023. During this time, Orange Moldova has become the telecommunications market leader and a key player in the country’s economy. A long-standing player in the mobile segment, Orange Moldova launched its fixed and convergent telephony services in 2017, following the 2016 acquisition of SUN Communications, Moldova’s main cable operator. In 2023, Orange Moldova merged with Sun Communications to streamline its organizational structure.

In 2023, the Group generated 0.4% of its consolidated revenues in Moldova.

Moldova’s main telecommunication operators are Orange Moldova, Moldcell (part of a Nepal-based conglomerate since 2020) and Moldtelecom. Moldtelecom is the incumbent operator; its infrastructure provides both fixed and mobile services. It is the leader in Internet and fixed telephony. In 2023, with a market share of 50.1%, Orange maintained its number one position in the mobile telephony market, followed by Moldcell and Moldtelecom (source: Anrceti Report, third quarter 2023).

Orange’s activities in Moldova

In 2023, Orange Moldova continued to pursue its strategic goals, despite the challenging macroeconomic conditions and geopolitical uncertainty due to the armed conflict in neighboring Ukraine.

In 2023, in line with its ambition to bolster its position in fixed broadband and become the country’s first fully convergent operator, Orange Moldova rolled out fiber in more than 20 new locations and expanded coverage in the country’s two largest cities. Orange Moldova also successfully completed its fiber migration project, migrating all its cable customers to the new fiber technology. As a result of this project, it has been able to improve the customer experience and decommission its cable network.

Achieving a leadership position in the mobile segment remains a priority for Orange Moldova, which reached 2.3 million mobile lines at the end of the third quarter of 2023. Amid persistent inflation in 2023 and to promote revenue growth, Orange Moldova revised the price of its plans with a "more for more" approach. It also launched a more expensive prepaid kit. To boost value creation, a new portfolio of plans was unveiled in the fourth quarter of 2023. This included the flagship "Roam like Home" offer, a premium plan available in Europe from December 21.

In the B2B segment, Orange Moldova focused on IT&IS growth, differentiating itself and increasing its market share by expanding its portfolio of offers, with new services such as mobile PBX, customer satisfaction scoring and cybersecurity solutions.

The company doubled down on its CSR commitments by opening its Orange Digital Center, a digital training hub, and launching its "RE" platform, an umbrella for its circular economy projects (in-store recovery of unwanted phones, sale of refurbished devices). It also unveiled new initiatives in 2023, including the launch of the "Trade-in" program and the first "RE" space in an Orange store.

Orange Moldova also continued to invest in the country’s infrastructure. The company operates the most extensive and fastest 2G/3G/4G network, with 4G population coverage of 99%. For the eleventh consecutive year, Orange Moldova’s network was rated "Best Moldovan mobile network in the test" by Polish company Systemics PAB.

1.4.3     Africa & Middle East

The Orange group is present in 18 countries in Africa & Middle East, including 16 where it has controlling interests and two (Tunisia and Mauritius) where it has minority interests. Part of the activities are structured into sub-groups (Sonatel and Côte d’Ivoire). Orange operates in both the mobile and fixed markets.

The mobile markets are mainly prepaid markets, largely driven by the accelerated development of data and digital uses. Orange is pursuing a 4G roll-out strategy and is investing in all countries to upgrade and extend their access networks. The first 5G roll-outs took place in 2022, continued in 2023, and will accelerate to cover almost the entire region by 2025.

Despite increasingly intense competition, the Group also saw rapid development in multi-services, particularly Mobile Financial Services with its Orange Money offer and digital services with the mobile super-app Max it. Given the arrival of a new competitor in four countries in the region (Senegal, Côte d’Ivoire, Mali and Burkina Faso) in 2021, Orange changed the business model for its offer and accelerated its digitization, but was still significantly impacted in 2021 and 2022. By fostering a collective response, the Group was able to bounce back in its various geographical regions (with the exception of Senegal, where its leadership remains contested at this stage). At the same time, Orange Money reported revenue growth of 25.8% and an increase of 17.1 million in its customer base in 2023 (up 22.5% from 2022). It now has 92.9 million customers, 34.1 million of whom are active customers using the service each month. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

In digital services, Orange aims to become the benchmark digital operator in Africa & Middle East. The sector has been a growth driver for the Group for many years and remains a key component of its strategy (see Section 1.2.3 The Orange group strategy). The digital strategy is spearheaded by the mobile super-app "Max it," initially launched in five countries in November 2023 (Cameroon, Senegal, Mali, Burkina Faso and Botswana). It will be rolled out across the sector by the third quarter of 2024. This is a perfect example of the Group’s strategy to diversify services in response to the needs of local communities. More than just an app, it is a services portal that everyone can access, designed to make day-to-day life easier and satisfy a wide variety of needs. It brings together three essential service offers in a single smartphone interface: telecom capabilities, mobile payment and money transfer solutions with Orange Money, and an e-commerce universe offering digital content as well as innovative digital ticketing. The service universe will be completed over the course of 2024 and 2025 through Orange Energy, Healthcare, Insurance and Education in particular.

In the fixed broadband market, Orange is speeding up the roll-out, particularly of fiber; it had 1.2 million customers at end-2023.

Besides a challenging geopolitical situation, countries in the Africa & Middle East business segment are tending to see tighter regulations on quality of service and compliance with environmental standards, as well as a high tax burden.

In 2023, the Africa & Middle East segment accounted for 15.8% of the Group’s consolidated revenues, versus 15.5% in 2022.

1.4.3.1   Sonatel sub-group

The Sonatel sub-group operates under the Orange brand in five countries. With operations in Senegal dating back to 1997, it began its international development in Mali in 2002. It also operates in Guinea, Guinea-Bissau (operations launched in 2007) and Sierra Leone, where it acquired Airtel Sierra Leone in 2016. In 2023, it generated 5.5% of the Group’s consolidated revenues. The Orange group owns 42.33% of the Sonatel sub-group and has control based on a shareholders’ agreement (see Note 20 to the Consolidated Financial Statements). Sonatel is listed on the West Africa Regional Stock Exchange (Bourse Régionale des Valeurs Mobilières - BRVM).

With mobile market volume shares of 57.7% in Senegal, 69.3% in Guinea, 55.6% in Mali, 63.5% in Guinea-Bissau and 53.4% in Sierra Leone (source: Orange estimates, fourth quarter of 2023), Orange is the leader in all its geographical areas.

Value market share is as follows: 84.4% in Guinea, 68.8% in Mali, 76.8% in Senegal and 80% in Bissau.

Depending on the country, the Group has two or three competitors: Free (whose brand was launched in October 2019 to replace Tigo) and Expresso (Sudatel group) in Senegal; Sotelma/Malitel (Maroc Telecom group) and Alpha Telecom (Planor-Monaco Telecom International consortium) in Mali; MTN and Cellcom in Guinea; MTN in Guinea-Bissau; and (the incumbent operator), Africell and QCell in Sierra Leone.

The Sonatel sub-group continues to develop very high-speed fixed and mobile broadband based on 4G/4G+ (and tests for 5G), FDD/TDD and fiber, as well as mobile data. In 2023, data services achieved double-digit growth in all sub-group countries.

The multi-services business gathered pace in 2023, both in relation to the Orange Money service - which continued to see overall growth in its active customer base and total annual transaction value - and in relation to digital multi-services with the launch of the mobile super-app Max it in Senegal and Mali.

Despite increasing competition, often unfavorable regulatory decisions and political instability in some countries, the Sonatel Group was able to maintain its financial equilibrium in 2023 owing to steady growth and increased profitability.

The Sonatel group is a key player in the economic development of all the countries where it operates through digital, financial and energy inclusion [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. It also helps support health care, education, local entrepreneurship and the development of a true digital ecosystem.

1.4.3.2   Côte d’Ivoire sub-group

The Côte d’Ivoire sub-group operates under the Orange brand in three countries. The activity covers Côte d’Ivoire, where the Group has operated since 1996, and Burkina Faso and Liberia, where it acquired Cellcom Liberia and Airtel Burkina Faso in 2016. This represents an area with a population of more than 56 million. In 2023, it generated 3.4% of the Group’s revenues. The Orange group owns 72.5% of the Côte d’Ivoire sub-group.

Orange is the leader in Côte d’Ivoire, Burkina Faso and Liberia. In Côte d’Ivoire, it has a 47.5% market share (source: Artci, third quarter 2023). In Burkina Faso, Orange holds a market share of 45.9% of mobile subscribers (source: Arcep BF, third quarter 2023). In Liberia, Orange strengthened its leadership position with a market share of 54.6% (source: GSMA, third quarter 2023).

The three entities each face the following main competitors in their geographical region: MTN and Moov Africa in Côte d’Ivoire; Moov Africa and Telecel in Burkina Faso; and MTN in Liberia.

Orange is also the market leader in Mobile Financial Services in Côte d’Ivoire and Burkina Faso. In light of the intense competitive pressure tied to Wave’s arrival in Côte d’Ivoire and Burkina Faso, the response plan implemented by Orange Money helped accelerate growth in uses and value in 2023.

In 2023, the sub-group’s activity was affected by widespread inflation in the countries in the region, stiff competition and a challenging security situation in Burkina Faso. In Liberia, the year saw a sharp depreciation of the Liberian dollar, presidential elections and the accession to power of a new President.

FTTH development became one of the sub-group’s most powerful growth drivers. At end-2023, Orange had close to 220,000 customers in Côte d’Ivoire. In Burkina Faso, Orange launched the FTTH service in June 2021 and had over 23,000 customers at the end of 2023.

The Côte d’Ivoire sub-group ensures that its strategy, investments and innovation create lasting value for all stakeholders. Digital equality and environmental footprint reduction are central to the CSR strategy of the sub-group, which has consistently strengthened its social impact through various initiatives based around entrepreneurship, financial inclusion [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] and the environmental transition. For the second consecutive year, the sub-group published its Social Report, aimed at all stakeholders, in which it presented its achievements and ambitions.

In December 2022, the Côte d’Ivoire sub-group reached a major milestone in its development strategy with its initial public offering on the BRVM through the sale of nearly 15 million shares owned by the Ivoirian government, equivalent to 9.95% of the capital.

1.4.3.3   Countries in North Africa and the Middle East

Egypt

The Orange group entered the Egyptian telecommunication market in 1998 through a partnership in the operator, Mobinil, with Orascom and Motorola. It gradually increased its stake following the withdrawal of Motorola in 2000 and Orascom in 2015. Since 2016, all services have been marketed under the Orange brand. In 2018, Orange Egypt was delisted from the Egyptian Exchange. In 2023, the Group generated 1.7% of its consolidated revenues in Egypt.

After a period of considerable market slowdown in 2017 and 2018 following the introduction of a tax on mobile subscriptions, and the impact of the health crisis in 2020, the pace of the increase in the number of mobile subscriptions that began in 2021 continued in 2023.

With a share of the mobile market of 26.25% (source: GSMA, third quarter 2023), Orange ranks second in the market, behind Vodafone but ahead of Etisalat and WE (Télécom Egypt).

In 2023, Orange Egypt recorded double-digit revenue growth, exceeding its growth in 2022 despite an unstable economic environment, significantly affected by high inflation and a series of sharp devaluations of the Egyptian pound from March 2022. The company continued to implement its transformation plan to increase its profitability.

Morocco

The Orange group entered the Moroccan telecommunication market in 2010 through a partnership with Médi Telecom. The company, which was operating under the Méditel brand, became a consolidated subsidiary of the Group in July 2015, after Orange increased its interest to 49% of the capital. Since the end of 2016, all services have been marketed under the Orange brand. In 2023, the Group generated 1.6% of its consolidated revenues in Morocco.

With 32.5% of the mobile market, Orange is the country’s second-largest mobile operator (behind the incumbent operator, Maroc Telecom, and ahead of Inwi) (source: ANRT (Agence Nationale de Regulations des Télécommunications - National Telecommunications Regulatory Agency) - fourth quarter 2023).

In a Moroccan market where growth remains below GDP, Orange Maroc continued to grow in mobile telephony and to pursue its development in fixed telephony, particularly in fiber. At the end of 2023 it passed the 300,000 customer mark, equivalent to a 38% market share (source: ANRT - third quarter 2023).

A powerful earthquake hit the country in September 2023. The resilience of the network and the rapid response of Orange Maroc’s employees, particularly its technical teams, allowed connectivity to be restored in less than 48 hours in most of the affected areas, providing support to the authorities and public.

Jordan

The Orange group entered the Jordanian telecommunication market in 2000, through a partnership with the incumbent operator, Jordan Telecom. The company became a consolidated subsidiary of the Group in 2006, after Orange increased its interest to 51% of the capital. Since the end of 2007, all services have been marketed under the Orange brand. In 2023, the Group generated 1.0% of its consolidated revenues in Jordan.

With a share of the mobile market of 30.2% (source: GSMA, fourth quarter 2023), Orange is the country’s second-largest mobile operator, behind Zain and ahead of Umniah.

Orange is also a leader in the fixed market through its ADSL Internet offers, together with FTTH, launched in 2016 (source: internal estimates). Orange continued its large-scale fiber roll-out to all of the country’s major towns and cities, exceeding the symbolic threshold of 250,000 customers in October 2023. Zain and Umniah are also growing competitors in this segment. In addition, 2023 saw the commercial launch of the first 5G offers.

Orange also consolidated its position as digital market leader with the accelerated expansion of Orange Money, which opened 1 million accounts in 2023, as well as on Jood, the market’s first digital app.

Tunisia

Orange Tunisie launched its activity in May 2010 after acquiring its license in July 2009. The Orange group is a partner, with 49% of the capital.

Orange’s volume share of the mobile market is 26.5% (source: INT Tunisie monthly report, October 2023), placing it in third position behind Ooredoo, which maintains its leading position, and Tunisie Telecom.

In 2023, Orange Tunisie continued to strengthen its market position with growing customer bases and revenues. Orange Tunisia’s value market share (excluding FSI) is 23.6% (source: INT Tunisie half-year report, H1 2023).

1.4.3.4 Countries of Central and Southern Africa

Democratic Republic of the Congo

The Orange group entered the Congolese telecommunication market in 2011 through the acquisition of Congo Chine Telecom. In 2016, Orange acquired the Congolese subsidiary of the Millicom group, which operated under the Tigo brand. In 2023, Orange RDC generated 1.0% of the Group’s consolidated revenues.

Orange’s volume share of the mobile market is 26.6% (source: ARPTC (mobile telephony observatory), second quarter 2023), placing Orange in third place behind Airtel and Vodacom, which remains the market leader, and ahead of Africell.

In 2023, despite a 40% depreciation of the Congolese franc year on year, Orange DRC enjoyed solid commercial momentum, with revenue growth buoyed by the significant expansion of mobile data, Orange Money, B2B and the fiber optic launch in Kinshasa.

Orange was the first operator to launch 4G, and in 2023 continued to roll out mobile broadband network infrastructure to DRC’s main towns and cities.

The year 2023 was also once again marked by the intensification of regulatory and tax-related investigations by the various Congolese authorities.

Cameroon

The Orange group has been present in Cameroon since the liberalization of the telecommunication sector in 1999. All services, initially launched under the Mobilis brand, have been marketed under the Orange brand since 2002. In 2023, the Group generated 1.1% of its consolidated revenues in Cameroon.

With a market share of 48.6% in 2023 (GSMA fourth quarter 2023 estimates), Orange has become the country’s leading operator ahead of MTN, Nexttel and Camtel.

In 2023, Orange Cameroun once again achieved a very high level of business growth of 13.4%, buoyed by the very strong development of mobile data and Orange Money services and by the robust resilience of outgoing voice.

Orange Cameroun has finalized the transfer of financial activities to the new entity Orange Money Cameroun.

In addition, the official pan-African launch of the super-app Max it took place in Douala on November 24, 2023. This mobile services portal can be accessed by everyone, whether Orange customers or not.

Botswana

The Orange group has been present in Botswana since 1998, and since 2003 under the Orange brand. In 2023, the Group generated 0.3% of its consolidated revenues in this country. The Group holds a 73.68% stake in the company.

In 2023, Orange Botswana cemented its new status as market leader with a value market share of 37.6% (Orange Botswana internal estimates, third quarter 2023), ahead of Mascom and Be Mobile. On the volume side, Mascom remains the market leader with 43.2% market share, closely followed by Orange at 38.9% (source: BOCRA, a regulator, second quarter 2023).

Orange Botswana enjoyed excellent growth in its business of 11.8% in 2023, thanks to the continued success of its mobile data and Orange Money services,

In 2023, Orange Botswana officially opened its new data center in Gaborone, the country’s first Tier III infrastructure and an asset for Botswana.

Madagascar

The Orange group has been present in Madagascar since 1998, and since 2003 under the Orange brand. In 2023, the Group generated 0.2% of its consolidated revenues in this country. The Group holds an 87.94% stake in the company.

Orange is Madagascar’s second-largest mobile operator, behind the incumbent operator Telma and ahead of Airtel and Blueline, with market share of 24.5% (source: GSMA, fourth quarter 2023).

In 2023, the growth of Orange Madagascar’s business was attributed to voice, mobile data, the ongoing expansion of TDD fixed services (with the Wifiber offer, which remains highly popular), Orange Money’s activities in digital services and international transfers and B2B activities. In addition, 2023 also saw the ramped-up roll-out of mobile broadband network infrastructure to the country’s main towns and cities and Orange Madagascar’s acquisition of a global license.

Central African Republic

In 2023, Orange Centrafrique confirmed its leadership position on the Central African Republic market, ahead of Telecel and Moov, with market share of 57.1% (source: GSMA, fourth quarter 2023).

A very high level of growth (19.9%) was recorded in 2023. The solid financial performance is supported by further strong growth in voice services revenue, as well as the development of Orange Money services.

Orange Centrafrique completed the construction of a new data center in Bangui, which had been planned since the fire in 2021.

Mauritius

The Orange group has been present in Mauritius since 2000, through a partnership with the incumbent operator, Mauritius Telecom, in which it holds 40% of the capital.

Mauritius Telecom is the leader in Internet and fixed telecommunication services in Mauritius, ahead of DCL, and in mobile services, ahead of Emtel and MTML, with market share of 52.24% at end-2023 (source: GSMA, fourth quarter 2023).

The operator offers a comprehensive range of fixed and mobile voice and data services. It also offers convergent services (voice, IP and TV) through its MyT service. The first operator to launch 4G and a mobile payment service in 2012, Mauritius Telecom launched its fiber optic network (FTTH) in 2013 and now covers almost all of the country’s households and businesses. Mauritius Telecom was also the first operator to launch 5G in 2021.

One of the main growth drivers for Mauritius Telecom is content, with, in particular, a strategy of investing in premium content, enabling the company to strengthen its position as market leader.

Mauritius Telekom also offers international connectivity via fiber optic submarine cables.

1.4.4  Orange Business

The Orange Business (formerly Enterprise) business segment includes telecommunication services and digital services to key accounts, local authorities and companies with over 50 employees in France, as well as multinationals around the world.

Operating under its new Orange Business brand, Orange is a world-leading provider of support for the digital transformation of businesses. As an infrastructure operator, technology integrator and value-added service provider, Orange Business provides a complete portfolio of offers designed to assist its customers in carrying out their digital transformation projects and implementing their communication projects (connectivity, Internet of Things, Cloud, AI, app development). Combining the precision of a network and connectivity expert with the agility of a global digital solutions integrator, Orange Business balances its international presence with a local approach to help its customers get the most out of digital, networks and the Cloud via data and service platforms. With Lead the future, Orange Business is profoundly transforming its model to adapt to the new realities of a market where the boundaries between networks and digital services are disappearing. (see Section 1.2.3 The Orange group strategy).

Orange Business leverages the standards expected of it as an operator in terms of reliability and performance to drive its expansion in IT services through an ambitious acquisitions policy in Cloud Computing and data. This led to the acquisition of Business & Decision and Basefarm in 2018, of Exelus in 2022 and of Expertime, a services company specializing in Microsoft technology, in 2023. It was followed in early 2024 by the launch of Bleu, a future "trust Cloud" platform set up as a 50/50 joint venture with Capgemini, in partnership with Microsoft. In 2023, Enovacom, a healthcare subsidiary of Orange Business and the French market leader in medical data interoperability, acquired NEHS Digital and Xperis, two French companies specializing in the development of solutions for healthcare professionals, a sector in which the Group plans to accelerate its service provision. (see Sections 1.3 Significant events and 3.1.1.3 Significant events).

In 2018, Orange merged its cybersecurity activities into Orange Cyberdefense to ensure a high level of internal cybersecurity and simultaneously develop Orange’s commercial activities in this strategic area. Orange Cyberdefense combines the legacy security expertise and infrastructure of Orange with those of Atheos and Lexsi, acquired in 2014 and 2016, respectively, of SecureData and SecureLink, both acquired in 2019, and of the Swiss companies SCRT and Telsys, acquired in 2022. These acquisitions give Orange Cyberdefense a presence in nine European countries.

In 2023, the Orange Business sector generated 17.2% of the Group’s consolidated revenues.

The market

The health crisis accelerated the digital transformation of businesses (cloudification and softwarization of networks and services, digitization of customer relations, cybersecurity), but also had a significant impact on conventional telecom services (voice and connectivity) which have come under increased pressure due to the acceleration of new ways of working as well as the adoption of Cloud-based collaboration and connectivity solutions. The global economy is proving more resilient than expected, slowly recovering from the long-term effects of the Covid pandemic, the inflation crisis and the conflict in Ukraine. The disruptions in the energy and food markets caused by the war and the tightening of global monetary conditions to control historically high inflation have led to a further slowdown in global GDP growth. Global inflation was estimated at around 6.9% in October 2023, versus 8.7% a year earlier. It is forecast to be 5.8% in 2024 (source: FMI, October 2023). However, the prospects for improvement could be overshadowed by the emergence of new conflicts, especially in the Middle East, with human and commercial implications (for example, disruptions to logistics in the Red Sea).

The global communication services and IT services market corresponding to Orange Business’s activities stood at 1,571 billion euros in 2023, up 6% compared to 2022 (1,478 billion euros in 2022). This breaks down into 489 billion euros for communication services and 1,082 billion euros for IT services. The global communication services market is nevertheless expected to experience an average annual growth of 1.2% between 2023 and 2027. This unexpected growth was mainly due to the slowing decline of certain sub-segments, such as enterprise networks using MPLS technology, a market that is expected to decrease sharply over the period (6.3% in 2023, vs. an 8.3% decrease in 2022). The strong momentum in IT services is expected to continue, with 10.2% average annual growth between 2023 and 2027 (sources: Gartner, third quarter 2023/PAC, February & September 2022/IDC, November 2021 for IoT and September 2022 for Fixed Voice in France).

Faced with a highly competitive and fragmented telecommunication services and IT enterprise services market, encompassing numerous players such as telecommunication operators, network integrators, IT service providers, or even players from the Internet, digital or cybersecurity worlds, Orange Business has positioned itself as a leading European network and digital integrator. On the IT services market, Orange Business was ranked third in France with a 4.6% market share (source: Teknowlogy Group/PAC - May 2023 survey).

In the specific cybersecurity services market, Orange ranks as a major player, with one of the broadest footprints in Europe. Orange has the critical mass needed in this consolidating market, and the ability to support its customers locally in all their geographies. With 1.1 billion euros in revenues in 2023, Orange has set a target of becoming a cybersecurity leader in Europe on this fast-growing market and is aiming for 1.3 billion euros in revenues by 2025.

Orange Business activities

Orange offers a wide range of products and services, including those that are packaged or tailor-made and using different methods such as integrated, managed or Cloud, designed to guide businesses in their digital transformation, and structured around their main challenges (connectivity, mobility, streamlining of processes, smoothness of exchanges with customers and support for their projects).

Orange has structured its portfolio of offers around four main types of products and services:

−    fixed telephony (conventional and IP) and audio conference services;

−    mobile telephony services;

−    network services, including certain service guarantee levels (mobile and fixed connectivity, data transfer, hybrid networks, fixed and mobile convergent services);

−    IT and Integration Services, including Cloud solutions, digital & data solutions, cybersecurity solutions, intelligent mobility solutions, unified communication and collaboration services, and customer services and consulting:

-     Cloud solutions include virtualization and the development of "aaS" (as a Service) solutions and business models that B2B customers are embracing. Orange Business has positioned itself as an integrator capable of orchestrating and building on the various application building blocks of its customers, including the most critical ones - end-to-end in a multi-cloud environment - for both the public or private Cloud. Beyond its own infrastructure (70 Data centers) and its 2,500 experts, Orange is developing a strategy of alliance with major industry players, such as Microsoft Azure, Google Cloud and Amazon Web Services,

-     Digital & Data solutions, including the Business & Decision subsidiary and its 3,700 experts in data intelligence and digital solutions, comprise the integration and provision of systems, business apps and application programming interfaces (API), as well as the design of digital solutions for customers in Big Data, data analytics and artificial intelligence. Through its Enovacom subsidiary, Orange also offers healthcare players tailored solutions to meet the challenges of digital transformation,

-     Cybersecurity solutions cover infrastructure and users, in managed and integrated or Cloud mode (safe work environments and infrastructure, cybersecurity, management and governance), and are supervised from a security operations center. Thanks to its 2,800+ experts and 32 detection centers, Orange Cyberdefense, which also has at its disposal multiple Orange Business locations around the world, leverages Orange’s 30 years of experience in making at-risk infrastructure secure, whether for SMEs, local authorities or multinational corporations around the world,

-     Smart mobility solutions, based not only on mobile technologies, but also on the IoT (Internet of Things),

-     unified communication and collaboration services, including interoperability between telephony, messaging and video conference solutions, in triple or quadruple play,

-     lastly, advice and services to customers, including needs analysis, solution architecture, support from roll-out to implementation, user training and administration of services and solutions in a range of areas: transition to all-IP, adopting Machine to Machine and the Internet of Things, supervising and managing quality of service, switching to Cloud infrastructure solutions, and the digital transformation of companies.

These services are also used to develop cross-sector business solutions (finance, transport, energy, government and public sector, geolocation and fleet management, etc.).

As regards its core business as an operator, Orange relies on local and international partners to supplement its offer and geographical coverage in areas where its customers operate and where its presence does not provide a comprehensive solution. The Group is strengthening this type of partnership in the most developed markets, both on points of presence to optimally manage customer traffic, as with Equinix, and with leading operators in the geographic regions concerned, such as AT&T or NTT Communications.

Orange also works in close collaboration with an ecosystem of international technological partners, who are leaders in their respective fields of connectivity, unified communication, contact centers, Cloud infrastructure, effective data use and cybersecurity. In parallel with the digital transformation of enterprises, Orange strengthened various aspects of its solutions in 2023:

−    development of a managed, secure connectivity offer. This solution, which contributes to the gradual shift in customer practices, especially toward the Cloud, also balances the continuity of existing practices via SD-WAN, SASE and SSE type solutions. In 2023, Orange developed and strengthened its ecosystem with new signings such as Cisco, Fortinet, Netskope, Palo Alto, VMware and Zscaler, among others;

−    innovation around the Cloud. Since 2020, Orange has established strategic partnerships with the main hyperscalers (Microsoft Azure, Amazon Web Services, GCP) around data services, artificial intelligence, the Cloud, edge computing, mobile private networks and digital transformation. Furthermore, with sovereignty becoming a major topic of the digital transformation for businesses, Orange Business is pursuing two complementary development vectors: the first through an independent company named Bleu, a joint venture with Capgemini and in partnership with Microsoft as technology provider; and the second through its Cloud Avenue offering, developed in partnership with HPE and WMware.

Orange is developing partnerships with service players to enhance the operational performance of French manufacturers: for example, the partnership with Siemens in the Industry 4.0 segment in automation and digital transformation solutions, in order to allow French industrial groups to fully maximize the potential of digitization. In this perspective, the partnership proposes end-to-end support, ranging from consulting to integration and analysis.

Lastly, with regard to the Group’s CSR commitments, Orange is taking an increasingly green approach with its partners, particularly Apple (recycled mobiles) and Cisco (network equipment).

In 2023, Orange Business signed major contracts to support its customers worldwide, including Lucid Motors, the US electric vehicle manufacturer, to orchestrate the manufacturer’s customer experience in Europe via approved and tested electronic communication services (ECS) for Internet access services, as well as IoT; and with Stolt-Nielsen, the global expert in liquid product management and sustainable aquaculture, to provide it with a SASE (Secure Access Service Edge) solution combining SD-WAN connectivity with SSE (Security Service Edge) services to secure and optimize the connectivity of its teleworkers around the world.

1.4.5  Totem

Totem, Orange’s European TowerCo, was created on November 1, 2021. Orange has transferred all the key assets of its passive mobile infrastructure in France and Spain to this subsidiary. The creation of this independently managed entity allows Orange to strengthen its position as a manager and operator of mobile infrastructure and to benefit from new growth drivers. Totem manages close to 27,300 masts, flat rooftops and other mobile sites in its geographies, and aims to become a leading player in the European TowerCo market.

Totem offers infrastructure-sharing solutions to mobile operators, businesses and institutions; responds to requests to build new sites; and markets mobile coverage solutions to improve connectivity in dense and enclosed environments, such as stadiums, subways, shopping malls, offices, etc.

Totem has chosen a strong brand name that embodies its vision: mobile infrastructure is the totem of our digital civilization, offering connectivity solutions to everyone, everywhere, in both rural and urban areas. Totem’s mission is to unite all stakeholders - operators, local authorities, institutions, businesses and lessors - on its infrastructure to meet the growing need for connectivity.

Following the increase in the cost of debt (with the rise in interest rates), the leading TowerCos have prioritized operational efficiency over acquisitions, which dominated in previous years. The European leader Cellnex sold 49% of its subsidiaries in Denmark and Sweden and put its subsidiaries in Ireland and Austria up for sale to accelerate its deleveraging. American Tower sold its subsidiary in Poland to focus on its subsidiaries in Spain, Germany and France. In Western Europe, there were few transactions with low site volumes (Phoenix Towers: 2,400 sites in France; 200 sites in Germany; sale of 16.6% of Cornerstone (i.e. 15,000 sites) in the United Kingdom). The majority of transactions took place in Eastern Europe: E& (a UAE-based group) took control of five subsidiaries of the PPE group (10,000 sites), while Saudi TowerCo TAWAL took over 5,000 sites from United Group. In addition, the Austrian group Austria Telekom (A1) floated its 13,000 towers on the stock exchange.

In the second quarter of 2023, Totem remained the fifth-ranking European TowerCo by number of sites, behind Cellnex (107,000 sites), Vantage Towers (46,000 sites), GD Towers/Deutsche Funkturm (41,000 sites) and ATC Europe (31,000 sites). It is the only company controlled by a mobile telecommunication operator.

Totem is positioned to support the surging need for connectivity and to offer solutions to meet the emerging needs of operators who are looking for industrial partners. Its momentum is illustrated by the signing of new commercial contracts for the roll-out of 5G in the Orange Vélodrome, the construction of nearly 450 new sites in France to meet the connectivity needs of operators and the roll-out of small cell solutions in Spain and support for the 5G needs of operators in the country.

Totem is therefore positioned as a leading industrial TowerCo within the TowerCo ecosystem. Totem leverages its recognized strengths:

−    an exceptional portfolio, in terms of both the density of its network and the quality of its mostly fiber optic sites;

−    the expertise of its teams, who come mostly from the operator world and have extensive knowledge of customer expectations;

−    the ongoing optimization of its industrial model;

−    a 100% renewable energy supply in Spain where Totem is an energy supplier;

−    sound CSR fundamentals.

In 2023, Totem earned revenues of 686 million euros, with growth in revenues from hosting and reconfiguration, partially offset by the decrease in revenues from re-invoicing energy costs, which have fallen. At end-2023, 16.7% of hosting revenues came from external customers. The tenancy ratio stood at 1.40 co-tenants per site, an increase of 3 basis points compared with its level at the end of 2022, in line with the target of 1.5 co-tenants per site by 2026.

In 2023, Totem generated 0.3% of the Group’s consolidated revenues.

1.4.6  International Carriers & Shared Services

The operating activities of the International Carriers & Shared Services segment include:

−    international Carrier activities undertaken by the Orange Wholesale Division: roll-out of the international and long-haul network, sales of international telephony and international wholesale services, and installation and maintenance of submarine cable;

−    the content activities of OCS and Orange Studio.

The services marketed to operators in France are presented in Section 1.4.1 France. The content distribution activities are briefly presented below, but their revenues are included in the revenues for the France, Europe and Africa & Middle East segments.

The segment also includes other cross-cutting activities of the Group, in particular research and innovation (see Section 1.6), lease property restructuring, and support and shared activities, including corporate functions at the operational head office.

The operating activities of the segment accounted for 2.2% of the Group’s consolidated revenues in 2023.

1.4.6.1 International Carrier activities

The International Carrier activities include sales of international telephony and services to international carriers, the negotiation and conclusion of roaming agreements, the roll-out of the international and long-distance network and the installation and maintenance of submarine cables.

The wholesale operator market comprises three categories of players: global wholesalers, multinational retail operators (including Orange) and regional or specialist players.

The wholesale market’s customer base comprises voice market specialists (call shops, prepaid cards), fixed and mobile domestic retail carriers (including MVNOs), Internet service and content providers and OTT (Over-The-Top) players. International Carriers also sell wholesale traffic to each other.

Orange Wholesale offers a broad range of solutions on the international market. Its business is structured on an extensive infrastructure of long-haul networks. Its presence in both the retail and wholesale markets means the Group can develop solutions that are particularly well adapted to the needs of retail operators.

Roll-out of the international and long-distance network

Orange Wholesale designs, rolls out, oversees and protects long-distance international networks, whether terrestrial, submarine or satellite. The Group defines and supplies this international infrastructure and is involved in building the networks and services from the design phase to their operation, as well as in fraud and cyberattack protection. It makes every effort to anticipate developments and adapt its networks to new technologies and emerging needs, using increasingly agile and flexible solutions.

These networks serve both retail and operator customers.

Changes in uses, technological changes and customers’ rising expectations for faster speeds and higher quality have put pressure on the Group to accelerate the development of all of its networks.

Orange is notable for being heavily involved in the design, construction and operation of submarine cable. With its ownership or co-ownership of several cable systems, Orange ranks among the world’s largest owners of submarine links. This has enabled it to respond to the increase in transatlantic traffic.

The Group’s wholesale activity is based on:

−    a seamless global network and an IPX protocol network (see Section 7.2.2 Glossary of technical terms) supporting voice and data with points of presence throughout the world;

−    a global network of dedicated IP routes with end-users in 177 countries, connections to more than 200 Internet service providers, and connectivity in over 100 countries in a single IP network hop;

−    99.99% network availability and centralized network supervision, 24/7.

In 2023, IP data traffic increased by 31%.

Other highlights of 2023 included the announcement in December that the transatlantic submarine cable Amitié between New York and Europe was ready for operation, and the launch in April of the construction of the new submarine cable linking Tunisia and France, in partnership with the operator Medusa Submarine Cable System and with the backing of the European Commission.

Orange Marine

A wholly owned subsidiary of the Group, Orange Marine has a fleet of six cable-laying ships, one vessel that researches new routes for submarine cable installation, and four marine bases. Its ships have laid more than 287,000 kilometers of cable since the 19th century and have made more than 890 repairs to submarine links, some at a depth of nearly 6,000 meters.

Its know-how, from project engineering to the installation and maintenance of submarine cables, is recognized worldwide. This allows it to play a major and strategic role at the global level, at a time when more efficient next-generation cables are being installed across all oceans.

Overall, 2023 was a busy year, with several flagship projects successfully completed:

−    ANJANA: cable between Santander and Myrtle Beach (USA); project awarded by NEC on behalf of its client Meta;

−    T3: cable between Mauritius and South Africa on behalf of Mauritius Telecom, as a co-contractor with ASN;

−    turnkey project for the customer Infratel, an Italian state-owned organization in charge of the roll-out of telecom infrastructure; Orange Marine connected 21 small islands with 31 landing points;

−    DEEP BLUE 1: project signed with Digicel for laying a cable in the Caribbean;

−    the Sophie Germain, a new cable-laying ship, joined the fleet.

For further information on the Group’s networks, see Section 1.5 Orange’s networks.

Orange Wholesale International Networks’ offers

Voice services

Voice service solutions enable operators worldwide to transit their customers’ calls internationally to over 1,200 destinations with 24/7 technical support. Orange is the leader in this market.

Global roaming services

With mobile services solutions, Orange offers global roaming thanks to direct connections with over 200 mobile operators, as well as broad connectivity that enables it to offer messaging services.

Messaging services

Orange is the trusted partner for mobile operators, brands and aggregators to safely deliver and charge for A2P (app to person) and P2P (person to person) text messages throughout the world.

Internet and transmission services

Orange’s data and IP network includes terrestrial, submarine and satellite systems which combine to create a vast global network. With its Internet network, Orange offers adjustable solutions to meet the needs of Internet service or content providers.

Convergence services

Orange provides operators with a multi-service offer to enable them to manage their voice and mobile data services over a single connection.

Security and anti-fraud services

To protect the value of its customers’ business, Orange Wholesale offers solutions covering the protection of identity and privacy and the protection of networks, mobile traffic and voice traffic.

The portfolio of anti-fraud and security services relies on voice, Internet and mobile service solutions. These offers include audit, detection and protection functions as well as the provision of analysis reports. The portfolio also contains offers that focus specifically on combating the dangers of cybercrime. Orange Wholesale’s customers can resell some of these offers to their own customers.

1.4.6.2 Content activities

In January 2023, Orange and the Canal+ Group announced that they had signed a memorandum of understanding for the Canal+ Group’s acquisition of Orange’s entire stake in the OCS pay-TV package and in Orange Studio, the film and TV co-production subsidiary. Orange Studio has more than 200 co-productions to its credit, as well as a catalog of nearly 1,800 audiovisual works and films. The leading film and TV studio in Europe, StudioCanal has many assets to promote this catalog. Since their founding in 2007 and 2008 respectively, competition in the audiovisual sector, particularly for OCS, has continued to intensify with the emergence of powerful international platforms. Through this agreement with the Canal+ Group, Orange’s longstanding partner and a recognized European player in the creation and distribution of content, the Group aimed to sustain the long-term development of these two subsidiaries, while preserving jobs and the p-financing of content. Canal+ has been a shareholder of OCS since 2012 (33.33% at the end of 2023) and is its leading distributor. On January 12, 2024, the French Competition Authority gave its approval for the transaction, which was finalized at the end of January. Following this transaction, the Canal+ Group is the sole shareholder of both companies.

The disposal allows Orange to focus on its role as an aggregator and distributor of content (TV/video, music, games) for its fiber and convergent offers. Its content strategy will continue to be based primarily on developing partnerships with rights holders and service publishers.

In Europe, Orange aggregates the best entertainment services, offering them to its 12.5 million TV customers via its very high-speed broadband networks. Throughout 2023, Orange strengthened and developed its offers by integrating services tailored to its customers’ various needs, distributing new offers with advertising from Netflix (France) and the sports streaming service DAZN (France). This has also enabled the Group to pursue its differentiation and premiumization strategy by offering premium content such as the Premier League (Romania), the Champions League & Liga (Spain) and BeTV (Belgium).

In Africa & Middle East, content activities are at the heart of the multi-service strategy and help to cement Orange as a responsible local operator. In 2023, Orange broadened its offers with flagship regional services such as OSN (Tunisia, Jordan), BeIN TOD (Morocco) and MBC Shahid (Tunisia, Morocco). Orange also entered into an exclusive partnership with Spotify to offer Orange customers access via the Group’s data offers to the world’s leading music streaming service. Lastly, in late November 2023, the Max it app was launched in five Africa & Middle East countries where Orange operates. In addition to Orange Money services and tools for managing its mobile and fixed lines, the app offers a range of content (online games, music, TV, videos, news, tickets, etc.).

1.4.7  Mobile Financial Services

The Mobile Financial Services Division includes the activities of Orange Bank and Orange Bank Africa. Orange Money’s business continues to be driven by geographical segments, particularly in Africa & Middle East (see Section 1.4.3 Africa & Middle East).

The banking market

The professional body for French fintech, insurtech and regtech companies (France FinTech) presented its 2023 annual ecosystem report. France FinTech players cover all areas of innovative finance, including banking and insurance services, asset management, payments, cryptoassets, regtech, enterprise services, etc. An analysis of fintech activity reveals that 939 million euros had been raised as of December 13, 2023, down nearly 70% from 2022, mainly due to a sharp decline in the participation of leading international investors.

According to France FinTech, France is the second-largest market in Europe after the UK (just over 2 billion euros raised). Fintech companies have made more significant use of debt as a result of wider finance options and crowdfunding.

Four key trends emerged during the year:

−    the increasing involvement of fintech companies in impact investing (green finance, ESG, etc.);

−    the growing use of technology such as artificial intelligence and tokenization;

−    the cooperation between fintech companies and large corporations, which has always been a feature of the French ecosystem; and

−    the burgeoning social role of fintech companies, at a time of resurgent inflation and pressure on purchasing power.

According to France FinTech, the outlook for 2024 is as follows:

−    the tight market conditions look set to continue for several quarters;

−    fundraising is likely to remain below 2021 and 2022 levels;

−    the overall level of activity should remain buoyant;

−    some sectors could accelerate, such as ESG, enterprise offers, tokenization or insurtech;

−    recruitment and internationalization are expected to gather pace, the latter already involving 30% of French fintech companies;

−    the various regulatory changes (PSD3, MiCA, AI Act, etc.) will have a significant impact on how the sector is structured.

Mobile Financial Services activities

Orange Bank

Launched in November 2017, Orange Bank, a wholly owned subsidiary of the Orange group, provides cutting-edge banking services natively designed based on the mobile uses of customers, in strong synergy with Telecom activities.

Accessible to everyone, the offer available in France requires no conditions in terms of income, savings or minimum balance. There are no bank charges attached to accounts and the associated bank cards (subject to certain terms and conditions of use). All basic banking services are offered: bank account, standard and premium bank card, checkbook, savings passbook, à la carte insurance and personal loans. In 2020, the bank expanded its range with the launch of the Premium Pack, the first offer on the market intended for parents and up to five children, from age ten.

The Orange Bank app offers innovative features, relying heavily on telecom uses. It enables customers to make contactless payments with bank cards or via mobile handsets using Apple Pay and Google Pay, immediately access their bank account balance, temporarily block and unblock their bank card, request and send money by text message, change their bank card code at any time, or add funds to their account by bank transfer or bank card. Customers can perform all their banking transactions on a mobile handset. Customer Relations are managed by a virtual advisor, available 24/7, with the option of using the customer relationship center in France.

To open a bank account, customers have access to a network of more than 395 Orange stores approved as IOBSPs [8]. A specific type of loan that allows customers to finance the purchase of products available in the store (mobile phones, accessories, etc.) is also offered across the Orange network.

After the acquisition of Orange Courtage in 2020, which enabled the bank to reach a new milestone in its cross-selling policy with Orange by becoming an insurance broker, and that of neobank Anytime, in January 2021, which specializes in business banking, Orange Bank launched Prêt Express (express loan) in 2022. The product of a partnership with Next 40 Younited’s fintech, the offer incorporates the latest generation of technology solutions with concrete benefits for customers: loans accessible to customers and non-customers of the bank, high approval rates, and faster and more streamlined processes. In addition, Orange Bank continues to offer car loans sold in the Groupama network alongside vehicle insurance.

On the international stage, Orange Bank was launched in Spain at the end of 2019. An all-mobile bank, it offers all its customers, whether or not they are Orange customers, a bank account, a Mastercard debit card and a savings account. Mobile payment is available on Apple Pay, Google Pay and Samsung Pay. Innovations include the Group management function, which enables funds and expenses to be shared or transferred between several people, giving customers the option to manage joint subscriptions such as water bills or Netflix accounts. Since the summer of 2020, Orange Bank Espagne has also been offering consumer credit and a financing solution for purchases of mobile phones in stores.

At December 31, 2023, Orange Bank had 1.9 million customers in France and Spain. This number includes customers who had opened an account with Orange Bank, as well as customers of credit and mobile insurance offers.

Disposal of Orange Bank and agreements with BNP Paribas

As part of its strategic asset review, Orange, after having started a search for a partner for its banking subsidiary, announced at the end of June 2023 the entry into exclusive negotiations in order to define a referencing partnership concerning Orange Bank’s client portfolio in France, develop financing solutions for mobile devices and discuss the modalities of a possible takeover of Orange Bank’s business in Spain. At the end of this negotiation, Orange announced at the end of February 2024 a partnership with BNP Paribas to offer a banking continuity solution for its clients in France and Spain. This partnership resulted in the signing of several agreements:

−    an SEO agreement in France whereby Hello bank!, the BNP Paribas mobile bank, offers Orange Bank customers in France an exclusive offer (subject to eligibility conditions); and

−    a commercial agreement to ensure a continuity solution for Orange Bank clients (subject to eligibility conditions) in Spain via the Spanish subsidiary of BNP Paribas Personal Finance, Banco Cetelem.

In parallel, Orange and BNP Paribas Personal Finance are collaborating on the implementation of a new credit solution for the financing of mobile devices.

This partnership is part of the intention of Orange’s wider intention to progressively withdraw Orange Bank from the retail banking market in France and Spain by the end of 2025. and the negotiation of a plan to safeguard employment for more than 600 jobs in France. In 2023, Orange Bank initiated an information-consultation with its employee representative bodies to cease its activities, and the negotiation of a plan to safeguard employment for more than 600 positions in France. Orange Bank has a solid balance sheet and will continue to meet all its regulatory obligations until its future withdrawal from the market. Orange Bank continues to offer a high-quality service.

Orange Bank Africa

In partnership with NSIA, a leading bancassurance provider, Orange launched Orange Bank Africa’s business activities in July 2020 in Côte d’Ivoire after obtaining a banking license from the Central Bank of West African States (BCEAO) in 2019. For populations still excluded from the conventional banking system, Orange Bank Africa has quickly become one of the most efficient ways of accessing credit and savings 24/7 from the Orange Money mobile account. In September 2023, the Banking Commission of the WAMU (West African Monetary Union) gave its approval for Orange Bank Africa to open a branch in Senegal.

Orange Bank Africa offers a fully digital microcredit and savings solution, allowing users to borrow smaller amounts instantly, from 5,000 CFA francs (around 8 euros), with an easy-to-use and innovative service which uses a scoring tool designed to accelerate decision-making and a dedicated artificial intelligence algorithm. It is accessible to everyone, regardless of location, time and mobile phone generation. In 2022, the offer was supplemented by a direct bank offer that includes consumer loans, business loans and a prepaid card offer. In 2023, the direct bank offer was supplemented by a real estate loan offer.

Orange Bank Africa had 1.3 million customers at the end of December 2023, with its pico-credit, micro-credit and savings offers via Orange Money and its direct bank offers (consumer loans, business loans, real estate loans, prepaid cards). In 2023, 1.3 million loans were granted for a total amount of 185.2 billion CFA francs, thereby contributing to the economic and social development of Côte d’Ivoire.

Orange Bank Africa enables the Group to participate more fully in the economic activity of its host countries and is thus completely in keeping with the regional financial inclusion strategy promoted by the BCEAO.

1.5 Orange’s networks

For the Orange group, the networks are a strategic asset and, as such, are subject to constant supervision, maintenance and upgrades. Launched in 2023, Orange’s strategic plan, Lead the future, is based on four key pillars, including capitalizing on infrastructure in all the countries where the Group is present (see Section 1.2.3 The Orange group strategy).

At end-2023, the Orange group operated networks in 26 countries in Europe, Africa & Middle East to serve its B2C customers; its business networks are among the most extensive in the world. Orange intends to continue to roll out, innovate and invest in the best technologies to meet the challenges of reliability, security and resilience for its customers in all its locations.

The Group’s investments in its networks, other than to maintain their quality (replacement of poles, cables and masts, and other equipment that has reached the end of its life) are designed to improve these networks in a number of respects:

−    the development of very high-speed fixed and mobile broadband (FTTH and 4G/5G), increased data transfer volumes and reduced connection latency. These investments concern all networks, from the mobile radio network and household Internet connectivity to satellite and submarine cables;

−    the migration of uses from old technologies (analog telephony, copper networks, 2G and 3G) to new technologies;

−    gradual virtualization of network control functions ("programmability" and "softwarization" of networks so that they can be adapted more quickly to new services and uses);

−    automation of network operation, which improves the quality of service for customers.

The networks are very extensive. In each country, they break down into (i) access networks (fixed and/or mobile), (ii) IP transmission and transport networks and (iii) control and service networks, supplemented by (v) international networks.

Access networks connect each customer - individuals or businesses - and provide a first level of customer data aggregation. IP transmission and transport networks connect access networks with each other and with the networks of other operators in the relevant country, as well as with international networks. Control and service networks, which drive access, transmission and IP transport networks, provide the connection between people and manage the services (voice, TV, Internet access and data). International terrestrial and submarine networks provide global connectivity for all services, voice and data, for which servers are often located on a different continent.

A glossary defining several of the technical terms used in this section can be found in Section 7.2.2 at the end of this Registration Document.

A common feature of all these networks is the continual increase in their capacity. Uses continue to expand, and traffic volumes are increasing across all Group networks. To anticipate this growth, which will continue over the coming years, the Group is investing in its networks to increase their capacity and performance while controlling their energy efficiency and reducing their environmental impact.

1.5.1  Access networks

Fixed-access networks

Analog access and ADSL/vDSL broadband access

Copper accesses comprise a pair of copper wires that connect individual customers to a concentration point and give them access, via the distribution and transport network, to a local switch. It is used to deliver analog voice services and broadband access services.

Orange operates copper access networks in France and Poland, and in various countries in Africa & Middle East (Côte d’Ivoire, Jordan and Senegal), to provide analog voice access services and data in the B2C, B2B and wholesale markets.

To supplement its coverage, Orange also uses the networks of third-party operators to provide these same services (Belgium, Slovakia, etc.).

Networks and services based on copper accesses are used less and less as users move to very high-speed broadband. They are constantly being optimized to deal with this decrease in usage while maintaining quality service. In France, a timetable has been established for the gradual closure of services (telephony and Internet) on the copper network (for more information, see also Section 1.4.1 Operating activities - France):

−    since the end of 2018: end of the marketing of new analog voice telephony lines;

−    since 2020: end of the marketing of Internet services on copper to B2C customers where fiber is available;

−    starting in 2026: complete discontinuation of the marketing of copper services;

−    gradual phase-out and complete shutdown of the copper access network starting at the end of 2022 by geographic areas with an estimated completion in 2030.

Very high-speed broadband fiber optic access

Orange has been rolling out FTTH access networks for over ten years, using a point-to-multipoint network architecture known as Passive Optical Network (PON). This architecture, based on passive fiber optic, has the advantage of being able to pool several technologies and several very high-speed broadband accesses on the same fiber.

These FTTH access networks make it possible to offer very high-speed broadband services: up to 2 Gbit/s using G-PON technology [9] and 10 Gbit/s using XGS-PON technology [10].

Most offers currently use G-PON technology, and offers using XGS-PON technology are available in Spain (since 2022) and France (since 2023).

Compared with other fixed access technologies, FTTH access networks offer improved performance in terms of bandwidth, response times and energy efficiency.

Orange offers FTTH connectivity in 17 countries and is the European leader in the number of accesses rolled-oud:

−    in France, the roll-out of the FTTH network started in 2007. In 2011 and 2012, Orange signed sharing arrangements with other telecom operators to speed up the roll-out. In 2023, it continued at a steady pace, and Orange consolidated its leadership with a total of 37.4 million households connectable to Orange fiber optic at end-2023;

−    the roll-out of FTTH networks is also continuing in Europe (excluding France), where by the end of 2023 Orange had more than 30.2 million connectable households, including 16.8 million in Spain and 8.0 million in Poland;

−    in Africa & Middle East, by the end of 2023, the Group had connected 4.1 million homes to FTTH in Morocco, Jordan, Côte d’Ivoire, Senegal, Mali, Burkina Faso, Egypt, the Democratic Republic of the Congo and Guinea.

Orange shares its fixed-access network in its three main countries - France, Spain and Poland - and plans to share some future FTTH roll-outs with other operators via FiberCos, involving third parties. In 2021, Orange joined forces with long-term investors to create Orange Concession. France’s leading operator of FTTH networks rolled out and operated on behalf of local authorities, Orange Concessions operates 24 Public Initiative Networks (PINs) representing 3.4 million homes connectable to fiber and nearly 1.5 million customers connected at end-2023, and nearly 4.6 million FTTH connections by 2025 (see Section 1.4.1 Operating activities - France). In Poland, Orange has created a 50%-owned FiberCo, whose objective is to roll out 1.7 million lines over the next five years to reach 2.4 million lines (see Section 1.4.2 Operating activities - Europe).

Radio and satellite fixed access

In certain European and African countries, fixed services are provided through 4G/LTE and now 5G, in addition to copper and fiber optic networks.

In addition to copper, fiber and radio accesses, fixed residential accesses and satellite television services are marketed via space capacity rental.

Since 2023, Orange has been offering a satellite service in mainland France through the Eutelsat Konnect VHTS satellite. This offer allows its most remotely located B2C and business customers to benefit from a very high-speed broadband experience (theoretically up to 200 Mbit/s downstream and 15 Mbit/s upstream) for the price of a fiber-optic offer.

Mobile-access networks

The GSM (2G), UMTS (3G), LTE (4G) and 5G access networks support voice and data communication services that reach average speeds of several tens of Mbit/s and up to several hundred in optimal conditions, allowing to easily send and receive voluminous content (audio, photo and video). The Group operates a mobile network in each of the countries where it offers B2C telecommunication services. The network supports GSM, UMTS and LTE technologies in all countries; in Europe, it also supports 5G. Between 2025 and 2030, the Group will gradually phase out its 2G and 3G networks in France and in all European Union countries where it operates. The phasing out of 2G and 3G will allow Orange to optimize the management of its networks and move them toward more secure, resilient, economical and energy-efficient technologies, such as 4G and 5G. Radio frequencies currently used for 2G and 3G will be re-used to improve the capacity and coverage of 4G and 5G networks in both urban and rural areas.

5G technology improves connection speed to mobile services, with average speeds three to four times faster than 4G, thanks to smart antennae installed on existing 4G sites. Orange’s 5G is now marketed in an NSA version (non-standalone, in other words based on a 5G spectrum but using a 4G core and an additional 4G anchor frequency band) in six countries in Europe (France, Luxembourg, Poland, Romania, Slovakia, Spain). It is initially being rolled out in urban areas where 4G is in high demand, and in areas with high levels of economic activity, as a complement to the other networks. On the African continent, Botswana and Jordan have commercially launched 5G NSA. 5G roll-outs are planned in all 17 countries in the very near future.

5G SA (standalone, in other words, operating completely independently of 4G and having its own core network) makes it possible to improve latency but also to adapt the network and the quality of service according to the user needs by using network slicing technology: This technology consists of virtually dividing the network into several slices operating independently and thus offering different levels of mobile network performance according to customer needs (B2C, businesses, industrial campuses, etc.).

In 2023, Spain and Belgium launched their 5G SA network. The other four European countries that have already rolled out 5G NSA will commission 5G SA between 2024 and 2025.

To reduce its environmental impact and operating costs, Orange shares more than 65% of its radio sites with a partner or TowerCo. Sharing can be either "passive" (confined to masts/rooftops only), or "active" (masts/rooftops and active equipment). Sharing of this nature, which previously concerned 2G/3G/4G technologies, now includes 5G. Passive sharing is in place in almost all of the Group’s host countries. Active sharing, which is more efficient, has mainly been adopted in the following countries:

−    Poland, for nearly all of the mobile access network;

−    Spain, where the mobile-access network is shared outside major cities;

−    France, for 4G coverage of dead zones, including the 2,000 new sites of the New Deal program;

−    Belgium, where an active mobile-access network sharing agreement was signed in 2019. Work to consolidate the two networks started at the end of 2021 and will take place over several years;

−    Romania, for sites in rural areas and expanded to sites in urban areas.

For several years now, Orange has been moving its RAN toward Open RAN and softwarization. As early as 2020, the first Cloud-native network was tested in France, then also in Spain, with the Pikeo initiative, which demonstrated some of the benefits of Open RAN: on the one hand, open interfaces make it possible to combine radio transmitters and processors from different vendors; on the other hand, disaggregation between hardware and software makes it possible to roll out virtualized RAN functions on unified servers. Orange was thus able to illustrate the benefits of automation and the CI/CD and "zero touch network" concepts, speeding up network management processes such as SW roll-out and upgrades, which will reduce operating expenses ("OPEX"). In mid-2023, Orange activated its first 4G (and soon 2G) Open RAN sites via a commercial network pilot in a rural area of, sharing a network with Vodafone in a world first. Open RAN is paving the way for more flexible network sharing, with independent vRAN software per operator, potentially from different vendors, on the same shared Cloud infrastructure. Initial results seem to confirm Open RAN’s ability to rival traditional RAN in terms of performance and functional parity. These experiments are preparing Orange for large-scale roll-outs from 2025.

At the end of 2021, the Group created a European TowerCo, Totem, which has a passive mobile infrastructure portfolio of nearly 27,300 sites in France and Spain. (See Section 1.4.5 Operating activities - Totem).

Energy savings

In 2023, the Group stepped up its Energy action plan to limit energy consumption and the associated CO2 emissions (scope 2) against a backdrop of increasing traffic and significant coverage, to achieve the objectives set by the Lead the future strategic program. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

1.5.2     National transmission and IP transport and control networks

In each country where it has B2C customers, Orange operates a network that is layered as follows:

Transmission network

The transmission network primarily consists of terrestrial and submarine fiber optic, as well as radio relay systems rolled out mainly in Africa & Middle East countries. These networks support voice and data traffic, for fixed and mobile B2C, B2B and wholesale services. The technologies proposed by the equipment manufacturers selected by Orange on optical links make it possible to achieve speeds of up to 800 Gbits/s per wavelength, and Dense Wavelength Division Multiplexing (DWDM) technology allows capacities of 50 Tbits/s per fiber. Orange is one of the world leaders in the use of advanced optical functions to obtain more flexible and programmable transport networks.

IP transport network

The IP network consists of routers connected to the transmission network. In France, an IP network dedicated to businesses is also in operation, in addition to the network managing data for B2C customers. The main purpose of this network is to connect businesses’ French sites for internal data exchange on a Virtual Private Network (VPN) and provide them with Internet connectivity. It also provides Voice over IP transport to businesses.

Control network

The control network (also known as the signaling network) manages calls and data connections, updates of location data for mobile phones, roaming and SMS. This network is being upgraded to new standards, for example to manage 5G.

Voice services network

In the countries in which it has fixed operations, Orange operates a switched telephone network (PSTN) to deliver analog voice and ISDN digital services. These networks are continually being optimized because of declining uses. In France, Orange stopped marketing its analog voice services at the end of 2018 and announced the first zones where voice services will only be available using IP technology from the end of 2023.

Orange has also rolled out fixed VoIP networks using IMS (IP Multimedia Subsystem) technology in many countries for B2C and B2B uses.

Until 2015, all mobile voice traffic was managed in switched mode by the mobile network in each country. In 2015, Orange rolled out mobile IMS infrastructure in European countries to offer VoLTE (VoIP over LTE) and VoWiFi (mobile Voice over WiFi) services. At end-2021, VoLTE and VoWiFi had been rolled out in all of the Group’s European networks and are being rolled out in some countries in the MEA region.

1.5.3  International networks

Terrestrial network

The international terrestrial network comprises four main networks, connected via submarine cable:

−    the European network, whose roll-out began in April 2012 in France, and which has been extended to include services in Frankfurt, London, Barcelona and Madrid, as well as submarine cable stations;

−    the North American network, one of Europe’s most strategic routes. According to Telegeography, "with 571 Tbps of international bandwidth used, the transatlantic remains by far the largest intercontinental route. It is twice as busy as the transpacific route, the second busiest in the world." (Source: TeleGeography’s Transport Networks - Transatlantic 2023);

−    the Asian backbone in Singapore, served by the SEA-ME-WE3, SEA-ME-WE4 and SEA-ME-WEA 5 submarine cable; and

−    Djoliba, the first pan-African backbone, commissioned in November 2020. This infrastructure is based on a terrestrial fiber optic network coupled with submarine cable, thereby offering secure international connectivity from West Africa. The new backbone covers eight countries: Burkina Faso, Côte d’Ivoire, Ghana, Guinea, Liberia, Mali, Nigeria and Senegal.

In 2023, Orange was appointed coordinator of the FranceQCI consortium, which includes Airbus, CNRS, Cryptonext Security, France’s Directorate General for Civil Aviation, Orange, Sorbonne Université, Télécom Paris, Thales, Thales Alenia Space, Université Côte d’Azur, Veriqloud and Welinq. As part of the Digital Europe program, this project represents a significant contribution in France to the objective of rolling out a secure quantum communication infrastructure for the EU (EuroQCI), and paves the way for the future European Quantum Information Network (QIN).

Satellites

Orange uses satellite communications to provide VSAT (Very Small Aperture Terminal) services to Orange Business’s terrestrial or maritime B2B customers, to connect isolated mobile sites in Africa and to provide IP or voice connections to other operators. To provide these services, Orange uses space capacity rented from satellite operators (Eutelsat, Intelsat, SES and Arabsat). Orange is also forging partnerships with new players in the industry. In 2023, Orange announced a partnership with One Web and its low-Earth orbit constellation, which will improve and expand Orange’s global connectivity, particularly in rural and remote areas of Europe, Latin America and Africa, strengthen its leading position in the mobile backhaul market in hard-to-reach areas such as certain African countries, and enhance Orange Business’s offer for large, small and medium-sized businesses by providing resilient and low-latency broadband solutions.

In 2023, Orange was also selected to participate in the IRIS [11] industrial consortium for the sovereign European satellite constellation project. The program is linked to the European Commission’s proposal on the EU’s Global Gateway Strategy. It will enable the provision of affordable Internet access everywhere in Europe and will provide secure connectivity over geographical areas of strategic interest, such as the Arctic region and Africa.

Submarine cable

To address the strong growth in international telecommunication traffic and in a highly competitive market, Orange is maintaining its level of investment in submarine cable and is continuing to develop its network in order to meet the needs of its customers. Due to the high cost of the investments required to construct a cable, these investments are carried out with the various players involved (operators, private companies and GAFAM) and in various forms (consortiums, purchase of user rights, transmission capacity rental, etc.).

Orange is an investor in more than 40 submarine cables and consortiums covering various routes: North Atlantic, Caribbean, Europe-Asia and Europe-Africa.

The year 2023 was marked by the announcements in April that Orange had begun construction on the new submarine cable linking Tunisia and France as part of its association with the operator Medusa Submarine Cable System, with the support of the European Commission; and in December that the Amitié transatlantic submarine cable between New York and Europe had been commissioned. For more information about the announcements, see Section 1.3 Significant events.

In addition, over the course of 2023, the 2Africa consortium, of which Orange is a member, continued the gradual roll-out of the cable, with several landings in the Middle East (Saudi Arabia) and Africa (Kenya, South Africa, Madagascar, Mozambique, the Democratic Republic of the Congo, Senegal, etc.). More than 45,000 kilometers long, its full commissioning is scheduled for the end of 2024 and will connect 33 countries in Africa, Asia and Europe. The cable, rated up to 180 TBps in key parts of the system, will increase capacity and improve Internet reliability and performance across much of Africa, and supplement rapidly growing capacity demand in the Middle East.

Lastly, the roll-out of two new submarine cables continued in 2023:

−    Orange welcomed Digicel’s Deep Blue One cable to Cayenne in December. The roll-out of the cable will continue in early 2024, with commissioning scheduled for the second quarter of 2024. This will allow Orange to improve connectivity in French Guiana by linking the territory to Trinidad;

−    the SEA-ME-WE 6 consortium, in which Orange is heavily involved, is continuing construction of the 21,000-kilometer submarine cable that will link Singapore and Marseille in 2025. This will be connected to a cable serving four countries in the Middle East (Oman, UAE, Qatar, Bahrain).

International service control networks

Orange operates an international control network to manage the signaling associated with the voice, roaming and text message traffic of its mobile networks and those of its operator customers. This network is evolving to handle new standards such as 5G.

Orange also operates a network for the supply of voice services for international businesses, based on the international IP MPLS network.

In addition, several centralized platforms were rolled out on international transit points to provide value-added services to mobile operators.

1.5.4  Network Integration Factory

In 2023, the Network Integration Factory developed an industrial product to implement an automation chain for the integration and deployment of network functions. This automation chain is shared with all Orange subsidiaries and used by all manufacturers. It was deployed in Belgium and Spain in 2023, and is currently being rolled out in 2024 in France, Slovakia, Romania and Poland.

The first deployment in Belgium demonstrated that Orange is capable of automating the network functions of the 5G mobile core (SIG ORACLE) in "GitOps" mode, enabling deployment in a matter of hours compared with the several weeks required when these evolutions are carried out manually. The aim now is to capitalize on these developments to replicate these automated deployments in the Group’s other countries using this function.

Automation work began or continued over the year on network functions in the fixed access, transport and RAN domains, with a view to generalizing the model and enriching the number of network functions in the Network Integration Factory’s catalog of services. The Network Integration Factory has also supplied Orange France with automated switch testing solutions for B2B and wholesale requirements, to reduce the time taken to complete validation campaigns from 4 days to 30 minutes. Work has also begun with Orange Marine to limit the downtime of its fleet of ships at sea by reducing the time taken to repair fibers whose measurements are automated.

1.5.5  Network resilience

Network resilience ensuring continuity of services is an essential element of Orange’s purpose as a trusted operator. Orange’s network resilience approach focuses on:

−    anticipation, by choosing the architectures most likely to resist hazards. This includes anticipating future climate conditions and the weather events they will produce;

−    assessing the system’s ability to anticipate and absorb potential disruptions, to develop ways to adapt to changes in the system itself (such as the introduction of a new technology, or external changes), and to enhance its ability to withstand disruptions and recover as quickly as possible after a shock.

Orange’s network resilience is built on:

−    transmission and transport networks structured in loops in order to ensure a minimum service in the event of a branch outage;

−    redundancy at various levels (sites, energy chains, equipment and servers) in order to compensate for failures of individual units;

−    anticipation and prevention capabilities to detect and implement the first redundancy and diversity mechanisms. Historically, these capabilities referred to the robustness of the network;

−    absorption capabilities with defense mechanisms, including congestion or overload control mechanisms;

−    adjustment capabilities to reduce the impact of incidents on the services provided to customers;

−    repair capabilities to restore normal functioning.

1.6 Research and Development

In the Information and Communication Technologies (ICT) sector, which is undergoing major change in its value chain, with an increase in the number of players and the creation of new economic models, innovation is a major growth driver for the Orange group. In 2023, the Group devoted 613 million euros (i.e. 1.4% of its revenues) to furthering its research and innovation activities. This amount includes staff costs and operating and capital expenditure related to research and innovation in new products and services.

1.6.1  Research and innovation

Orange is a leading private player involved in digital research in France. The Group aims to be a committed player in current and future transformations including connectivity, especially with fiber, the networks of the future, responsible artificial intelligence, the Internet of Things on a large scale, and trusted digital technology with low environmental impact that meets the need for sovereignty. Orange aims to use research to improve daily life for everyone and to respond to major social challenges through innovative and responsible uses of new digital technologies. Bringing together its activities around the creation of strategic innovation, research and the implementation of technical and data policies for the Group, Orange Innovation is the driving force behind this innovation. Against the backdrop of rapid changes in its customers’ uses and expectations, Orange Innovation is building competitive and value-creating assets for the Group.

Orange is convinced that using data and AI in a responsible, useful and accessible way will open up new prospects for individuals, society and the planet. Orange is placing AI at the heart of its innovation model to support the company’s growth as well as its social and environmental objectives, focusing on three major areas: making networks smarter, improving operational efficiency and reinventing the customer experience. Orange established its Data and AI Ethics Council in 2021 with this in mind, and in 2022 it signed an Ethics and Responsibility Charter [12] in order to specify its values. To facilitate access to reliable, high-quality data, a "data democracy" strategy has been launched as part of a secure, controlled approach. It relies on the adoption of cutting-edge AI and data tools and a change in operating methods. Moreover, against a technological backdrop that has been profoundly transformed by the emergence of generative AI, Orange seeks to develop its use and step up its dissemination within the company itself to create more value in all its business lines, networks and interactions with customers. In order to develop key skills around AI within all the Group’s business lines, Orange offers its employees a comprehensive range of training courses, covering topics such as acculturation (in particular to generative AI) and technical training for business lines and experts. The Group has also enhanced its range of upskilling and professional retraining courses for its employees, as well as two Data Analyst and Data Scientist courses as part of the Orange Apprentice Training Center.

Supplying its customers with the best connectivity is key to Orange’s strategy. Several innovations are currently being developed or tested which are likely to provide solutions in the coming years to improve connectivity, achieve the "Net Zero Carbon by 2040" commitment, develop new services and improve the quality of service provided to its customers.

Thus, 5G technology improves connection speed to mobile services, with average speeds three to four times faster than 4G, thanks to 5G smart antennae installed on existing 4G sites. 5G is also more energy efficient than 4G, making it a significant lever for the Group to achieve its commitment to be Net Zero Carbon by 2040. In 2022, an important stage of preparing, testing and rolling out new 5G Stand Alone (SA) network cores was initiated in the European countries in which Orange operates. In 2023, Spain and Belgium launched their 5G SA networks. Other European countries that have already rolled out 5G NSA will commission 5G SA between 2024 and 2025. 5G SA brings increased performance in terms of upload speed for the end user and lower latency. With network slicing, which consists of virtually cutting the 5G network into slices, it will be possible to specialize certain slices to cover critical uses or specific needs and offer different levels of quality and security. 5G SA and network slicing will allow Orange to develop its range of mobile private network solutions. Through the Orange 5G Lab initiative launched in 2021, Orange is proposing a real network of 19 sites worldwide to help economic players better understand the opportunities, value and utility of 5G. Nearly 3,700 businesses, start-ups or local authorities have gone through an Orange 5G Lab since their launch, among which 275 businesses have been supported in testing use cases, particularly in environments benefiting from advanced private 5G network and/or edge computing features.

To optimize the management of its networks and move them toward more secure, resilient, energy-efficient and modern technologies such as 4G and 5G, Orange has announced the phasing out of 2G and 3G networks between 2025 and 2030 in all the European Union countries in which it is present. Radio frequencies currently used for 2G and 3G will be used to improve the capacity and coverage of 4G and 5G networks in both urban and rural areas. The customer experience on mobile will be improved with better voice quality via VoLTE, higher throughput, lower latency and enhanced security, with no major impact on almost every offer.

In order to best meet the connectivity needs of customers, Orange has carried out the first NB-IoT and 5G SA roll-outs in addition to the networks already rolled out in Europe. In the B2C market, since 2021 Orange has offered "Protected Home" remote surveillance in France, and has also marketed a service in Spain that allows users to monitor their homes themselves using a high-resolution WiFi camera and a mobile app. In the B2B market, Orange also provides two turnkey solutions, "smart operations" and "smart eco energy," in order to continue to support businesses and local authorities in the democratization of IoT uses. Also in response to customers’ connectivity needs, Orange confirmed its commitment to the IoT market and the LoRaWAN standard at Sido 2023, the Internet of Things trade show. This technology is renowned for its efficiency in both static and mobile environments, guaranteeing optimized energy consumption for connected devices.

Since 2021, Orange has launched several initiatives to realize its vision for the future of the networks. This vision is that of ambient connectivity. It relies on networks that are more versatile, secure, powerful, resilient and designed to limit their environmental impact. Increasingly mature key technologies such as software networks, edge computing, virtualization and AI are enabling a new era of connectivity capable of better meeting customer needs and adapting to services and breakdowns in real time, automatically and autonomously. For example, the work carried out in 2023 on Open RAN in Romania with Vodafone seems to confirm the ability of Open RAN to rival traditional RAN, allowing Orange to plan larger-scale roll-outs from 2025 onward. Orange is also involved in several initiatives with other operators and the telecoms industry to promote the emergence of open and interoperable European Open RAN and Telco Cloud solutions.

In terms of the environment, Orange is continuing to reduce the impact of its activities and those of its customers. Orange has continued to work on the energy efficiency of its infrastructure (networks and Data centers). The Green ITN program has already reduced the Group’s energy consumption linked to network and information system operations [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. It relies in particular on the energy efficiency of new equipment and next-generation Data centers designed to use air conditioning as little as possible, as well as the use of AI to further reduce energy consumption from networks. Since 2022, an app has enabled Orange subsidiaries to visualize the reduction in their energy consumption and the associated carbon emissions, in connection with the actions implemented. Orange has also continued to solarize mobile sites in Europe and particularly in the MEA region (Madagascar and Senegal). It has also worked to solarize Data centers in Côte d’Ivoire and Burkina Faso. In addition, Orange continues to expand its supply of renewable energy in Europe through long-term contracts with local suppliers. This has been the case in France, Spain and Poland in particular. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] Several 2030 trajectory models have already been implemented: mobile devices, home equipment, network infrastructure and Data centers. These models have been tested and validated in Orange France and will be rolled out to the Group’s other regions in 2024, so that each country can fine-tune the levers to be applied. In 2023, Orange Innovation created a guide to assess the carbon footprint of a digital service from concept to end of life. The guide identifies the main sources of carbon emissions and helps to implement actions to reduce them. Since 2022, Orange has been making it easier to calculate the carbon footprint of its Enterprise offers thanks to a tool made available to its sales force; in 2023, the tool was enhanced with new services. Orange aims to systematize the eco-design of its products and services in order to help reduce their environmental impact. A methodological framework and training course are now available to project managers, product managers, experts and project contributors for Group entities. Following the launch of Livebox 6 in France in 2022, Orange launched Livebox 7, whose eco-design approach has been awarded the "Footprint Progress" certification by Bureau Veritas. Livebox 7 is also designed to take full advantage of the latest generation of fiber, anticipating the uses that will expand in the years to come, as well as network capacities.

Orange wishes to advance the consideration of social and environmental expectations in relation to technology. After presenting its vision of 6G in a white paper published in 2022, the Group became a member of the Chaire 6G Durable with Centrale Supélec, the University of Paris Saclay and the CNRS. Involved in several major initiatives around this technology, Orange is coordinating a working group within the European research project Hexa-X-II, tasked with reflecting on the use cases and target characteristics of a 6G network, and establishing a dialogue with representatives of society with a view to co-designing what 6G will be like upstream of its specification.

Orange’s research and innovation activities are conducted within the framework of an Open Innovation strategy to capture trends, find original solutions and benefit from the Group’s partners’ skills and contributions.

This is reflected in a number of developments:

−    Orange signed and launched nearly 92 partnership contracts with the world’s top University research centers between 2020 and 2023, and has also set up four joint laboratories: one with INRIA on the virtualization of network functions; one on antennas with the University of Nice; and one with the University of Grenoble-Alpes on health, and with Lab’Optic on fiber measurements and bench testing. It is also involved in the b<>com Institut de Recherche Technologique, and is contributing to 77 national and European cooperative projects, including through its involvement in seven competitiveness clusters (including the chair of the Images & Réseaux cluster) as part of a network of more than 150 industrial and academic stakeholders. Orange also funds seven research chairs, including one with Centrale Supélec on sustainable 6G;

−    Orange is also involved in several research projects in France (Quantum@UCA, ParisRegionQCI, France QCI) and in Europe (EuroQCI, Prometheus) around quantum communication networks with numerous academic, industrial and start-up partners;

−    many start-ups benefit from Orange’s support through a number of initiatives, including the Orange Fab program, which offers programs to accelerate and internationalize start-up businesses in 21 countries. The Group also supports female start-up creators with #FemmesEntrepreuses and Women Start, as well as the best positive-impact technology projects in Africa & Middle East, with the Orange Prize for Social Entrepreneurship in Africa & Middle East (known by its French acronym, POESAM - Prix Orange de l’Entrepreneur Social en Afrique et au Moyen-Orient). It is also part of various global networks and events, including the Business France and French Tech networks;

−    lastly, Orange has an active policy of forming strategic partnerships with leading industrial players worldwide, which allows it to enhance its portfolio of products and services and open itself to new ecosystems.

2023 was also the year of the first Orange Open Tech Days, which grew out of the Research and Innovation trade show, bringing all divisions and external partners to showcase the Group’s ability to unite its ecosystem around innovation. Business leaders, experts, institutions, research centers, academics, and journalists were presented a collection of the latest innovations and research work from all the Group’s entities through over 60 demonstrations and 20 mini-conferences. Several themes were highlighted: New retail connectivity, Cybersecurity, Telco as a platform and Customer experience. With its firm belief that the visibility of its innovations can generate opportunities and synergies, Orange Innovation has become a catalyst for innovation.

1.6.2     Intellectual Property and Licensing

The Intellectual Property and Licensing Department protects, manages and adds value to Orange’s patent portfolio, which is one of the Group’s intangible assets; it also derives value from software. It is an asset that sets Orange apart from its academic and industry partners. Its role is also to defend the Group’s interests in the event of disputes involving intellectual property:

−    at December 31, 2023, the Orange group had a portfolio of more than 10,500 patents or patent applications in France and abroad protecting its innovations. To maximize their value, some patents are licensed through patent pools for patents pertaining to industry standards (e.g. NFC, MPEG Audio, WiFi, HEVC, 5G, neural coding, VVC, VP9-AV1, etc.). Value maximization also concerns software such as engineering tools for the mobile network;

−    in 2023, 212 new inventions were patented, including major technical contributions to standardization (5G, coding, video, etc.). These inventions mainly come from the Group’s Innovation Research Centers in France and abroad;

−    in France, Orange is ranked twelfth in the INPI 2022 ranking (source: INPI 2022 ranking, March 2023).

1.6.3  Capital investment

As a keen major financer of innovation in information technology, the Orange group has made financial commitments to this area via two key complementary investment channels: Orange Ventures and Orange Digital Investment. As well as generating a profit, these investments aim to sustain the Group’s innovation, forge strategic, technological and/or commercial partnerships, and enhance the Group’s image within the innovation ecosystem and with its customers and other stakeholders:

−    Orange Ventures, wholly owned by the Group: at the end of 2020, Orange strengthened its venture capital activity by creating Orange Ventures, a new company with a budget of 350 million euros. Orange Ventures invests in fast-growing companies in Orange’s established business areas such as connectivity, cybersecurity, data AI, the digital enterprise or innovative financial services. Orange Ventures also invests in innovative companies in the fields of e-health, climate and the circular economy, in line with the Group’s inclusion and carbon footprint reduction targets.

Orange Ventures supports start-ups at all stages of their development, from the seed stage in Africa & Middle East, to more mature phases in Europe and the United States, with unit investments of up to 20 million euros per round of fundraising.

Orange Ventures serves to promote the emergence of future technological champions, helping drive the transition to an increasingly digital and responsible world in the service of the greatest number in order to share their innovation capabilities, for the Group’s customers or within operations, and the creation of synergies between Orange and start-ups;

−    investment funds run by management companies outside Orange. They have also helped respond to new challenges, particularly Orange’s commitment to achieving Net Zero Carbon by 2040. Over the last 20 years, the Group has made investment commitments of 350 million euros as follows:

-     the Iris Venture IV and Iris Next funds and the three Orange Publicis Ventures funds (Growth, Global and Early Stage), created within the framework of a partnership with the Publicis group,

-     the Raise Investissement, Raise Ventures and Raise Seed for Good funds,

-     several "thematic" funds, including Robolution Capital, Écomobilité Ventures focused on digital and sustainable mobility, Digital Health 2 focused on digital health, and Venture Reality Fund 2 focused on augmented reality,

-     two funds focused mainly on investments in Africa: Partech Africa, managed by Partech Partners, and the French-African Fund (AfricInvest),

-     two investment funds, Paris-Saclay Seed Fund and Seedcamp IV, investing in start-ups in the seed capital phase.

The Group is also committed to two natural capital funds whose purpose is to finance environmental carbon sequestration projects, with compensation in carbon credits [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED].

1.7 Regulation of telecommunication activities

In the countries where it operates, the Orange group has to comply with various regulatory obligations governing the provision of its electronic communications products and services, primarily relating to obtaining and renewing telecommunication licenses, as well as oversight by the relevant regulatory authorities seeking to maintain effective competition in electronic communications markets. Orange is also subject to specific regulatory constraints in some countries due to its dominant position in the relevant markets. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

1.7.1     European Union

1.7.1.1 Legal and regulatory framework

The European Union has laid down a common legal framework in order to harmonize the regulation of electronic communications. It is binding on the Member States and must be implemented by the National Regulatory Authorities.

The general legal framework of the European Union has been amended by the European Electronic Communications Code, which came into force on December 20, 2018. It revises and combines four main directives deriving from the 2002 Telecoms Package on:

−    a common regulatory framework for electronic communications networks and services;

−    the authorization of electronic communications networks and services;

−    access to and interconnection of electronic communications networks and associated facilities;

−    universal service and users’ rights relating to electronic communications networks and services.

Furthermore, Regulation (EC) 1211/2009 of November 25, 2009, canceled and replaced by Regulation (EU) 2018/1971 of December 11, 2018, established the Body of European Regulators for Electronic Communications (BEREC).

This legal framework is supplemented by sector-based texts (international roaming, open Internet, etc.), as well as broader texts aimed at the European digital ecosystem (protection of privacy, etc.).

1.7.1.2 Main community texts in force

The European Electronic Communications Code

The European Electronic Communications Code (Directive (EU) 2018/1972) came into force on December 20, 2018. The Member States then had 24 months to transpose it into national law. However, due to the health crisis, the transposition has not yet been fully completed in certain countries, particularly in some countries within Orange’s European area.

The Code includes a regulatory objective to support the roll-out and adoption of very high-connectivity networks, in line with Orange’s aim of seeing regulatory objectives redirected toward support for investment.

In addition, the rules governing access obligations imposed on operators with significant market power have been positively adjusted in relation to the previous framework:

−    access obligations should better target only the relevant fixed access infrastructure so as to address competition issues in the retail market;

−    the Code promotes co-investment in very high-connectivity networks. If an operator in a dominant position makes a co-investment offer that complies with certain provisions, it could be exempted from remedies related to its dominant status. Only co-investors will have access to the full capacity of these networks. The other operators will be able to enjoy the same quality of wholesale access as they did before the roll-out of the networks. National regulators will need to secure approval from the European Commission for such measures;

−    the Code also favors the wholesale operator model - not present in the retail market - by exempting it from certain remedies, even in cases of market dominance.

In addition, access obligations for fixed-access infrastructure serving subscribers may be imposed symmetrically on all operators when it is not technically feasible or economically reasonable to replicate such infrastructure. These obligations are subject to a joint veto by the European Commission and BEREC.

Concerning the allocation of radio spectrum needed for mobile services, the Code reinforces European rules designed to improve harmonization and cooperation between Member States, including the minimum 20-year visibility of spectrum licenses. The implementation and in particular the allocation of spectrum capacity remains a national matter, with only light oversight by Europe. Provisions facilitating the roll-out of "small-area wireless access points" and the availability schedule of the 5G spectrum were also adopted.

With respect to the regulation of communication services, most of the obligations intended to protect end-users are for Internet access service and services using public numbering plan resources, independently of the service provider. Other services, such as interpersonal communication services independent of the numbering plan and signal transport services, are only subject to a limited number of obligations.

However, regulation of the competitive markets for intra-European calls and SMS has been introduced through Regulation (EU) 2018/1971 of December 11, 2018, imposing a cap of 19 euro cents per minute and 6 euro cents per SMS, applicable since May 15, 2019.

Concerning universal service obligations, the Code abandons the principle of telephone service provision and calls on Member States to ensure the availability of an affordable Internet access service, upholding the principle of potential designation should Member States consider that the market does not provide such services under said conditions, but increasing the burden of proof for Member States. The financing system for the universal service remains in the hands of the Member States, with coverage from public funds or from a fund financed by the sector. In addition, the Code opens the door to an extension of universal service obligations to include the supply of affordable mobile services.

The Code and its associated regulation on changes in BEREC’s responsibilities and governance do not create a European regulator. However, the Code does adopt the principle of full standardization of the rights of end-users, subject to exceptions, and strengthens the control exercised by the European Commission over access regulation and over the spectrum.

Harmonization of analyses of relevant markets

On December 18, 2020, the European Commission published a new recommendation identifying two relevant product and service markets for which National Regulatory Authorities should carry out market analyses that may lead to the implementation of ex-ante regulation:

−    market 1: wholesale provision of local access at a fixed location (formerly market 3a/2014 of Recommendation 2014/710/EC);

−    market 2: wholesale provision of high-quality access at a fixed location (formerly market 4/2014 of Recommendation 2014/710/EC).

Call termination rates

The Code provides that fixed and mobile call termination rates will cease to be determined by National Regulatory Authorities but will be determined by the European Commission for all countries in the European Economic Area. This provision concerns European operators for calls terminating in a European country.

In this context, on April 22, 2021, the European Commission published Delegated Act 2021/654 determining call termination rates:

−    the fixed call termination rate is set at 0.07 euro cents per minute;

−    the mobile call termination rate is set at 0.2 euro cents per minute. However, a glide path is planned until the end of 2023: the maximum call termination rate for countries with rates above 0.2 euro cents per minute was 0.55 euro cents per minute in 2022 and then 0.4 euro cents per minute in 2023.

The Delegated Act entered into force on July 1, 2021.

International roaming

Regulation (EU) 2015/2120 of November 25, 2015 (Telecom Single Market or TSM), which aims to eliminate surcharges for international roaming within the European Union, and Regulation (EU) 2017/920 of May 17, 2017, which lays down the rules for wholesale roaming markets, expired on June 30, 2022. The new Regulation (EU) 2022/612 on international roaming was adopted by the European Parliament and by the Council of the European Union on April 6, 2022 and came into force on July 1, 2022 for a period of 10 years.

The new Regulation:

−    sets new wholesale roaming price caps:

-     Voice: 0.022 euros per minute from July 1, 2022 to the end of 2024 and 0.019 euros per minute starting in 2025,

-     SMS: 0.004 euros per SMS message from July 1, 2022 to the end of 2024, and 0.003 euros per SMS message starting in 2025,

-     data:

2022	2023	2024	2025	2026	Starting in 2027
2 euros/Gb	1.8 euros/Gb	1.55 euros/Gb	1.3 euros/Gb	1.1 euros/Gb	1 euro/Gb

−    requires that, if the same conditions are available in the country visited, the quality of service provided on roaming is identical to that offered on the domestic market (unless technically impossible);

−    provides for the creation by BEREC of databases on means of accessing emergency services and value-added services;

−    requires greater transparency vis-à-vis customers, in particular about rates, the risks of high rates, and the means to access emergency services.

BEREC has revised its guidelines to include the changes introduced by the new Roaming Regulation, in particular the rules related to the quality of service to be provided while roaming. In addition, the new guidelines recognize the principle of gradual transition to new generations of technologies and gradual updates of roaming agreements to provide conditions equivalent to those of the Member State of origin.

In addition, on December 6, 2022, a coalition of operators signed, under the aegis of the European Commission, a joint press release aimed at voluntarily implementing lower rates for data roaming with the Western Balkan countries starting in the summer of 2023.

Regulation of the open Internet

The TSM Regulation has introduced rules to ensure an open Internet within the European Union. Article 3.3 of the TSM Regulation states that in the provision of Internet access services, providers shall treat traffic equally and without discrimination, restriction or interference, irrespective of sender and recipient, the content consulted or broadcast, the apps or services used or provided, and the handset equipment used. It is up to the Member States to adapt their national law to comply with this provision.

On April 30, 2019, the European Commission published a report on the implementation of the net neutrality component of the TSM Regulation. The Commission, in the light of market developments, concluded that the principles of the Regulation are appropriate and that they effectively protect end-users by promoting the Internet as a driver of innovation. The Commission pointed out that operators have correctly applied the regulation governing net neutrality and that national regulators have imposed very few fines. It does not propose any amendments to this Regulation.

On the basis of that report, BEREC published a new version of its guidelines in June 2020, clarifying certain points:

−    the scope of the regulation is limited to the part between the interconnection and the customer-side network termination point, thus leaving the terminal equipment outside the scope when it is located beyond that termination point;

−    the possible compatibility of 5G slicing technologies with the regulation.

On June 15, 2022, BEREC published an update to its guidelines clarifying, following rulings by the Court of Justice of the European Union, that zero-rating practices do not comply with the Open Internet Regulation.

On April 28, 2023, the European Commission published its assessment of the rules on Open Internet access. According to this report [13], the Commission found that the Regulation continues to guarantee the essential balance between the protection of end-users’ rights and the support of a competitive environment in the EU’s Digital Single Market.

Personal data protection

The European Commission wishes to replace the sectoral Directive 2002/58/EC of July 12, 2002 on privacy and electronic communications, known as the e-Privacy Directive. The project, which dates from 2017, establishes rules to protect the privacy of online communications and the use of electronic communications data (metadata). It introduces a level of fines that is aligned with the General Data Protection Regulation (GDPR), which came into force in 2018 [14], and maintains the regulatory asymmetry between telecommunication operators and digital actors (OTT service providers) regarding metadata collection.

However, the e-Privacy regulation project is made less urgent by the fact that the Code has extended the scope of application of the confidentiality of communications to OTT services, and that the GDPR has strengthened the methods used to collect consent and the regime of sanctions to which the 2002 Directive refers. Moreover, the lack of political agreement on the new text makes its approval uncertain.

Digital Services Act and Digital Market Act

At the end of 2020, the European Commission published two pieces of legislation: an update of the e-Commerce Directive [15], known as the Digital Services Act (DSA), and a Regulation to combat the role of large online platforms, known as the Digital Market Act (DMA).

The DSA amends and updates the obligations of intermediaries connecting consumers with goods, services and content. Its main aim is to prevent illegal and harmful activities online, as well as the spread of disinformation. However, as far as electronic communications operators are concerned, the DSA only makes limited changes compared with the Electronic Commerce Directive.

The DSA [16], published in the Official Journal on October 27, 2022, entered into force on November 16, 2022. However, it will be implemented in stages:

−    platforms and search engines had until February 17, 2023 to report their number of users, which is used to designate the main platforms and Internet search engines provided for by the text, for which specific obligations exist;

−    since the end of August 2023, the new rules have therefore applied to the main platforms and engines. Of these, 17 are very large online platforms (VLOP) and 2 are very large online search engines (VLOSE), with more than 45 million users in the EU;

−    from February 17, 2024, the DSA rules will apply to all intermediaries.

For its part, the DMA ushers in an ex-ante regulatory framework for online platforms acting as gatekeepers, and also gives the European Commission broad powers to conduct market investigations. Telecommunication operators are outside the scope of the regulation. The DMA [17] was published in the Official Journal on October 12, 2022, entered into force on November 1, 2022, and became applicable from May 2, 2023. On September 5, 2023, Alphabet, Amazon, Apple, ByteDance, Meta and Microsoft were the first gatekeepers designated by the European Commission under the DMA. These companies will have to comply with their new obligations by early March 2024.

Access Recommendation (Gigabit Connectivity)

On February 6, 2024, the European Commission adopted the recommendation on the regulatory promotion of Gigabit connectivity. It replaces the 2010 Recommendation on Next Generation Access (NGA) and the 2013 Recommendation on Non-Discrimination and Pricing Methodologies (NDCM), collectively referred to as "Access Recommendations". It aims to update and align the Recommendation with the European Code of Electronic Communications (EECC), with particular emphasis on promoting access and adopting very high capacity networks (VHCN).

This Recommendation [18] aims to create regulatory incentives and generate the necessary investments to achieve connectivity objectives at EU level. In particular, it defines a common approach to promote "consistent and effective implementation" of access obligations imposed by National Regulatory Authorities on operators with significant market power under market analyses. In order to ensure fair competition, it intends to promote the deployment of gigabit networks by ensuring that all operators can have access to existing network infrastructures regulated under market analysis (especially in the context of the copper network shutdown).

Adopted by the European Commission on February 6, 2024, the text entered into force three days after its publication in the Official Journal on February 19, 2024.

This text is a non-binding act for National Regulatory Authorities, but will be applied by the European Commission when it receives an opinion from a regulatory authority on a draft market analysis under the procedure provided for in the European Code for Electronic Communications.

"Gigabit Infrastructure Act" (GIA) Regulation

This text will replace the current 2014 Broadband Cost Reduction Directive (BCRD). It follows the conclusions of the European Commission in 2018 which pointed to inconsistencies in implementation in the EU and inefficiencies.

The GIA, which focuses solely on Very High Connectivity Networks (VHCN) aims to align the rules for achieving the EU’s 2030 connectivity targets. It intends to promote the deployment of 5G and fibre optic networks within the European Union by harmonizing the systems in force (including simplification, harmonisation and acceleration of administrative authorisations, thus reducing the administrative burden and costs of deploying fibre and 5G).

The provisional agreement reached on this text on February 6, 2024 was validated by the European Council. It is expected to be formally adopted by the European Parliament plenary by the end of April 2024 and then formally adopted by the European Council. The regulation will enter into force 20 days after its publication in the Official Journal of the EU and will be directly applicable in all Member States 18 months after its entry into force (no transposition into national law is required, but flexibility in the application of the text is granted to Member States on certain provisions).

The main measures finally adopted are:

−    extension of the scope of the regulation, covering a large number of owners (not telecoms operators) of physical infrastructures that can be mobilized for the deployment of fixed and mobile networks, including the addition of public sector infrastructures;

−    details of pricing arrangements when telecom operators access regulated infrastructure. These tariff obligations (imposed through "fair and reasonable" conditions) still do not guarantee the recovery of all costs incurred, while not actually preventing excessive prices;

−    concerning the permitting procedures for the deployment of 5G and fibre networks, the tacit agreement principle initially proposed by the European Commission will now be optional for Member States if one of the following two possibilities is proposed: compensation mechanism for damages resulting from delay in proceedings or possibility of recourse to a court or supervisory authority;

−    transparency requirements for physical infrastructure (especially for operators and the public sector) to be reported in a single point of information;

−    specific provisions for fibre cabling inside buildings (obligation for new and renovated buildings with application for a permit), with the obligation to equip these buildings with an access point as a prerequisite for obtaining a permit.

In addition, the retail price cap for intra-EU international calls for residential customers, currently at €0.19 excluding taxes per minute for calls and €0.06 excluding taxes per SMS is maintained until the end of 2028. From 1 January 2029, the text provides for an alignment of the retail prices of intra-EU calls on domestic prices for residential offers.

1.7.2  France

1.7.2.1 Legal and regulatory framework

Legal framework

The electronic communications sector is mainly governed under national law by the CPCE (Code des Postes et des Communications Electroniques - French Postal and Electronic Communications Code), as well as by legal provisions relating to electronic commerce, the information society, consumer protection and personal data protection, which must comply with European directives.

France transposed the European Telecoms Package, as amended in 2009, via a Government Order dated August 24, 2011 and a Decree dated March 12, 2012 for the implementing regulations.

The European Code was transposed by Government Order 2021-650 of May 26, 2021 and implementing decrees 2021-1136 of August 31, 2021 and 2021-1281 of September 30, 2021, with the exception of the provisions relating to universal service (see below) and the obligations relating to geographical surveys of network coverage, which were transposed by the law of December 3, 2020 on various provisions for adaptation to European Union economic and financial law. Some provisions on the consumer side are also awaiting final regulations.

The audiovisual communication services produced or distributed by the Orange group come under the specific regulations governing this sector and are governed by Law 86-1067 of September 30, 1986 on the Freedom of Communication.

Regulatory Authorities

The French Postal, Electronic Communications and Media Distribution Regulatory Authority (Arcep) is an independent administrative body created by the Law of July 26, 1996 and is in charge of the nationwide regulation of the electronic communications and postal sectors and press distribution. Within the electronic communications sector, Arcep’s main missions are to define regulations for operators present in the markets in question. It has powers to sanction non-compliant operators and can rule, in particular, on disputes between operators over technical and pricing conditions for network access and interconnection. Arcep also allocates spectrum and numbering resources. Finally, it determines the size of contributions to fund universal service obligations and oversees the mechanisms for delivering this funding.

The French Competition Authority is an independent administrative authority responsible for ensuring open market competition and compliance with public economic policy. It has jurisdiction over all business sectors, including electronic communications. It has powers to sanction anti-competitive practices, as well as consultative powers. It is also responsible for overseeing mergers and acquisitions.

The ANFr (Agence nationale des fréquences - French national spectrum agency) is responsible for planning, managing and controlling the usage of radio spectrum and for coordinating the establishment of certain radio transmission facilities. The frequency spectrum is divided between 11 controlling authorities: public authorities, Arcep and ARCOM (Autorité de régulation de la communication audiovisuelle et numérique - French Regulatory Authority for Audiovisual and Digital Communication). Arcep and the ARCOM are in turn responsible for allotting to users the spectrum they control.

ARCOM (Autorité de régulation de la communication audiovisuelle et numérique - Regulatory Authority for Audiovisual and Digital Communication), created by Law 2021-1382 of October 25, 2021 on the regulation and protection of access to cultural works in the digital age, merged the CSA with Hadopi (Haute autorité pour la diffusion des œuvres et la protection des droits sur Internet - High Authority for the Distribution of Works and Protection of Rights on the Internet) on January 1, 2022. ARCOM protects the freedom of audiovisual communication, as well as the regulation and protection of access to cultural works in the digital age.

1.7.2.2 Regulation of mobile telephony

Spectrum

Main Orange spectrum allocations in mainland France

700 MHz	Authorization granted in December 2015 for 10 MHz duplex for 20 years (use between 2015 and 2035).
800 MHz	Authorization granted in January 2012 for 10 MHz duplex for 20 years for the roll-out of very high-speed mobile broadband (2012-2032).
900 MHz	Renewal in December 2018 of the 8.7 MHz duplex authorizations for 10 years (2021-2031).
1,800 MHz	Renewal in December 2018 of the 20 MHz duplex authorizations for 10 years (2021-2031).
2.1 GHz	Renewal in December 2018 of the 14.8 MHz duplex authorizations for 10 years (2021-2031).
2.6 GHz	Authorization granted in October 2011 for 4G services for 20 MHz duplex for 20 years for the roll-out of very high-speed mobile broadband (2011-2031).
3.4 -3.8 GHz	Authorization issued in November 2020 to use a 90 MHz spectrum block (3,710-3,800 MHz) in time-division duplexing (TDD) mode for a period of 15 years (2020-2035), with a possible extension of 5 years.

NB: This spectrum is technologically neutral if granted since May 2011, or since May 2016 if granted earlier, and Arcep may not oppose any request for neutralization.

The New Deal

The agreement signed on January 14, 2018 between the government, Arcep and the four mobile operators (Orange, SFR, Bouygues Telecom and Free Mobile) to ensure better mobile coverage of the country, and particularly rural areas, resulted in the modification, at the request of operators, of authorizations for 900 MHz, 1,800 MHz and 2.1 GHz spectrum bands to include commitments for better coverage in the form of obligations, and the launch of a ten-year procedure to re-allocate those spectrum bands, without auctions and with stable fees.

By Arcep Decision of July 3, 2018 (Decision 2018-0682), the coverage commitments under the New Deal (see below) for the period prior to 2021 apply with immediate effect under the amended authorizations. The obligations and commitments made by the operators beyond 2021 were incorporated into the new authorizations granted in December 2018 (Decision 2018-1392) for ten years from the expiration of the previous authorizations.

5G

3.4-3.8 GHz band in mainland France

At the end of the procedure for the allocation of 5G spectrum in the 3,490-3,800 MHz band, the spectrum use authorizations issued by Arcep came into effect on November 18, 2020. The spectrum allocated to Orange is in the 3,710-3,800 MHz band, i.e. a block of 90 MHz in time-division duplexing (TDD) mode. The spectrum is allocated for 15 years, with the possibility of a five-year extension if the licensee agrees to the terms of the extension. The total price of the spectrum allocated to Orange is 854 million euros. The payment of this sum is spread over 15 years (350 million euros for the 50 MHz block obtained at the reserve price in return for optional commitments), and over four years (504 million euros for the 40 MHz block obtained during the main auction phase). In the Official Journal of November 11, 2023, the government published a decree [19] deferring payment of the remaining fixed share of fees due for the use by operators of the 3.5 GHz band in mainland France. It alters the payment schedule for the remaining fixed share as follows:

−    the balance of 280 million euros due for the 50 MHz block obtained at the reserve price is divided into 8 equal installments over 8 years, payable annually from November 1, 2028;

−    the balance of 126 million euros due for the 40 MHz block obtained during the main auction phase is divided into 3 equal installments over 3 years, payable on January 1, 2026, January 1, 2027 and January 1, 2028.

The obligations are as follows:

−    for the roll-out of sites using spectrum in the 3.5 GHz band (i.e. 3,000 sites at end-2022, 8,000 sites at end-2024 and 10,500 sites at end-2025): 25% of the sites rolled out by the end of 2024 and the end of 2025 must be located in rural areas and industrial areas outside very densely populated areas;

−    widespread availability of a 5G service at all sites by the end of 2030, an obligation that may be met either with the 3.4-3.8 GHz band or another band;

−    provision of a speed of at least 240 Mbits/s from 75% of sites by the end of 2022, 85% of sites by the end of 2024, 90% of sites by the end of 2025, and 100% of sites by the end of 2030;

−    coverage of the main highways (approximately 17,000 km) by the end of 2025 and major roadways (approximately 55,000 km) by the end of 2027, for moving vehicles, with 5G service and a download speed of 100 Mbit/s for these two types of roads;

−    the provision of differentiated services, i.e. the coexistence of several different services in terms of performance or quality of service on the same mobile network, by the end of 2023;

−    the activation of the IPv6 (Internet Protocol version 6) network protocol from December 31, 2020.

In addition, Orange made commitments (which became obligations in the authorization issued) to obtain a 50 MHz block at the reserve price:

−    from the end of 2023, Orange must provide a fixed Internet access service on its mobile network with sites using the 3.5 GHz band;

−    Orange must provide a very high-speed fixed wireless access offer and a very high-speed fixed wholesale access offer to provide an alternative solution to local users who receive fixed Internet access services from fixed-access radio networks for which the authorization expires no later than July 2026;

−    from the introduction of differentiated commercial service offers, Orange must respond to reasonable requests for the provision of services from "verticals" [20] who are end-users of electronic communications services;

−    for private sector companies, associations and public sector organizations, Orange must grant their requests for indoor coverage;

−    lastly, Orange must offer hosting for Mobile Virtual Network Operators (MVNOs) and be transparent about network outages and planned roll-outs.

26 GHz band

The government and Arcep called for the creation of experimentation platforms open to partners by way of an open window in January 2019. In this context, Orange carried out experiments to explore the technical and service prospects of this band. Arcep has maintained the experimental framework to learn more about this "millimetric" band, whose use cases and ecosystem are still to be established.

3.8-4.2 GHz band

In October 2021, the government commissioned a report from Philippe Herbert on industrial 5G. The report, published in March 2022, outlines recommendations for the development of industrial 5G in France. It led to the opening of an experimental window by the government and Arcep, giving access to the 3.8-4 GHz band for industrial players in any sector (including mobile operators) from March 2022. This was replicated in 2023.

Orange has several experimental authorizations. It should be noted that the entire 3.8-4.2 GHz band is currently allocated to satellite fixed stations. This is undergoing technical harmonization at the European level to establish a technical framework for the coexistence of satellite systems and 5G radio systems.

Allocations overseas

Departments of Réunion and Mayotte:

On May 24, 2022, following the auction for the allocation of 5G spectrum for the territories of Réunion and Mayotte, Arcep issued Orange authorizations for 10 MHz frequencies in the 700 MHz band and 100 MHz in the 3.5 GHz band for Réunion, and 10 MHz in the 700 MHz band for Mayotte, for a period of 15 years, i.e. until May 23, 2037, with the possibility of a five-year extension. Orange must comply with the obligations under these authorizations, namely:

−    coverage of seven predefined areas before May 1, 2025 and two sites at locations made available (roll-out for these two sites within 18 months, on a case-by-case basis);

−    supply, using the spectrum in the 700 MHz band, of very high-speed broadband mobile access from at least 50% of mobile network sites and, in any event, from at least 10 sites, as of May 24, 2027;

−    introduction of voice and SMS options over Wi-Fi, applicable to all its offers with a compatible device, no later than May 23, 2024 (in Réunion) and May 23, 2025 (in Mayotte), with the aim of providing indoor coverage;

−    provision of a fixed Internet access service on the mobile network no later than November 23, 2022, in the areas identified and made public in accordance with the provisions of Arcep Decision 2018-0169 of February 22, 2018 [21], particularly for premises without fixed access to an Internet service with a download speed of at least 8 Mbit/s;

−    lastly, Orange will also have to provide, using spectrum in the 3.4-3.8 GHz band, mobile access from at least 50% of sites with a power greater than 5 W and, in any case, at least 50 sites as of May 24, 2027.

West Indies - Guyana area

At the end of September 2022, the government launched procedures for allocating 5G spectrum in Guyana and in the northern islands (Saint-Martin and Saint-Barthélemy) by publishing decrees on the terms and conditions for the allocation of authorizations:

−    for Guyana, the allocations concern the 700 MHz bands (for the entire territory) and the 3.4-3.8 GHz band only for the coastal municipalities with the exception of Regina and Ouanari;

−    in Saint-Martin and Saint-Barthélemy, they concern the 700 MHz and the 3.4-3.8 GHz bands for each territory, and the 900 MHz and 2.1 GHz bands in Saint-Barthélemy.

The allocation procedures were completed in July 2023. Arcep granted the successful candidates spectrum licenses for these bands on July 25, 2023.

Orange received the following authorization:

−    Guyana: 10 MHz duplex in the 700 MHz band and 60 MHz in the 3.5 GHz band for a period of 15 years, i.e. until July 24, 2038, with the option of a 5-year extension;

−    Saint-Martin and Saint-Barthélemy: 10 MHz duplex in the 700 MHz band and 100MHz in the 3.5 GHz band for a period of 15 years, i.e. until July 24, 2038, with the option of a 5-year extension;

−    Saint-Barthélemy: 5 MHz duplex in the 2.1 GHz band, until April 30, 2025.

In Guyana, Orange must comply with the following obligations under its authorization:

−    coverage obligation for six p-identified zones and four zones at the locations made available;

−    supply, using the spectrum in the 700 MHz band, of very high-speed broadband mobile access from at least 50% of mobile network sites and, in any event, from at least 5 sites, as of July 24, 2028;

−    provision of a fixed Internet access service on the mobile network no later than January 24, 2024, in the areas identified and made public in accordance with the provisions of Arcep Decision 2018-0169 of February 22, 2018 [22], particularly for premises without fixed access to an Internet service with a download speed of at least 8 Mbit/s;

−    roll-out of a network providing mobile access in the 3.4-3.8 GHz band, allowing a theoretical maximum download speed of at least 100 Mbit/s per block of 10 MHz simplex with a latency of 5 ms or less, from at least 40% of mobile network sites and, in any event, from at least 15 sites, from July 24, 2028;

−    introduction of voice and SMS options over Wi-Fi, applicable to all its offers with a compatible device, to provide indoor coverage no later than January 24, 2026.

For Saint-Martin and Saint-Barthélemy ("the northern islands"), Orange must comply with the following obligations under its authorization:

−    coverage obligation for five p-identified zones in Saint-Martin and three zones in Saint-Barthélemy;

−    supply, using the spectrum in the 700 MHz band, of very high-speed broadband mobile access from at least 50% of mobile network sites and, in any event, from at least 2 sites, as of July 24, 2028;

−    roll-out of a network providing mobile access in the 3.4-3.8 GHz band, allowing a theoretical maximum download speed of at least 100 Mbit/s per block of 10 MHz simplex with a latency of 5 ms or less, from at least 50% of mobile network sites and, in any event, from at least 2 sites in each territory, from July 24, 2028;

−    provision of a fixed Internet access service on the mobile network no later than January 24, 2024, in the areas identified and made public in accordance with the provisions of Arcep Decision 2018-0169 of February 22, 2018 [23], particularly for premises without fixed access to an Internet service with a download speed of at least 8 Mbit/s;

−    introduction of voice and SMS options over Wi-Fi, applicable to all its offers with a compatible device, to provide indoor coverage no later than January 24, 2026.

Following the responses to Arcep’s public consultations in 2020 and 2021, particularly on an initial draft decision relating to the spectrum allocation procedure in Guadeloupe and Martinique (consultation launched in the second half of 2021), Arcep decided to amend its draft at the request of the government. More recently, it held a public consultation from October 27 to December 12, 2023 on how to allocate spectrum in the 900 MHz, 700 MHz and 3.4-3.8 GHz bands in Guadeloupe and Martinique.

An allocation procedure is due to be launched in the first half of 2024.

Mobile coverage

The New Deal

Under the New Deal, operators are committed to:

−    expanding coverage in mainland France by way of the "targeted coverage" scheme, making it possible for each operator to cover 5,000 new areas (most of which are shared between operators), replacing the existing programs ("town center dead zones," "800 strategic sites" and the "France Mobile" program), which will now be fully paid for by the operators;

−    generalizing access to very high-speed broadband by introducing 4G with a power rating in excess of 5W to all their own mobile sites by the end of 2020, and to 75% of the sites in the "town center dead zones" program by the end of 2020, upping this to 100% by the end of 2022;

−    accelerating the coverage of transport routes, so that the main highway and rail routes have 4G coverage. The agreement also includes provisions on coverage in regional trains;

−    improving coverage inside buildings, with two components: progressive availability of voice and SMS services via WiFi with the goal of enabling 80% of our customers who own a compatible handset to benefit from these services by the end of 2019; and marketing of an offering allowing public companies and individuals who so request to obtain improved multi-operator indoor coverage of their buildings at a reasonable rate;

−    improving reception quality throughout the country, and particularly in rural areas. The new performance standard applied to operator obligations will be that of "good coverage," defined as the "ability to be able to call and exchange SMS outside of buildings in most cases and within buildings in some cases".

These obligations were written into their current authorizations and in the newly allocated 900 MHz, 1,800 MHz and 2.1 GHz band authorizations for ten years.

Obligations to roll out and provide 4G coverage in mainland France, including those resulting from the New Deal

(as a % of the population)	Jan-17	Oct-19	Dec-20	Jan-22	Dec-22	Oct-23	Jan-24	Dec-25	Jan-27	End-2030
Regional rail network (coverage inside trains in each region as a % of track)									60%	80%
Regional rail network (national coverage inside trains as a % of track)				60%					80%	90%
Regional rail network (national coverage alongside tracks as a % of track)								90%
Priority highways (as a % of highways out of car)			100%
Priority highways (as a % of highways from inside vehicles)				100%
Town centers in the "dead zone" program (1)			75%		100%
In the priority roll-out zone (2) for very high-speed mobile broadband (3)	40% (800 MHz)			90% (800 MHz) 50% (700 MHz)					92% (700 MHz)	97.70% (700 MHz)
In each French department							90%		95%
Across the entire mainland France area		60%				75%			98%	99.60%

(1)   1% of the population and 3,300 town centers.

(2)   18% of the population, 63% of the country.

(3)   An operator has met its obligation to provide a very high-speed mobile broadband service when the equipment rolled out enables a theoretical peak speed of 60 Mbps.

Additionally, operators are obliged to provide a mobile radiotelephone service under the "good coverage" conditions set out by Arcep to 99.6% of the population by March 2024 at the latest, and to 99.8% by March 2028.

In June 2019, Arcep opened a sanctions procedure against Orange covering all the obligations laid down in the New Deal. The procedure is ongoing, with regular roll-out status reports sent to the regulator (Arcep).

At end-December 2023, Orange’s 4G coverage was 99.8% of the population and 95.1% of the country, compared to 99.7% and 94.1% respectively at end-2022. (source: Orange estimates - October 2023)

Infrastructure sharing

The New Deal agreement contains clauses relating to the sharing of networks, including active sharing where all four operators are present on a site as part of the targeted coverage arrangements. A mobile site sharing contract was signed in July 2019 between the four network operators for the roll-out of 4G on sites destined for active sharing. This agreement is gradually being implemented for the sites of the "town center dead zones" program and the new sites to be rolled out as part of the New Deal’s targeted coverage scheme.

Arcep has issued an opinion validating an amendment to the roaming agreement between Free Mobile and Orange in mainland France, which extends the national roaming termination period until December 31, 2025, while maintaining the maximum upload and download rates that roaming customers can reach at 384 Kbps.

1.7.2.3 Regulation of fixed telephony, broadband and very high-speed broadband Internet

Regulatory framework

Broadband and very high-speed fixed broadband market analyses for the 2024-2028 period

On December 18, 2023, Arcep adopted new Decisions within the framework of analyses of the fixed broadband and very high-speed fixed broadband markets for the 2024-2028 period.

They define the asymmetric regulation [24] of the fixed broadband and very high-speed fixed broadband markets:

−    a separate civil engineering market;

−    market "1" for passive services (formerly market 3a);

−    market "2" for specific activated B2B services (formerly market 4).

Lastly, by Decision 2023-2804, in order to take into account the European Commission’s observations, Arcep is extending for one year the current market analysis decision for activated mass market services (formerly "market 3b" - DSL bitstream offers). It will continue its work in 2024 to take into account ongoing developments in this market. Arcep did not see the need to maintain a comparable price framework to the one provided for in Decision 2020-1493. In the absence of a price framework, the price changes will be assessed on the basis of market 1 offer rates.

Arcep has not altered the framework for symmetrical fiber regulation adopted in 2020 and applicable to all operators with FTTH networks.

The regulatory changes focus on three key objectives:

−    to support the switch from the legacy copper network to fiber;

−    to continue pro-investment regulation to make the FTTH network the new benchmark for fixed infrastructure;

−    to boost the B2B market.

Current regulatory framework for the regulation of wholesale services for the 2024-2028 period

"Civil engineering" market analysis Decision 2023-2801 defines a new relevant market covering all civil engineering infrastructure for the deployment of networks and designates Orange as the operator exercising significant influence. Accordingly, Orange must grant reasonable requests for access to its civil engineering infrastructure (Civil Engineering for Optical Loops and Links) and associated resources and services (subscriber connection node/optical connection node hosting offer and LFO offer). [25]

"1" market analysis Decision 2023-2802 redefines the relevant market for access to copper and fiber local loop networks (to take into account the new "civil engineering" market) and designates Orange as the operator exercising significant influence. As such, Orange must grant reasonable requests for access to its copper local loop network and the associated resources and services (unbundling offer).

"2" market analysis Decision 2023-2803 maintains the relevant market for high-quality activated access to copper and fiber networks for the B2B market and designates Orange as the operator exercising significant influence. Accordingly, Orange must grant reasonable requests for high-quality activated access to its copper and fiber networks (Business DSL/FTTO offers). [26]

These Decisions impose on Orange obligations of transparency, non-discrimination, service quality publication of reference offers, price control and accounting separation.

Other regulatory provisions relating to fixed broadband and very high-speed networks

Bouygues Telecom has filed a complaint with Arcep for the settlement of a dispute against Orange in October 2021 regarding refunds of contributions to the costs of commissioning CCF (câblage client final - end customer cabling) connections.

Bouygues Telecom challenged the mechanism in force in Orange’s FTTH offer, where the contribution for a given CCF connection is refunded to the commercial operator selling it when the line is taken over by a new commercial operator. Bouygues Telecom has asked Arcep to change the payment-triggering event, so that from now on the contribution is refunded when the line is terminated. Bouygues Telecom also requested that the formula for calculating the refund amount be modified. In its dispute settlement decision 2022-0682 adopted on March 29, 2022, Arcep ruled in favor of granted Bouygues Telecom’s initial request for a change in the triggering event for the payment of refunds. However, Arcep did not agree to the specific calculation formula requested by Bouygues Telecom.

In execution of this decision, on June 1, 2022 Orange offered Bouygues Telecom a contract for modified access to FTTH lines in very densely populated areas and entered into negotiations with Bouygues Telecom. To date, the contract has not been accepted by Bouygues Telecom.

On June 2, 2022, Orange appealed Arcep’s decision before the Paris Court of Appeal and requested that the decision be annulled.

Management of FTTH roll-outs

Commitments made by Orange in the AMII zone under Article L. 33-13

In early 2018, Orange formalized its proposed FTTH roll-out commitments in nearly 3,000 municipalities under Article L. 33-13 of the CPCE. Orange proposed to ensure that, for its FTTH roll-out in the AMII (Appel à Manifestation d’Intention d’Investissement - Call for Investment Intentions) zone:

−    (i) at end-2020, 100% of homes and business premises would be connectable or connectable on demand (including a maximum of 8% of premises connectable on demand), excluding refusals by third parties;

−    (ii) at end-2022, 100% of homes and business premises would be made connectable (excluding refusals by third parties). These commitment proposals took into account the agreement reached at the end of May 2018 between Orange and SFR, which led to Orange withdrawing from 236 municipalities in favor of SFR.

The commitments proposed by Orange (and by SFR) were accepted by the French government on July 26, 2018 [27]. In March 2022, as part of a sanctions procedure opened in 2019, Arcep gave Orange formal notice to meet the first milestone of its L. 33-13 commitments by the end of September 2022 at the latest.

In the summer of 2022, Orange appealed against this formal notice decision before the litigation division of the French Council of State, challenging the calculation basis now used by Arcep (i.e. enhanced prior information files, or files exchanged between operators for access to FTTH networks) to assess commitments under Article L. 33-13 (commitments made in 2018 by Orange on the basis of INSEE housing data). As part of this dispute, Orange also filed a QPC (Question Prioritaire de Constitutionnalité - Priority Question of Constitutionality) on February 3, 2023, contesting the constitutional basis of Article L. 33-13 and Arcep’s actual authority.

The French Council of State decided not to refer the QPC to the Constitutional Council. In April 2023, it upheld Arcep’s formal notice under Article L. 33-13 by rejecting Orange’s complaints on the merits. On November 8, 2023, Arcep’s restricted committee ordered Orange to pay a sanction of 26 million euros for failing to meet the 2020 milestone for its FTTH roll-out commitments. Orange contested this decision by filing an appeal with the French Council of State on January 5, 2024. It argued that the sanction was unjustified and disproportionate, and had been imposed on the operator that had invested the most in the roll-out of fiber in France.

In parallel, the government indicated on November 7 that Orange had proposed a new roll-out commitment in its AMII zone to replace the 2022 milestone for its commitments under Article L. 33-13 (see second milestone of the commitments made in 2018). A government order incorporating the terms of Orange’s commitment could therefore be published following an advisory opinion from Arcep. The proposed commitment is based on the following elements:

−    by 2025, 1,120,000 premises in the entire AMII zone will be made connectable (representing 98.5% of connectable premises, including cases of blockage/refusal);

−    by 2024, 140,000 premises within the perimeter of 55 inter-municipality cooperation zones with the lowest FTTH coverage will be made connectable;

−    within three months, all remaining buildings will be declared connectable on demand, excluding refusals and unless there are exceptional construction difficulties;

−    within six months, propose a retail offer to process on-demand connection requests from Orange customers before the copper network is switched off.

This commitment under Article L. 33-13, once accepted, will supersede the 2022 milestone of the 2018 L.33-13 commitment.

The sanctions procedure for the 2022 milestone will continue to apply until the government has formally approved the new commitments.

AMEL (Appels à manifestation d’engagements locaux - Calls for Local Commitments) and "equity" roll-outs

In December 2017, the Government announced the launch of a Call for Local Commitments (AMEL) through which to identify operators wishing to roll out privately funded FTTH connections beyond the current AMII zone.

Orange proposed making commitments with respect to Article L. 33-13 as part of AMEL procedures for the French departments of Lot-et-Garonne, Vienne, Deux-Sèvres and Haute-Vienne. Arcep has issued a favorable opinion on Orange’s proposed commitments in these four departments.

Completeness of FTTH networks

Under the obligation of completeness imposed in Decision 2010-1312, all infrastructure operators must have made connectable (except in the event of refusal) all housing and professional premises in the rear area of a shared access point within a reasonable period of time (between two and five years depending on the reasons for the Decision) from the roll-out of the shared access point.

On several occasions, Arcep has given Orange formal notice to comply with the obligation of completeness, each time with a list of shared access points (which had been in service for more than five years and which had not reached the required completeness rate) to be brought into compliance within one year.

Price framework for access to the copper local loop

On December 14, 2023, Arcep adopted Decision 2023-2821, which defines a price framework for full unbundling for the years 2024 and 2025. This decision sets rate caps, which are no longer based on costs derived from Orange’s regulatory accounting but instead are based on the bottom-up cost model of a shared local optical loop network:

−    for fully unbundled access, the monthly recurring rate is capped at 9.20 euros from 2024 and 2025 excluding IFER;

−    the rate including IFER is 11.27 euros as of January 1, 2024;

−    the rate including IFER 2025 will reflect changes in taxation.

Market 1 analysis decision 2023-2821 also sets out the price control arrangements for the copper local loop. Arcep decided that, in view of the fiber roll-out and the retirement of the copper network, keeping the cost orientation remedy may no longer be justified in some parts of the territory for the 2024-2028 round. Arcep has therefore identified three access categories for the current round:

−    access for which cost orientation is maintained, with prices set by Decision 2023-2821;

−    access reflecting changes in competitive conditions, and for which:

-     either maintaining a price control obligation for access to the copper local loop is no longer justified,

-     or keeping the cost-oriented obligation is no longer justified but, in view of the level of competition identified, it seems appropriate to impose an obligation of non-excessive pricing.

For prices in the "non-excessive" zone, Orange set out its price proposal in a letter to Arcep’s Chairwoman on June 23, 2023. The proposal was then put to a public consultation with all stakeholders. Orange proposed a monthly recurring access rate (excluding IFER) of 9.95 euros/month in 2024 and 10.70 euros/month in 2025.

Orange is free to set prices in zones where price obligations have been lifted. However, Arcep is planning to conduct a price replicability test if Orange charges a higher price than in the "non-excessive" zone.

Economic conditions for access to Orange’s civil engineering infrastructure: amendment of Decision 2017-1488

On December 18, 2023, Arcep adopted Decision 2023-2820 which defines the economic conditions for access to Orange’s civil engineering infrastructure.

This decision changes the reference year for the copper and fiber access numbers used for pricing access to Orange’s civil engineering infrastructure. For the prices in a given year Y, the calculation will now use the provisional access for year Y, and not the access recorded at the end of year Y-2, once the prices are set for 2024. However, smoothing over time is planned so that for operators who take up the offer, prices increase gradually over two years. Thus, for 2024 and 2025, the prices of the reference offer for access to local loop civil engineering are calculated so as to recover the local loop civil engineering costs allocated to the local optical loops for those two years and:

−    for 2024, the prices only take into account at most three quarters of the price increase resulting from the change in reference year provided for in Article 1 of the decision;

−    for 2025, the prices take into account all the projected costs for 2025 and the share of projected costs for 2024 that could not be recovered from 2024 prices by applying the previous indent.

Closure of the copper network

In accordance with the framework defined by the market analysis decisions of December 2020, in January 2022 Orange submitted its draft copper network closure plan to Arcep, which put it to a public consultation from February 7 to April 4, 2022.

On July 29, 2022, Arcep published a question-and-answer type document with clarifications and adjustments made by Orange to its copper closure plan. Adjustments to the regulatory framework relating to Orange’s copper network closure plan are planned under market 1 analysis decision 2023-2802. These include the relaxation of commercial switch-off criteria and a reduced notice period for the commercial switch-off in areas that are 95% connectable to FTTH. The decision also provides a framework for data-sharing obligations.

The first batch of switch-offs was launched on December 13, 2022, with the commercial switch-off due to take effect on January 31, 2024 and the technical switch-off in January 2025.

A trial was carried out in six towns where the commercial switch-off took place on March 31, 2022 and the technical switch-off on March 31, 2023. The outcomes were presented in October 2023.

The second batch of switch-offs was launched on June 28, 2023, with the commercial switch-off scheduled for January 27, 2025 and the technical switch-off for January 27, 2026.

Since the end of the 1Q 2023, a trial has been taking place in a very densely populated area (the towns of Vanves and Rennes). The commercial switch-off is due to take place on March 31, 2024 and the technical switch-off on March 31, 2025.

Wholesale service quality for B2C and B2B markets

In the market analysis decisions adopted in December 2023 for the new round (2024-2028), Arcep kept the minimum quality of service thresholds to be met by Orange for its wholesale copper offers (unbundling) intended for businesses.

In April 2021, Arcep extended the September 2018 sanctions procedure relating to the quality of service for wholesale copper offers and closed it for wholesale offers intended for businesses.

In Decision 2020-1432 on the symmetric regulation of FTTH offers adopted in December 2020, Arcep introduced minimum quality of service thresholds to be respected by each infrastructure operator for its wholesale FTTH offers from the start of 2023, in particular for offers with enhanced quality of service for businesses.

Regulation of fixed telephony

Universal telephony service

Orange has not been a Universal Service Operator since November 27, 2020, when the last three-year designation period expired.

In its Decision 2021-0644 of April 13, 2021, Arcep set the definitive assessment of the net cost of universal service and operators’ contributions for 2020.

1.7.3  Spain

1.7.3.1 Legal and regulatory framework

The transposition of the European Electronic Communications Code [28] was made via a law amending the Telecommunications Code of June 28, 2022 with effect from June 30, 2022. Some provisions will apply 12 months later (June 30, 2023).

On June 9, 2022, Parliament approved an amendment to the law governing the telecommunication sector, in application of various national plans including the plan for connectivity, digital infrastructure and the promotion of 5G technology. One of the notable provisions concerns the obligation to provide 100 Mbps connectivity to 100% of the population within 12 months.

The telecommunication sector is also covered by Law 15-2007 of July 3, 2007 relating to the implementation of competition rules.

The CNMC (National Commission for Markets and Competition), established by Law 3-2013 of June 4, 2013, brings together regulatory authorities from different economic sectors, including telecommunications, and the antitrust authority. It is responsible for the numbering plan and the settlement of disputes between operators.

The Ministry of the Economy and the Digital Transition [29] is in charge of managing authorizations, spectrum allocation, approval of the cost of universal service, service quality and the settlement of disputes between consumers and operators that do not hold a dominant position.

1.7.3.2 Regulation of mobile telephony

Spectrum

• Summary of national spectrum allocated to Orange and expiration year

700 MHz	800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.5 GHz	26 GHz
10 MHz duplex (2041)	10 MHz duplex (2031)	10 MHz duplex (2030)	20 MHz duplex (2030)	15 MHz duplex +5 MHz (2030)	20 MHz duplex (2030)	40 MHz duplex (2030) 70 MHz (2038)	400 MHz (2042)

Internal source.

Mobile termination market

In its public consultation launched on September 26, 2022, considering that the mobile call termination service is now provided in an environment of effective competition following the adoption of Delegated Act (EU) 2021/654 [30], the CNMC proposed abolishing the obligations imposed on mobile operators and deregulating this market. On March 14, 2023, finding that this market does not meet the three-criteria test and is moving toward effective competition, the European Commission agreed to the abolition of the obligations. The final decision was published on May 5, 2023 and the obligations were lifted six months after the decision.

5G

As part of the spectrum auction in the 700 MHz band organized in July 2021 by the Ministry of the Economy and the Digital Transformation, Orange acquired 2 blocks of 2x5 MHz for 350 million euros. These authorizations have a term of 20 years, with a possible extension of 20 years. The coverage obligations extend from December 2022 to June 2025.

To allow the more efficient use of 5G, the government has proposed the reorganization of the spectrum obtained by operators in the 3.4-3.8 GHz band, so that each has a continuous block. On November 4, 2021, the CNMC issued a favorable opinion on the government’s draft resolution, based on an agreement reached between Telefónica, Orange, Vodafone and Másmóvil in July 2021. The reorganization of this band was concluded in August 2022; the spectrum band allocated to Orange is 3,600-3,710 MHz.

In addition, on December 1, 2021, the Spanish government presented a plan for connectivity, digital infrastructure and the promotion of 5G technology, with a public investment of 4.32 billion euros by 2025, of which 883 million euros are included in the 2021 budget. The connectivity plan includes measures to encourage the roll-out of very high-speed broadband in urban centers and unpopulated areas, so that by 2025, 100 Mbps speed will be achieved for 100% of the population. The 5G promotion plan includes measures to support network roll-out, with the goal of covering 75% of the Spanish population with 5G, as well as uninterrupted 5G coverage by 2025 on major roads, on railways and in airports.

On October 26, 2022, the Ministry of Economic Affairs and Digital Transformation (Mineco) launched a public consultation on an auction in the 26 GHz band. The order submitted for consultation provides for the auctioning of 12 government licenses in a 2,400 MHz band and 38 regional concessions in a 400 MHz band, in blocks of 200 MHz. The consultation ended on October 27, 2022 and the auction took place on December 21, 2022. Orange obtained 400 MHz. Licenses are valid for 20 years and renewable for an additional 20 years.

1.7.3.3 Regulation of fixed telephony, broadband and very high-speed broadband Internet

Wholesale broadband access markets

The CNMC adopted on October 6, and published on October 15, 2021, its Decision to analyze the markets for wholesale provision of local access and central access at a fixed location, corresponding to the 1/2020 (formerly 3a/2014) and 3b/2014 markets, whereby it decided:

−    regarding market 1/2020:

-     to retain the copper network unbundling obligations introduced in the previous 2016 market analysis and to retain access to Telefónica’s civil engineering infrastructure,

-     not to impose ex-ante asymmetrical obligations on Telefónica for the fiber network in 696 municipalities considered effectively competitive (compared with 66 municipalities in the 2016 market analysis), i.e., 70% of the Spanish population, given that a virtual unbundling of local access (VULA) offer must be made available for the rest of Spain at a rate that satisfies the economic replicability test; This deregulation of access to fiber came into force six months after the publication of the decision;

−    regarding market 3b/2014:

-     to deregulate bitstream access in the area declared non-competitive for copper and NGA [31] and to impose a NEBA fiber (bitstream) offer at rates that satisfy the economic replicability test (ERT) with no time limit.

Regarding the 2/2020 market (formerly the 4/2014 market), the CNMC launched a consultation in December 2020, proposing to maintain most of the obligations on Telefónica. After accepting the draft decision on March 21, 2022, it published the final decision on March 29, 2022.

Furthermore, the spin-off of Telefónica’s copper network does not lead to a change in Telefónica’s regulatory obligations, nor in the conditions for Orange’s access to its network.

NEBA reference offers (bitstream)

On April 27, 2023, the CNMC revised downward (by 10% per year on average) the new prices that operators will have to pay over the next two years for the indirect access point (PAI) capacity of the NEBA wholesale broadband service. The current price (2023) of PAI capacity has dropped from 1.97 euros/Mbps to 1.75 euros/Mbps (down 11.17%). For 2024, the accepted price is 1.61 euros/Mbps (down 8%).

The change is due to the updated cost model, irrespective of the decrease in the number of lines and accesses in Telefónica’s network.

Since 2018, the CNMC has been revising the economic replicability test (ERT) of Telefónica’s services, with a view to setting the wholesale price of fiber. This test consists of verifying whether the prices of Telefónica’s fiber optic wholesale offers (NEBA-local and NEBA-fiber) allow alternative operators to replicate the main fiber services of the incumbent operator.

On August 17, 2023, after Telefónica passed the fifth revision of the ERT, the CNMC announced that it was not necessary to change the wholesale prices.

Following a CNMC consultation on the cost of capital (closed on September 19, 2022 and notified to the European Commission on November 18, 2022), the latter issued a favorable opinion on December 16, 2022 concerning the increase in the cost of capital from 4.82% to 5.20%.

1.7.4  Poland

1.7.4.1 Legal and regulatory framework

Orange’s business activities are governed by several laws:

−    the Law of July 16, 2004 relating to telecommunications which transposes into national law the 2002 Telecoms Package on electronic communications;

−    the Law of February 16, 2007 on competition and consumer protection;

−    the Law of December 2012, transposing EU directives issued in 2009, which came into force on January 21, 2013;

−    the Law of May 7, 2010, on developing telecommunication networks and services, which provides access to telecommunication and other technical infrastructure financed through public funds. This law was revised and amended on August 30, 2019, by transposing Directive 2014/61/EU on broadband cost reduction.

Since July 2020, Poland has been working on transposing the Code with a new law on electronic communications. The legislative work is still ongoing.

The Ministry of Digitization, created in November 2015, then incorporated into the Prime Minister’s Office on November 6, 2020 as a result of the government reshuffle, became a separate entity again on April 20, 2023.

The Office of Electronic Communications (UKE) is responsible, in particular, for telecommunication regulation and spectrum management, as well as certain functions related to broadcasting services. In May 2021, the government introduced changes to the Telecommunications Act that concern the appointment and removal of the UKE President. However, in September 2021, the European Commission referred Poland to the EU Court of Justice for infringing the freedom of the national regulator.

The Office of Competition and Consumer Protection (UOKiK) is responsible for the application of competition law, M&A control and consumer protection.

1.7.4.2 Regulation of mobile telephony

Spectrum

• Summary of spectrum allocated to Orange and expiration year

800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.6 -3.8 GHz
10 MHz duplex (2030)	7 MHz duplex (2029)	10 MHz duplex (2027)	15 MHz duplex (2037)	15 MHz duplex (2030)	100 MHz (2038)

Internal source.

3G

On September 26, 2023, Orange Poland began switching off its 3G network. This process is under way in six departments and will be completed in 2025. In 2023, only 2.5% of traffic on Orange Poland’s network used 3G technology.

5G

3.4-3.8 GHz frequency band: on December 20, 2022, the regulator launched a consultation on the documentation for auctions of C-band spectrum. The UKE wanted to auction 4 blocks (4x80 MHz) in the 3,480-3,800 MHz band for a period of 15 years. The starting price was set at 450 million zlotys (96 million euros). Since the auction is reserved for operators already holding another spectrum band (in 800, 900, 1,800, 2,100 or 2,600 MHz), it was not open to new entrants. The UKE wanted to impose bandwidth and coverage obligations ranging from 85% to 95% after 84 months. On October 18, 2023 Orange secured 100 MHz for 487 million zlotys (around 110 million euros), i.e. 8.2% above the minimum bid price.

700 MHz band: as part of the deregulation of 700 MHz spectrum for mobile networks, the UKE has initiated a coordination process with neighboring countries, including Russia. On January 11, 2019, Poland asked the European Commission to extend the deadline to June 2022 due to spectrum coordination problems at its borders. In addition, a draft law on cybersecurity, introduced by the government, currently provides for the creation of a State-owned strategic security network using the 700 MHz band to provide telecommunication and cybersecurity services in the areas of defense, national security and public safety. However, the work is still in progress and the draft law has not yet been adopted by Parliament. As a result, the allocation of spectrum in the 700 MHz band was postponed to 2024.

Infrastructure sharing

The network sharing agreement between Orange Polska and T-Mobile Polska, which dates from 2011, was extended to 4G in December 2016. On May 22, 2018, Orange and T-Mobile Polska decided to end spectrum sharing in the 900 MHz and 1,800 MHz bands.

1.7.4.3 Regulation of fixed telephony, broadband and very high-speed broadband Internet

The ex-ante regulation of Orange’s fixed services, for the areas defined as non-competitive, relates solely to wholesale services.

Analysis of the wholesale very high-speed broadband market (markets 3a/2014 and 3b/2014)

On October 22, 2019, the UKE published the Decisions relating to markets 3a/2014 and 3b/2014.

According to the regulator, market development and increasing competition justify further market deregulation. As a result, UKE decided to increase the number of deregulated zones:

−    in market 3a/2014, to 51 municipalities;

−    in market 3b/2014, to 151 municipalities.

Under these new Decisions, out of a total of approximately 14.6 million households, around 6 million households are deregulated for bitstream access, of which around 2.3 million households are deregulated for unbundling.

The regulator has started collecting data as well as considering the next review of the very high-speed broadband markets. The draft decision is expected in 2024.

Reference offer for fixed markets

The reference offer relates to all wholesale fixed services: call origination and termination, wholesale subscription, partial and total unbundling, and bitstream access.

Following the approval by the European Commission of the modifications to Orange’s reference offer concerning the new fiber connection speed options, the decision was published on October 23, 2022.

In addition, on February 15, 2022, the UKE notified the changes to Orange’s reference offers concerning service access fees. After approval by the European Commission, the UKE published the decision on July 8, 2022.

1.7.5  Other EU countries where the Orange group operates

1.7.5.1 Belgium

Spectrum

• Summary of spectrum allocated to Orange and expiration year

700 MHz	800 MHz	900 MHz	1400 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.6 GHz
10 MHz duplex (2042)	10 MHz duplex (2033)	10 MHz duplex (2022)	30 MHz (2040)	15 MHz duplex (2022)	15 MHz duplex (2042)	20 MHz duplex (2027)	100 MHz (2040)

Internal source.

On January 14, 2022, the regulator BIPT (Belgian Institute for Postal Services and Telecommunications) launched calls for applications as part of the procedure for allocating spectrum in the 700 MHz, 1,400 MHz and 3,600 MHz bands for 5G and existing 2G and 3G spectrum (900 MHz, 1,800 MHz and 2,100 MHz). On June 21, 2022, BIPT closed the main phase of the auction.

Orange obtained 2x10 MHz in the 700 MHz frequency band, 100 MHz in the 3.6 GHz frequency band, 2x10 MHz in the 900 MHz frequency band, 2x15 MHz in the 1,800 MHz frequency band and 2x15 MHz in the 2,100 MHz frequency band, for a total of 322 million euros. The positioning of the different spectrum blocks was finalized between the operators without requiring auctions. The rights of use are valid for a period of 20 years, with the exception of the 3.6 GHz band spectrum, which will expire in May 2040. The start date for the 700 MHz and 3.6 GHz licenses was September 1, 2022. The start date for the new 900, 1,800 and 2,100 MHz licenses is January 1, 2023. The existing licenses for this spectrum were extended until December 31, 2022, allowing operators to implement the new spectrum positions following the outcomes of the auctions.

On July 20, 2022, the supplemental auction to allocate 90 MHz of spectrum in the 5G 1,400 MHz frequency band for a 20-year term ended. Orange obtained 30 MHz for a price of 70 million euros. This license took effect in July 2023.

BIPT approved the reorganization of the spectrum for Orange on the 905 MHz-915 MHz/950 MHz-960 MHz bands and for Proximus on the 895 MHz-905 MHz/940 MHz-950 MHz bands, as of November 21, 2022. During the transition period, the quantity of spectrum used by Orange and Proximus on each base station could not exceed 2x11.6 MHz and 2x12.5 MHz respectively. This reorganization freed the 885 MHz-890 MHz/930 MHz-935 MHz band for use by the new entrant Citymesh Mobile. Reserving some spectrum for a new entrant has led to the entry of new stakeholders: Citymesh formed an alliance with DIGI, obtained the spectrum reserved for a new entrant (2x5 MHz in 700, 2x5 MHz in 900, 2x15 MHz in 1,800 MHz and 2x5 MHz in 2,100 MHz), as well as 50 MHz in the 3.6 GHz band. In turn, the company NRB obtained 20 MHz of spectrum in the 3.6 GHz band.

On September 26, 2023, BIPT approved a spectrum lease between Network Research Belgium and e-BO (20 MHz of spectrum in the 3.6 GHz band in 12 urban areas). Since e-BO has no spectrum, BIPT does not consider this a spectrum sharing agreement, or that there are any competitive constraints given their market positions.

On September 1, 2023, BIPT relaunched a consultation to assess the existence of demand for the 26 GHz band in the Belgian market. During the previous consultation in April 2019, market participants had not expressed an interest in using this band to offer future 5G services. The new consultation ended on November 4, 2023.

Infrastructure sharing

Mobile

On November 22, 2019, Orange Belgium and Proximus signed a mobile-access network sharing agreement providing for the creation of a 50/50 joint venture co-owned by each party for the planning, roll-out and management of their mobile networks. This agreement covers 2G, 3G, 4G and 5G mobile technologies at the national level. The operators share active and passive infrastructure but not their spectrum. This agreement optimizes the network, decreases energy consumption and reduces roll-out costs. It accelerates the roll-out of 5G in Belgium, but was challenged on November 19, 2019 by Telenet before the Belgian Competition Authority (BCA). Finally, on December 23, 2022, the BCA rejected Telenet’s request on the grounds that the agreement between Orange and Proximus does not have a negative effect on competition.

Fixed

On January 30, 2023, Orange Belgium and Telenet signed two commercial wholesale agreements for fixed services. Their entry into force was subject to the completion of the transaction relating to the acquisition of 75% minus one share of VOO by Orange Belgium. The agreements provide access to the other party’s fixed networks for a period of 15 years and cover both current hybrid fiber-coaxial technologies and future fiber-to-the-home technologies in both network areas. In addition, Orange Belgium provides Telenet with wholesale access to the hybrid fiber-coaxial network of VOO and Brutélé and its future fiber-to-the-home network in the Wallonia and Brussels-Capital regions. Telenet has thus become a wholesale customer, which increases network penetration and the return on modernization investments.

Cable wholesale broadband markets

As part of the review of the wholesale cable broadband markets launched in July 2017 by the Conference of Electronic Communications Regulators (CRC) [32], the new Decision was published by the CRC on June 29, 2018. Various reference offer Decisions have been made by BIPT or the CRC concerning regulated access to cable networks and regulated access to the Proximus fiber network.

Regarding regulated access to cable networks:

−    the Decision adopted on May 26, 2020 defined the monthly rates for wholesale access to cable operators’ networks;

−    the June 24, 2021 Decision defined the one-time charges and the monthly rental charge "SLA Pro Repair";

−    the March 25, 2021 Decisions concerning the approval of the reference offers of Telenet, Brutélé and Nethys/Brutélé for access to the TV offer and for access to the broadband offer, define the technical and operational framework of regulated wholesale access.

Regarding the reference offer "Bitstream Fiber GPON" for regulated access to the Proximus fiber network, the Decision of April 28, 2020 concerns the obligation imposed on Proximus regarding the compensation system for the "Basic SLA" and the adjustment of the parameters of the "Basic SLA Repair," and the Decision of March 9, 2021 on monthly rates.

Other products or services that are the subject of ongoing consultations include wholesale fiber prices, which are based on "cost plus," and one-time rates such as activation and installation rates for fiber and cable.

Moreover, the CRC launched the new review of the broadband and broadcasting markets on April 1, 2021. This work will be linked in particular with the procedure under way for Orange Belgium to acquire the operator VOO, which operates in Wallonia and the Brussels region, and with the Telnet and Fluvius cooperation procedure in the north of the country. Furthermore, within this framework, BIPT has launched a project with a view to a future symmetrical fiber regulation.

Following the acquisition of VOO by Orange (June 2, 2023), BIPT is preparing a new market study to reflect the new competitive landscape in the market. The first draft decision is expected in 2024.

On October 10, 2023, BIPT published a position statement on co-investment in fiber optic. BIPT confirms that the parallel roll-out of two FTTH networks has a significant impact on the return on investment, especially in less densely populated areas. BIPT is therefore open to FTTH co-investment initiatives, provided they meet the following characteristics:

−    are open to third parties (in terms of equipment or wholesale offers);

−    comply with the principle of non-discrimination;

−    allow for effective competition (including on prices) between operators;

−    guarantee rapid national coverage.

1.7.5.2 Romania

Spectrum

• Summary of spectrum allocated to Orange and expiration year

700 MHz	800 MHz	900 MHz	1500 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.4 -3.8 GHz
10 MHz duplex (2048)	10 MHz duplex (2029)	10 MHz duplex (2029)	40 MHz (2048)	20 MHz duplex (2029)	15 MHz duplex +5 MHz (2031)	20 MHz duplex (2029)	25 MHz duplex 10 MHz duplex +45 MHz (2025) +160 MHz (2029)

Internal source.

Orange won additional spectrum on August 14, 2018, at a private auction organized by 2K Telecom for the allocation until 2025 of 2x10 MHz blocks in the 3.5 GHz band for 3.35 million euros.

On September 19, 2022, Ancom launched the spectrum allocation process for 5G, which covers 555 MHz in the 700 MHz, 1,500 MHz, 2,600 MHz and 3,400-3,800 MHz bands.

On November 15, 2022, Ancom allocated Orange Romania two blocks of 2x5 MHz in the 700 MHz band, all eight blocks of 5 MHz in the 1,500 MHz band, as well as 16 blocks of 10 MHz in the 3,400-3,800 MHz band, for a price of 264.6 million euros. In the 700 MHz and 1,500 MHz bands, licenses are valid for 25 years from January 1, 2023, and in the 3,400-3,800 MHz band, for 22 years from January 1, 2026. In the 2,600 MHz band, licenses are valid for the period from January 1, 2023 to April 5, 2029. The operator must cover with broadband services at least 70% of the country’s population, most urban areas, highways, international airports and modernized railways, as well as 240 localities identified as not covered or poorly covered by mobile communication services.

Wholesale broadband markets

In the context of its third round of analysis of the 3a and 3b markets, on October 19, 2020, Ancom confirmed that the retail broadband market is effectively competitive, and that, as a consequence, no obligation should be imposed on the two wholesale markets. The European Commission approved the conclusions, while suggesting that the market be monitored. On July 26, 2022, Ancom launched the public consultation on the high-quality access market (market 4/1014 - market 2/2020). The consultation proposes to extend the deregulation of this market. Ancom has included the review of market 3a/2014 - now market 1/2020 - in its 2023 work program. Data collection began in late 2023 and the final decision is expected in third quarter 2024.

Call termination markets

On September 25, 2023, Ancom launched a consultation on the withdrawal of regulatory obligations for voice call termination services in fixed and mobile networks. At the end of this consultation, which ended on October 23, 2023, the regulator concluded that the market was sufficiently competitive and that prices fell under a delegated act on single European rates. On January 30, 2024, Ancom submitted its draft decision to the European Commission, which accepted it on February 22, 2024.

1.7.5.3 Slovakia

Spectrum

• Summary of spectrum allocated to Orange and expiration year

700 MHz	800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.4 -3.8 GHz
10 MHz duplex (2040)	10 MHz duplex (2028)	10 MHz duplex (2025)	15 MHz duplex (2025) +5 MHz duplex (2026)	20 MHz duplex +5 MHz (2026)	30 MHz duplex (2028)	40 MHz duplex (2025) +100 MHz (2045)

Internal source.

1,800 MHz band

Between February and June 2022, all mobile telephony operators in Slovakia completed a reorganization of the 1,800 MHz spectrum band in order to obtain a continuous spectrum block and improve spectrum efficiency. This is the result of commercial agreements between the parties, backed by the regulator. For spectrum re-arrangement, the country has been divided into four regions. Each operator now has 2x20 MHz of spectrum in three regions of the country and 2x15 MHz in the fourth region.

900-2,100 MHz band

The regulator is preparing the auction of the 900-2,100 MHz spectrum band. It held public consultations between August 21, 2023 and September 21, 2023 to canvass the views of candidates on the regulatory conditions to be applied and the incentives to be offered to new entrants. The auction will take place in 2024 and successful candidates will be able to use the spectrum bands from September 8, 2026. The licenses will be valid until December 31, 2045.

The auction format is SMRA-Clock Hybrid. Participants will bid for an abstract block of spectrum.

In the 900 MHz band, the regulator is offering:

−    4 blocks of 2x5 MHz at a starting price of 16 million euros per block; and

−    3 blocks of 2x5 MHz at a starting price of 12 million euros per block.

In the 2,100 MHz band, there will be 12 blocks of 2x5 MHz at a starting price of 2.4 million euros.

3.4-3.6 GHz band

In August 2019, Orange acquired a total of 40 MHz from Slovanet in two 20 MHz coupled-spectrum blocks (3,470 MHz-3,490 MHz/3,570 MHz-3,590 MHz), with licenses valid until 2025.

5G

On November 23, 2020, the Slovak regulator (RU) announced the results of the auction for the 5G spectrum in the 700 MHz and 900 MHz bands.

A total of 82.4 MHz was offered at auction, consisting of 2x30 MHz in the 700 MHz band, 2x4.2 MHz in the 900 MHz band, and 2x9 MHz in the 1,800 MHz band. Licenses in the 700 MHz band are valid for 20 years, until December 31, 2040. Licenses in the 900 MHz and 1,800 MHz band are valid until December 31, 2025. In this context, Orange acquired 2x10 MHz in the 700 MHz frequency band for 33.6 million euros.

In the 3.4-3.8 GHz band, on March 1, 2022, the RU launched a tender for licenses for a period of use between 2025 and 2045. On May 6, 2022, the RU published the outcomes of the auction: Orange SK obtained 100 MHz for a price of 16 million euros. The licenses are valid from September 1, 2025 to December 31, 2045.

Wholesale broadband and very high-speed fixed broadband markets

The Slovakian regulator completed its third round of analysis of the 3a, 3b and 4/2014 markets and published its Decisions on markets 3a and 3b on January 19, 2018, and on market 4 on November 7, 2016. The regulator eased regulations:

−    in market 3a, by excluding unbundling of the local sub-loop, while maintaining unbundling in the copper local loop, and by limiting the regulatory obligations of NGA offers to the economic replicability test and to a technical equivalence of inputs;

−    in market 3b, by imposing a replicability test of 2P services and multicast IPTV wholesale access, instead of regulated prices;

−    in market 4, by eliminating the sector-based regulatory obligations, because of the competitive nature of the market.

The RU published rate caps for access to fixed physical infrastructure (civil engineering) on October 17, 2018. The maximum monthly fees are as follows: access to ducts (0.257 euros/month/meter), HDPE tube (0.128 euros/month/meter) and micro-tube (0.116 euros/month/meter). This is a significant decrease in the access rates for the infrastructure.

The regulator intends to start the market revision this year however, the exact timing remains unknown.

1.7.6  Other non-EU countries where the Orange group operates

Moldova

Spectrum

• Summary of spectrum allocated to Orange Moldova and expiration year

800 MHz	900 MHz	900 MHz (e-GSM)	1,800 MHz	2.1 GHz	2,600 MHz
(2029)	(2029)	(2029)	(2029)	(2023)	(2027)

Internal source.

2,100 MHz: on December 8, 2023, ANRCETI extended the current mobile licenses in the 2,100 MHz band for Orange Moldova (1,940-1,960/2,130-2,150 MHz in FDD mode) and for two other mobile operators: Moldtelecom and Moldcell. Each operator will get 2x20 MHz in FDD mode, instead of 2x14.8 MHz in FDD mode and 1x5 MHz in TDD mode. The licenses are valid for six years from December 9, 2023, the aim being to synchronize the expiration dates of the other spectrums held by the operators (800, 900, 1,800).

The 2,100 MHz spectrum licenses were reallocated at the reserve price. Following the extension of the standard license term, the reserve price initially set for a 15-year term now applies to a 25-year term. Orange Moldova will therefore have to pay around 1.5 million euros for a license in two equal installments by March 31, 2024 and May 31, 2024. The terms of the license require operators to cover almost all national highways and expressways with a download speed of at least 2 Mbps with a 95% probability by October 2029. These obligations are divided into three parts: the majority by 2026, and the remainder by 2028 and October 2029. In addition, operators will need to provide an average download speed of 50 Mbps across their network by 2026. They may use any technology and spectrum for this purpose.

Renewal of licenses in the MEA region

The following table shows the type of licenses held by Orange and their expiration dates at December 31, 2023 in each country in which it operates in Africa & Middle East:

	Expiration of current license	Type of license
Botswana	December 2036	5G spectrum
Botswana	December 2036	4G spectrum
Botswana	January 2036	4G TDD spectrum
Botswana	September 2033	2G - 3G spectrum and network
Botswana	September 2033	Services and apps
Botswana (1)	August 2028	4G spectrum
Botswana (2)	August 2025	4G spectrum
Burkina Faso (3)	May 2035	Fixed, mobile 2G-3G-4G
Cameroon	January 2030	2G-3G-4G
Côte d’Ivoire (4)	April 2032	Global (2G-3G-4G)
Egypt	October 2031	2G-3G-4G, virtual fixed license
Egypt	July 2026	Fixed
Egypt	April 2025	Internet
Guinea-Bissau	April 2025	3G
Guinea-Bissau	May 2026	4G
Guinea-Bissau	January 2027	2G
Guinea	March 2029	2G-3G-4G
Jordan	May 2039*	2G (900)
Jordan	June 2041*	3G (2,100 MHz)
Jordan	September 2040*	4G
Jordan	September 2043*	4G (2,600 MHz)
Jordan	January 2048*	5G (3,500 MHz)
Jordan	May 2024	Fixed
Jordan	December 2023	Internet
Liberia	July 2030	Global (2G-3G-4G)
Madagascar	December 2038	Global (Fixed_mobile 2G-3G-4G)
Mali	July 2032	Global (2G-3G-4G)
Morocco	August 2024	2G
Morocco	December 2031	3G
Morocco	April 2035	4G
Morocco	April 2036	Fixed
Mauritius	November 2026	2G-3G-4G
Mauritius	November 2026	Fixed
Central African Republic	May 2027	Global (2G-3G)
Democratic Republic of the Congo	October 2031	2G-3G
Democratic Republic of the Congo	May 2038	4G
Democratic Republic of the Congo	September 2040	Fixed Internet, TDD spectrum
Democratic Republic of the Congo	August 2041	Fixed FTTX
Democratic Republic of the Congo	August 2041	Mainland France fiber
Senegal	August 2034	Global (2G-3G-4G)
Senegal	November 2038	5G
Sierra Leone	July 2031	2G-3G
Sierra Leone	March 2034	4G
Tunisia	July 2024	Global (2G-3G)
Tunisia	March 2031	4G

Source: data from national regulators.

(1)   Spectrum allocated in the 2,500-2,600 MHz band.

(2)   Spectrum allocated in the 1,800 MHz band.

(3)   To replace the two previous licenses, with an effective date of May 2020.

(4)   Global: refers to the type of license that allows an operator to offer both fixed and mobile services through all of the available technologies (depending on the country, the Global license does not include 4G technology).

*      The agreement signed in August 2022 guarantees a 10-year extension of the license term.

3.  Financial performance

3.1 Review of the Group’s financial position and results

This section contains forward-looking statements about Orange. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements.  [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

The following comments are based on the Consolidated Financial Statements prepared in accordance with IFRS (International Financial Reporting Standards, see Note 2 to the Consolidated Financial Statements).

Data on a comparable basis, [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED], economic CAPEX (referred to as "eCAPEX" or "economic CAPEX"), [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED], net financial debt, [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] are financial indicators not defined by IFRS. For further information on the calculation of these indicators and the reasons why the Orange group uses them and considers them useful for readers, see Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Data on a historical basis (see Section 7.2.1 Financial glossary) relates to data for prior periods as reported in the Consolidated Financial Statements for the current period. The transition from data on a historical basis to data on a comparable basis for the 2022 fiscal year is set out in Section 3.1.5.1 Data on a comparable basis.

The segment information (see Note 1 to the Consolidated Financial Statements) that is presented in the following sections is understood to be, unless stated otherwise, before eliminations for transactions with other segments.

As part of the Lead the Future strategic plan, presented in February 2023, the Group announced its intention to transform its B2B telecommunication operator model (in order to adapt to the changing B2B market) and strengthen its position in cybersecurity. In line with this announcement, the Enterprise business segment is changing its name to Orange Business (see Section 3.1.1.3 Significant events and Note 1.1 to the Consolidated Financial Statements).

Unless stated otherwise, data in the tables are presented in millions of euros, without a decimal point. This presentation may lead to non material differences in the totals and sub-totals in the tables in certain cases. Furthermore, the changes presented are calculated on the basis of data in thousands of euros.

3.1.1     Overview

3.1.1.1   Financial data and workforce information

Group operating data

(at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis (1)	Change (%) on a historical basis
Revenues (2)	44,122	43,332	43,471	1.8%	1.5%

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]
Operating income	4,969	4,661	4,801	6.6%	3.5%
Telecom activities	5,274	4,860	5,000	8.5%	5.5%
Mobile Financial Services	(306)	(200)	(200)	(53.1)%	(53.1)%
eCAPEX (1)	6,815	7,303	7,371	(6.7)%	(7.5)%
Telecom activities	6,783	7,267	7,335	(6.7)%	(7.5)%
eCAPEX/Revenue from telecom activities	15.4%	16.8%	16.9%	(1.4 pt)	(1.5 pt)
Mobile Financial Services	33	35	35	(8.3)%	(8.3)%
Investments in property, plant and equipment and intangible assets (IFRS Measure)	8,062	8,812	9,007	(8.5)%	(10.5)%
Telecom activities	8,030	8,776	8,971	(8.5)%	(10.5)%
Investments in property, plant and equipment and intangible assets/Revenue from telecom activities	18.2%	20.3%	20.6%	(2.1 pt)	(2.4 pt)
Mobile Financial Services	33	35	35	(8.3)%	(8.3)%

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Average number of employees (full-time equivalents) (3)	127,109	131,107	130,307	(3.0)%	(2.5)%
Number of employees (active employees at end of period) (3)	137,094	138,109	136,430	(0.7)%	0.5%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Revenue from telecom activities. The net banking income (NBI) of Mobile Financial Services is recognized in other operating income (see Note 4.2 to the Consolidated Financial Statements).

(3)   See Section 7.2.1 Financial glossary.

Group net income

(at December 31, in millions of euros)	2023	2022 on a historical basis
Operating income	4,969	4,801
Finance costs, net	(1,206)	(920)
Income taxes	(871)	(1,265)
Consolidated net income	2,892	2,617
Net income attributable to owners of the parent company	2,440	2,146
Net income attributable to non-controlling interests	451	471

Key indicators of telecom activities

(at December 31, in millions of euros)	2023	2022 on a historical basis

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Net financial debt (1) (3)	27,002	25,298

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

 [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

(3)   See Note 13.3 to the Consolidated Financial Statements.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.1.2   Summary of results for the fiscal year 2023

In an environment still marked by the effects of inflation, the Group achieved a robust 2023 fiscal year, meeting all its 2023 targets under the Lead the Future strategic plan (see Section 1.2.3 The Orange group strategy).

Revenues totaled 44,122 million euros in 2023, up 1.5% on a historical basis and 1.8% on a comparable basis with 2022. This was largely due to the performance of retail services (B2C+B2B, see Section 7.2.1 Financial glossary) and equipment sales. On a comparable basis, the Africa & Middle East countries were the main contributor to growth, with revenues rising by 729 million euros (i.e. 11.4%), followed by the European countries, which grew by 248 million euros (i.e. 2.2%). Revenues in France declined by 248 million euros (down 1.4%) on a comparable basis, mainly due to lower revenues from wholesale services and, to a lesser degree, conventional telephony services (narrowband). Excluding fixed-only narrowband services, other retail services (B2C+B2B) rose by 3.0%, mainly driven by growth in convergent services. Orange Business and Totem were flat overall compared with 2022 (respective growth of 0.2% and 0.3% on a comparable basis).

Commercial activity posted good results in 2023, mainly due to fiber optic. The convergent customer base had 11.9 million customers across the Group, up 0.7% year on year on a comparable basis. Mobile services totaled 254 million accesses, of which 103.9 million were contracts (up by 4.8% and 10.1% year on year, respectively, on a comparable basis). Fixed services totaled 44.5 million accesses, including 16.5 million very high-speed broadband accesses, are still growing strongly (up 11.9% year on year on a comparable basis). In line with the downward trend in conventional fixed telephony, fixed narrowband access continued its structural decline, falling by 14.4% year on year.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Operating income stood at 4,969 million euros in 2023, up 3.5% on a historical basis and 6.6% on a comparable basis versus 2022. This increase mainly reflected the counter-effect of the recognition in 2022 of goodwill impairment in Romania [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. These positive changes were partially offset by increased restructuring costs related to Orange Business and Orange Bank (see Section 3.1.1.3 Significant events), the increase in depreciation and amortization of fixed assets (mainly in France) and the increase in charges related to French part-time for seniors plans, due to the effect of pension reform enacted in France in April 2023 (see Section 3.1.1.3 Significant events).

Consolidated net income totaled 2,892 million euros in 2023, an increase of 275 million euros compared with 2022. This increase resulted from both a decrease in income tax and an increase in operating income, partially offset by a decline in finance costs, net.

Economic CAPEX stood at 6,815 million euros in 2023, down 7.5% on a historical basis and 6.7% on a comparable basis versus 2022. With a decline of 487 million euros on a comparable basis, economic CAPEX was sharply lower in 2023, and now represents 15.4% of revenues [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. On a comparable basis, the main contributor to this decline was France (down 10.2%, i.e. 344 million euros), due to the maturing of the fiber optic roll-out, and Spain (down 12.5%, i.e. 107 million euros). At December 31, 2023, Orange had 71.7 million households connectable to FTTH worldwide (up 10.4% year on year on a comparable basis) and an FTTH access base of 15.4 million accesses (up 12.5% year on year on a comparable basis).

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Net financial debt totaled 27,002 million euros at December 31, 2023, an increase of 1,704 million euros compared with December 31, 2022, mainly reflecting the takeover of VOO by Orange Belgium (see Section 3.1.1.3 Significant events).

Value creation, a pillar of the Lead the Future strategic plan, is demonstrated by the following three indicators compared with 2022:

−    [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

−    and the earnings per share attributable to owners of the parent company of 0.85 euros was up by more than 16% (see Note 15.7 to the Consolidated Financial Statements).

With regard to the dividend, see Section 6.3 Dividend distribution policy.

3.1.1.3   Significant events

Lead the Future, Orange’s new strategic plan

In February 2023, Orange presented Lead the Future, its new strategic plan which aims to generate value from the recognized excellence of its core business and to grow sustainably in Europe, Africa and the Middle East. Orange also confirms the repositioning of its Enterprise services activities in next generation connectivity solutions and the acceleration in cybersecurity (see Orange Business transformation plan below). Accompanying the plan is an ambitious new company model placing, at its heart, social and environmental responsibility and operational excellence.

For more information on the strategic plan Lead the Future, see Section 1.2.3 The Orange group strategy.

Inflationary environment

In 2023, widespread inflation continued to weigh on the Group’s operating margins, particularly through higher energy costs, higher wages and employee benefit expenses and higher costs of other products and services (in particular through indexation effects: rent, operating taxes and levies payable, services, etc.). In this macroeconomic environment (see Note 2.5.4 to the Consolidated Financial Statements), Orange continued its efforts to achieve its financial objectives. The Group has several key strengths in this inflationary environment.

Orange has opted for a value-based strategy. Due to its high level of customer satisfaction and the quality of its network, the Group has some capacity to raise prices. In France, price increases took place during the first half-year of 2023, representing an additional one or two euros per contract on B2C fixed and mobile contracts under the Orange and Sosh brands. In addition to France, all European countries began introducing rate increases in 2022, which continued in 2023. In terms of revenue, the effect of these price increases is gradual. In 2023, the price increases partially offset the impact of inflation on the Group’s costs.

In terms of energy, Orange has significant coverage of its electricity needs (the Group’s main energy component) at prices set through Power Purchase Agreements (PPAs - see Note 14.6 to the Consolidated Financial Statements) and purchases already made on the markets. In addition to the measures already taken, Orange is also continuing the work undertaken across its scope to optimize its energy consumption. Energy purchases, the main component of which is electricity, amounted to just over one billion euros in 2023, up 28.0% compared with 2022 on a comparable basis (see Note 5.1 to the Consolidated Financial Statements).

With regard to labor expenses, only some Group entities are required to adjust all salaries to inflation, as is the case in Belgium and Luxembourg. In France, Orange SA implemented an overall salary budget increase of 4.8% in 2023, maintaining a particular focus on the lowest compensation levels. Orange is thus strengthening its action in favor of the purchasing power of employees, while preserving the Group’s financial balances.

In addition, BuyIn, the Orange and Deutsche Telekom procurement joint venture, provides some negotiating power to the Group to secure supplies and limit price increases. Orange also relies on its operational efficiency plan to offset the inflationary effects that the Group is experiencing (see Progress of the operational efficiency plan below).

The Group’s lead in terms of network roll-out, and particularly of fiber optic, also allows Orange to limit its exposure to the increase in associated costs. In addition, the choice made by Orange to retain control of its infrastructure, in particular via Totem, its European TowerCo, makes it possible to partially limit the Group’s exposure to the effects of indexing rent for this asset class to inflation.

Lastly, on the financial front, the Group’s robust balance sheet, its diversified financing and interest rate risk management policy, as well as Orange’s creditworthiness, help limit the Group’s exposure to the effect of interest rate increases.

Progress of the operational efficiency plan

The Group continues to closely manage its costs. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] To this end, the Group relies on initiatives taken within the new business model detailed by management and related to the new Lead the Future strategic plan (see Section 1.2.3 The Orange group strategy).

Based on the defined cost base at the end of 2022, the Group achieved net savings of around 300 million euros in fiscal year 2023.

Effect of French pension reform

In France, the pension reform law, gradually raising the legal retirement age to 64, was enacted on April 14, 2023. The effects of this reform have been recognized in the consolidated income statement as a plan amendment (see Note 6.2 to the Consolidated Financial Statements), via:

−    an additional provision of 241 million euros recognized for the French part-time for seniors plans signed in 2018 and 2021. These agreements provided for the extension of the measures in the event of pension reform for the employees concerned;

−    and a provision reversal of 22 million euros on capital-based or annuity-based defined-benefit plans.

Orange Business transformation plan

As part of the Lead the Future strategic plan presented in February 2023 (see Section 1.2.3 The Orange group strategy), the Group announced that it wanted to transform its B2B telecommunication operator model in order to adapt to the changing B2B market. Orange Business aims to become the benchmark European network and digital integrator. This ambition is rooted in its recognized expertise in secure and trusted connectivity solutions which provide the foundation for companies’ digital transformation. It will also rest on a re-focusing of the range of services it offers, the evolution of its company model and a far-reaching program of cost optimization.

In line with this desire to change, the Enterprise business segment is changing its name to Orange Business (see Note 1.1 to the Consolidated Financial Statements).

In France, Orange Business has also presented the operational implementation of its strategic priorities within the framework of the strategic plan, Lead the Future. This plan, which carries a strong ambition to transform and simplify Orange Business, whose market is undergoing profound changes, includes the discontinuation of around 150 products and services and the elimination of around 650 jobs in France, on a voluntary basis.

Restructuring costs were recognized in the consolidated income statement for a total of 215 million euros for the year ended December 31, 2023 for the Orange Business transformation plan in France and abroad (see Significant events 2023 in the Consolidated Financial Statements and Note 5.3 to the Consolidated Financial Statements).

Changes in the asset portfolio

Acquisition of approximately 75% of VOO by Orange Belgium

Following the agreements signed in December 2021, in June 2023 Orange Belgium finalized the acquisition from Nethys of 75% of the capital minus one share of telecommunication operator VOO. This acquisition represents an investment of 1.373 billion euros net of cash acquired. At the end of the transaction, Nethys retains a minority interest in VOO and now has protective rights to ensure the completion of the industrial and social project. The Group has granted Nethys a put option on its remaining stake in VOO, exercisable for three years. As of the acquisition date, a current financial liability of 279 million euros was recognized in this respect (see Notes 3.2 and 13.3 to the Consolidated Financial Statements).

In addition, in late 2023, Nethys announced its intention to convert its stake into Orange Belgium shares. When this transaction is complete (see Notes 3.2 to the Consolidated Financial Statements), Nethys could obtain an 11% stake in Orange Belgium.

The acquisition of VOO marks an important step in Orange’s convergence ambitions in Belgium, and is expected to generate significant synergies, mainly related to the transfer of VOO’s Mobile Virtual Network Operator (MVNO) business to the Orange Belgium network.

Acquisition of NEHS Digital and Xperis by Enovacom (an Orange Business healthcare subsidiary)

In September 2023, Enovacom, a healthcare subsidiary of Orange Business, announced the acquisition of NEHS Digital and Xperis.

NEHS Digital is a publisher and distributor of healthcare solutions and a service operator, specializing in medical imaging, and Xperis is a specialist in healthcare data interoperability. Together, these two entities cover five key areas of expertise: medical imaging, telemedicine, the organization of medical interpretation services, the production and coordination of care services, and the security and interoperability of information systems. These acquisitions strengthen the strategy of Orange Business in the development of solutions for healthcare professionals. With the integration of these companies, Enovacom’s teams now benefit from the expertise of more than 600 e-healthcare professionals.

Acquisition of Expertime by Orange Business

In December 2023, Orange Business announced the acquisition of Expertime, a services company specializing in Microsoft solutions and recognized for its expertise in apps, collaborative solutions and data. Its 165 employees will strengthen the Microsoft expertise of the Orange Business teams in the areas of Public Cloud, Artificial Intelligence and Data. This acquisition, in line with the Lead the Future strategic plan, furthers the ambition of Orange Business to accelerate its growth in digital services in France and Europe and to become a certified network and digital integrator on the best technologies on the market to support companies in their digital transformation.

Merger of Orange Romania Communications into Orange Romania

In September 2021, Orange acquired a majority stake of 54% in fixed operator Telekom Romania Communications (TKR, renamed Orange Romania Communications), with the Romanian government retaining the remaining 46% of the capital.

In December 2023, an agreement was signed with the Romanian state defining the main principles of the merger of Orange Romania Communications into Orange Romania and the entry of the Romanian government into the capital of Orange Romania. The signing of this agreement has no impact on the Consolidated Financial Statements at December 31, 2023 (see Note 3.2 to the Consolidated Financial Statements).

The merger, which is expected to take place in the first half of 2024, will enable Orange to implement its convergent operator strategy in Romania.

Disposal of all OCS and Orange Studio securities to the Canal+ Group

In line with its announcement of January 2023, in January 2024 Orange finalized the disposal to the Canal+ Group of all of its securities in the OCS pay-TV package and in Orange Studio, the film and TV co-production subsidiary. The leading distributor of OCS, Canal+ had been a shareholder of OCS since 2012, with a holding of 33.33%. Following the deal, the Canal+ Group becomes the sole shareholder of both companies.

Since their founding in 2007 and 2008 respectively, competition in the audiovisual sector, particularly for OCS, has continued to intensify with the emergence of powerful international platforms. Through this agreement with the Canal+ Group, historic partner of Orange and a recognized European player in the creation and distribution of content, the Group aims to sustain the long-term development of these two subsidiaries, while preserving jobs and the p-financing of content creation.

As part of this transaction, Orange has granted Canal+ standard and specific guarantees. In addition, the transaction, which was finalized at the end of January 2024, is expected to result in a loss of around 170 million euros in the Group’s Consolidated Financial Statements in the first half of 2024 (see Notes 3.2 and 19 to the Consolidated Financial Statements).

Discontinuation of Orange Bank activity and agreements with BNP Paribas

As part of a strategic review of its assets, Orange, after seeking a partner for its banking subsidiary, announced in late June 2023 that it was entering into exclusive negotiations with BNP Paribas to define a partnership for the referral of Orange Bank’s client portfolio in France, develop mobile terminal financing solutions, and discuss the terms of a potential resumption of Orange Bank’s activity in Spain.

At the end of these negotiations, Orange Bank announced in late February 2024 a partnership with BNP Paribas to offer a banking continuity solution for its clients in France and Spain. This partnership was formalized by the signing of several agreements:

−    a referral agreement in France, through which Hello bank!, BNP Paribas’ mobile bank, offers an exclusive offer to Orange Bank’s clients in France (subject to eligibility conditions); and

−    a commercial agreement to provide a continuity solution to Orange Bank’s clients in Spain (subject to eligibility conditions) through BNP Paribas Personal Finance’s Spanish subsidiary, Banco Cetelem.

In parallel, Orange and BNP Paribas Personal Finance are collaborating on the implementation of a new credit solution for mobile terminal financing.

Additionally, in 2023, Orange Bank initiated an information-consultation process with its employee representative bodies to cease its activities and negotiate a job safeguard plan concerning over 600 positions in France. As of December 31, 2023, this plan was still under negotiation. Therefore, a restructuring provision, corresponding to the best estimate at this date of the costs of this plan, was recognized for a total amount of 122 million euros as of December 31, 2023 (see notes 3.2 and 5.3 of the appendix to the Consolidated Financial Statements).

3.1.2     Analysis of the Group’s results and capital expenditure

3.1.2.1   Group revenue

3.1.2.1.1     Revenue

Group revenue by segment (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
France	17,730	17,977	17,983	(1.4)%	(1.4)%
Europe	11,574	11,327	10,962	2.2%	5.6%
Spain	4,698	4,647	4,647	1.1%	1.1%
Other European countries	6,889	6,693	6,329	2.9%	8.9%
Eliminations	(12)	(14)	(14)	(11.9)%	(11.7)%
Africa & Middle East	7,152	6,423	6,918	11.4%	3.4%
Orange Business	7,927	7,912	7,930	0.2%	(0.0)%
Totem	686	685	685	0.3%	0.3%
International Carriers & Shared Services	1,478	1,536	1,540	(3.7)%	(4.0)%
Eliminations	(2,426)	(2,527)	(2,547)
Group revenue (2)	44,122	43,332	43,471	1.8%	1.5%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Revenue from telecom activities (see Notes 1.2 and 4.1 to the Consolidated Financial Statements). The net banking income (NBI) of Mobile Financial Services is recognized in other operating income (see Note 4.2 to the Consolidated Financial Statements).

Group revenue by offer (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Retail services (B2C+B2B) (2)	32,729	31,621	31,711	3.5%	3.2%
Convergent services	8,153	7,825	7,687	4.2%	6.1%
Mobile-only services	11,406	10,769	11,093	5.9%	2.8%
Fixed-only services	9,029	9,204	9,120	(1.9)%	(1.0)%
IT & integration services	4,141	3,823	3,811	8.3%	8.7%
Wholesale services	6,830	7,305	7,356	(6.5)%	(7.1)%
Equipment sales	3,503	3,265	3,254	7.3%	7.6%
Other revenues	1,060	1,142	1,150	(7.2)%	(7.8)%
Group revenue (3)	44,122	43,332	43,471	1.8%	1.5%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   See Section 7.2.1 Financial glossary.

(3)   Revenue from telecom activities (see Notes 1.2 and 4.1 to the Consolidated Financial Statements). The net banking income (NBI) of Mobile Financial Services is recognized in other operating income (see Note 4.2 to the Consolidated Financial Statements).

In 2023, Orange group revenues totaled 44,122 million euros, an increase of 1.5% on a historical basis and 1.8% on a comparable basis with 2022.

Change on a historical basis

On a historical basis, the 1.5% increase in Group revenues between 2022 and 2023, i.e. an increase of 652 million euros, includes:

−    the negative effect of foreign exchange fluctuations, which amounted to 461 million euros, mainly due to changes in the Egyptian pound of 380 million euros, and to a lesser extent, in the US dollar of 43 million euros, against the euro;

−    the favorable effect of changes in the scope of consolidation and other changes, which stand at 322 million euros and primarily include (i) the effect of the takeover of VOO by Orange Belgium on June 2, 2023 for 281 million euros (see Section 3.1.1.3 Significant events), and (ii) to a lesser extent, the effect of the acquisition of SCRT and Telsys by Orange Cyberdefense on November 8, 2022 for 32 million euros;

−    and the organic change on a comparable basis, i.e. an increase in revenues of 790 million euros.

Change on a comparable basis

On a comparable basis, the increase of 790 million euros, i.e. 1.8%, in Group revenues between 2022 and 2023 is mainly attributable to:

−    the increase of 637 million euros (i.e. 5.9%), in Mobile-only services related to (i) strong growth in mobile services (prepaid and contracts) in nearly all Africa & Middle East countries, driven largely by growth in data services and (ii) to a lesser extent, the increase in mobile-only contracts in the European countries (linked in particular to the value-based strategy, see Section 3.1.1.3 Significant events) and for Orange Business;

−    the increase of 319 million euros (i.e. 8.3%) in IT & Integration Services, primarily for Orange Business (driven by cybersecurity, integration and digital & data services), and, to a lesser degree, in the European countries (Poland, Spain and Romania);

−    the increase of 329 million euros (i.e. 4.2%), in Convergent services, which grew in all European countries except Romania, in connection with the value-based strategy (see Section 3.1.1.3 Significant events), the penetration of fiber optic offers in access bases, and the increase in the number of convergent services customers;

−    and the increase of 238 million euros (i.e. 7.3%), in Equipment sales, in all European countries, with marked growth in Spain, Poland and Belgium, due to upgrading to higher-value products, growth in equipment sales to businesses and the increased unit price of equipment in an inflationary environment.

These positive changes are partially offset by:

−    the decrease of 474 million euros (i.e. 6.5%) in Wholesale services, mainly in France, and to a lesser degree in the European countries:

-     in France, the decline in wholesale services was mainly due to (i) the decline in unbundling revenues on the copper network, (ii) the reduction in the construction of fiber optic networks (Public Initiative Networks or PINs), (iii) the decline in mobile and fixed interconnection (mainly due to the decrease in voice and message traffic and to regulatory cuts in call termination rates), (iv) the decrease in FTTH line co-financing received from other operators, (v) partially offset by the increase in FTTH lines leased to third-party carriers, and by the growth in visitor roaming revenues,

-     in the European countries and for international wholesale services, the decrease in wholesale services was mainly due to (i) the decline in international transit for services to international wholesale services (structural decrease in the market and refocusing of services on higher value-added activities) and in Spain, and (ii) regulatory cuts in mobile and fixed call termination rates in Europe,

-     at the Group level, these changes were partially offset (i) by the sale of rights of use for a submarine cable in the Caribbean and (ii) the increase in wholesale services in the Africa & Middle East countries, mainly due to the implementation of a national roaming agreement in Egypt;

−    the decrease of 175 million euros (down 1.9%) in Fixed-only services, primarily due to:

-     the decrease in the fixed-only services of Orange Business, due to (i) the decline in voice services, with the downward trend in conventional fixed telephony, and (ii) the decrease in data services, mainly owing to the general trend toward the transformation of data services technologies,

-     the downward trend in fixed-only narrowband services (conventional telephony), mainly in France,

-     partially offset by the growth of fixed-only broadband services in the Africa & Middle East countries (mainly due to the growth of fixed-only broadband access bases) and in France (in line with the value-based strategy, see Section 3.1.1.3 Significant events);

−    and to a lesser extent, the decrease of 82 million euros (i.e. 7.2%), in Other revenues, mainly in France, primarily due to the decline in the construction of build-to-suit mobile sites.

The analysis of the change in revenues by business segment is detailed in Section 3.1.3 Review by business segment.

3.1.2.1.2     Number of accesses of telecom activities

Number of accesses of telecom activities (at December 31, in thousands, at the end of the period)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Convergent services
Number of convergent customers	11,917	11,836	11,628	0.7%	2.5%
Mobile services
Number of mobile accesses (2)	253,981	242,235	241,855	4.8%	5.0%
o/w: Convergent customers mobile accesses	21,944	21,647	21,325	1.4%	2.9%
Mobile-only accesses	232,037	220,588	220,530	5.2%	5.2%
o/w: Contract customers mobile accesses	103,906	94,396	94,015	10.1%	10.5%
Prepaid customers mobile accesses	150,076	147,840	147,840	1.5%	1.5%
Fixed services
Number of fixed accesses	44,504	45,850	45,358	(2.9)%	(1.9)%
Fixed retail accesses	30,802	31,397	30,904	(1.9)%	(0.3)%
o/w: Fixed broadband accesses	25,175	24,824	24,332	1.4%	3.5%
o/w: Very high-speed fixed broadband accesses	16,463	14,710	14,217	11.9%	15.8%
o/w: Convergent customers fixed accesses	11,917	11,836	11,628	0.7%	2.5%
Fixed-only accesses	13,258	12,988	12,704	2.1%	4.4%
Fixed narrowband accesses	5,627	6,572	6,572	(14.4)%	(14.4)%
Fixed wholesale accesses	13,702	14,453	14,453	(5.2)%	(5.2)%
Number of mobile and fixed accesses of telecom activities (2)	298,485	288,085	287,212	3.6%	3.9%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.2.3   Group net income

(at December 31, in millions of euros)	2023	2022 on a historical basis
Operating income	4,969	4,801
Cost of gross financial debt excluding financed assets	(1,073)	(775)
Interest on debts related to financed assets (1)	(14)	(3)
Gains (losses) on assets contributing to net financial debt	283	48
Foreign exchange gain (loss)	(32)	(97)
Interest on lease liabilities (1)	(258)	(145)
Other net financial expenses	(112)	52
Finance costs, net	(1,206)	(920)
Income taxes	(871)	(1,265)
Consolidated net income	2,892	2,617
Net income attributable to owners of the parent company	2,440	2,146
Net income attributable to non-controlling interests	451	471

(1)   Interest on debts related to financed assets and interest on lease liabilities are included in segment EBITDAaL. They are eliminated from segment operating income and included in finance costs, net in the Consolidated Financial Statements.

The consolidated net income of the Orange group totaled 2,892 million euros in 2023, compared with 2,617 million euros in 2022, i.e. an increase of 275 million euros. This change reflects (i) the decrease of 393 million euros in income tax and (ii) the increase of 168 million euros in operating income on a historical basis, (iii) partially offset by the deterioration of 286 million euros in finance costs, net.

The year-on-year deterioration of 286 million euros in finance costs, net (see Note 13.2 to the Consolidated Financial Statements) was essentially due to:

−    the increase in the cost of gross financial debt excluding financed assets, mainly due to (i) higher interest charges on the variable-rate portion of debt and on short-term financing in a context of rising interest rates, (ii) the counter-effect, in 2022, of the change in fair value of derivatives set up in anticipation of debt issuances, and (iii) the change in the interest-rate effect of derivatives hedging the Polish zloty-denominated debt;

−    the deterioration of other net financial expenses, mainly due to the increase in the discounting expense on employee benefits (see Notes 6.1 and 13.2 to the Consolidated Financial Statements);

−    and the increase in interest on lease liabilities, mainly resulting from (i) the rise in interest rates affecting the discount rates applied to contracts and the effects of rent indexation in an inflationary environment (see Section 3.1.1.3 Significant events), and (ii) the development of the secondary market for co-financing and leased lines in France (see Note 9.1 to the Consolidated Financial Statements);

−    partially offset by (i) the increase in gains (losses) on assets contributing to net financial debt, due to higher returns on investments as a result of rising interest rates, and (ii) to a lesser extent, the improvement in foreign exchange gains (losses).

The decrease of 393 million euros in income tax (see Note 10.2 to the Consolidated Financial Statements) between the two periods primarily stems from:

−    the decrease in the income tax payable of the Orange SA tax consolidation group, mainly due to changes in the income of the entities in the tax consolidation group in France;

−    and the recognition, in 2023, of deferred tax income of 190 million euros for Belgian subsidiaries (other than the Orange Belgium group) to reflect the favorable change in the business projections for the recoverability of deferred tax assets.

Net income attributable to non-controlling interests amounted to 451 million euros in 2023, compared with 471 million euros in 2022 (see Note 15.6 to the Consolidated Financial Statements). After taking into account net income attributable to non-controlling interests, net income attributable to owners of the parent company totaled 2,440 million euros in 2023, compared with 2,146 million euros in 2022, an increase of 294 million euros.

3.1.2.4   Group comprehensive income

The transition from Group consolidated net income to consolidated comprehensive income is described in the consolidated statement of comprehensive income.

3.1.2.5   Group capital expenditure

3.1.2.5.1     Capital expenditure

Group investments in property, plant and equipment and intangible assets (IFRS Measure)

Group investments in property, plant and equipment and intangible assets (2) (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]
Elimination of proceeds from sales of property, plant and equipment and intangible assets (3)	292	345	347	(15.2)%	(15.7)%
Telecommunication licenses	721	935	1,060	(22.8)%	(31.9)%
Financed assets (4)	233	229	229	1.6%	1.6%
Group investments in property, plant and equipment and intangible assets (2)	8,062	8,812	9,007	(8.5)%	(10.5)%

(1)   [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

(2)   See Notes 1.6 and 8 to the Consolidated Financial Statements.

(3)   Elimination of proceeds from sales of property, plant and equipment and intangible assets included in economic CAPEX (eCAPEX).

(4)   Financed assets include set-top boxes (STBs) in France, which are financed by an intermediary bank and meet the standard criterion for the definition of property, plant and equipment according to IAS 16 (see Note 8.5 to the Consolidated Financial Statements).

In 2023, Orange group investments in property, plant and equipment and intangible assets totaled 8,062 million euros, down 10.5% on a historical basis and 8.5% on a comparable basis with 2022.

Change on a historical basis

On a historical basis, the 10.5% decrease in Group investments in property, plant and equipment and intangible assets between 2022 and 2023, i.e. a decrease of 944 million euros, includes:

−    the negative effect of foreign exchange fluctuations, which amounted to 220 million euros, mainly due to changes in the Egyptian pound against the euro of 201 million euros;

−    the favorable impact of changes in the scope of consolidation and other changes amounting to 25 million euros;

−    and the organic change on a comparable basis, i.e. a decrease in Group investments in property, plant and equipment and intangible assets of 750 million euros.

Change on a comparable basis

On a comparable basis, the decrease of 750 million euros in Group investments in property, plant and equipment and intangible assets between 2022 and 2023, i.e. a decrease of 8.5%, is mainly due to the combined effect of (i) the decrease in investments in property, plant and equipment and intangible assets excluding telecommunication licenses and (ii) the decrease in expenses relating to telecommunication licenses.

The Group’s financial investments (see Section 7.2.1 Financial glossary) are described in Section 3.1.4 Cash flow, equity and financial debt.

3.1.2.5.1.1       Economic CAPEX (Non-IFRS Measure)

In 2023, the Orange group’s economic CAPEX represented 6,815 million euros (comprising 6,783 million euros from telecom activities and 33 million euros from Mobile Financial Services), down 7.5% on a historical basis and 6.7% on a comparable basis. The ratio of economic CAPEX to revenue from telecom activities was 15.4% in 2023, a fall of 1.5 percentage points on a historical basis and 1.4 percentage points on a comparable basis with 2022.

Change on a historical basis

On a historical basis, the 7.5% decrease in Group economic CAPEX between 2022 and 2023, i.e. a decrease of 555 million euros, includes:

−    the negative effect of foreign exchange fluctuations of 93 million euros, mainly due to changes in the Egyptian pound against the euro of 74 million euros;

−    the positive impact of changes in the scope of consolidation and other changes for 25 million euros;

−    and the organic change on a comparable basis, i.e. a decrease of 487 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the decrease of 487 million euros in the Group’s economic CAPEX between 2022 and 2023, a decline of 6.7%, is mainly attributable to:

−    the decline in gross investment in very high-speed broadband fixed networks (FTTH), mainly in France, Spain and Poland, after the major roll-outs of recent years. At December 31, 2023, the Group had 71.7 million households connectable to FTTH worldwide (up 10.4% year on year on a comparable basis), including 37.4 million in France, 16.8 million in Spain, 13.4 million in other European countries and 4.1 million in Africa & Middle East countries. The total number of households connectable to all very high-speed broadband networks (FTTH and cabled networks) was 75.4 million at December 31, 2023;

−    the decline in economic CAPEX relating to leased handsets, Liveboxes and equipment installed on customer premises in France, in connection with financed assets (also recognized in investments in property, plant and equipment and intangible assets);

−    and the decline in investment in very high-speed broadband mobile networks (4G/5G) in Spain, following the major roll-outs in the country in previous years;

−    partially offset by (i) increased investments in the networks of the Africa & Middle East countries, mainly in very high-speed broadband mobile networks (4G/5G), in order to support business growth (capacity investments) and changes in usage, (ii) the decrease in co-financing received from third-party operators in France, (iii) the decrease in disposals of fixed assets, mainly due to the counter-effect of the recognition, in 2022, of asset disposals in the Democratic Republic of the Congo (DRC) and Côte d’Ivoire, and (iv) the counter-effect of the recognition in 2022 of investments by Orange Marine in the construction of a new cable-laying ship, the Sophie Germain (see Section 1.3 Highlights).

Regarding some investments, particularly for the fiber optic roll-out, the Group’s investments benefit from co-financing received from third-party operators and subsidies that reduce economic CAPEX.

3.1.2.5.1.2       Telecommunication licenses

Capital expenditure relating to telecommunication licenses includes the acquisition and renewal of telecommunication licenses and the capitalization of associated spectrum fees (see Notes 8.4 and 16.1 to the Consolidated Financial Statements). Telecommunication licenses may, in some cases, give rise to annual fees recognized as operating taxes and levies payables in the Consolidated income statement (see Note 10.1 to the Consolidated Financial Statements).

In 2023, capital expenditure relating to telecommunication licenses totaled 721 million euros and mostly concerned (i) Belgium for 303 million euros (second tranche within the general framework of the acquisition of 5G licenses and renewal of the existing 2G/3G spectrum), (ii) Poland for 121 million euros (acquisition of 5G licenses), (iii) Egypt for 113 million euros (second tranche for the acquisition of 4G licenses), (iv) Senegal for 53 million euros and (v) Botswana for 38 million euros (see Note 8.4 to the Consolidated Financial Statements).

In 2022, on a historical basis, capital expenditure relating to telecommunication licenses totaled 1,060 million euros. This mostly concerned (i) Romania for 319 million euros (acquisition of 5G licenses), (ii) Egypt for 311 million euros (first tranche for the acquisition of 4G licenses), (iii) Belgium for 254 million euros (mainly within the general framework of the acquisition of 5G licenses and the renewal of the existing 2G/3G spectrum), (iv) Poland for 75 million euros and (v) Jordan for 67 million euros.

3.1.2.5.2     Investment commitments

Investment commitments are set out in Notes 16 and 17.3 to the Consolidated Financial Statements.

3.1.2.5.3     Investment projects

In line with the Lead the Future strategic plan (see Section 1.2.3 The Orange group strategy), Orange has confirmed the decrease in its investments in 2023, [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. This decrease is the result, first of all, of the slowdown in investments in fiber optic, after several years of intensive roll-outs in Europe, including France. However, Orange is maintaining its investments in active and passive mobile networks (in particular through Totem, the Group’s European TowerCo) and for wholesale services, in order to strengthen its leading position in terms of network quality. Going forward, the Orange group will continue to invest, while systematically seeking to maximize value creation, while disposing of non-strategic assets.

The Group will focus on its core business in order to confirm its leadership, while optimizing and adding further value to its fixed networks (particularly FTTH) and mobile networks (particularly 5G). It will use its data in partnership with major Cloud and artificial intelligence (AI) players, while rolling out more efficient IT infrastructure, such as Data centers and next-generation supply chain information systems. The aim of this approach is to make the networks more efficient, thus contributing to a better financial performance. The establishment of "Network Integration Factories" will also accelerate the automation and virtualization of network management, while providing new services for customers.

For the fixed network, whether using own infrastructure or third-party networks via co-financing or optimized leasing, Orange has high ambitions when it comes to marketing its fiber optic offers. As for FTTH infrastructure, Orange will continue to invest directly, particularly in France, under the new agreement on the widespread roll-out of fiber optic by 2025 (see Section 1.3 Highlights and Note 16.1 to the Consolidated Financial Statements). Aware of the disparities in the roll-out between different urban centers in France, additional efforts will be deployed in areas with the least fiber coverage from 2024. In addition, Orange is offering to make connectable on demand all customers not eligible for fiber optic who so request, until the copper network is shut down (see Section 1.4.1 Operating activities - France). This change in the steering of roll-outs in medium-density areas ("AMII areas" - appel à manifestation d’intérêt d’investissement or "Call for Investment Intentions"), through connection on demand, complements the industrial-scale roll-out by geographical area. This initiative will help to achieve widespread fiber optic coverage in medium-density areas (AMII areas) by the end of 2025. Orange is also committed to continuing roll-outs in very densely populated areas ("ZTD" - Zones Très Denses). In 2024, the Group plans to carry out a test of roll-out on demand for its customers in two major cities within this perimeter. To continue the industrial effort in certain areas while controlling its investments, Orange will rely on its FiberCos, such as Orange Concessions, which brings together the FTTH connections of the Public Initiative Networks (PIN) in France.

On the mobile network, the Group will focus on continuing to roll out 5G, characterized by lower latency and the possibility of network slicing. Generally speaking, in order to optimize the roll-outs of its mobile networks, Orange will continue to develop network sharing agreements whenever this is relevant. In addition, Orange will accelerate the development of its passive mobile infrastructure in Europe via Totem, the Group’s European TowerCo. Lastly, as part of its modernization drive, Orange is committed to pursuing the transformation of its mobile networks, with plans for the gradual shutdown of 2G and 3G networks in all European countries by 2030.

In the Africa & Middle East region, Orange will maintain its investments in rolling out fixed network infrastructure (FTTH) and mobile network infrastructure (4G/5G) for high-growth markets. The aim of this approach is to strengthen its position as a benchmark digital partner. At the same time, Orange is committed to innovative ventures, such as Maxit, a super-app that brings together telecommunications, financial services and e-commerce.

In enterprise services, Orange Business will continue to expand into IT, Cloud, data, service integration and cybersecurity to become a value-generating service orchestrator. This shift in direction will be enabled by (i) accelerating the internal transformation of networks and modes of operation by geographic region, while maintaining the level of investment, (ii) continuing the migration of customer networks to software to meet the needs of companies concerned with making their networks more reliable and optimizing their connectivity costs, with, among other things, the development of SD-WAN (Software-Defined Wide Area Network) technology, and (iii) positioning itself as a trusted partner in cybersecurity.

To meet growing demand for international connectivity, the Group will continue to invest in submarine cable projects, including to meet its own capacity requirements. In the second half of 2023, Orange strengthened its position in the maintenance and laying of submarine cables, with the inauguration of the new cable-laying ship, the Sophie Germain, a state-of-the-art vessel designed to minimize its environmental impact (see Section 1.3 Highlights). Through its subsidiary, Orange Wholesale, the Group will also take on an advisory role for major international connectivity projects.

See also Section 1.2.3 The Orange group strategy.

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3.1.3     Review by business segment

The following table presents the Orange group’s main operating data (financial data and workforce information) by segment for fiscal years 2023 and 2022 on a comparable basis and 2022 on a historical basis.

As part of the Lead the Future strategic plan, presented in February 2023, the Group announced its intention to transform its B2B telecommunication operator model (in order to adapt to the changing B2B market) and strengthen its position in cybersecurity. In line with this announcement, the Enterprise business segment is changing its name to Orange Business (see Note 1.1 to the Consolidated Financial Statements).

For more details on segment information, see Note 1 to the Consolidated Financial Statements.

Fiscal years ended December 31 (in millions of euros)	France				Europe	Africa & Middle East
		Spain	Other European countries	Eliminations Europe	Europe total
2023
Revenue	17,730	4,698	6,889	(12)	11,574	7,152
EBITDAaL (1)	6,364	1,246	1,791	-	3,037	2,734
Operating income	2,967	238	533	-	770	1,755
eCAPEX (1)	3,039	755	1,076	-	1,831	1,248
Investments in property, plant and equipment and intangible assets	3,432	787	1,572	-	2,359	1,535
Average number of employees	42,737	6,096	21,031	-	27,127	14,620
2022 - Data on a comparable basis (1)
Revenue	17,977	4,647	6,693	(14)	11,327	6,423
EBITDAaL (1)	6,599	1,111	1,761	-	2,871	2,427
Operating income	3,328	12	(164)	-	(151)	1,589
eCAPEX (1)	3,382	863	1,104	-	1,966	1,172
Investments in property, plant and equipment and intangible assets	3,746	873	1,827	-	2,700	1,518
Average number of employees	46,262	6,168	22,113	-	28,281	14,444
2022 - Data on a historical basis
Revenue	17,983	4,647	6,329	(14)	10,962	6,918
EBITDAaL (1)	6,645	1,111	1,662	-	2,772	2,584
Operating income	3,361	12	(190)	-	(177)	1,665
eCAPEX (1)	3,429	863	1,020	-	1,883	1,271
Investments in property, plant and equipment and intangible assets	3,793	873	1,739	-	2,612	1,747
Average number of employees	46,282	6,168	21,437	-	27,605	14,436

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Orange Business	Totem	International Carriers & Shared Services	Eliminations telecom activities	Total telecom activities	Mobile Financial Services	Eliminations Group	Group total

7,927	686	1,478	(2,416)	44,132	-	(9)	44,122
679	372	(30)	1	13,157	(122)	1	13,035
92	251	(563)	1	5,274	(306)	1	4,969
296	144	225	-	6,783	33	-	6,815
315	144	245	-	8,030	33	-	8,062
29,574	193	12,005	-	126,257	852	-	127,109

7,912	685	1,536	(2,518)	43,341	-	(9)	43,332
802	371	(84)	-	12,987	(118)	1	12,870
321	252	(478)	-	4,860	(200)	1	4,661
326	142	278	-	7,267	35	-	7,303
338	142	333	-	8,776	35	-	8,812
28,772	165	12,282	-	130,205	902	-	131,107

7,930	685	1,540	(2,538)	43,480	-	(9)	43,471
804	371	(96)	-	13,080	(118)	1	12,963
317	252	(417)	-	5,000	(200)	1	4,801
332	142	278	-	7,335	35	-	7,371
344	142	333	-	8,971	35	-	9,007
28,786	165	12,134	-	129,406	902	-	130,307

3.1.3.1   France

France (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	17,730	17,977	17,983	(1.4)%	(1.4)%
EBITDAaL (1)	6,364	6,599	6,645	(3.6)%	(4.2)%
EBITDAaL/Revenue	35.9%	36.7%	37.0%	(0.8 pt)	(1.1 pt)
Operating income	2,967	3,328	3,361	(10.8)%	(11.7)%
eCAPEX (1)	3,039	3,382	3,429	(10.2)%	(11.4)%
eCAPEX/Revenue	17.1%	18.8%	19.1%	(1.7 pt)	(1.9 pt)
Investments in property, plant and equipment and intangible assets	3,432	3,746	3,793	(8.4)%	(9.5)%
Investments in property, plant and equipment and intangible assets/Revenue	19.4%	20.8%	21.1%	(1.5 pt)	(1.7 pt)
Average number of employees	42,737	46,262	46,282	(7.6)%	(7.7)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

3.1.3.1.1     Revenue - France

France (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	17,730	17,977	17,983	(1.4)%	(1.4)%
Retail services (B2C+B2B)	11,154	10,976	10,976	1.6%	1.6%
Convergent services	5,065	4,857	4,857	4.3%	4.3%
Mobile-only services	2,364	2,332	2,332	1.4%	1.4%
Fixed-only services	3,725	3,787	3,787	(1.6)%	(1.6)%
Fixed-only broadband services	3,018	2,955	2,955	2.1%	2.1%
Fixed-only narrowband services	707	831	831	(15.0)%	(15.0)%
Wholesale services	4,514	4,932	4,938	(8.5)%	(8.6)%
Equipment sales	1,394	1,323	1,323	5.3%	5.3%
Other revenues	668	746	746	(10.4)%	(10.4)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Change on a historical basis

On a historical basis, the decrease of 253 million euros in revenues from France between 2022 and 2023 results from (i) the unfavorable impact of changes in the scope of consolidation and other changes of 5 million euros, and (ii) the organic change on a comparable basis i.e. a decrease in revenues of 248 million euros.

Change on a comparable basis

On a comparable basis, the decrease of 248 million euros, i.e. 1.4%, in France revenues between 2022 and 2023 is mainly attributable to:

−    the decline in Wholesale services, due to (i) the decline in unbundling revenues on the copper network, (ii) the reduction in the construction of fiber optic networks, particularly for Public Initiative Networks (PINs), (iii) the decline in mobile and fixed interconnection (mainly due to the decrease in voice and message traffic and to regulatory cuts in call termination rates), and, to a lesser extent, (iv) the decrease in FTTH line co-financing received from other operators, (v) partially offset by the increase in FTTH lines leased to third-party operators, and by the growth in visitor roaming revenues;

−    the decline in Fixed-only narrowband services, due to the downward trend in conventional telephony revenues (down 15.0%, i.e. a decrease of 124 million euros), linked to customer migration to fixed broadband (particularly FTTH) and convergent offers;

−    and the decline in Other revenues, mainly due to the decrease in the construction of build-to-suit mobile sites.

This decrease is partially offset by:

−    the growth in Convergent services (up 208 million euros, i.e. 4.3%), mainly reflecting the growth in 12-month convergent ARPO (see Section 7.2.1 Financial glossary), which increased by 3.5% between 2022 and 2023, driven by both (i) the rate increases in the first half of 2023 (see Section 3.1.1.3 Significant events) and (ii) a favorable mix effect, with higher-value convergent offers, notably thanks to fiber. This growth in terms of value is also accompanied by growth in volume, with a year-on-year increase of 0.6% in the convergent customer base. Furthermore, the number of mobile phones in households continues to grow, with 10.3 million convergent mobile customers at December 31, 2023 (up 1.3% year-on-year);

−    the increase in Equipment sales, mainly related to demand for more expensive mobile handsets;

−    the increase in Fixed-only broadband services (up 63 million euros, i.e. 2.1%). This increase was mainly the result of the 2.2% growth in 12-month fixed-only broadband ARPO (see Section 7.2.1 Financial glossary) due to (i) the rate increases in the first half of 2023 (see Section 3.1.1.3 Significant events) and (ii) a favorable mix effect, mainly thanks to growth in very high-speed fixed broadband accesses (FTTH);

−    and the increase of 32 million euros from Mobile-only services, mainly driven by the 4.0% increase in 12-month mobile-only ARPO (see Section 7.2.1 Financial glossary). This growth was mainly due to the increase in rates in the first half of 2023 (see Section 3.1.1.3 Significant events) and offsets the year-on-year decrease of 2.7% in the mobile-only access base (essentially the result of the downward trend in the prepaid mobile access base).

The change in mobile, fixed and convergent access bases is presented in Section 3.1.3.1.5 Additional information - France.

3.1.3.1.2     EBITDAaL - France

Change on a historical basis

On a historical basis, the decrease of 282 million euros in EBITDAaL in France between 2022 and 2023 is attributable to:

−    on the one hand, (i) the negative effect of changes in the scope of consolidation and other changes of 48 million euros, (ii) partially offset by the favorable effect of foreign exchange fluctuations of 2 million euros;

−    on the other hand, the organic change on a comparable basis, i.e. a decrease of 235 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the decrease of 235 million euros in EBITDAaL in France between 2022 and 2023 is mainly attributable to:

−    (i) the decrease of 248 million euros in revenues, (ii) the increase in energy access costs for fixed and mobile networks (see Section 3.1.1.3 Significant events), (iii) the decline in other operating income and expenses (mainly the increase in impairment and losses on trade receivables), (iv) the growth in interest on lease liabilities (with, notably, the rise in interest rates affecting the discount rates applied to contracts and the effects of rent indexation in an inflationary environment, see Section 3.1.1.3 Significant events), (v) the increase in the cost of handsets and other equipment sold (excluding capitalized costs), reflecting the increase in equipment sales, and (vi) the decrease in service fees and inter-operator costs, directly connected with the contraction in revenues from wholesale services, see Section 3.1.3.1.1 Revenue - France);

−    partially offset by (i) the decrease in labor expenses, mainly due to the decrease in the average number of employees (full-time equivalent), (ii) the decrease in building costs for resale (fiber optic networks and mobile sites), and (iii) the decrease in business value added tax (cotisation sur la valeur ajoutée des entreprises - CVAE), the main component of the territorial economic contribution (contribution économique territoriale - CET, see Note 10.1 to the Consolidated Financial Statements).

3.1.3.1.3     Operating income - France

Change on a historical basis

On a historical basis, the decrease of 394 million euros in operating income in France between 2022 and 2023 is attributable to:

−    on the one hand, (i) the negative effect of changes in the scope of consolidation and other changes of 35 million euros, (ii) partially offset by the favorable effect of foreign exchange fluctuations of 2 million euros;

−    on the other hand, the organic change on a comparable basis, i.e. a decrease of 360 million euros in operating income.

Change on a comparable basis

On a comparable basis, the fall of 360 million euros in operating income in France between 2022 and 2023 is largely attributable to:

−    the increase in depreciation and amortization of fixed assets, mainly due to the material investments made in recent years (especially in connection with the roll-out of fixed networks, mainly FTTH, and mobile networks), and with the recognition of accelerated depreciation in 2023;

−    and the decrease in EBITDAaL excluding interest on lease liabilities and on debts related to financed assets (with no effect on operating income);

−    partially offset by the recognition, in 2023, of a provision reversal of 97 million euros for the litigation relating to Digicel (see Notes 5.2 and 14 to the Consolidated Financial Statements).

3.1.3.1.4     Economic CAPEX - France

Change on a historical basis

On a historical basis, the decrease of 391 million euros in economic CAPEX in France between 2022 and 2023 is due to (i) the negative impact of changes in the scope of consolidation and other changes of 47 million euros, and (ii) the organic change on a comparable basis, i.e. a decrease in economic CAPEX of 344 million euros.

Change on a comparable basis

On a comparable basis, the decrease of 344 million euros in economic CAPEX in France between 2022 and 2023 was mainly due to (i) the contraction in investments in very high-speed broadband fixed networks (FTTH), after the major investments made in recent years, (ii) the decrease in economic CAPEX relating to leased handsets, Liveboxes and equipment installed on customer premises, in connection with financed assets (also recognized in investments in property, plant and equipment and intangible assets), partially offset by (iii) the decrease in co-financing received from third-party operators.

3.1.3.1.5     Additional information - France

France (at December 31, in thousands, at the end of the period)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Convergent services
Number of convergent customers	5,993	5,955	5,955	0.6%	0.6%
12-month convergent ARPO (in euros) (3)	73.6	71.1	71.1	3.5%	3.5%
Mobile services
Number of mobile accesses (2)	21,818	22,008	22,008	(0.9)%	(0.9)%
o/w: Convergent customers mobile accesses	10,277	10,149	10,149	1.3%	1.3%
Mobile-only accesses	11,541	11,859	11,859	(2.7)%	(2.7)%
o/w: Contract customers mobile accesses	20,848	20,635	20,635	1.0%	1.0%
Prepaid customers mobile accesses	970	1,373	1,373	(29.3)%	(29.3)%
12-month mobile-only ARPO (in euros) (3)	17.8	17.1	17.1	4.0%	4.0%
Fixed services
Number of fixed accesses	26,869	28,288	28,288	(5.0)%	(5.0)%
Fixed retail accesses	14,555	15,174	15,174	(4.1)%	(4.1)%
o/w: Fixed broadband accesses	12,309	12,425	12,425	(0.9)%	(0.9)%
o/w: Very high-speed fixed broadband accesses	8,233	7,170	7,170	14.8%	14.8%
o/w: Convergent customers fixed accesses	5,993	5,955	5,955	0.6%	0.6%
Fixed-only accesses	6,317	6,471	6,471	(2.4)%	(2.4)%
12 -month fixed-only broadband ARPO (in euros) (3)	36.8	36.0	36.0	2.2%	2.2%
o/w: Fixed narrowband accesses	2,245	2,748	2,748	(18.3)%	(18.3)%
o/w: PSTN accesses	2,225	2,716	2,716	(18.1)%	(18.1)%
Other fixed accesses	20	32	32	(36.1)%	(36.1)%
Fixed wholesale accesses	12,315	13,114	13,114	(6.1)%	(6.1)%
o/w: FTTH accesses	7,082	6,260	6,260	13.1%	13.1%
Copper accesses	5,233	6,854	6,854	(23.7)%	(23.7)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(3)   See Section 7.2.1 Financial glossary.

3.1.3.2   Europe

Europe (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	11,574	11,327	10,962	2.2%	5.6%
EBITDAaL (1)	3,037	2,871	2,772	5.8%	9.5%
EBITDAaL/Revenue	26.2%	25.4%	25.3%	0.9 pt	0.9 pt
Operating income	770	(151)	(177)	na	na
eCAPEX (1)	1,831	1,966	1,883	(6.9)%	(2.7)%
eCAPEX/Revenue	15.8%	17.4%	17.2%	(1.5 pt)	(1.4 pt)
Investments in property, plant and equipment and intangible assets	2,359	2,700	2,612	(12.6)%	(9.7)%
Investments in property, plant and equipment and intangible assets/Revenue	20.4%	23.8%	23.8%	(3.4 pt)	(3.4 pt)
Average number of employees	27,127	28,281	27,605	(4.1)%	(1.7)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

3.1.3.2.1     Revenue - Europe

Europe (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	11,574	11,327	10,962	2.2%	5.6%
Retail services (B2C+B2B)	7,947	7,713	7,388	3.0%	7.6%
Convergent services	3,088	2,967	2,830	4.1%	9.1%
Mobile-only services	2,932	2,893	2,869	1.4%	2.2%
Fixed-only services	1,361	1,366	1,219	(0.4)%	11.7%
IT & integration services	565	487	471	16.0%	19.9%
Wholesale services	1,700	1,849	1,828	(8.0)%	(7.0)%
Equipment sales	1,757	1,582	1,559	11.1%	12.7%
Other revenues	170	183	187	(7.1)%	(8.9)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Europe (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	11,574	11,327	10,962	2.2%	5.6%
Spain	4,698	4,647	4,647	1.1%	1.1%
Poland	2,855	2,749	2,666	3.9%	7.1%
Belgium & Luxembourg	1,749	1,672	1,391	4.6%	25.8%
Central Europe (2)	2,292	2,280	2,280	0.5%	0.5%
Eliminations	(20)	(22)	(22)

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Central Europe: entities in Moldova, Romania and Slovakia.

Change on a historical basis

On a historical basis, the 612 million euro increase in revenues in the European countries between 2022 and 2023 was due to (i) the favorable effect of changes in the scope of consolidation and other changes of 281 million euros due to the takeover of VOO by Orange Belgium on June 2, 2023 (see Section 3.1.1.3 Significant events), (ii) the positive effect of foreign exchange fluctuations of 84 million euros, mainly reflecting the change in the Polish zloty against the euro, and (iii) the organic change on a comparable basis, i.e. a 248 million euro increase in revenues.

Change on a comparable basis

On a comparable basis, the increase of 248 million euros, i.e. 2.2%, in revenues in the European countries between 2022 and 2023 is mainly attributable to:

−    the growth in Equipment sales, mainly due to the increase in sales of equipment and mobile accessories in all European countries;

−    the increase in Convergent services, mainly in Belgium (up 10.8% year on year), in Poland (up 8.5% year on year) and, to a lesser extent, in Spain and Slovakia. On a comparable basis, the convergent customer base of European countries grew by 0.7% year on year, reaching 5.9 million customers at December 31, 2023;

−    the growth of IT & Integration Services, mainly in Poland, and, to a lesser extent, in Spain and Romania;

−    and the growth in Mobile-only services in all countries except Spain and Romania, mainly driven by growth in 12-month mobile-only ARPO (linked in particular to rate increases, see Section 3.1.1.3 Significant events). On a comparable basis, the mobile-only access base increased by 1.7% year on year and reached 44.3 million accesses at December 31, 2023;

−    partially offset by the decrease in Wholesale services in all European countries, mainly due to regulatory cuts in call termination rates (mobile and fixed) and the decline in international transit (particularly in Spain).

The change in mobile, fixed and convergent access bases is presented in Section 3.1.3.2.5 Additional information - Europe.

3.1.3.2.2     EBITDAaL - Europe

Change on a historical basis

On a historical basis, the 265 million euro increase in EBITDAaL in the European countries between 2022 and 2023 is the result of (i) the favorable effect of changes in the scope of consolidation and other changes of 76 million euros, due to the takeover of VOO by Orange Belgium on June 2, 2023 (see Section 3.1.1.3 Significant events), (ii) the positive effect of foreign exchange fluctuations of 23 million euros, and (iii) the organic change on a comparable basis, i.e. a 165 million euro increase in EBITDAaL.

Change on a comparable basis

On a comparable basis, the increase of 165 million euros in the EBITDAaL in European countries between 2022 and 2023 can essentially be attributed to:

−    (i) the 248 million euro increase in revenue, (ii) the decrease in interconnection costs, as a direct result of the regulatory cuts in call termination rates and the decrease in international transit, and (iii) the increase in other operating income (net of other operating expenses);

−    partially offset by (i) the increase in commercial expenses, equipment and content costs, reflecting growth in equipment sales, (ii) the increase in labor expenses, mainly for the entities in Romania (development of a shared services center) and in Belgium (wage indexation), (iii) the increase in network access connectivity costs, mainly in Belgium and Poland, due to the rise in the number of customers on third-party very high-speed broadband networks, and (iv) the rise in interest on lease liabilities, mainly due to the increase in interest rates affecting the discount rates applied to contracts in an inflationary environment (see Section 3.1.3 Significant events).

3.1.3.2.3     Operating income - Europe

Change on a historical basis

On a historical basis, the increase of 948 million euros in the operating income in the European countries between 2022 and 2023 was due to (i) the favorable effect of changes in the scope of consolidation and other changes of 16 million euros, (ii) the positive effect of foreign exchange fluctuations of 11 million euros, and (iii) the organic change on a comparable basis, i.e. an increase of 921 million euros in operating income.

Change on a comparable basis

On a comparable basis, the increase of 921 million euros in operating income in the European countries between 2022 and 2023 is primarily due to:

−    (i) the counter-effect of the recognition in 2022 of goodwill impairment of 789 million euros in Romania (see Note 7 to the Consolidated Financial Statements), and (ii) the increase of 165 million euros in EBITDAaL;

−    partially offset by the increase in restructuring programs costs, mainly in Poland, mainly due to departure plans (see Note 5.3 to the Consolidated Financial Statements).

3.1.3.2.4     Economic CAPEX - Europe

Change on a historical basis

On a historical basis, the 51 million euro decrease in economic CAPEX in the European countries between 2022 and 2023 includes (i) the favorable effect of changes in the scope of consolidation and other changes of 72 million euros due to the takeover of VOO by Orange Belgium on June 2, 2023 (see Section 3.1.1.3 Significant events), (ii) the positive effect of foreign exchange fluctuations of 11 million euros, and (iii) the organic change on a comparable basis, i.e. a 135 million euro decrease in economic CAPEX.

Change on a comparable basis

On a comparable basis, the decrease of 135 million euros in economic CAPEX in the European countries between 2022 and 2023 was mainly due to (i) lower investment in networks in Spain (see Section 3.1.3.2.6 Additional information - Spain), and, to a lesser extent, in Poland, (ii) partially offset by higher investment in mobile networks in Belgium and increased IT investments in Poland and Romania.

3.1.3.2.5     Additional information - Europe

Europe (at December 31, in thousands, at the end of the period)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Convergent services
Number of convergent customers	5,924	5,882	5,674	0.7%	4.4%
o/w: Spain	2,869	2,959	2,959	(3.0)%	(3.0)%
Poland	1,700	1,625	1,625	4.7%	4.7%
Belgium & Luxembourg	627	578	370	8.4%	69.2%
Central Europe (4)	728	720	720	1.1%	1.1%
12 -month convergent ARPO (3)
Spain (in euros)	55.9	53.8	53.8	3.9%	3.9%
Poland (in zlotys)	118.9	114.7	114.7	3.6%	3.6%
Mobile services
Number of mobile accesses (2)	55,980	55,073	54,693	1.6%	2.4%
o/w: Convergent customers mobile accesses	11,667	11,499	11,177	1.5%	4.4%
Mobile-only accesses	44,313	43,575	43,516	1.7%	1.8%
o/w: Contract customers mobile accesses	45,000	42,907	42,526	4.9%	5.8%
Prepaid customers mobile accesses	10,980	12,166	12,166	(9.7)%	(9.7)%
o/w: Spain	17,715	16,948	16,948	4.5%	4.5%
Poland	17,628	17,630	17,630	(0.0)%	(0.0)%
Belgium & Luxembourg	6,698	5,919	5,539	13.2%	20.9%
Central Europe (4)	13,940	14,576	14,576	(4.4)%	(4.4)%
12 -month mobile-only ARPO (3)
Spain (in euros)	10.2	10.1	10.1	1.0%	1.0%
Poland (in zlotys)	21.9	20.3	20.3	7.7%	7.7%
Fixed services
Number of fixed accesses	12,407	12,831	12,339	(3.3)%	0.6%
Fixed retail accesses	11,020	11,492	11,000	(4.1)%	0.2%
o/w: Fixed broadband accesses	9,289	9,373	8,881	(0.9)%	4.6%
o/w: Very high-speed fixed broadband accesses	6,986	6,627	6,134	5.4%	13.9%
o/w: Convergent customers fixed accesses	5,924	5,882	5,674	0.7%	4.4%
Fixed-only accesses	3,365	3,492	3,207	(3.6)%	4.9%
o/w: Spain	3,938	3,982	3,982	(1.1)%	(1.1)%
Poland	2,821	2,804	2,804	0.6%	0.6%
Belgium & Luxembourg	1,011	958	466	5.5%	117.0%
Central Europe (4)	1,520	1,629	1,629	(6.7)%	(6.7)%
12 -month fixed-only broadband ARPO (3)
Spain (in euros)	26.2	25.8	25.8	1.5%	1.5%
Poland (in zlotys)	64.2	61.7	61.7	4.0%	4.0%
o/w: Fixed narrowband accesses	1,731	2,119	2,119	(18.3)%	(18.3)%
Fixed wholesale accesses	1,387	1,339	1,339	3.6%	3.6%
o/w: Spain	1,002	946	946	5.9%	5.9%
Poland	385	393	393	(2.0)%	(2.0)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(3)   See Section 7.2.1 Financial glossary.

(4)   Central Europe: entities in Moldova, Romania and Slovakia.

3.1.3.2.6     Additional information - Spain

Spain (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	4,698	4,647	4,647	1.1%	1.1%
EBITDAaL (1)	1,246	1,111	1,111	12.2%	12.2%
EBITDAaL/Revenue	26.5%	23.9%	23.9%	2.6 pt	2.6 pt
Operating income	238	12	12	N/A	N/A
eCAPEX (1)	755	863	863	(12.5)%	(12.5)%
eCAPEX/Revenue	16.1%	18.6%	18.6%	(2.5 pt)	(2.5 pt)
Investments in property, plant and equipment and intangible assets	787	873	873	(9.8)%	(9.8)%
Investments in property, plant and equipment and intangible assets/Revenue	16.8%	18.8%	18.8%	(2.0 pt)	(2.0 pt)
Average number of employees	6,096	6,168	6,168	(1.2)%	(1.2)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Revenue - Spain

Spain (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	4,698	4,647	4,647	1.1%	1.1%
Retail services (B2C+B2B)	3,192	3,136	3,136	1.8%	1.8%
Convergent services	1,894	1,870	1,870	1.3%	1.3%
Mobile-only services	782	790	790	(0.9)%	(0.9)%
Fixed-only services	457	436	436	5.0%	5.0%
IT & integration services	58	41	41	41.9%	41.9%
Wholesale services	793	878	878	(9.6)%	(9.6)%
Equipment sales	711	632	632	12.5%	12.5%
Other revenues	2	1	1	113.3%	113.3%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Change on a historical basis and on a comparable basis

On both a historical basis and a comparable basis, the increase of 50 million euros, i.e. 1.1%, in revenues in Spain between 2022 and 2023 was mainly due to:

−    the increase in Equipment sales, mainly due to the increase in sales of equipment and mobile accessories;

−    the increase in Convergent services, mainly driven by the growth in 12-month convergent ARPO (up 3.9% year on year). This growth in value, enabled by the focus on customer value management combined with a moderate promotional policy, more than offsets the erosion of the customer base (down 3.0% year on year);

−    the growth of IT and Integration Services;

−    and the growth of Fixed-only broadband services, due to both (i) the 4.4% growth in the fixed-only broadband access base year on year, and (ii) the 1.5% growth in 12-month fixed-only broadband ARPO;

−    partially offset (i) by the decline in Wholesale services, mainly related to the decrease in international transit and the regulatory cuts in call termination rates, and (ii) to a lesser extent, by the decrease in Mobile-only services, mainly due to the 6.4% contraction in the prepaid mobile access base, partially offset by growth of 1.0% in 12-month mobile-only ARPO between the two periods.

EBITDAaL - Spain

Change on a historical basis and on a comparable basis

On both a historical basis and a comparable basis, the increase of 135 million euros in EBITDAaL in Spain between 2022 and 2023 was mainly due to:

−    (i) the decrease in service fees and inter-operator costs, directly connected to the contraction in revenues from wholesale services (see Revenue - Spain above), (ii) the decrease in network operating and maintenance expenses, mainly due to the counter-effect of higher energy access costs in 2022 for the fixed and mobile network, (iii) the increase of 50 million euros in revenues, and (iv) the increase in other operating income;

−    partially offset (i) by the increase in the cost of handsets and other equipment sold, mainly due to the growth in mobile equipment sales, and (ii) higher interest on lease liabilities.

Operating income - Spain

Change on a historical basis and on a comparable basis

On both a historical basis and a comparable basis, the 225 million euro increase in operating income in Spain between 2022 and 2023 was mainly due to (i) the 135 million euro increase in EBITDAaL, and (ii) the decrease in the depreciation and amortization of fixed assets, mainly due to the counter-effect of the end of the amortization of Jazztel’s subscriber base assets in 2022.

Economic CAPEX - Spain

Change on a historical basis and on a comparable basis

On both a historical basis and a comparable basis, the 107 million euro decrease in economic CAPEX in Spain between 2022 and 2023 was due to the decrease in investments in networks, resulting mainly from lower capital expenditure on very high-speed broadband mobile networks (4G/5G) and very high-speed broadband fixed networks (FTTH) and capacity investments, following the material investments made in recent years.

3.1.3.3   Africa & Middle East

Africa & Middle East (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	7,152	6,423	6,918	11.4%	3.4%
EBITDAaL (1)	2,734	2,427	2,584	12.7%	5.8%
EBITDAaL/Revenue	38.2%	37.8%	37.3%	0.4 pt	0.9 pt
Operating income	1,755	1,589	1,665	10.5%	5.4%
eCAPEX (1)	1,248	1,172	1,271	6.5%	(1.8)%
eCAPEX/Revenue	17.5%	18.3%	18.4%	(0.8 pt)	(0.9 pt)
Investments in property, plant and equipment and intangible assets	1,535	1,518	1,747	1.1%	(12.2)%
Investments in property, plant and equipment and intangible assets/Revenue	21.5%	23.6%	25.3%	(2.2 pt)	(3.8 pt)
Average number of employees	14,620	14,444	14,436	1.2%	1.3%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Africa and the Middle East continue to suffer political, security or economic instability and sometimes by tax or regulatory pressures that may affect the general business climate, the activity and earnings of subsidiaries and shareholdings, and these could continue to affect them in the future. In some cases, these situations have led the Group to recognize asset impairments (see Notes 7, 8.3 and 11 to the Consolidated Financial Statements). For further information on these risk factors, see Section 2.1 Risk factors.

3.1.3.3.1     Revenue - Africa & Middle East

Africa & Middle East (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	7,152	6,423	6,918	11.4%	3.4%
Retail services (B2C+B2B)	6,356	5,715	6,112	11.2%	4.0%
Mobile-only services	5,456	4,924	5,272	10.8%	3.5%
Fixed-only services	847	752	800	12.6%	5.9%
IT & integration services	53	38	40	40.6%	34.0%
Wholesale services	666	584	663	14.1%	0.4%
Equipment sales	90	92	104	(1.9)%	(13.2)%
Other revenues	40	33	39	23.2%	2.8%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Africa & Middle East (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	7,152	6,423	6,918	11.4%	3.4%
Sonatel sub-group (2)	2,470	2,178	2,217	13.4%	11.4%
Côte d’Ivoire sub-group (3)	1,549	1,468	1,471	5.6%	5.3%
Egypt	779	603	992	29.3%	(21.5)%
Morocco	731	687	705	6.4%	3.7%
Jordan	470	453	465	3.8%	1.1%
Cameroon	477	421	421	13.4%	13.4%
Congo (DRC)	435	414	425	5.0%	2.3%
Other countries (4)	309	268	290	15.4%	6.6%
Eliminations	(68)	(68)	(68)	0.1%	0.3%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Sonatel sub-group: entities in Senegal, Mali, Guinea, Guinea-Bissau and Sierra Leone.

(3)   Côte d’Ivoire sub-group: entities in Côte d’Ivoire, Burkina Faso and Liberia.

(4)   Other countries: mainly entities in Botswana, Central African Republic (CAR) and Madagascar.

Change on a historical basis

On a historical basis, the increase of 234 million euros in the revenues in Africa & Middle East countries between 2022 and 2023 includes (i) the negative effect of foreign exchange fluctuations for 495 million euros, mainly related to movements in the Egyptian pound against the euro of 380 million euros, and (ii) the organic change on a comparable basis, i.e. an increase of 729 million euros in revenues.

Change on a comparable basis

On a comparable basis, the increase of 729 million euros, i.e. 11.4%, in the revenues in Africa & Middle East countries between 2022 and 2023 is mainly attributable to:

−    the increase in Mobile-only services, driven by (i) the growth in data services, up 17.7% year on year, driven largely by the vibrant 4G customer base, which grew by 17.4% year on year to reach 61.7 million customers at December 31, 2023, and (ii) the year-on-year growth of 25.8% in the revenues of Orange Money (which reached 567 million euros in 2023), mainly due to 16.9% growth in the active customer base. The mobile access base also continued to grow, recording a year-on-year increase of 4.3%;

−    the growth of Fixed-only services, driven by the development of fixed-only broadband services, which rose by 12.6% year on year. The fixed-only broadband access base grew by 20.2% year on year reaching 3.3 million customers at December 31, 2023;

−    and the increase in Wholesale services, largely due to the introduction of a national roaming agreement in Egypt.

3.1.3.3.2     EBITDAaL - Africa & Middle East

Change on a historical basis

On a historical basis, the increase of 151 million euros in EBITDAaL in Africa & Middle East countries between 2022 and 2023 includes (i) the negative effect of foreign exchange fluctuations for 185 million euros, mainly as a result of movements in the Egyptian pound against the euro, (ii) the positive impact of changes in the scope of consolidation and other changes for 28 million euros, and (iii) the organic change on a comparable basis, i.e. an increase of 307 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the increase of 307 million euros in EBITDAaL in Africa & Middle East countries between 2022 and 2023 is primarily explained by the growth of 729 million euros in revenues, partially offset by:

−    the increase in commercial expenses and equipment costs, due to (i) higher fees, related to the growth in the revenues of Orange Money, (ii) increased equipment costs in Egypt resulting from a new distribution agreement, and (iii) the increase in the costs of SIM cards in several countries;

−    the rise in other operating expenses, mainly reflecting the change in various risks between the two periods;

−    the increase in network operating and maintenance expenses as a result of traffic growth, ongoing network roll-outs in all countries and higher energy access costs for fixed and mobile networks (see Section 3.1.1.3 Significant events);

−    higher operating taxes and levies payables, mainly as a result of business growth and higher spectrum fees;

−    higher service fees and inter-operator costs, directly in line with revenue growth in wholesale services and mostly related to the introduction of a national roaming agreement in Egypt;

−    and rising labor expenses in almost all countries, relating to the commercial performance in the region.

3.1.3.3.3     Operating income - Africa & Middle East

Change on a historical basis

On a historical basis, the increase of 90 million euros in operating income in Africa & Middle East countries between 2022 and 2023 includes (i) the negative effect of foreign exchange fluctuations for 104 million euros, mainly as a result of movements in the Egyptian pound against the euro, (ii) the positive impact of changes in the scope of consolidation and other changes for 28 million euros, and (iii) the organic change on a comparable basis, i.e. an increase of 166 million euros in operating income.

Change on a comparable basis

On a comparable basis, the increase of 166 million euros in operating income in Africa & Middle East countries between 2022 and 2023 is primarily explained by the rise of 307 million euros in EBITDAaL, partially offset by:

−    the increase in depreciation and amortization of fixed assets, mainly due to growth in investments in recent years and the amortization of the new telecommunication licenses acquired;

−    the counter-effect of the recognition in 2022 of gains on disposal of 73 million euros related to the review of fixed assets, investments and business portfolio (mainly linked to the disposal of assets in the Democratic Republic of the Congo (DRC) and Côte d’Ivoire);

−    and the recognition in 2023 of a net expense on significant litigation of 38 million euros.

3.1.3.3.4     Economic CAPEX - Africa & Middle East

Change on a historical basis

On a historical basis, the decrease of 22 million euros in economic CAPEX in Africa & Middle East countries between 2022 and 2023 includes (i) the negative effect of foreign exchange fluctuations for 98 million euros, and (ii) the organic change on a comparable basis, i.e. an increase of 76 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the increase of 76 million euros in economic CAPEX in Africa & Middle East countries between 2022 and 2023 is chiefly the result of the growth in investments in very high-speed broadband mobile networks (4G/5G) to support business growth (capacity investments) and changes in usage.

3.1.3.3.5     Additional information - Africa & Middle East

Africa & Middle East (at December 31, in thousands, at the end of the period)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Mobile services
Number of mobile accesses (2)	149,179	143,068	143,068	4.3%	4.3%
o/w: Contract customers mobile accesses	11,054	8,768	8,768	26.1%	26.1%
Prepaid customers mobile accesses	138,125	134,301	134,301	2.8%	2.8%
o/w: Sonatel sub-group (3)	39,902	37,897	37,897	5.3%	5.3%
Côte d’Ivoire sub-group (4)	31,671	28,964	28,964	9.3%	9.3%
Egypt	29,166	28,225	28,225	3.3%	3.3%
Morocco	14,638	14,774	14,774	(0.9)%	(0.9)%
Jordan	2,773	2,545	2,545	9.0%	9.0%
Cameroon	12,251	11,272	11,272	8.7%	8.7%
Congo (DRC)	12,412	13,302	13,302	(6.7)%	(6.7)%
Other countries (5)	6,366	6,089	6,089	4.5%	4.5%
Fixed services
Number of fixed accesses	4,225	3,591	3,591	17.7%	17.7%
Fixed retail accesses	4,225	3,591	3,591	17.7%	17.7%
o/w: Fixed broadband accesses	3,343	2,782	2,782	20.2%	20.2%
Fixed narrowband accesses	882	809	809	9.0%	9.0%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(3)   Sonatel sub-group: entities in Senegal, Mali, Guinea, Guinea-Bissau and Sierra Leone.

(4)   Côte d’Ivoire sub-group: entities in Côte d’Ivoire, Burkina Faso and Liberia.

(5)   Other countries: mainly entities in Botswana, Central African Republic (CAR) and Madagascar.

3.1.3.4   Orange Business

Orange Business (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	7,927	7,912	7,930	0.2%	(0.0)%
EBITDAaL (1)	679	802	804	(15.4)%	(15.5)%
EBITDAaL/Revenue	8.6%	10.1%	10.1%	(1.6 pt)	(1.6 pt)
Operating income	92	321	317	(71.4)%	(71.0)%
eCAPEX (1)	296	326	332	(9.3)%	(11.0)%
eCAPEX/Revenue	3.7%	4.1%	4.2%	(0.4 pt)	(0.5 pt)
Investments in property, plant and equipment and intangible assets	315	338	344	(6.7)%	(8.3)%
Investments in property, plant and equipment and intangible assets/Revenue	4.0%	4.3%	4.3%	(0.3 pt)	(0.4 pt)
Average number of employees	29,574	28,772	28,786	2.8%	2.7%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

As part of the Lead the Future strategic plan, presented in February 2023, the Group announced its intention to transform its B2B telecommunication operator model (in order to adapt to the changing B2B market) and strengthen its position in cybersecurity. In line with this announcement, the Enterprise business segment is changing its name to Orange Business (see Note 1.1 to the Consolidated Financial Statements). Orange Business aims to become the leading European network and digital integrator.

3.1.3.4.1     Revenue - Orange Business

Orange Business (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	7,927	7,912	7,930	0.2%	(0.0)%
Fixed-only services	3,220	3,450	3,466	(6.7)%	(7.1)%
Voice services (2)	890	1,015	1,018	(12.3)%	(12.5)%
Data services (3)	2,330	2,435	2,448	(4.3)%	(4.8)%
IT & integration services	3,706	3,487	3,489	6.3%	6.2%
Mobile services and equipment sales (4)	1,001	975	975	2.6%	2.6%
Mobile-only services	693	659	659	5.1%	5.1%
Wholesale services	41	41	41	(0.8)%	(0.8)%
Equipment sales	267	275	275	(2.9)%	(2.9)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Voice services include (i) legacy voice offers (Public Switched Telephone Network or PSTN accesses), (ii) Voice over Internet Protocol (VoIP) products, (iii) audio-conference services, (iv) incoming traffic for call centers, and (v) network equipment sales related to the operation of voice services.

(3)   Data services include (i) legacy data solutions still offered by Orange Business (Frame Relay, Transrel, leased lines, narrowband), (ii) services having reached a certain maturity such as IP-VPN (Internet Protocol virtual personal network), and broadband infrastructure products such as satellite or fiber optic accesses, (iii) satellite TV broadcast services, (iv) Business Everywhere roaming offers and (v) network equipment sales related to the operation of data services.

(4)   Mobile services and equipment sales include (i) mobile-only services, (ii) wholesale services, corresponding to incoming mobile B2B traffic invoiced to other carriers, and (iii) mobile equipment sales.

Change on a historical basis

On a historical basis, the decrease of 4 million euros in the revenues of Orange Business between 2022 and 2023 includes:

−    the negative effect of foreign exchange fluctuations of 59 million euros;

−    the positive effect of changes in the scope of consolidation and other changes of 41 million euros, mainly related to (i) the acquisition of SCRT and Telsys by Orange Cyberdefense on November 8, 2022 and (ii) the acquisition of NEHS Digital and Xperis by Enovacom (a healthcare subsidiary of Orange Business) on September 26, 2023;

−    and the organic change on a comparable basis, i.e. an increase in revenues of 14 million euros.

Change on a comparable basis

On a comparable basis, the increase of 14 million euros in Orange Business revenues between 2022 and 2023, i.e. an increase of 0.2%, is mainly attributable to:

−    the growth in IT & Integration Services, driven by the growing requirements of businesses in the field of (i) cybersecurity services (reflected in revenues of 1,103 million euros for Orange Cyberdefense in 2023, up 10.9% year on year), (ii) digital & data services (up 7.2% year on year), relating to data gathering, analysis and use and (iii) integration services (up 7.3% year on year), mainly including unified communication and collaboration services;

−    and to a lesser extent, the growth in Mobile services and equipment, largely as a result of the increase in the mobile access base and the development of new mobile services such as private mobile networks (PMRs, Private Mobile Radio);

−    partially offset by the decline in Fixed-only services, impacted by both (i) the decline in Voice services, which continue to be affected by the downward trend in conventional fixed telephony, mainly in France, and (ii) the decrease in Data services, owing to the general trend toward transformation of data services technologies.

3.1.3.4.2     EBITDAaL - Orange Business

Change on a historical basis

On a historical basis, the decrease of 125 million euros in the EBITDAaL of Orange Business between 2022 and 2023 is attributable to:

−    the negative effect of foreign exchange fluctuations for 3 million euros, partially offset by the favorable impact of changes in the scope of consolidation and other changes for 2 million euros;

−    and the organic change on a comparable basis, i.e. a decrease of 123 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the decrease of 123 million euros in the EBITDAaL of Orange Business between 2022 and 2023 can essentially be attributed to:

−    the increase in commercial expenses and equipment costs in connection with higher sales of equipment for unified communication and collaboration services;

−    higher IT costs, related notably to increased cybersecurity services;

−    the rise in labor expenses, mainly due to the increase in the average salary and the number of employees connected with the development of IT & Integration Services and information technologies as part of the transformation of Orange Business into a Digital Services Company model (DSC, see Section 3.1.1.3 Significant events);

−    and the increase in other external purchases, relating to (i) the increase in overheads, (ii) the increase in building costs for resale, due to the development of integration services and information technologies, and (iii) the increase in real estate fees in an inflationary environment (see Section 3.1.1.3 Significant events);

−    partially offset by (i) the decrease in service fees and inter-operator costs, directly connected with the contraction in revenues from voice services, (ii) the decrease in other operating expenses (net of other operating income), (iii) the decrease in operating taxes and levies payables, and (iv) the increase of 14 million euros in revenues.

3.1.3.4.3     Operating income - Orange Business

Change on a historical basis

On a historical basis, the decrease of 225 million euros in operating income of Orange Business between 2022 and 2023 included (i) the positive effect of foreign exchange fluctuations of 2 million euros, (ii) the favorable effect of changes in the scope of consolidation and other changes for 2 million euros, and (iii) the organic change on a comparable basis, i.e. a decrease of 229 million euros in operating income.

Change on a comparable basis

On a comparable basis, the decrease of 229 million euros in the operating income of Orange Business between 2022 and 2023 is largely attributable to:

−    the increase in restructuring programs costs, mainly due to the recognition in 2023 of costs totaling 215 million euros for the Orange Business transformation plan in France and abroad, mainly relating to departure plans, and, to a lesser extent, the discontinuation of products and services (see Section 3.1.1.3 Significant events and 2023 Highlights of the Consolidated Financial Statements and Note 5.3 to the Consolidated Financial Statements);

−    the decrease of 123 million euros in EBITDAaL;

−    and the increase in specific labor expenses, mainly related to the French part-time for seniors plans and the related bonuses (see Section 3.1.1.3 Significant events - Effect of French pension reform);

−    partially offset by (i) the decline in depreciation and amortization of fixed assets and (ii) decreased impairment of fixed assets.

3.1.3.4.4     Economic CAPEX - Orange Business

Change on a historical basis

On a historical basis, the decrease of 36 million euros in the economic CAPEX of Orange Business between 2022 and 2023 is due to (i) the negative effect of foreign exchange fluctuations for 6 million euros and (ii) the organic change on a comparable basis, i.e. a decrease of 30 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the decrease of 30 million euros in the economic CAPEX of Orange Business between 2022 and 2023 can essentially be attributed to the refocusing on investments on strategic areas, and, to a lesser extent, the increase in disposals of fixed assets.

3.1.3.4.5     Additional information - Orange Business

Orange Business (at December 31, in thousands, at the end of the period)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Mobile services
Number of mobile accesses in France (2)	27,004	22,086	22,086	22.3%	22.3%
Fixed services
Number of fixed accesses in France	1,002	1,140	1,140	(12.1)%	(12.1)%
Fixed retail accesses	1,002	1,140	1,140	(12.1)%	(12.1)%
o/w: Fixed broadband accesses	233	244	244	(4.6)%	(4.6)%
Fixed narrowband accesses	769	896	896	(14.2)%	(14.2)%
IP-VPN accesses worldwide (3)	326	343	343	(4.9)%	(4.9)%
o/w: IP-VPN accesses in France (3)	284	297	297	(4.4)%	(4.4)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Contract customers. Excluding customers of Mobile Virtual Network Operators (MVNOs).

(3)   Accesses of customers outside the Orange group, not including the carrier market.

3.1.3.5   Totem

Totem (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	686	685	685	0.3%	0.3%
EBITDAaL (1)	372	371	371	0.4%	0.4%
EBITDAaL/Revenue	54.2%	54.2%	54.2%	0.1 pt	0.1 pt
Operating income	251	252	252	(0.2)%	(0.2)%
eCAPEX (1)	144	142	142	1.0%	1.0%
eCAPEX/Revenue	20.9%	20.8%	20.8%	0.1 pt	0.1 pt
Investments in property, plant and equipment and intangible assets	144	142	142	1.0%	1.0%
Investments in property, plant and equipment and intangible assets/Revenue	20.9%	20.8%	20.8%	0.1 pt	0.1 pt
Average number of employees	193	165	165	17.2%	17.2%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

3.1.3.5.1     Revenue - Totem

Totem (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	686	685	685	0.3%	0.3%
Wholesale services	686	685	685	0.3%	0.3%
Other revenues	-	-	-	-	-

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Change on a historical basis and on a comparable basis

On both a historical basis and a comparable basis, the increase of 2 million euros, i.e. 0.3%, in Totem’s revenues between 2022 and 2023 was mainly due to:

−    the 3.7% year-on-year rise in hosting revenues. In 2023, 16.7% of hosting revenues came from external customers, representing an increase of 0.5 points compared with 2022;

−    and the increase in studies and site redevelopment work in France;

−    largely offset by the decrease in revenues due to the rebilling of energy costs (see below).

At December 31, 2023, Totem had 27,292 sites with 38,116 active occupants, i.e. an occupation rate of 1.40 occupants per site.

3.1.3.5.2     EBITDAaL - Totem

Change on a historical basis and on a comparable basis

On both a historical basis and a comparable basis, the increase of 2 million euros in Totem’s EBITDAaL between 2022 and 2023 was mainly due to:

−    (i) the decrease in energy access costs, mainly due to the decrease in average energy prices between the two periods, and (ii) the increase of 2 million euros in revenues;

−    mostly offset by (i) the increase in interest on lease liabilities and depreciation and amortization of right-of-use assets, mainly due to the rise in interest rates in an inflationary environment (see Section 3.1.1.3 Significant events) and the increase in the number of leased sites accompanying the growth in hosting activity, and (ii) the increase in building costs for resale.

3.1.3.5.3     Operating income - Totem

Change on a historical basis and on a comparable basis

On both a historical basis and a comparable basis, Totem’s operating income was flat between 2022 and 2023. Between the two periods, the increase in EBITDAaL excluding interest on lease liabilities (with no effect on operating income) was offset by the increase in depreciation and amortization of fixed assets and the rise in restructuring programs costs.

3.1.3.5.4     Economic CAPEX - Totem

Change on a historical basis and on a comparable basis

On both a historical basis and a comparable basis, the 1 million euro increase in Totem’s economic CAPEX between 2022 and 2023 was primarily due to the increase in the construction of new mobile sites, partially offset by the decrease in tower reinforcement works.

3.1.3.6   International Carriers & Shared Services

International Carriers & Shared Services (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	1,478	1,536	1,540	(3.7)%	(4.0)%
EBITDAaL (1)	(30)	(84)	(96)	63.8%	68.4%
EBITDAaL/Revenue	(2.0)%	(5.4)%	(6.2)%	3.4 pt	4.2 pt
Operating income	(563)	(478)	(417)	(17.8)%	(34.9)%
eCAPEX (1)	225	278	278	(19.0)%	(19.0)%
eCAPEX/Revenue	15.2%	18.1%	18.1%	(2.9 pt)	(2.8 pt)
Investments in property, plant and equipment and intangible assets	245	333	333	(26.4)%	(26.4)%
Investments in property, plant and equipment and intangible assets/Revenue	16.6%	21.7%	21.6%	(5.1 pt)	(5.1 pt)
Average number of employees	12,005	12,282	12,134	(2.3)%	(1.1)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

3.1.3.6.1     Revenue - International Carriers & Shared Services

International Carriers & Shared Services (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	1,478	1,536	1,540	(3.7)%	(4.0)%
Wholesale services	982	1,058	1,060	(7.1)%	(7.3)%
Other revenues	496	478	480	3.7%	3.4%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Change on a historical basis

On a historical basis, the decrease of 61 million euros in the revenues of International Carriers & Shared Services between 2022 and 2023 results from (i) the negative effect of changes in foreign exchange fluctuations of 3 million euros, (ii) the unfavorable effect of changes in the scope of consolidation and other changes of 1 million euros, and (iii) the organic change on a comparable basis, i.e. a decrease of 57 million euros in revenues.

Change on a comparable basis

On a comparable basis, the decrease of 57 million euros, i.e. 3.7%, in revenues from International Carriers & Shared Services between 2022 and 2023 is attributable to:

−    the 75 million euro decrease in Wholesale services related to the downward trend in voice traffic and the refocusing of voice services toward higher-value activities, partially offset by (i) the sale of rights of use for a submarine cable in the Caribbean and (ii) the increase in mobile services and data services (resulting from market growth and increased travel);

−    partially offset by the increase of 18 million euros in Other revenues. That increase was mainly due to (i) higher Sofrecom revenues, and (ii) higher Orange Marine revenues due, on the one hand, to the increase in submarine cable-laying in a dynamic market, and, on the other, to the sale of cables and a submarine robot, (iii) partially offset by the decline in revenues from content activities (OCS and Orange Studio, see Section 3.1.1.3 Significant events).

3.1.3.6.2     EBITDAaL - International Carriers & Shared Services

Change on a historical basis

On a historical basis, the improvement of 65 million euros in the EBITDAaL of International Carriers & Shared Services between 2022 and 2023 included (i) the positive effect of foreign exchange fluctuations of 10 million euros, (ii) the favorable effect of changes in the scope of consolidation and other changes for 2 million euros, and (iii) the organic change on a comparable basis, i.e. an increase of 53 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the improvement of 53 million euros in the EBITDAaL of International Carriers & Shared Services between 2022 and 2023 was mainly due to:

−    the sharp decline in interconnection fees, directly linked to lower wholesale services revenues and relating for the most part to the drop in voice traffic;

−    the decrease in content costs, due to the reduced activity of OCS and Orange Studio (see Section 3.1.1.3 Significant events);

−    the decrease in the depreciation and amortization of right-of-use assets, chiefly related to the termination of leases on tertiary buildings (offices and stores) and technical sites;

−    and the decrease in labor expenses, in line with the reduction in the average number of employees (full-time equivalent), particularly for shared services;

−    partially offset by (i) the decrease of 57 million euros in revenues, (ii) the increase in commercial expenses and equipment costs due to production transferred from inventory following the sale of rights of use for a submarine cable in the Caribbean, (iii) higher IT expenses, primarily as a result of increased outsourcing, and (iv) the increase in other external purchases, particularly due to higher real estate fees in an inflationary environment (see Section 3.1.1.3 Significant events).

3.1.3.6.3     Operating income - International Carriers & Shared Services

Change on a historical basis

On a historical basis, the deterioration of 146 million euros in the operating income of International Carriers & Shared Services between 2022 and 2023 included:

−    the unfavorable impact of changes in the scope of consolidation and other changes, amounting to 71 million euros, mainly including the counter-effect of the gain on disposal related to the remeasurement of Deezer shares at fair value (following the merger of Deezer into the SPAC I2PO, and the initial public offering of the new entity in July 2022), recognized as a review of fixed assets, investments and business portfolio for 77 million euros in 2022 (see Note 3.2 to the Consolidated Financial Statements);

−    the positive impact of foreign exchange fluctuations of 10 million euros;

−    and the organic change on a comparable basis, i.e. a decrease of 85 million euros in operating income.

Change on a comparable basis

On a comparable basis, the downturn of 85 million euros in the operating income of International Carriers & Shared Services between 2022 and 2023 was mainly attributable to:

−    (i) the increase in specific labor expenses, mainly associated with French part-time for seniors plans and the related bonuses (see Section 3.1.1.3 Significant events - Effect of French pension reform), (ii) the increase in depreciation and amortization of fixed assets, (iii) the decrease in gains on disposal of fixed assets, mainly due to the decrease in disposals of real estate assets, and (iv) the increase in restructuring programs costs;

−    partially offset by (i) the growth in EBITDAaL excluding interest on lease liabilities (with no effect on operating income) and (ii) the decrease in acquisition and integration costs.

3.1.3.6.4     Economic CAPEX - International Carriers & Shared Services

Change on a historical basis

On a historical basis, the decrease of 53 million euros in the economic CAPEX of International Carriers & Shared Services between 2022 and 2023 stems from the organic change on a comparable basis, i.e. a decrease of 53 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the decrease of 53 million euros in the economic CAPEX of International Carriers & Shared Services between 2022 and 2023 mainly reflects the counter-effect of the recognition in 2022 of investments by Orange Marine for the construction of the new cable-laying ship, the Sophie Germain (see Section 1.3 Highlights).

3.1.3.7   Mobile Financial Services

Mobile Financial Services (at December 31, in millions of euros)	2023	2022 on a comparable basis (1)	2022 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Net banking income (NBI) (2)	150	115	115	29.6%	29.6%
Cost of bank credit risk (3)	(63)	(45)	(45)	39.5%	39.5%
Operating income	(306)	(200)	(200)	(53.1)%	(53.1)%
eCAPEX (1)	33	35	35	(8.3)%	(8.3)%
Investments in property, plant and equipment and intangible assets	33	35	35	(8.3)%	(8.3)%
Average number of employees	852	902	902	(5.5)%	(5.5)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Net banking income (NBI) recognized as other operating income (see Notes 1.3, 1.4 and 4.2 to the Consolidated Financial Statements).

(3)   Cost of bank credit risk recognized in other operating expenses (see Notes 1.3, 1.4 and 5.2 to the Consolidated Financial Statements).

In 2023, Mobile Financial Services activities continued to grow, particularly:

−    in Europe, with the ongoing development of value offers and the continuous improvement in quality of service. At December 31, 2023, Orange Bank had nearly 1.9 million customers in France and Spain (this number includes customers of all offers sold by Orange Bank for individuals, professionals and businesses: accounts, loans and mobile insurance);

−    and in Africa, with the launch of new Prestige loans and real estate loans and steady growth in business loans and microcredit. At December 31, 2023, Orange Bank Africa had 1.3 million customers.

As part of a strategic review of its assets, Orange, after seeking a partner for its banking subsidiary, announced in late June 2023 that it was entering into exclusive negotiations with BNP Paribas to define a partnership for the referral of Orange Bank’s client portfolio in France, develop mobile terminal financing solutions, and discuss the terms of a potential resumption of Orange Bank’s activity in Spain. At the end of these negotiations, Orange Bank announced in late February 2024 a partnership with BNP Paribas to offer a banking continuity solution for its clients in France and Spain. This partnership was formalized by the signing of several agreements (see Section 3.1.1.3 Significant events).

3.1.3.7.1     Operating activities

The segment information for Mobile Financial Services (operating income, investments in property, plant and equipment and intangible assets) is presented in Notes 1.3, 1.4 and 1.6 to the Consolidated Financial Statements.

3.1.3.7.1.1       Operating income - Mobile Financial Services

Change on a historical basis and on a comparable basis

On both a historical basis and a comparable basis, the decrease of 106 million euros in the operating income of Mobile Financial Services between 2022 and 2023 was mainly due to:

−    (i) the recognition, in 2023, of a provision of 122 million euros for restructuring costs in connection with the termination of Orange Bank activities (see Section 3.1.1.3 Significant events and 2023 Highlights of the Consolidated Financial Statements and Note 5.3 to the Consolidated Financial Statements), and (ii) to a lesser extent, the increase in the cost of bank credit risk (see Notes 1.3, 1.4 and 5.2 to the Consolidated Financial Statements);

−    partially offset by (i) the increase in net banking income (NBI, see Notes 1.3, 1.4 and 4.2 to the Consolidated Financial Statements), driven by the increase in interest on banking investments in the context of rising interest rates, and the development of banking activities in Côte d’Ivoire, and (ii) the reduction in the depreciation and amortization of fixed assets.

3.1.3.7.1.2       Economic CAPEX - Mobile Financial Services

Change on a historical basis and on a comparable basis

On both a historical basis and a comparable basis, the decrease of 3 million euros in the economic CAPEX of Mobile Financial Services between 2022 and 2023 was mainly due to the decrease in IT investments.

3.1.3.7.2     Assets, liabilities and cash flows

The segment information for Mobile Financial Services (assets, liabilities and cash flows) is presented in Notes 1.7, 1.8 and 1.9 to the Consolidated Financial Statements, and the activities of Mobile Financial Services (financial assets and liabilities) are described in Note 17 to the Consolidated Financial Statements.

Since 2020, Orange Espagne has had in place a non-recourse program with Orange Bank for the disposal of receivables due in installments, replacing an existing program with a third-party bank. This program led to these receivables being derecognized from the balance sheet of Orange Espagne (within telecom activities) and presented as customer loans and receivables within Mobile Financial Services activities (see Notes 4.3 and 17.1.1 to the Consolidated Financial Statements).

Loans and receivables of Orange Bank are composed of loans and receivables with customers and credit institutions. Outstanding customer loans and receivables at December 31, 2023 came to 2.4 billion euros, a decrease of 123 million euros compared with December 31, 2022, due to the slowdown of commercial activity in France. Loans to B2C customers made up 97.6% of that total. 57.1% were consumer loans (see Note 17.1.1 to the Consolidated Financial Statements).

Payables related to Orange Bank transactions are composed of customer deposits and bank’s payables with credit institutions. Outstanding payables to customers (deposits and savings) at December 31, 2023 amounted to 2.6 billion euros, up 814 million euros compared with December 31, 2022 (see Note 17.1.2 to the Consolidated Financial Statements).

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.4     Cash flow, equity and financial debt

To ensure the transparency of the financial statements and separate out the performance of telecom activities and Mobile Financial Services activities, the analysis and financial commentary are split to reflect these two business scopes. Accordingly, Section 3.1.4.1 Liquidity and cash flows from telecom activities and Section 3.1.4.2 Financial debt and liquidity position of telecom activities deal with telecom activities, and Section 3.1.3.7 Mobile Financial Services covers the Group’s banking activities.

3.1.4.1   Liquidity and cash flows from telecom activities

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.4.1.2     Cash flows from telecom activities

Cash flows from telecom activities are presented in Note 1.9 to the Consolidated Financial Statements.

Simplified statement of cash flows from telecom activities (1) (at December 31, in millions of euros)	2023	2022 on a historical basis
Net cash provided by operating activities	12,480	11,921
Net cash used in investing activities	(7,297)	(10,625)
Net cash used in financing activities	(5,557)	(3,577)
Cash change in cash and cash equivalents	(374)	(2,281)
Cash and cash equivalents in the opening balance	5,846	8,188
Cash change in cash and cash equivalents	(374)	(2,281)
Non-cash change in cash and cash equivalents	32	(61)
Cash and cash equivalents in the closing balance	5,504	5,846

(1)   See Note 1.9 to the Consolidated Financial Statements.

3.1.4.1.2.1       Net cash provided by operating activities (telecom activities)

Net cash provided by operating activities (telecom activities) was 12,480 million euros in 2023, versus 11,921 million euros in 2022 on a historical basis.

In 2023, Orange pursued its policy of managing its working capital requirement. The effects on the change in working capital requirement (i) of the receivables disposal program, and (ii) the extended payment terms on the payables of certain suppliers of goods and services and fixed assets, are respectively described in Notes 4.3 and 5.6 to the Consolidated Financial Statements.

Change in net cash provided by operating activities (telecom activities) - 2023 vs. 2022 (at December 31, in millions of euros)	Decrease/ (Increase)
Net cash provided by operating activities in 2022	11,921
Increase (decrease) in operating income from telecom activities	274
Change in working capital requirement	603
Decrease (increase) in operating taxes and levies paid	236
Decrease (increase) in net interest paid and interest rate effects on derivatives, net (net of dividends received)	(43)
Decrease (increase) in income tax paid	(95)
Change in non-monetary items included in operating income and reclassified items for presentation (1)	(415)
Net cash provided by operating activities in 2023	12,480

(1)   Reclassified items for presentation include the elimination of operating taxes and levies included in operating income and presented separately above.

Between 2022 and 2023, the increase of 559 million euros in net cash provided by operating activities (telecom activities) on a historical basis was largely attributable to:

−    the change in working capital requirement of 603 million euros between the two periods, mainly due to the decrease in trade receivables in 2023, compared with an increase in trade receivables in 2022;

−    the increase of 274 million euros in operating income from telecom activities on a historical basis;

−    and the decrease of 236 million euros in operating taxes and levies paid, mainly relating to the decrease in business value added tax (cotisation sur la valeur ajoutée des entreprises - CVAE), the main component of the territorial economic contribution (contribution économique territoriale - CET), in France (see Note 10.1 to the Consolidated Financial Statements);

−    partially offset by (i) the change of 415 million euros in non-monetary items included in operating income and reclassified items for presentation between the two periods, mainly with the counter-effect of the recognition in 2022 of the impairment of goodwill in Romania and with the increase in depreciation and amortization of fixed assets, and (ii) to a lesser extent, the increase of 95 million euros in income tax paid.

3.1.4.1.2.2       Net cash used in investing activities (telecom activities)

The net cash used in investing activities (telecom activities) represented a negative 7,297 million euros in 2023, compared with a negative 10,625 million euros in 2022 on a historical basis.

Net cash used in investing activities (telecom activities) (at December 31, in millions of euros)	2023	2022 on a historical basis
Purchases and sales of property, plant and equipment and intangible assets (1) (5)	(7,594)	(8,251)
Purchases of property, plant and equipment and intangible assets paid (1)	(7,910)	(8,576)
Purchases of property, plant and equipment and intangible assets	(7,797)	(8,742)
[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]
Elimination of proceeds from sales of property, plant and equipment and intangible assets (3)	(292)	(347)
Telecommunication licenses	(721)	(1,060)
Increase (decrease) in fixed asset payables (4)	(113)	166
Sales of property, plant and equipment and intangible assets received (5)	316	324
Acquisitions and sales of investments securities (6)	(1,463)	(84)
Acquisitions of investments securities (6)	(1,500)	(101)
Acquisition of approximately 75% of VOO by Orange Belgium (7)	(1,373)	-
Acquisition of 54% of Telekom Romania Communications (TKR, renamed Orange Romania Communications) (8)	-	11
Other acquisitions	(126)	(112)
Disposals of investments securities (6)	37	17
Disposal of 50% of Światlowód Inwestycje (FiberCo in Poland) (8)	25	18
Disposal of 50% of Orange Concessions (8)	-	(8)
Other disposals	12	7
Other decreases (increases) in investments and other financial assets	1,760	(2,289)
Investments at fair value (excluding cash equivalents)	1,837	(2,256)
Other	(78)	(33)
Net cash used in investing activities	(7,297)	(10,625)

(1)   Net of the change in fixed asset payables. Furthermore, financed assets have no effect on net cash flows when acquired (see Section 3.1.2.5 Group capital expenditure and Notes 1.6 and 8.5 to the Consolidated Financial Statements).

(2)   [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

(3)   Elimination of proceeds from sales of property, plant and equipment and intangible assets included in economic CAPEX (eCAPEX).

(4)   Including investing donations received in advance.

(5)   Net of change in receivables and advances on disposals of fixed assets.

(6)   Investments securities (i) in subsidiaries (net of cash acquired or transferred), (ii) in associates and joint ventures, and (iii) measured at fair value.

(7)   See Section 3.1.1.3 Significant events.

(8)   See Note 3.2 to the Consolidated Financial Statements.

Between 2022 and 2023, the decrease of 3,328 million euros in net cash used in investing activities (telecom activities) on a historical basis is largely attributable to:

−    the change in investments and other financial assets between the two periods (mainly investments at fair value), with a decrease of 1,760 million euros in 2023, compared with an increase of 2,289 million euros in 2022, due to the Group’s active cash management policy;

−    and the decrease of 666 million euros in purchases of property, plant and equipment and intangible assets (net of the change in fixed asset trade payables), mainly due to:

-     the decrease in telecommunication licenses paid, primarily with (i) the counter-effect of the amounts paid for 5G licenses in Belgium, France and Romania and for 4G licenses in Egypt and Poland in 2022, (ii) partially offset by amounts paid for 5G licenses in Belgium and 4G licenses in Egypt in 2023 (see Section 3.1.2.5.1.2 Telecommunication licenses),

-     [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

−    partially offset by the acquisition, in 2023, of around 75% of VOO by Orange Belgium for 1,373 million euros net of cash acquired (see Section 3.1.1.3 Significant events).

3.1.4.1.2.3       Net cash used in financing activities (telecom activities)

Net cash flows related to the financing of telecom activities were a negative 5,557 million euros in 2023, versus a negative 3,577 million euros in 2022 on a historical basis.

Net cash used in financing activities (telecom activities) (at December 31, in millions of euros)	2023	2022 on a historical basis
Change in medium and long-term debt (1)	(1,153)	721
Medium and long-term debt issuances	1,442	1,809
Medium and long-term debt redemptions and repayments	(2,595)	(1,088)
Repayment of lease liabilities	(1,652)	(1,514)
Increase (decrease) of bank overdrafts and short-term borrowings (1)	164	(367)
Net change in cash collateral deposits (1)	(470)	673
Exchange rate effects on derivatives, net	5	(91)
Subordinated notes issuances (purchases) and other related fees (2) (3)	177	(451)
Coupon on subordinated notes (2) (3)	(177)	(213)
Proceeds (purchase) of treasury shares (2)	(15)	14
Capital increase (decrease) (2)	(198)	(173)
Capital increase (decrease) of owners of the parent company	-	-
Capital increase (decrease) - Non-controlling interests	2	0
Capital increase (decrease) - Telecom activities/Mobile Financial Services	(200)	(173)
Changes in ownership interests with no gain or loss of control	(9)	(11)
Dividends paid (2)	(2,230)	(2,164)
Dividends paid to owners of the parent company (3)	(1,862)	(1,861)
Dividends paid to non-controlling interests	(368)	(304)
Net cash used in financing activities	(5,557)	(3,577)

(1)   See Note 13 to the Consolidated Financial Statements.

(2)   See Note 15 to the Consolidated Financial Statements.

(3)   See Section 3.1.4.3Equity.

Between 2022 and 2023, the increase of 1,980 million euros in net cash flows related to the financing of telecom activities is largely attributable to:

−    the change of cash collateral deposits (with a decrease of 470 million euros in 2023 compared with an increase of 673 million euros in 2022), reflecting the change in the fair value of derivatives used for hedging the Group’s bonds (see Notes 13.8 and 14.5 to the Consolidated Financial Statements);

−    and the change in medium and long-term borrowings, with (i) an increase of 1,507 million euros in debt repayments, and (ii) a decrease of 367 million euros in debt issuances (see Notes 13.5 and 13.6 to the Consolidated Financial Statements);

−    partially offset by:

-     the change in issuances, redemptions and other expenses on subordinated notes, with net issuances of 177 million euros in 2023 compared with net redemptions of 451 million euros in 2022 (see Note 15.4 to the Consolidated Financial Statements),

-     and the change in bank overdrafts and short-term borrowings, with a 164 million euro increase in 2023, compared with a 367 million euro decrease in 2022, primarily related to the change in the use of negotiable debt securities (NEU Commercial Paper).

3.1.4.2   Financial debt and liquidity position of telecom activities

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3.1.4.2.1     Net financial debt

Net financial debt (see Note 13.3 to the Consolidated Financial Statements) * [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] are financial indicators not defined by IFRS. For further information on the calculation of these indicators and the reasons why the Orange group uses them, see Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary. Net financial debt as defined and used by Orange does not take into account Mobile Financial Services activities, for which this concept is not relevant.

(at December 31)	2023	2022 on a historical basis

Net financial debt (1) (2)	27,002	25,298
[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

(1)   See Section 3.1.5 Financial indicators not defined by IFRS.

(2)   In millions of euros.

Between December 31, 2022 and December 31, 2023, the net financial debt increased by 1,704 million euros, mainly due to the effect of the takeover of VOO by Orange Belgium (see Section 3.1.1.3 Significant events).

Change in net financial debt - 2023 vs. 2022 (at December 31, in millions of euros)	Decrease/ (Increase)
Net financial debt at December 31, 2022	(25,298)
* [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]
Net impact of changes in the scope of consolidation (2)	(1,959)
Subordinated notes issuances (purchases) and other related fees (3) (4)	(22)
Dividends paid to owners of the parent company (3)	(1,862)
Dividends paid to non-controlling interests	(368)
Other financial items (5)	(433)
Decrease (increase) in net financial debt	(1,704)
Net financial debt at December 31, 2023	(27,002)

(1)   [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

(2)   Mainly the effect of the takeover of VOO by Orange Belgium (see Section 3.1.1.3 Significant events), comprising for the most part (i) an investment of 1,373 million net of cash acquired, and (ii) Orange’s promise to Nethys to buy out majority shareholders for 279 million euros, and (iii) the consolidation of the entity’s gross debt.

(3)   See Section 3.1.4.3 Equity and Note 15 to the Consolidated Financial Statements.

(4)   Including 198 million euros reclassified as short-term borrowings (see Notes 13.3 and 15.4 to the Consolidated Financial Statements).

(5)   Including (i) the capital increase of Orange Bank subscribed by the Group for 200 million euros (see Note 1.9 to the Consolidated Financial Statements), (ii) the change in debt on financed assets, and (iii) the change in foreign exchange fluctuations and derivatives, accrued interest not yet due and amortized cost.

3.1.4.2.2     Management of financial debt and liquidity position

Financial assets, liabilities and financial results of telecom activities and information relating to market risks and the fair value of the financial assets and liabilities of telecom activities are described in Notes 13 and 14, respectively, to the Consolidated Financial Statements.

At December 31, 2023, the liquidity position of telecom activities amounted to 14,302 million euros and exceeded the repayment obligations of gross financial debt in 2024. At December 31, 2023, the liquidity position of telecom activities comprised (i) 6,120 million euros available to be drawn on credit lines, (ii) cash and cash equivalents of 5,504 million euros and (iii) investments at fair value of 2,678 million euros (see Note 14.3 to the Consolidated Financial Statements).

3.1.4.2.3     Exposure to market risks and financial instruments

The management of interest rate risk, foreign exchange risk, liquidity risk, credit risk and counterparty risk, financial ratios and equity market risk, is described in Note 14 to the Consolidated Financial Statements.

 [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.4.2.4     Change in Orange’s credit rating

Orange’s credit rating is an additional overall performance indicator used to assess the Group’s financial policy and risk management policy and, in particular, its solvency and liquidity risk. It is not a substitute for an analysis carried out by investors. Rating agencies regularly review the ratings they award. Any change in the rating could affect the cost of future financing or access to liquidity.

In addition, a change in Orange’s credit rating will, for some outstanding financing, affect the compensation paid to investors via Step-up clauses (a clause that triggers an increase in the coupon interest rate in the event of a downgrade of Orange’s long-term credit rating by the rating agencies, according to contractually defined rules - this clause may also stipulate a downward revision of the coupon interest rate in the event of an improvement in the rating, as long as the interest rate does not drop below the initial interest rate on the loan - see Note 14.3 to the Consolidated Financial Statements).

Orange’s credit rating at December 31, 2023 is as follows:

Orange’s credit rating (at December 31, 2023)	Standard & Poor’s	Moody’s	Fitch Ratings
Long-term debt	BBB+	Baa1	BBB+
Outlook	Stable	Positive	Stable
Short-term debt	A2	P2	F2

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.4.3   Equity

At December 31, 2023, the French State held 22.95% of the share capital of Orange SA and 28.95% of the voting rights, directly or in concert with Bpifrance Participations (see Note 15 to the Consolidated Financial Statements).

The payment of dividends by Orange took place as follows (see Note 15.3 to the Consolidated Financial Statements):

−    in 2023, payment of (i) the balance of the dividend of 0.40 euros per share for the 2022 fiscal year, and (ii) the interim dividend of 0.30 euros per share for the 2023 fiscal year;

−    in 2022, payment of (i) the balance of the dividend of 0.40 euros per share for the 2021 fiscal year, and (ii) the interim dividend of 0.30 euros per share for the 2022 fiscal year.

Additionally, Orange has not exercised its right to defer the coupon payment for the subordinated notes since their issuance (see Note 15.4 to the Consolidated Financial Statements) and accordingly paid the noteholders compensation of 185 million euros in 2023 (including 177 million euros paid and 8 million euros reclassified as short-term borrowings) and 215 million euros in 2022 (including 213 million euros paid and 2 million euros reclassified as short-term borrowings).

Following the transactions on subordinated notes in 2023, the Group’s outstanding subordinated notes amounted to 4,950 million euros at December 31, 2023 (see Note 15.4 to the Consolidated Financial Statements).

Capital management is described in Note 14.8 to the Consolidated Financial Statements. Changes in equity are described in the consolidated statement of changes in shareholders’ equity and in Note 15 to the Consolidated Financial Statements.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.5     Financial indicators not defined by IFRS

In this document, in addition to the financial indicators reported in accordance with IFRS (International Financial Reporting Standards), Orange publishes financial indicators not defined by IFRS. As described below, these figures are presented as additional information and are not meant to be substitutes for, or to be confused with, the financial indicators as defined by IFRS.

3.1.5.1   Data on a comparable basis

In order to allow investors to track the annual changes in the Group’s operations, data on a comparable basis are presented for the previous period. The transition from data on a historical basis to data on a comparable basis consists of keeping the results for the fiscal year ended and restating the results for the corresponding period in the previous fiscal year, in order to present financial data with comparable methods, scope of consolidation and exchange rates over comparable periods. Orange provides details of the effect of changes in method, scope of consolidation and exchange rates on its key operating indicators in order to isolate the intrinsic business effect. The method used is to apply to the data of the corresponding period of the previous fiscal year the methods and the scope of consolidation for the period just ended, as well as the average exchange rates used for the consolidated income statement in the Consolidated Financial Statements for the period just ended.

Orange’s management believes that the presentation of these indicators on a comparable basis is relevant because these are indicators used internally by the Group to monitor its operating activities. Changes on a comparable basis better reflect organic business changes.

Data on a comparable basis are financial indicators not defined by IFRS and may not be comparable to similarly titled indicators used by other groups. It is provided as additional information only and should not be considered a substitute for an analysis of the Group’s historical data for the past fiscal year or previous periods.

3.1.5.1.1     2022 fiscal year - Group

The following table presents, for the Orange group, the transition from data on a historical basis to data on a comparable basis for the key operating data for fiscal year 2022.

2022 fiscal year - Group (at December 31, 2022, in millions of euros)	Revenue		Operating income	eCAPEX (1)	Investments in property, plant and equipment and intangible assets (IFRS Measure)	Average number of employees
Data on a historical basis	43,471		4,801	7,371	9,007	130,307
Foreign exchange fluctuations (2)	(461)		(80)	(93)	(220)	-
Egyptian pound (EGP)	(380)		(70)	(74)	(201)	-
US dollar (USD)	(43)		(16)	(4)	(6)	-
Leone (SLE)	(34)		(4)	(9)	(9)	-
Moroccan dirham (MAD)	(16)		(1)	(4)	(4)	-
Botswanan pula (BWP)	(13)		(4)	(3)	(3)	-
Norwegian krone (NOK)	(13)		1	(3)	(3)	-
Jordanian dinar (JOD)	(12)		(2)	(2)	(4)	-
Polish zloty (PLN)	82		8	11	15	-
Other	(32)		8	(5)	(5)	-
Changes in the scope of consolidation and other changes	322		(60)	25	25	799
Acquisition/Takeover of VOO (3)	281		7	72	72	679
Acquisition of SCRT and Telsys by Orange Cyberdefense	32	-	(1)	-	-	82
Acquisition of NEHS Digital and Xperis by Enovacom (3)	10		(2)	-	-	73
Elimination of the gain on disposal relating to Deezer (4)	-	-	(77)	-	-	-
Other	(1)		13	(47)	(47)	(35)
Data on a comparable basis	43,332		4,661	7,303	8,812	131,107

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

(2)   Foreign exchange fluctuations between the average exchange rates for the 2022 fiscal year and the average exchange rates for the 2023 fiscal year.

(3)   See Section 3.1.1.3 Significant events.

(4)   See Note 3.2 to the Consolidated Financial Statements.

The changes included in the transition from data on a historical basis to data on a comparable basis for the 2022 fiscal year include:

−    foreign exchange fluctuations between the average exchange rates for the 2022 fiscal year and the average exchange rates for the 2023 fiscal year;

−    and changes in the scope of consolidation and other changes, mainly including:

-     the takeover of VOO by Orange Belgium (Europe segment) on June 2, 2023 (see Section 3.1.1.3 Significant events and Note 3.2 to the Consolidated Financial Statements), effective as of June 1, 2022 on a comparable basis,

-     the acquisitions of SCRT and Telsys by Orange Cyberdefense (Orange Business segment) on November 8, 2022, effective as of January 1, 2022 on a comparable basis,

-     the acquisitions of NEHS Digital and Xperis by Enovacom (Orange Business segment) on September 20, 2023 (see Section 3.1.1.3 Significant events), effective as of October 1, 2022 on a comparable basis,

-     and the gain on disposal related to the remeasurement of Deezer shares at fair value following the merger of Deezer into the SPAC I2PO, and the initial public offering of the new entity in July 2022 (International Carriers & Shared Services segment), recognized as a review of fixed assets, investments and business portfolio in 2022 (see Note 3.2 to the Consolidated Financial Statements) and eliminated in the data on a comparable basis.

3.1.5.1.2     2022 fiscal year - Segments

The following table presents, for each segment of the Orange group, the transition from data on a historical basis to data on a comparable basis for the key operating data for fiscal year 2022.

2022 fiscal year - Segments (at December 31, 2022, in millions of euros)	Revenue		Operating income	eCAPEX (1)	Investments in property, plant and equipment and intangible assets (IFRS Measure)	Average number of employees
France
Data on a historical basis	17,983		3,361	3,429	3,793	46,282
Foreign exchange fluctuations (2)	-		2	-	-	-
Changes in the scope of consolidation and other changes (3)	(5)		(35)	(47)	(47)	(20)
Data on a comparable basis	17,977		3,328	3,382	3,746	46,262
Europe
Data on a historical basis	10,962		(177)	1,883	2,612	27,605
Foreign exchange fluctuations (2)	84		11	11	15	-
Changes in the scope of consolidation and other changes (3)	281		16	72	72	676
Acquisition/Takeover of VOO (4)	281		7	72	72	679
Other changes (3)	0		9	0	0	(3)
Data on a comparable basis	11,327		(151)	1,966	2,700	28,281
Africa & Middle East
Data on a historical basis	6,918		1,665	1,271	1,747	14,436
Foreign exchange fluctuations (2)	(495)		(104)	(98)	(229)	-
Changes in the scope of consolidation and other changes (3)	(0)		28	(0)	(0)	9
Data on a comparable basis	6,423		1,589	1,172	1,518	14,444
Orange Business
Data on a historical basis	7,930		317	332	344	28,786
Foreign exchange fluctuations (2)	(59)		2	(6)	(6)	-
Changes in the scope of consolidation and other changes (3)	41		2	0	0	(14)
Acquisition of SCRT and Telsys by Orange Cyberdefense	32	-	(1)	-	-	82
Acquisition of NEHS Digital and Xperis by Enovacom (4)	10		(2)	-	-	73
Other changes (3)	(1)		5	0	0	(169)
Data on a comparable basis	7,912		321	326	338	28,772
Totem
Data on a historical basis	685		252	142	142	165
Foreign exchange fluctuations (2)	-	-	-	-	-	-
Changes in the scope of consolidation and other changes (3)	-	-	-	-	-	-
Data on a comparable basis	685		252	142	142	165
International Carriers & Shared Services
Data on a historical basis	1,540		(417)	278	333	12,134
Foreign exchange fluctuations (2)	(3)		10	(0)	(0)	-
Changes in the scope of consolidation and other changes (3)	(1)		(71)	0	0	148
Elimination of gains (losses) on disposal relating to Deezer (5)	-	-	(77)	-	-	-
Other changes (3)	(1)		6	0	0	148
Data on a comparable basis	1,536		(478)	278	333	12,282
Mobile Financial Services
Data on a historical basis	-		(200)	35	35	902
Foreign exchange fluctuations (2)	-		-	-	-	-
Changes in the scope of consolidation and other changes (3)	-	-	-	-	-	-
Data on a comparable basis	-		(200)	35	35	902

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[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

(2)   Foreign exchange fluctuations between the average exchange rates for the 2022 fiscal year and the average exchange rates for the 2023 fiscal year.

(3)   Including the effect of internal reorganizations between segments, which have no effect at Group level.

(4)   See Section 3.1.1.3 Significant events.

(5)   See Note 3.2 to the Consolidated Financial Statements.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.5.3   eCAPEX

eCAPEX (or "economic CAPEX") relates both to (i) investments in property, plant and equipment and intangible assets, excluding telecommunication licenses and financed assets, less the price of disposal of fixed assets, and (ii) purchases of property, plant and equipment and intangible assets excluding telecommunication licenses and changes in fixed asset payables, less the price of disposal of fixed assets.

The table below shows the transition from (i) investments in property, plant and equipment and intangible assets as presented in Note 1.6 to the Consolidated Financial Statements, and (ii) purchases of property, plant and equipment and intangible assets, excluding the change in fixed asset payables, as presented in the consolidated statement of cash flows, to (iii) eCAPEX.

(at December 31, in millions of euros)	2023	2022 on a historical basis
Investments in property, plant and equipment and intangible assets	8,062	9,007
Financed assets	(233)	(229)
Purchases of property, plant and equipment and intangible assets (1)	7,829	8,777
Price of disposal of fixed assets	(292)	(347)
Telecommunication licenses	(721)	(1,060)
eCAPEX	6,815	7,371

(1)   See the consolidated statement of cash flows. Excluding the change in fixed asset payables. Financed assets have no effect on net cash flows upon acquisition.

Orange’s management believes that the presentation of eCAPEX is relevant because this indicator (i) does not include investments in telecommunication licenses (the acquisition of these licenses is not part of the daily monitoring of operating investments) and financed assets (no effect on net cash flows upon acquisition), and (ii) allows, in a context of asset rotation primarily linked to the fiber optic economic model, more accurate measurement of the actual amount of investments by excluding the price of disposal of fixed assets. It is the indicator used internally by the Group in allocating resources, in order to measure the operating efficiency of the use of investments for each of its business segments.

eCAPEX is a financial indicator not defined by IFRS and may not be comparable to similarly titled indicators used by other groups. It is provided as additional information only and should not be considered a substitute for purchases of property, plant and equipment and intangible assets, or investments in property, plant and equipment and intangible assets.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.5.7   Net financial debt

Net financial debt as defined and used by Orange does not take into account Mobile Financial Services activities, for which this concept is not relevant. It consists of (i) financial liabilities excluding operating payables (translated into euros at the year-end closing rate) including derivative instruments (assets and liabilities), (ii) less cash collateral paid, cash, cash equivalents and financial assets at fair value. Furthermore, financial instruments designated as cash flow hedges included in net financial debt are set up to hedge items that are not included therein, such as future cash flows. As a result, the portion relating to these unmatured hedging instruments recorded in other comprehensive income is added to gross financial debt to offset this temporary difference.

The breakdown of net financial debt is shown in Note 13.3 to the Consolidated Financial Statements.

Net financial debt is an indicator of financial position used by the Group. Net financial debt is a frequently disclosed indicator. It is widely used by analysts, investors, rating agencies and most groups in all business sectors in Europe.

Net financial debt is a financial indicator not defined by IFRS and may not be comparable to similarly titled indicators used by other groups. It is provided as additional information only and should not be considered a substitute for an analysis of all assets and liabilities.

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3.1.6     Additional information

Unrecognized contractual commitments

Unrecognized contractual commitments are described in Notes 16 and 17.3 to the Consolidated Financial Statements.

Fees paid to the statutory auditors

Fees paid to the statutory auditors of Orange SA and its networks for fully consolidated entities are presented in Note 21 of the appendix to the consolidated financial statements.

Services other than certification of the financial statements include assurance services, in particular in respect of non-financial performance reporting, other services required by law and other permissible services (in particular attestation engagements and agreed-upon procedures).

3.2 Recent events and financial objectives

3.2.1     Recent events

Creation of the joint venture in Spain with MásMóvil

Orange and MásMóvil announced on March 26, 2024 the creation of a joint venture, which brings together their activities in Spain (excluding Totem Spain and MásMóvil Portugal). The combination of Orange Spain and MásMóvil activities takes the form of an equal joint venture, co-controlled by Orange and MásMóvil, with equal governance rights in the combined entity.

The new company is positioned as one of the leading operators in the Spanish market in terms of customers, user experience, talent and network coverage (fiber and mobile) and a sustainable actor with the financial capacity to continue investing in the development of telecom infrastructure in Spain. It will serve more than 7.3 million fixed customers, more than 30 million mobile services and more than 2.2 million TV customers and will manage important network and IT assets to assure a nationwide FTTH and 4G/5G coverage. In financial terms, it will become a stronger and solid market player with estimated revenues of above 7.4 billion euros and EBITDAaL of over 2.3 billion euros. The company’s value reaches 18.6 billion euros, before synergies. According to revised estimates, the new company is expected to generate synergies of more than 490 million euros per year by the fourth year following the completion of the operation. Based on preliminary closing accounts, the respective proceeds at closing will be approximately 4.4 billion euros for Orange and approximately 1.65 billion euros for MásMóvil shareholders.

This transaction was made possible by the European Commission’s authorization on February 20, 2024, and the Spanish government’s agreement on March 12, 2024 to control foreign investment. As part of the proposed remedies, the parties have agreed to cede frequencies to Digi in three spectrum bands and proposed an optional national roaming agreement at market conditions.

The new company will be operational from the beginning of the second quarter and will be accounted for by the equity method in the Orange Group financial statements. Jean François Fallacher, Executive Director in charge of Orange France, has been appointed non-executive Chairman of the joint venture and Meinrad Spenger as its Chief Executive Officer.

New issue and tender offer of subordinated notes

Orange issued on March 27, 2024 700 million euros undated deeply subordinated fixed to reset rate notes with a first call date as of 15 December 2030 and with a fixed coupon of 4.50% until the first reset date and launched a tender offer up to the same amount to repurchase existing Euro-denominated hybrid notes.

TDIRA

Following a Buyback, as of March 28, 2024, 43,813 TDIRAs remain outstanding for a total par value of 618 million euros.

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5.  Corporate Governance

5.1 Composition of management and supervisory bodies

5.1.1     Board of Directors

On March 27, 2024, the date on which the Board of Directors approved the Report on Corporate Governance, the Board comprised 15 individually appointed members: seven Independent Directors elected by Orange’s Shareholders’ Meeting, including the Chairman of the Board of Directors; the non-independent Chief Executive Officer; three Directors representing the public sector, one of whom was appointed by Ministerial Order; three Directors elected by employees; and one Director representing employee shareholders appointed through an internal process and then voted on by Orange’s shareholders.

Chairman of the Board of Directors

	Date first appointed	Term ending
Jacques Aschenbroich	May 19, 2022	At the close of the 2026 Shareholders’ Meeting

Jacques Aschenbroich, born in 1954, has been Chairman of the Orange Board of Directors since May 19, 2022. He was Director and Chief Executive Officer of the Valeo group from March 20, 2009 until February 18, 2016, Chairman and Chief Executive Officer until January 26, 2022, then Chairman of the Valeo Board of Directors from January 27, 2022 until December 31, 2022. He is now Honorary Chairman of Valeo. Before joining Valeo, he held several positions in the French government and served in the Prime Minister’s office in 1987 and 1988. He then pursued a business career at the Saint-Gobain group from 1988 to 2008. Having managed subsidiaries in Brazil and Germany, he became Managing Director of the flat glass division of Compagnie de Saint-Gobain and went on to become Chairman of Saint-Gobain Vitrage in 1996. As Deputy Chief Executive Officer of Compagnie de Saint-Gobain from October 2001 to December 2008, he managed flat glass and high-performance materials from January 2007 and, as the Director of Saint-Gobain Corporation and General Delegate to the United States and Canada, he directed the Group’s operations in the United States from September 1, 2007. He is also a Director of BNP Paribas, Lead Director of TotalEnergies, Chairman of the Board of Directors of École Nationale Supérieure Mines ParisTech, and Co-Chairman of the Franco-Japanese Business Club. Jacques Aschenbroich is an Ingénieur diplômé du Corps des Mines. Jacques Aschenbroich is an Officer of the French Order of Merit and the French Legion of Honor. He is a French national.

Chief Executive Officer and Non-Independent Director

	Date first appointed	Term ending
Christel Heydemann	July 26, 2017 (1)	At the close of the 2024 Shareholders’ Meeting

(1)   Co-opted as Director by the Board of Directors on July 26, 2017 to replace José-Luis Durán. Term of office ratified by the Shareholders’ Meeting of May 4, 2018 and renewed by the Shareholders’ Meeting of May 19, 2020. Based on the recommendation of the GCSERC, and over and above the criteria set out in Article 10.5 of the Afep-Medef Code, the Board of Directors, at its meeting of February 16, 2022, deemed that Christel Heydemann, appointed Chief Executive Officer with effect from April 4, 2022, could no longer be considered an Independent Director.

Christel Heydemann, born in 1974, was appointed Chief Executive Officer of the Orange group on April 4, 2022. She began her career in 1997 at Boston Consulting Group. In 1999, she joined Alcatel where she held various management positions. In 2011, she was promoted to Director of Human Resources and Transformation and member of the Executive Committee. She joined Schneider Electric in 2014. In 2017, she became Executive Director France Operations of Schneider Electric and member of Schneider Electric’s Executive Committee. In 2021, she was named Director Europe Operations, a position she held until the beginning of 2022 when she became Chief Executive Officer of the Orange group, having served as a member of its Board of Directors since 2017. She is a graduate of École Polytechnique and École Nationale des Ponts et Chaussées. Christel Heydemann is an Officer of the French Order of Merit and a Knight of the French Legion of Honor. She is a French national.

Independent Directors

		Date first appointed	Term ending
Jacques Aschenbroich	Chairman of the Board of Directors	May 19, 2022 (1)	At the close of the 2026 Shareholders’ Meeting
Valérie Beaulieu	Member of the Audit Committee	May 19, 2022	At the close of the 2026 Shareholders’ Meeting
Alexandre Bompard	Member of the Strategy and Technology Committee	December 07, 2016 (2)	At the close of the 2027 Shareholders’ Meeting
Gilles Grapinet	Chairman of the Audit Committee	May 23, 2023	At the close of the 2027 Shareholders’ Meeting
Anne-Gabrielle Heilbronner	Chairwoman of the GCSERC	05/21/2019 (3)	At the close of the 2027 Shareholders’ Meeting
Momar Nguer	Member of the GCSERC	May 23, 2023	At the close of the 2027 Shareholders’ Meeting
Frédéric Sanchez	Chairman of the Strategy and Technology Committee	May 19, 2020	At the close of the 2024 Shareholders’ Meeting

(1)   Appointed Director by the Shareholders’ Meeting of May 19, 2022 and appointed Chairman of the Board of Directors by the Board of Directors’ Meeting held at the close of the Shareholders’ Meeting of May 19, 2022.

(2)   Co-opted by the Board of Directors on December 7, 2016 to replace Bernard Dufau. Term of office ratified by the Shareholders’ Meeting of June 1, 2017 and renewed by the Shareholders’ Meetings of May 21, 2019 and May 23, 2023.

(3)   Term of office renewed by the Shareholders’ Meeting of May 23, 2023.

Valérie Beaulieu, born in 1967, has been Chief Sales and Marketing Officer of the Swiss group Adecco since November 16, 2020. This Zurich-based company is the global leader in HR solutions. She is also President of Pontoon - a subsidiary of the Adecco Group specializing in MSP and RPO solutions. Before joining the Adecco Group, Valérie Beaulieu spent more than 30 years in the tech industry in Europe, the United States and Asia. From 1991 to 1996, she was Marketing Director at ECS, the computer leasing subsidiary of Société Générale. As a member of the Executive Committee, she played a strategic role in the merger between ECS and Agena, which became the European leader in business computing in 1995. She then spent more than 20 years at Microsoft, where she led the marketing department in Europe, then managed sales for small and medium business and all partners before becoming Chief Operating Officer of the Advertising division in the United States in 2012. In that role, she was responsible for operations and was the main architect of the partnerships with Yahoo and AOL. After seven years in the Consumer Division, she became General Manager of Small and Midmarket Solutions and Partners in Asia-Pacific before serving, from 2018 to 2020, as Chief Marketing Officer for Microsoft’s US subsidiary, representing 50% of the Group’s worldwide business. Valérie Beaulieu has been a French Foreign Trade Advisor since January 2015, and is now a member of its Swiss Board after serving as Vice President for Innovation and Lead Tech Advisor in Seattle and Singapore. Until June 2022, she was also a Director and member of the Audit and Risk Committee of ISS A/S, a Danish company and one of the world leaders in facility management. Valerie Beaulieu holds a master’s degree in English from the University of Haute-Bretagne, a diploma in International Trade, and a certificate in Business Leadership from the London Business School. She is a French national.

Alexandre Bompard, born in 1972, has been the Chairman and Chief Executive Officer of Carrefour since July 18, 2017. After graduating from the École Nationale d’Administration (ENA), Alexandre Bompard was posted to the Inspectorate General of Finance (1999-2002). Thereafter, he became Technical Advisor to François Fillon, then Minister of Social Affairs, Labor and Solidarity (April to December 2003). From 2004 to 2008, Alexandre Bompard worked in several capacities within the Canal+ group. He was Chief of Staff to Chairman Bertrand Méheut (2004-2005), then Director for Sports and Public Affairs for the Canal+ group (June 2005 to June 2008). In June 2008, he was appointed Chairman and Chief Executive Officer of Europe 1 and Europe 1 Sport. In January 2011, he joined the Fnac group as Chairman and Chief Executive Officer. He then undertook an ambitious transformation plan for the Group, called "Fnac 2015," to meet the challenge of the digital revolution and changes in customer expectations. On June 20, 2013, Alexandre Bompard also led Fnac’s initial public offering. In fall 2015, Fnac launched a takeover bid on the Darty group. On July 20, 2016, he became Chairman and Chief Executive Officer of the new entity made up of Fnac and Darty. Alexandre Bompard is an alumnus of the École Nationale d’Administration (ENA) and a graduate of the Institut d’Études Politiques de Paris. He holds a master’s degree in Public Law and a postgraduate degree in Economics. Alexandre Bompard is a Knight of the French Order of Merit and the French Order of Arts and Letters. He is a French national.

Gilles Grapinet, born in 1963, is Chief Executive Officer of Worldline. After graduating from the École Nationale d’Administration (ENA), Gilles Grapinet began his career at the French Inspectorate General of Finance in 1992. In 1996 he joined the General Tax Directorate (DGI) where, after heading the management control and transformation department, he was appointed Director of Information Systems and Strategy, responsible in particular for France’s Copernic program (digital transformation of tax administration and overhaul of the DGI’s information and payment systems). From 2003 to the end of 2004, he was economic and financial advisor to the Prime Minister, before going on to serve as Chief of Staff to the Minister of the Economy, Finance and Industry from 2005 to May 2007. In September 2007 he joined the Executive Committee of the international banking group Crédit Agricole SA, first as director of strategy and then as head of payment systems and services. In 2008 he joined the international IT services group Atos where he was appointed Senior Executive Vice President in charge of global functions, global sales and consulting. He has served as Chief Executive Officer of Worldline since July 2013, and oversaw the successful partial listing of this former ATOS group subsidiary in June 2014 when it had a market capitalization of approximately 2 billion euros. Since then, Worldline has undergone an ambitious expansion, acquiring Equens in 2016, SIX Payment Services in 2018 and Ingenico in 2020. The company became fully independent from ATOS on May 3, 2019 and is now the number-one ranking electronic payment services company in Europe and number four in the world. It has been included in the CAC40 index since March 2020. Until June 2022, Gilles Grapinet was also the first Chairman of the European Digital Payments Industry Alliance (EDPIA), which represents the interests of independent payment services providers headquartered in Europe. In a non-executive capacity he chairs the Supervisory Board of Younited, an ACPR-approved "fintech" banking institution specializing in consumer credit. Gilles Grapinet is an alumnus of the École Nationale d’Administration (ENA). Gilles Grapinet is France’s Chevalier de la Légion d’Honneur. He is a French national.

Anne-Gabrielle Heilbronner, born in 1969, is a member of the Management Board of Publicis Groupe, the world’s third-largest company in the field of communication and advertising. As group General Secretary, she is in charge of human resources, procurement, legal affairs, compliance and governance, CSR and the internal audit and control functions and risk management. As a member of the Management Board, she has input into all strategic decisions regarding the Group’s transformation. She worked on the merger of Publicis with Omnicom in 2013, and the acquisitions of Sapient in the United States in 2015 and Epsilon in 2019. She began her career as a Financial Inspector before joining the Treasury Department as Deputy Manager of Social Housing Financing. She worked at Euris from 2000 to 2004 as Head of Corporate Finance in charge of all financial operations for Euris and Casino. Having contributed to EDF’s initial public offering strategy, she then held the positions of Chief of Staff (2004-2005) and Special Adviser (2005-2007) respectively with the French Secretary of State for the Reform of State and then with the Ministry for Foreign Affairs. Director of Internal Audit and Risk Management at SNCF (2007-2010), where she developed and strengthened the role of the audit and compliance functions (ethics, fraud prevention, etc.), she then became Senior Banker and Managing Director at Société Générale Corporate and Investment Banking, in charge of a portfolio of listed companies. She joined Publicis Groupe in 2012. Anne-Gabrielle Heilbronner is a Financial Inspector, an alumna of the École Nationale d’Administration (ENA), and a graduate of ESCP-Europe and of the Institut d’Études Politiques in Paris. She also holds a master’s degree in Public Law and a postgraduate diploma in Tax Law and Public Finance. Anne-Gabrielle Heilbronner is a Knight of the French Legion of Honor. She is a French national.

Momar Nguer, born in 1956, former member of TotalEnergies’ Executive Committee and is Chief Executive Officer of Mnguer Advisory SAS. After starting his career in the Finance Department of Hewlett Packard France, he joined the Total group in 1984 where he held several positions. He was Sales Director of Total Raffinage Marketing Senegal from 1985 to 1990, then became Network and Consumer Director of Total Raffinage Marketing Africa between 1991 and 1995, after which he became Managing Director of Total Raffinage Marketing in Cameroon and Kenya until 2000. On his return to France, he was appointed Director of East Africa and the Indian Ocean and then Managing Director Aviation of Total Refining Marketing. In 2012, he became Director for Africa & Middle East, member of the Management Committee and then of the Performance Committee of the Total Group before joining the Executive Committee as Managing Director of the Marketing & Services branch. Momar Nguer has been a member of the Board of Directors and Chairman of the Audit Committee of Lafarge Holcim Morocco and Chairman of the Africa Committee of Medef International. He is also founding President of the French Business Club of Kenya. A graduate of Essec and holder of a Master’s degree in international law, Momar Nguer is a Knight of the French Legion of Honor. He has dual Senegalese and French nationality.

Frédéric Sanchez, born in 1960, is Chairman of the Fives group. He began his career at Renault in 1985 in Mexico and the US, before joining Ernst & Young as Senior Manager in late 1987. In 1990, he joined the Fives-Lille group, where he held various positions before becoming Chief Financial Officer in 1994, then Chief Executive Officer in 1997, and finally Chairman of the Management Board in 2002. Fives - the new name of Compagnie de Fives-Lille since 2007 - became a simplified joint stock company (société par actions simplifiée - SAS) in 2018, headed by Frédéric Sanchez as Chairman. Under his leadership, Fives has accelerated its development by strengthening its international presence and portfolio of activities through major acquisitions and the opening of regional offices in Asia, Latin America and the Middle East. In addition, Frédéric Sanchez is Chairman of MEDEF International, and Chairman of the France-United Arab Emirates and France-Japan business councils of MEDEF International. He is also a member of the Supervisory Boards of STMicroelectronics NV and Théa Holding SAS, and a Director of Bureau Veritas SA and Compagnie des Gaz de Pétrole Primagaz SAS. Finally, he is Honorary Co-Chairman of the Alliance Industrie du Futur (Industry of the Future Alliance) and Chairman of the Solutions industrie du futur (Solutions for the Industry of the Future - SIF) sector of the Conseil national de l’industrie (National Industry Council - CNI). Frédéric Sánchez is a graduate of the École des Hautes Études Commerciales (HEC) and Institut d’Études Politiques in Paris (1985), and holds a post-graduate diploma in Economics from the University of Paris-Dauphine (1983). He is a French national.

Directors representing the public sector

		Date first appointed	Term ending
Bpifrance Participations (1) represented by Thierry Sommelet (2)	Member of the Strategy and Technology Committee	May 28, 2013	At the close of the 2025 Shareholders’ Meeting
Anne Lange (3)	Member of the GCSERC	May 27, 2015	At the close of the 2027 Shareholders’ Meeting
Céline Fornaro (4)	Member of the Audit Committee	March 24, 2023	March 24, 2027

(1)   A public financing and investment group for companies, resulting from the merger of OSEO, CDC Entreprises, FSI and FSI Régions, appointed by the Shareholders’ Meeting.

(2)   Appointed as permanent representative from January 10, 2021 to replace Nicolas Dufourcq.

(3)   Appointed by the Shareholders’ Meeting on the basis of a proposal by the French government and the Board of Directors. Term of office renewed by the Shareholders’ Meeting of May 23, 2023.

(4)   By ministerial order dated March 24, 2023, Céline Fornaro was appointed member of the Board of Directors of Orange as representative of the French State, in replacement of Stéphanie Besnier.

Thierry Sommelet, born in 1969, is a Director, member of the Management Committee and Head of Technology, Media and Telecoms of the growth capital department of Bpifrance. Thierry Sommelet has nearly 20 years’ experience in private and public investment in the technology, media and telecommunication sectors. He began his career in 1992 in the capital markets at Crédit Commercial de France in Paris, then in New York. After leading the team of financial engineers at Renaissance Software (SunGard group) in Los Altos in the United States and serving as Deputy Chief Executive Officer of InfosCE in 2001, he joined the Digital Investments and Equity Department at Caisse des Dépôts et Consignations in 2002, and subsequently took charge of that unit in 2007. After joining the Fonds Stratégique d’Investissement in 2009, Thierry Sommelet joined the teams of Bpifrance Investissement when it was created in 2013. He represents Bpifrance on the Boards of Directors or Supervisory Boards of Worldline Group SA and Vantiva SA, both listed on Euronext Paris, as well as on the Supervisory Board of Idemia SAS. Thierry Sommelet is a graduate of the École Nationale des Ponts et Chaussées in Paris and holds an MBA from INSEAD. He is a French national.

Anne Lange, born in 1968, co-founded Mentis and is a new technology entrepreneur. Anne Lange began her career in 1994 working in the Prime Minister’s office where she headed the government department for State control of public broadcasting. In 1998, she joined Thomson as Head of Strategic Planning, before becoming Head of the Europe e-business Department in 2000. In April 2003, Anne Lange was appointed General Secretary for the Internet rights forum, an agency of the Prime Minister’s office. From 2004 to 2014, she successively worked as Vice-President of Europe Public Sector, Senior Executive Director of Global Public Sector & Media Operations (based in the US) and Senior Executive Director of Innovation for the Internet Business Solutions group at Cisco. She decided to quit Cisco to create her own start-up, the software company, Mentis, of which she was Chief Executive Officer until 2018, innovating in the field of the Internet of Things, the Cloud and Big Data. Since then, Anne Lange has divided her professional activities between directorships with major groups (Pernod-Ricard, Inditex, Peugeot-Invest), technology investment activities and consultancy services to senior managers in the field of business transformation. Anne Lange is an alumna of the École Nationale d’Administration (ENA) and a graduate of the Institut d’Études Politiques de Paris. She is a French national.

Céline Fornaro, born in 1976, has been Deputy Chief Executive Officer of the French State Investment Agency (Agence des participations de l’État) since October 1, 2023. She began her career in 2000 as Marketing and Product Manager in aircraft sales at Embraer. In 2004, she began working for Merrill Lynch, before being promoted to Managing Director and head of the research team in Aerospace, Defense and Satellites in 2009. In 2016, Céline Fornaro joined UBS as Managing Director of equity research for the industrial sector, covering aerospace, equipment and new energy sources. In June 2022, she joined the Agence des participations de l’État as head of Finance. This professional experience enabled her to acquire thorough knowledge of investment banking and the finance, equipment, aerospace, and transport sectors, with a global, medium- and long-term vision of these sectors. Graduated from France’s National School of Civil Aviation (ENAC) in 1997, Céline Fornaro is also graduated from Cranfield University College of Aeronautics (United Kingdom). She is a French national.

Directors elected by employees

		Election date	Term ending
Sébastien Crozier	Member of the Audit Committee	December 03, 2017	December 02, 2025
Vincent Gimeno	Member of the Strategy and Technology Committee	December 03, 2021	December 02, 2025
Magali Vallée	Member of the GCSERC	December 03, 2021	December 02, 2025

Sébastien Crozier, born in 1968, is Senior Vice-President and Director of Public Sponsorship within the Orange group. He began his career in 1990 in telematic activities for the Alten group. He took over its General Management and became its major shareholder. He joined France Telecom Multimédia in 1994 to prepare the launch of online services and as such participated in the launch of Wanadoo. From 1998, he founded several start-ups in the area of online advertising and Internet service provision as a telecommunication operator, with more than 1.3 million customers under the Fnac, M6 and Société Générale brands. Following their acquisition in 2001 by France Telecom (which became Orange), he returned to the Group, becoming Head of Strategy and Innovation Management of part the Enterprise Division in 2003. He managed several subsidiaries in France and abroad on behalf of the Orange group, in Africa and Latin America, as Director of International Development. He is also Chairman of CFE-CGC Orange. He is also Honorary Chairman of ADEAS (Association pour la défense de l’épargne et de l’actionnariat salariés - Association for the defense of employee saving and shareholding). During the 2001-2002 presidential campaign, he acted as Jean-Pierre Chevènement’s permanent advisor on logistics and new technologies. He is Vice President of the recognized public utility foundation Le Refuge. Sébastien Crozier studied engineering at the École Supérieure d’Ingénieurs en Électrotechnique et Électronique (ESIEE) and the Karlsruher Institut f✔r Technologie (KIT) in the field of artificial intelligence. He is a French national.

Vincent Gimeno, born in 1966, is a specialist in innovation and management of technical projects with a strong strategic aspect. He graduated with a specialized master’s degree in underwater engineering, with a specialization in robotics and telecommunications, and started his career in the R&D department of France Telecom, at CNET (Centre National d’Etudes des Télécommunications - the national center for telecommunication research), where he managed the millennium transition. He then took over IT and technical responsibility for the Orange R&D sites in Caen, Rennes and Grenoble. In 2006, he reinforced his experience in Open Innovation and launched several collaborative projects in the areas of Machine-to-Machine communication and Internet of Things at the Orange Labs, where he headed a Research and Development Unit. His human approach and his commitment led him to continue his career as Director of the User Satisfaction and Ergonomics Project in the Information System Technical Department. In 2015, he was appointed Deputy Central Trade Union Delegate, in charge of Employment and Skills Planning (ESP), digital transformation and international matters. In this capacity, he was Deputy Secretary of the Worldwide Works Council (from 2015 to 2019) and a full member of the European Works Council until his election to the Board of Directors of Orange on December 3, 2021. He obtained his Board of Directors certification from IFA/SciencesPo in 2023. He is a French national.

Magali Vallée, born in 1972, has more than 20 years of extensive experience in Telecoms. She has worked for Orange for several years as an in-store Sales Consultant. She currently still works at the Orange store in Trignac in the Loire-Atlantique region. She began her career on a fixed-term contract in 1997 with France Telecom, first as a B2C telephone advisor (1014) and then as a B2B telephone advisor (1016). She was hired on a permanent contract in 1999 within the distribution channels. Her human approach and desire to help and support others led to her becoming involved in a union in 2007. Her roles as an employee representative, union representative, elected member of the Health, Safety and Working Conditions Committee of the Agence Distribution Ouest and elected member of the Works Council of the Orange Ouest Division for several terms of office confirmed her decision. She served as deputy treasurer on the Works Council from 2014 to 2017 as well as Chairwoman of the professional equality commission. Before joining the Board of Directors of Orange SA, she was elected to the Social and Economic Committee of the Orange Grand Ouest Division and was appointed coordinating Union Delegate Coordinator for the CGT (Confédération générale du travail - General Labor Confederation). She is a French national.

Director appointed by the Shareholders’ Meeting and representing employee shareholders

		Start date	Term ending
Thierry Chatelier (1)	Member of the Strategy and Technology Committee	July 13, 2022	At the close of the 2024 Shareholders’ Meeting

(1)   Assumed office on July 13, 2022 to replace incumbent director representing employee shareholders Laurence Dalboussière, following her resignation.

Thierry Chatelier, born in 1975, is a member of the Supervisory Board of the FCPE Orange Actions mutual fund. He has 20 years of experience in the telecommunications industry. A specialist in hyper frequencies and a graduate of the University of Limoges, he began his career working internationally, first for Global One, then for Equant, where he helped build France Télécom’s seamless network. He joined the Orange Business Services teams where he held several positions in customer relations and sales. In 2015, he was seconded to Orange Horizons where was in charge of institutional relations, and at the same time became involved in trade union activities. He is secretary of the Orange SCE works council. Since 2017 he has been in charge of joint-innovation and business development projects. He is a French national.

Meetings of the Board of Directors are also attended by one member of Orange’s Central Social and Economic Committee (CSEC) and one representative of the Worldwide Works Council.

Changes in the composition of the Board of Directors

Stéphanie Besnier left her position as Deputy Chief Executive Officer of the French State Investment Agency (APE) and, hence, her mandate as Board member of Orange on March 5th, 2023. By ministerial order dated March 24th, 2023, Céline Fornaro was appointed member of the Board of Directors of Orange as representative of the French State, in replacement of Stéphanie Besnier.

Gilles Grapinet and Momar Nguer were appointed Independent Directors by the Shareholders’ Meeting of May 23, 2023, each for a four-year term, i.e. until the close of the Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2026, to replace Bernard Ramanantsoa and Jean-Michel Severino, respectively.

Anne Lange was reappointed as Director representing the French State and Alexandre Bompard and Anne-Gabrielle Heilbronner were reappointed as Independent Directors by the Shareholders’ Meeting of May 23, 2023, each for a four-year term, i.e. until the close of the Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2026.

	Age	Gender	Nationality	Number of shares	Number of positions held in other listed companies	Date first appointed	Term ending	Seniority on the Board	Board committee membership
Non-Independent Director
Christel Heydemann (1)	49		French	1,000	0	07/26/2017	2024 SM	6 years	X
Independent Directors
Jacques Aschenbroich (2)	69		French	3,000	2	05/19/2022	2026 SM	> 1 year	X
Valérie Beaulieu	56		French	1,000	0	05/19/2022	2026 SM	> 1 year	Audit Comm.
Alexandre Bompard	51		French	1,000	1	12/07/2016	2027 SM	7 years	STC
Gilles Grapinet	60		French	2,000	1	05/23/2023	2027 SM	< 1 year	Audit Comm. (Chairman)
Anne-Gabrielle Heilbronner	55		French	1,000	2	05/21/2019	2027 SM	5 years	GCSERC (Chairwoman)
Momar Nguer	67		French and Senegalese	1,000	0	05/23/2023	2027 SM	< 1 year	GCSERC
Frédéric Sanchez	63		French	1,000	2	05/19/2020	2024 SM	4 years	STC (Chairman)
Directors representing the public sector
Bpifrance Participations (represented by Thierry Sommelet (3))	54		French	254,219,602	2	05/28/2013	2025 SM	10 years	STC
Céline Fornaro	47		French	0	3	03/24/2023	03/23/2027	< 1 year	Audit Comm.
Anne Lange	55		French	0	3	05/27/2015	2027 SM	8 years	GCSERC
Director representing employee shareholders
Thierry Chatelier	48		French	4,885	0	07/13/2022	2024 SM	> 1 year	STC
Director representing employees
Sébastien Crozier	56		French	600	0	12/03/2017	12/02/2025	6 years	Audit Comm.
Vincent Gimeno	57		French	2,473	0	12/03/2021	12/02/2025	2 years	STC
Magali Vallée	52		French	283	0	12/03/2021	12/02/2025	2 years	GCSERC

(1)   At its meeting of January 28, 2022, the Board of Directors appointed Christel Heydemann as Chief Executive Officer of Orange, effective from April 4, 2022. On February 16, 2022, on the recommendation of the GCSERC and over and above the criteria set out in Article 10.5 of the Afep-Medef Code, the Board of Directors stated that, in the case in point, she could no longer be considered as an Independent Director.

(2)   At its meeting following the close of the Shareholders’ Meeting of May 19, 2022, the Board of Directors appointed Jacques Aschenbroich as its Chairman.

(3)   Appointed as permanent representative from January 10, 2021 to replace Nicolas Dufourcq. Thierry Sommelet personally holds 400 Orange shares.

5.1.2     Corporate Officers

Chairman of the Board of Directors

Jacques Aschenbroich was appointed Chairman of the Board of Directors at the board meeting held at the close of the Shareholders’ Meeting of May 19, 2022 and will serve as such for the duration of his directorship, i.e. until the close of the 2026 Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2025.

Jacques Aschenbroich’s biography can be found in Section 5.1.1 Board of Directors.

Chief Executive Officer

The Board of Directors met on January 28, 2022 and appointed Christel Heydemann as Chief Executive Officer as from April 4, 2022. As Christel Heydemann remained a director, albeit no longer an independent one, the Board of Directors, meeting at the close of the Shareholders’ Meeting of May 19, 2022, reappointed her as Chief Executive Officer for the duration of the term of office of the Board’s Chairman, i.e. until the close of the 2026 Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2025.

5.1.3     Executive Committee

Pursuant to the provisions of Article L. 22-10-10 2 of the French Commercial Code, and in order to encourage gender diversity, Orange pays close attention to the representation of women on its Executive Committee. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

As at the date of this document, five of the 13 Executive Committee members were women (including Christel Heydemann).

Christel Heydemann	Chief Executive Officer
Jean-François Fallacher	Executive Director of Orange France
Hugues Foulon	Executive Director of Cybersecurity Activities and CEO of Orange Cyberdefense
Nicolas Guérin	Group Secretary General and Secretary of the Board of Directors
Caroline Guillaumin	Executive Director of Communication
Jérôme Hénique	Executive Director, Chief Executive Officer of Orange Africa & Middle East
Mari-Noëlle Jégo-Laveissière	Executive Director of the Europe region (outside of France) for Orange
Vincent Lecerf	Executive Director of Human Resources for the Group
Laurent Martinez	Group Executive Director Finance, Performance and Development
Aliette Mousnier-Lompré	Executive Director of Orange Business
Elizabeth Tchoungui	Executive Director of CSR for Orange
Michaël Trabbia	Executive Director and CEO of Orange Wholesale
Bruno Zerbib	Executive Director of the Orange Innovation entity

Christel Heydemann’s biography can be found in Section 5.1.1 Board of Directors.

Jean-François Fallacher has been Executive Director of Orange France since April 3, 2023. He had been Chief Executive Officer of Orange Espagne and an associate member of the Orange group’s Executive Committee since 2020. Jean-François Fallacher began his career in the 1990s at France Telecom as the Internet was expanding in France, before going on to become Director of Operations for Wanadoo in the Netherlands in 2001. In 2006, he was appointed Chief Executive Officer of Sofrecom, a consulting subsidiary of Orange specializing in the telecom sector, and then as Chief Executive Officer of Orange Romania in 2011. From 2016 to September, 2020, Jean-François Fallacher was Chief Executive Officer of Orange Polska, where he successfully boosted its growth by investing massively in fiber and pursuing a convergence strategy. Jean-François Fallacher is a foreign trade adviser and Chairman of the French-Polish Chamber of Commerce and Industry. He is a graduate of the École Polytechnique and the École Nationale Supérieure des Télécommunications de Paris.

Hugues Foulon has been Executive Director of Cybersecurity Activities and CEO of Orange Cyberdefense since 2018. He began his career in 1994 at Générale des Eaux (Veolia group), where he was appointed Director of a drinking water plant, then Director of Monégasque de Télédistribution and Monégasque des Eaux. In 2000, he made his first foray into the world of telecommunication, joining Vivendi group’s Monaco Telecom as Deputy Chief Executive Officer, in charge of functional departments. In 2005, he joined the Group as Director of B2C Commercial Finance for Mobile. He remained there for two years, before moving to Northern Africa and becoming Maroc Telecom’s Financial Control Director. In 2007, he returned to Orange, where he took on roles as Financial Control Director for the Marketing and Innovation Division, Director to the Group’s Delegate Chief Executive Officer, Head of Finance, then Chief Financial Officer of the Africa & Middle East Division. He was then appointed Head of the office of the Chairman and Chief Executive Officer of Orange and Secretary to the Group’s Executive Committee. He is a graduate of École Polytechnique and the École Nationale Supérieure de Techniques Avancées (ENSTA). He is also an auditor of the 66th "defense policy" session of the Institut des Hautes Études de Défense Nationale (IHEDN).

Nicolas Guérin has been Group Secretary General since March 1, 2018, and is Secretary to the Board of Directors. He is also Chairman of the Digital Infrastructure Sector Strategic Committee, Chairman of the Fédération Française des Télécoms, Honorary Chairman and Director of Cercle Montesquieu, and Chairman of the Evaluation and Orientation Committee of the International Chair in Space and Telecommunication Law at the University of Paris XI. Joining the Group’s Competition and Regulation Legal Affairs Department in 1998 after his time at SFR, Nicolas Guérin arrived just as the sector was undergoing deregulation. He became head of the department in 2003, before becoming General Counsel and Secretary to the Board of Directors in 2009. In this position, he has been a leading contributor to many ground-breaking legal cases for the Group, including the roaming agreement with Free, M&A transactions to expand the Group’s footprint in Africa and Europe, and diversification. He was also involved in establishing the Evaluation and Compensation Committee in the wake of the France Télécom social crisis, and he participated in its work. He has lent essential support to the implementation of regulatory requirements in the B2B market, to the mobile agreement signed between mobile operators and the French State and its consequences, and to Arcep’s fixed market analysis. He is a graduate of the Institut de Droit des Affaires (IDA) and holds a specialized master’s degree in Business Law and Taxation from the University of Paris II Panthéon-Assas.

Caroline Guillaumin has been Executive Director of Communication since January 2, 2023. Caroline Guillaumin began her career in 1989 in the high-tech sector, working for startups in France and the United States. In 1997, she joined Verity, the then leader in Internet search engines, as Marketing and Communication Director for Europe. Between 1999 and 2009 she worked as Director of Communication and Sustainable Development at Alcatel, SFR and then Alcatel-Lucent. In January 2010, she took up the role of Head of Communications at Société Générale and also became Head of Human Resources for the Group in June 2017. Caroline Guillaumin is a graduate of the Institut d’Études Politiques de Bordeaux and has a Master of Arts in International Relations from Boston University.

Jérôme Hénique has been Executive Director and Chief Executive Officer of Orange Africa & Middle East since July 1, 2022. After starting his career as a consultant, he joined the Group in 1995, serving as Group Chief Marketing Officer at Orange, Consumer Market Director in France and Marketing Director in Spain. Between 2010 and 2015, he was Deputy Chief Executive Officer at Sonatel group, where he contributed to the operator’s rapid growth, with priority given to digital and financial inclusion through the development of mobile data and the launch and subsequent development of Orange Money services. In September 2015, he became Chief Executive Officer of Orange Jordan where the diversification strategy implemented for new services helped deliver growth and a strong financial performance. As Deputy Chief Executive Officer and Chief Operating Officer of Orange Africa & Middle East from 2018 to June 2022, he coordinated OMEA’s uptick in sustainable growth and the transformation of operations, notably by structuring pooling efforts between the countries. Jérôme Hénique has over 25 years of experience in the field of information and communication technologies and telecom operator management in a wide range of markets. He graduated from the École Nationale Supérieure des Postes et Télécommunications (ENSPTT) in Paris and the Paris Institute of Political Studies.

Mari-Noëlle Jégo-Laveissière has been Executive Director of Europe region (outside of France) for Orange since September 1, 2020. She joined the Group’s Executive Committee in 2014 as Senior Executive Director in charge of the Technology and Global Innovation Division, and became Deputy Chief Executive Officer in charge of the same division in May 2018. Since joining the Orange group in 1996, Mari-Noëlle Jégo-Laveissière has held several management positions: Director of International & Backbone Network Factory, Head of Group Research & Development, Head of the Home B2C Marketing Department of Orange France and Regional Manager, where she was responsible for technical and commercial services for B2C and B2B customers. Mari-Noëlle Jégo-Laveissière is a graduate of École des Mines de Paris and École Normale Supérieure. She also holds a doctorate in Quantum Chemistry from the University of Paris XI - Waterloo.

Vincent Lecerf has been Executive Director of Human Resources for the Group since October 17, 2022. In January 2017, before joining the Group, Vincent Lecerf was appointed Group Chief Human Resources Officer for Imerys, a major French group specializing in industrial minerals. Previously, he was Human Resources Director and a member of the management board for nine years at Tarkett. He has also held various HR management positions for the Valeo, Poclain Hydraulics, Rhodia and Norbert Dentressangle groups. He is a graduate of EDHEC Business School and holds an M. Phil in organizational sociology from Paris IX Dauphine.

Laurent Martinez has been Group Executive Director Finance, Performance and Development since September 1, 2023. He began his career in 1996 at Astrium, Airbus’s defense and space subsidiary, where he held several senior positions in the controlling department. In 2004, he was promoted to Finance Director before being appointed Director of Controlling, Performance and Accounting for the Airbus Group in 2009. He took over as Managing Director of the Airbus Services Business Unit in 2015. In July 2018, Laurent Martinez was appointed Chief Financial Officer of Alstom and member of its Executive Committee. During this period, he played a key role in Alstom’s transformation, including the February 2021 acquisition of Bombardier Transportation, which helped create the world leader in rail transport. Laurent Martinez trained as an engineer in Electronics & Telecommunications and holds a Master’s degree in finance and accounting.

Aliette Mousnier-Lompré has been Executive Director of Orange Business since May 24, 2022. Since joining Orange in 2006, she has held various management positions in the Group’s B2B, Wholesale and Innovation divisions: Head of Mobile Data and Head of Pricing in International Carriers, Business Development Director for the Enterprise Global Voice and Conferencing business, Chief of Staff to the Executive Vice President for Innovation & Research, and Vice President Global Enterprise Networks. From July 2019 she was Executive Vice President of Customer Service and Operations at Orange Business Services, responsible for leading a multicultural team of 8,600 people designing, building, and operating a wide variety of business solutions through a 24/7 model covering all geographic regions. She was appointed interim Chief Executive Officer of Orange Business Services in January 2022 before being confirmed in her current position in May 2022. As a former semi-professional soccer player with the Paris Saint Germain soccer club, Aliette Mousnier-Lompré has turned her experience in team sports into a major strength when it comes to leading her teams today. She holds a Master’s degree in international business from the Paris Institute of Political Studies and also studied at the University of California, Berkeley.

Elizabeth Tchoungui is Executive Director of CSR for Orange. She oversees the Group’s social and environmental responsibility policy in line with the objectives of the Lead the future strategic plan. Born in the United States to French and Cameroonian parents, she grew up in Cameroon, Belgium and Italy. She had a long career as a journalist and writer before joining the Orange group. She was a presenter for France 2 (France Télévisions group) and RMC STORY (Altice group). Elizabeth Tchoungui was the first journalist of African origin to present the TV5 Monde news and the first woman to present the iconic weekly cultural magazine of France 2, France’s top public channel. Elizabeth Tchoungui also headed the culture department at France 24. Elizabeth Tchoungui is the author of several books, including: "Le jour où tu es né une deuxième fois" (Flammarion), which tells the story of her son with Asperger’s Syndrome; "Je vous souhaite la pluie" (Plon), which has been translated into Italian and is taught in high schools and universities in Cameroon; "Bamako Climax" (Plon), a novel set against the backdrop of terrorism in the Sahel belt; and "Billets d’Humeur au féminin" (Léo Scheer), a collection of editorials published on the aufeminin.com website. Elizabeth Tchoungui chairs the Cité des Télécoms Corporate Foundation, a showcase for positive-impact innovation. She has been Chairwoman of Capital Filles since 2021. This association was established by Orange in 2012 to support girls from working-class neighborhoods and rural areas in their career choices and their encounters with the business world. She is also an associate member of the Energies pour le Monde Foundation and a Director of the Théâtre du Châtelet. Elizabeth Tchoungui is a graduate of the École Supérieure de Journalisme in Lille, a Knight of the French Order of Arts and Letters and a Knight of the French Order of Merit.

Michaël Trabbia has been Executive Director and CEO of Orange Wholesale since April 3, 2023. He began his career at Arcep in 2001, taking charge notably of the allocation and control of mobile licenses. In 2004, he was appointed technical advisor to the office of the Minister for European Affairs, before joining the office of the Minister for Regional Planning in 2005 as technical advisor for ICT and Europe. In 2007, he joined TDF (a network and infrastructure operator in France), where he served as Director of Strategy and Development. In July 2009, he was appointed Deputy Chief of Staff to the Minister for Industry and Head of the Industrial Sectors Division. He joined the Orange group in January 2011. He first held the position of Group Director of Public Affairs, before being appointed Director reporting to the Chairman and Chief Executive Officer of Orange, Secretary to the Group’s Executive Committee, in July 2014. In September 2016, he was appointed Chief Executive Officer of Orange Belgium and helped the company to achieve a growth dynamic thanks to customer-centric Bold Challenger positioning. On September 1, 2020, he joined the Group’s Executive Committee, serving until April 2, 2023 as Executive Vice President Technology and Innovation for the Group and overseeing the Orange Innovation division. He is a graduate of the École Polytechnique and Télécom ParisTech, and holds a post-graduate diploma in Industrial Economics.

Bruno Zerbib has been Executive Director of the Orange Innovation entity since June 1, 2023. He began his career in 1998 in Silicon Valley, where he held several positions at Hewlett Packard and then at Cisco. He moved to Yahoo in 2012, where he led the company’s transformation into a Cloud-native platform capable of handling over one billion monthly users. In 2017, Bruno Zerbib joined Altice as Director of Technology and IT. He worked within the Altice Global Engineering Innovation division on key topics such as the augmented TV experience, technology partnerships, and network transformation for all Altice subsidiaries. In 2018, he joined Schneider Electric as Chief Technology and Digital Officer to provide more efficient and sustainable technological solutions to Schneider Electric’s customers. In particular, he developed the use of the Cloud, artificial intelligence, and industrial IoT. Bruno Zerbib is a graduate of TélécomSud Paris and the University of Paris Cité, where he majored in computer science.

5.1.4     Information on Directors, Officers and Senior Management

5.1.4.1   Positions held by Directors and Officers

As of the date of this document and to the best of the Company’s knowledge, all members of the Board of Directors meet the criteria set out in Article 20 of the Afep-Medef Code regarding the number of positions held.

Jacques Aschenbroich

Positions currently held

−    Director and Chairman of the Orange Board of Directors (2)

−    Director of BNP Paribas, Chairman of its Governance, Appointments and CSR Committee, and member of its Accounts Committee (2)

−    Lead Director of TotalEnergies, Chairman of its Governance and Ethics Committee, and member of its Compensation Committee and Strategy Committee (2)

−    Chairman of the Orange Foundation (1)

−    Chairman of the Board of Directors of the École Nationale Supérieure Mines ParisTech

−    Co-Chairman of the Franco-Japanese Business Club

−    Honorary Chairman of Valeo

−    Chairman of the French-American Foundation

Other positions and offices held over the past five years

−    Director, Chairman and Chief Executive Officer of Valeo (2)

−    Director of Veolia Environnement, Chairman of its Research, Innovation and Sustainable Development Committee, and member of its Accounts and Audit Committee

Christel Heydemann

Positions currently held

−    Director and Chief Executive Officer of Orange (2)

−    Director of Association AX

International

−    Permanent representative of the Orange subsidiary (Atlas Countries Support) on the Medi Telecom Board of Directors (1) (Morrocco)

Other positions and offices held over the past five years

−    Member of the Orange Audit Committee

−    Chairwoman and Director of Schneider Electric France SAS

−    Director of Schneider Electric Industries SAS

−    CEO of Europe and France Operations of Schneider Electric and member of its Executive Committee (2)

−    Director of France Industrie

−    Chairwoman of GIMELEC

−    Director of Rexecode

Valérie Beaulieu

Positions currently held

−    Director of Orange and member of its Audit Committee (2)

International

−    Chief Sales and Marketing Officer at the Adecco Group (2) (Switzerland)

−    President of Pontoon (subsidiary of the Adecco Group) (United States)

−    French Foreign Trade Advisor (member of its Swiss Board) (Switzerland)

Other positions and offices held over the past five years

−    Director of ISS A/C and member of its Audit and Risk Committee (2)

Alexandre Bompard

Positions currently held

−    Director of Orange and member of its Strategy and Technology Committee (2)

−    Chairman and Chief Executive Officer of Carrefour (2)

−    Chairman of Fondation Carrefour

−    Member of the Fondation Nationale des Sciences Politiques

−    Member of Le Siècle - a non-profit association as provided for in France’s Loi de 1901

−    Chairman of the French Trade and Retail Federation (Fédération Française du Commerce et de la Distribution)

Other positions and offices held over the past five years

None

Thierry Chatelier Positions currently held − Director of Orange and member of its Strategy and Technology Committee (2) Other positions and offices held over the past five years None

(1)   Company in which Orange holds an interest.

(2)   Office in a listed company.

Sébastien Crozier

Positions currently held

−    Director of Orange and member of its Audit Committee (2)

−    Member of the Rodeeo Supervisory Board

−    Honorary Chairman of ADEAS - a non-profit association as provided for in France’s Loi de 1901

−    Chairman of CFE-CGC Orange union confederation - a trade union as provided for in France’s Loi Waldeck-Rousseau

−    Chairman of Ciné-club de l’Hôtel du Nord et du Canal Sain-Martin - a non-profit association as provided for in France’s Loi de 1901

−    Vice President of Le Refuge (recognized public utility foundation)

−    Member of the Board of Directors of the Institut Aspen France

Other positions and offices held over the past five years

−    Member of the Supervisory Board of the Orange Actions mutual fund

−    Treasurer of L’Engagement - a political party conforming to the terms of France’s Loi de 1901

−    Treasurer of Manifeste pour l’Industrie

Céline Fornaro

Positions currently held

−    Director representing the French State on the Board of Directors and member of the Orange Audit Committee (2)

−    Director representing the French State on the ENGIE (2) Board of Directors

−    Director representing the French State on the Air France - KLM (2) Board of Directors

−    Director representing the French State on the Safran Board of Directors, member of the Safran Audit and Risk Committee and Appointments and Remuneration Committee (2)

International

−    Member of the Chatham House, The Royal Institute of International Affairs (UK)

−    Member of the Royal Aeronautical Society (UK)

−    Member of the Women on Boards (UK)

−    Member of the Aviation Club (UK)

Other positions and offices held over the past five years

−    Director representing the French State on the RATP Board of Directors

−    Director representing the French State on the EDF (2) Board of Directors

Vincent Gimeno Positions currently held − Director of Orange and member of its Strategy and Technology Committee (2) Other positions and offices held over the past five years None

Gilles Grapinet

Positions currently held

−    Director of Orange and Chairman of its Audit Committee (2)

−    Chief Executive Officer of Worldline and member of its Strategy and Investment Committee and Social and Environmental Responsibility Committee (2)

−    Chairman of the Worldline IGSA Board of Directors

−    Chairman of the Supervisory Board of Younited Credit

−    Member of the Board of Directors of Énergie Jeunes (a non-profit association)

−    Member of the AlphaOmega Foundation Board of Directors

International

−    Member of the Supervisory Board of Worldline (China)

−    Chairman of the Shareholders’ Committee of Worldline Payone Holding GmbH (Germany)

−    Vice-Chairman of the European Digital Payment Industry Alliance (EDPIA) (Belgium)

−    Director representing Worldline on the EPI Company Board of Directors (Belgium)

Other positions and offices held over the past five years

−    Chairman of the Board of Directors of Worldline (2)

−    Permanent representative of Atos SE on the Atos Participation 2 SA Board of Directors

−    Chairman of the Supervisory Board of EquensWorldline SE (Netherlands)

−    Director of Saint Louis Ré SA (Luxembourg)

Anne-Gabrielle Heilbronner

Positions currently held

−    Director of Orange and Chairwoman of its GCSERC (2)

−    Member of the Management Board of Publicis Groupe (2)

−    Chairwoman of Publicis Groupe Services

−    Director of Sanef and Chairwoman of its Audit Committee

−    Director of Somupi

−    Chairwoman of WEFCOS (Women’s Forum for the Economy and Society)

−    Representative of Multi Market Services France Holdings on the Board of Directors of Régie Publicitaire des Transports Parisiens Metrobus Publicité

−    Member of the Executive Committee of Multi Market Services France Holdings

−    Director of Chargeurs (2)

−    Director of the Musée d’Art et d’Histoire du Judaïsme

International

−    Director of Sapient Corporation (United States)

−    Director of Publicis Groupe Holdings B.V. (Netherlands)

−    Director of BBH Holdings Limited (UK)

−    Director of Publicis Limited (UK)

−    Director and Chairwoman of Publicis Live SA (Switzerland)

Other positions and offices held over the past five years

−    Director of JG Capital Management

−    Representative of Multi Market Services France Holdings on the Shareholders’ Committee of WEFCOS

−    Director of US International Holding Company, Inc. (United States)

−    Director of Publicis Groupe Investments B.V. (Netherlands)

−    Director of Publicis Holdings B.V. (Netherlands)

(2)   Office in a listed company.

Anne Lange

Positions currently held

−    Director of Orange and member of its GCSERC (2)

−    Director of Pernod Ricard, member of its Audit Committee and Nominations and Governance Committee (2)

−    Director of Peugeot Invest, member of its Investment Committee and Governance, Appointments and Compensation Committee (2)

International

−    Managing partner of Adara (Belgium)

−    Director of Inditex, member of its Audit Committee, Appointments Committee and CSR Committee (2) (Spain)

Other positions and offices held over the past five years

−    Director of Imprimerie Nationale

−    Director of Econocom Group (2)

Momar Nguer

Positions currently held

−    Director of Orange and member of its GCSERC (2)

−    Director of ECP

−    Member of the Meridiam Advisory Board

−    Chairman of Mnguer Advisory SAS

−    Chairman-Founder of the Kenya French Business Club

International

−    Director of Sea Invest (Belgium)

−    Director of Terminal Petrolier Dakar (Senegal)

−    Director of Arise P&L Limited (UK)

−    Member of the A.P. Moller Capital Advisory Board (Denmark)

Other positions and offices held over the past five years

−    Advisor to the Chairman and CEO of TotalEnergies (2)

−    Director and Chairman of the Audit Committee of Lafarge Holcim Maroc (Morocco)

−    Chairman of Medef International’s Africa Committee

−    Director of NMA (Senegal)

Frédéric Sanchez

Positions currently held

−    Director of Orange and Chairman of its Strategy and Technology Committee (2)

−    Chairman of Fives (3)

−    Director of Bureau Veritas (2)

−    Director of Compagnie des Gaz de Pétrole Primagaz SAS

−    Member of the Théa Holding SAS Supervisory Board

−    Chairman of MEDEF International

−    Honorary Co-Chairman of the Alliance Industrie du Futur (Industry of the Future Alliance) for the Solutions Industrie du Futur (Solutions for the Industry of the Future - SIF) sector of the Conseil national de l’industrie (National Industry Council - CNI)

International

−    Member of the STMicroelectronics Supervisory Board (2) (Netherlands)

Other positions and offices held over the past five years

None

Thierry Sommelet

Positions currently held

−    Permanent representative of Bpifrance Participations on the Orange Board of Directors and member of the Orange Strategy and Technology Committee (2)

−    Director of Worldline, member of its Compensation Committee, Appointments Committee and Strategy and Investment Committee (2)

−    Permanent representative of Bpifrance Participations on the Vantiva SA Board of Directors, Chairman of the Vantiva SA Governance and Social Responsibility Committee and member of its Audit Committee (2)

−    Representative of Bpifrance Investissement on the IDEMIA Group SAS Supervisory Board

−    Representative of Bpifrance Investissement on the IDEMIA France SAS Board of Directors

−    Director of the Worldline Foundation

Other positions and offices held over the past five years

−    Permanent representative of Bpifrance Participations on the Technicolor Creative Studios Board of Directors and member of its Remuneration Committee (2)

−    Director of Soitec (2)

−    Director of Talend (2)

−    Chairman of the Supervisory Board of Greenbureau

−    Director of Ingenico (2)

−    Director of Tiger Newco

−    Permanent representative of Bpifrance Investissement on the Mersen Board of Directors (2)

(2)   Office in a listed company.

(3)   Several positions held in unlisted French and foreign subsidiaries of the FIVES group.

Magali Vallée Positions currently held − Director of Orange and member of its GCSERC (2) Other positions and offices held over the past five years None

The business address of all Directors and Officers, in relation to their positions, is that of Orange SA’s headquarters (see Section 7.1 Company identification).

Positions and offices held in 2023 by Directors whose terms of office have ended since January 1, 2023

Stéphanie Besnier

(Director representing the French State on the Board of Directors and member of the Orange Audit Committee (2) until March 5, 2023)

Positions currently held

−    Chief Financial Officer of OVHcloud

Other positions and offices held over the past five years

−    Director representing the French State on the ENGIE Board of Directors, member of the ENGIE Audit Committee, Strategy, Investment and Technology Committee, and Appointments, Remuneration and Governance Committee (2)

−    Director representing the French State on the Safran Board of Directors, member of the Safran Audit and Risk Committee and Group Appointments and Remuneration Committee (2)

−    Director representing the French State on the Air France KLM Board of Directors, member of the Air France KLM Audit Committee (2)

−    Director representing Wendel on the Bureau Véritas Board of Directors (2)

−    Director representing Wendel on the Board of Directors of IHS Towers

(2)   Office in a listed company.

Bernard Ramanantsoa

(Director of Orange and Chairman of its Audit Committee (2) until May 23, 2023)

Positions currently held

−    Director of Orange Belgium (1) (2)

−    Member of the Board of Directors of Toulouse Business School

−    Member of the ODDO-BHF SCA Supervisory Board, Strategic Committee, Appointments Committee and Remuneration Committee

−    Member of the EDUCIN Topco (OMNES Education) Supervisory Board

−    Chairman of SILVERCHAIR (SASU)

International

−    Director of Franco-Lao and member of its Audit Committee (Laos)

−    Director of Bred Bank Cambodia and member of its Audit Committee and Risk Committee (Cambodia)

−    Director of Manorina Ltd (Mauritius)

−    Director of Sommet-Éducation (Switzerland)

−    Member of the Advisory Board of ShARE Professional Training and Consulting (Netherlands)

−    Member of the ISCAM Advisory Board (Madagascar)

−    Chairman of the IUM Board of Directors (Monaco)

−    Director of Institut Catholique de Paris

−    Member of the Y SCHOOLS (formerly ESC Troyes group) Strategic Committee

−    Member of the ESA Business School Scientific Council (Lebanon)

−    Member of the University of St. Gallen Advisory Board (Switzerland)

−    Member of the Getulio Vargas Foundation Advisory Board (Brazil)

−    Member of the Zhejiang University School of Management Advisory Board (China)

−    Director of Aspen France

−    Director of Le Choix de l’École (Teach for France)

−    Member of the EuropaNova Steering Committee

Other positions and offices held over the past five years

−    Director of Établissement Public du Château, du Musée et du Domaine National de Versailles

−    Member of the EM Normandie Strategic Orientation Council

−    Member of the Toulouse Business School Strategic Orientation Committee

−    Director of ANVIE

−    Director of Institut Français des Administrateurs

−    Member of the Albarelle Supervisory Board

−    Member of the ESADE Advisory Board (Barcelona)

Jean-Michel Severino

(Director of Orange and member of its Audit Committee (2) until May 23, 2023)

Positions currently held

−    Member of the Michelin Supervisory Board and Corporate Social Responsibility Committee (2)

−    Chairman of the I&P SAS (Investisseurs et Partenaires) Supervisory Board

−    Manager of Emergence Développement

−    Director of Phitrust Impact Investors

−    Director of Fondation Tunisie Développement

−    Director of FERDI (public interest foundation)

International

−    Director of I&P Développement

−    Director of I&P Gestion

−    Chairman of the Board of Directors of I&P Afrique Entrepreneurs

Other positions and offices held over the past five years

−    Lead Director and Chairman of the Danone Audit Committee and member of the Danone Governance Committee (2)

−    Chairman of the Board of Directors of EBI SA (Ecobank International)

−    Director of Fondation Carrefour

−    Director of Fondation Alstom

−    Director of Fondation Avril

−    Director of Fondation Grameen Crédit Agricole

−    Director of Adenia Partners

(1)   Company in which Orange holds an interest.

(2)   Office in a listed company.

5.1.4.2   Information on Company shares held by Directors and Officers

Number of shares held by Directors and Officers

According to the terms of Article 13 of the Bylaws, each Director appointed by the Shareholders’ Meeting must hold a minimum of 1,000 Company shares, with the exception of Directors elected by employees, the Director representing employee shareholders and the Directors representing the public sector, who are exempt in accordance with the law.

In addition, the Board of Directors has decided that each of the Corporate Officers must also hold at least 1,000 registered shares.

The following information is provided as at the date of this document and to the Company’s knowledge:

		Number of shares
Chairman of the Board of Directors, Independent Director	Jacques Aschenbroich	3,000
Chief Executive Officer, Non-Independent Director	Christel Heydemann	1,000
Independent Directors	Valérie Beaulieu	1,000
	Alexandre Bompard	1,000
	Gilles Grapinet	2,000
	Anne-Gabrielle Heilbronner	1,000
	Momar Nguer	1,000
	Frédéric Sanchez	1,000
Directors representing the public sector	Bpifrance Participations (Thierry Sommelet, permanent representative of Bpifrance Participations, personally holds 400 Orange shares)	254,219,602
	Céline Fornaro	0
	Anne Lange	0
Directors elected by employees	Sébastien Crozier	600
	Vincent Gimeno	2,473
	Magali Vallée	283
Director representing employee shareholders	Thierry Chatelier	4,885

Transactions by Directors and Officers on Company securities

The following table details the transactions, reported to the AMF (Autorité des marchés financiers - French Financial Markets Authority), performed on Orange securities during the 2024 fiscal year and between January 1, 2023 and the date of this document by the persons referred to in Article L. 621-18-2 of the French Monetary and Financial Code.

Name	Financial instrument	Type of transaction	Transaction date	Number of securities	Average unit price (in euros)
Sébastien Crozier	Equities	Disposal	01/03/2023	1,648	9.4190
Sébastien Crozier	Equities	Purchase	04/20/2023	87	11.40
Sébastien Crozier	Equities	Disposal	04/28/2023	591	11.75
Sébastien Crozier	FCPE units	Purchase	06/07/2023	23.8014	10.7124
Sébastien Crozier	FCPE Orange Actions units	Purchase	11/28/2023	3,224.7358	10.37
Sébastien Crozier	FCPE Orange Actions units	Purchase	12/27/2023	214.2978	10.41
Sébastien Crozier	FCPE Orange Actions units	Purchase	12/29/2023	395.3459	10.32
Sébastien Crozier	FCPE Orange Actions units	Disposal	01/15/2024	3,834.3795	10.76
Jacques Aschenbroich	Action	Purchase	15/03/2024	2,000	10.4620

To the Company’s knowledge, no other transactions having to be reported to the AMF have taken place.

Restrictions regarding the disposal of shares by Directors and Officers

Directors and Officers holding shares under the Orange group’s savings plan through company mutual funds that are invested in shares of the Company are subject to the lock-up rules under the legal provisions applicable to investments in this type of employee savings plan.

Moreover, within the framework of the EU "market abuse" regulation, Article 16 of the Board of Directors’ Internal Guidelines prevents Directors from engaging in any transactions on the securities of the listed companies of the Group during the periods preceding the publication of results, and more generally, if they have knowledge of inside information, and from directly or indirectly engaging in short sales of such securities.

Lastly, Executive Corporate Officers must hold at least 50% of the shares they receive under a free share award plan (LTIP) in registered form until the end of their term of office.

To the Company’s knowledge, none of the Company’s Directors or Officers has agreed any other restriction on their freedom to dispose of their holdings in the Company’s capital without delay.

5.1.4.3   Other information

Court rulings and bankruptcy

To the Company’s knowledge, and as at the date of this Universal Registration Document, no Corporate Officer had, within the past five years:

−    been convicted of fraud;

−    been involved in bankruptcy, receivership or liquidation proceedings; or

−    been barred by a court from serving as a member of an administrative, managerial or supervisory body of a listed company or from being involved in the management or business operations of a listed company.

Family ties

To the Company’s knowledge, there are no family ties among Company Directors and Officers, or between the Directors and Officers and the Executive Committee members.

Conflicts of interest

Under Article 16 of the Board of Directors’ Internal Guidelines, which may be consulted on the Group’s website at www.orange.com under the heading Group/Governance (see Section 5.2.1.4 Internal Guidelines), each Director must notify the Chairman of the Board and the Lead Director, if one has been appointed, of any situation concerning them liable to give rise to a conflict of interest with a Group company (see Section 5.2.1.7 Lead Director).

In addition, Article 16.3 of these Internal Guidelines stipulates that for any situation concerning a Director that may create a conflict of interest, the Director concerned shall abstain from the vote on the corresponding resolution.

Moreover, a declaration relating to the existence or non-existence of a situation of conflict or divergence of interests (even potential) is requested annually from the Company’s Directors and Officers as part of the preparation of the Universal Registration Document, as well as when they take office and if they are reappointed. At its meeting of February 7, 2024, the GCSERC took note of the annual declarations of the Directors and Officers (see Section 5.2.1.2 Independent Directors).

To the best of the Company’s knowledge and as at the date of this Universal Registration Document, there is no potential conflict of interest between the duties of Directors or Corporate Officers with regard to Orange and their private interests or other duties.

To the best of the Company’s knowledge, with the exception of the shareholders’ agreement referred to in Section 6.2.1.2 of the Company’s 2023 Universal Registration Document, there are no arrangements or agreements with any major shareholder, customer, supplier or any other third party under which any member of the Board of Directors or Corporate Officer has been appointed to the Board of Directors or Company’s General Management (respectively).

5.1.4.4   Shares and stock options held by members of the Executive Committee

As at the date of this document, to the best of the Company’s knowledge, the members of Orange’s Executive Committee, including Christel Heydemann, Chief Executive Officer, owned a total of 78,599 Orange shares, i.e. 0.003% of the capital.

As at the date of this document, the members of the Executive Committee do not hold any stock options, the Company has no such plans in place.

5.2 Operation of the management and supervisory bodies

5.2.1     Operation of the Board of Directors

The Board of Directors presides over all decisions relating to the Group’s major strategic, economic, employment, financial or technological policies and monitors the implementation of those policies by General Management, in accordance with its corporate interest and taking into account the social, environmental, cultural and sporting aspects of its operations. It also takes into consideration the Company’s purpose.

5.2.1.1   Legal and statutory rules relating to the composition of the Board of Directors

In accordance with Article 13 of the Bylaws, the Board of Directors consists of no fewer than 12 and no more than 22 members, including three Directors elected by employees and one Director appointed by the Shareholders’ Meeting and representing employee shareholders. The term of office for Directors is four years.

Pursuant to Government Order No. 2014-948 of August 20, 2014 on the governance and capital transactions of publicly held companies, as long as the French State holds more than 10% of the Company’s share capital, it is entitled to appoint a representative to the Board of Directors, and a number of positions in proportion to its stake are reserved for members that it may propose. The public sector has three representatives on the Board of Directors: one representative appointed by Ministerial Order and two Directors appointed by the Shareholders’ Meeting.

5.2.1.2   Independent Directors

The annual assessment of Directors’ independence was carried out by the Board of Directors’ Meeting of February 14, 2024, on the basis of a proposal by the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC). In assessing Directors’ independence, the Board took into account all of the criteria of the Afep-Medef Code of Corporate Governance, which state that a Director, to be considered independent:

−    must not be or have been within the last five years:

-     an employee or executive Corporate Officer of the Company,

-     an employee, executive Corporate Officer or Director of a consolidated subsidiary of the Company,

-     an employee, executive Corporate Officer or Director of the parent company or a consolidated subsidiary of the parent company;

−    must not be an executive Corporate Officer of a company in which the Company directly or indirectly holds a position on the Board of Directors or in which an employee appointed as such, or a person who is an executive Corporate Officer of the Company (or who has been in the previous five years), holds the position of Director;

−    must not be a customer, supplier, commercial banker, investment banker or advisor:

-     that is material to the Company or its Group, or

-     for which the Company or its Group represents a significant share of business.

The assessment of the potential materiality of the relationship with Orange or its Group must be discussed by the Board, and the qualitative and/or quantitative criteria used in this assessment (continuity, economic dependence, exclusivity, etc.) must be explicitly stated in the Corporate Governance Report:

−    must not have close family ties with a Director or Officer;

−    must not have been a Statutory Auditor of the Company within the last five years;

−    must not have been a Director of the Company for more than 12 years. Under this criterion, loss of the status of Independent Director occurs on the date at which this period of 12 years is reached.

The Afep-Medef Code recommends presenting a summary table of each Director’s position with regard to independence criteria. The analysis of the GCSERC was thus carried out with regard to these criteria; the summary table appears at the end of this section.

The three Directors representing the public sector and the four Directors elected by employees or representing employee shareholders cannot, by definition, be deemed independent under the Afep-Medef Code. Christel Heydemann, Director and Chief Executive Officer, is furthermore considered to be non-independent due to her executive role within Orange.

With regard to the Directors considered to be independent, including the Non-Executive Chairman, the GCSERC reviewed, firstly, their annual declarations made when preparing this document, including a section on potential conflicts of interest, and, secondly, any business relationships between the Orange group and these Directors or the companies that employ them, or in which they may hold office.

The GCSERC also examined the nature of the volumes of business dealings and partnerships with listed companies in which Company Directors hold office. Given the importance attached to the independence of the Chairman of the Board of Directors when this office is separate from that of the Chief Executive Officer, the GCSERC once again reviewed the business relationship between the Company and BNP Paribas which, in 2023, involved financial flows that are not likely to call into question the Committee’s past review of the independence of the Chairman of the Board of Directors. The Chairman did not participate in the discussions or the vote on the Orange Bank matter. The review also indicated that some of these companies are customers of Orange Business (formerly Orange Business Services) for "business" telecommunication services or Group suppliers in the normal course of business and for non-material amounts across the Orange group. The Board also reviewed any declared consultancy services that the Company Directors had carried out.

The Board of Directors considered, given the nature and volume of the business relationships in question and the declaration of independence made by each of the aforementioned Directors, that these existing relationships are not material either for the Orange group or for any of the Directors or groups or entities to which the Directors concerned belong. The Board of Directors concluded that these relationships are therefore not likely to compromise their independence.

Following the discussions, Valérie Beaulieu, Anne-Gabrielle Heilbronner, Jacques Aschenbroich, Alexandre Bompard, Gilles Grapinet, Momar Nguer and Frédéric Sanchez - seven of the Board’s 15 members - were deemed to be independent under the criteria of the Afep-Medef Code.

With the exception of Directors elected by employees or representing employee shareholders who are not taken into account by the Afep-Medef Code for the purpose of calculating the proportion of Independent Directors, as of the date of this document, the Board had seven Independent Directors out of 11, which is close to two-thirds of the Board - a proportion well above the Afep-Medef Code recommendation.

The table below presents the position of each Independent Director with regard to the independence criteria set in the Afep-Medef Code (Article 10.4).

Directors’ independence	Jacques Aschenbroich	Valérie Beaulieu	Alexandre Bompard	Anne-Gabrielle Heilbronner	Gilles Grapinet	Momar Nguer	Frédéric Sanchez
Criterion 1: Is not and has not been an employee, Director or Officer within the last five years	✔	✔	✔	✔	✔	✔	✔
Criterion 2: Does not hold cross-directorships	✔	✔	✔	✔	✔	✔	✔
Criterion 3: Does not have significant business relationships	✔	✔	✔	✔	✔	✔	✔
Criterion 4: Does not have close family ties with a Director or Officer	✔	✔	✔	✔	✔	✔	✔
Criterion 5: Has not been a Statutory Auditor of the Company within the last five years	✔	✔	✔	✔	✔	✔	✔
Criterion 6: Has not have been a Director of the Company for more than 12 years	✔	✔	✔	✔	✔	✔	✔
Criterion 7: Has non-executive Corporate Officer status: does not receive variable compensation in cash or shares or any compensation relating to the Company’s performance	✔	✔	✔	✔	✔	✔	✔
Criterion 8: Has major shareholder status: does not participate in the control of the Company	✔	✔	✔	✔	✔	✔	✔

The detailed list of the positions held by Directors and Officers is provided in Section 5.1.4 Information on Directors, Officers and Senior Management.

5.2.1.3   Applying the principle of diversity and balanced representation between women and men

The Board ensures that its membership complies with statutory provisions, specifically with regard to diversity and the balanced representation of women and men on the Board.

At the date of this document, the Board of Directors had a total of six women out of 15 Directors. In accordance with the criteria resulting from the laws of January 27, 2011 (on the balanced representation of women and men on Boards of Directors and supervisory boards and on professional equality) and of May 22, 2019 (on the growth and transformation of companies, known as the PACTE Act), the proportion of women on the Board was 45% (five women out of 11 members). This percentage does not take into account directors elected by employees or representing employee shareholders.

Furthermore, pursuant to Article L. 22-10-10 of the French Commercial Code and the Afep-Medef Code, Article 13 of the Company’s Internal Guidelines (see Section 5.2.1.4 Internal Guidelines) states that diversity in the composition of the Board and its committees also refers to indicators such as age, nationality, qualifications and professional experience.

This provision is consistent with the expectations of Directors expressed in the assessment of the operation of the Board and its committees conducted the end of 2023 and January 2024 regarding the need to have diverse profiles present on the Board.

Diversity of expertise on the Board

An assessment of the key skills and expertise of the members of the Board has been carried out by an external firm among the Directors and shows that the Board, due to the diversity of the profiles and experience of its members, both in France and internationally, has the necessary qualities to understand the matters presented to it.

Several directors, whether because of their professional experience, initial training or years of involvement in the work of the Board of Directors, already had or have now developed technical expertise relevant to Orange’s business activities (in particular in telecommunications, cybersecurity and the Cloud).

With respect to social and environmental responsibility, in the second half of 2023 the members of the Board were invited to a series of training sessions on the Group’s challenges and their climate and environmental responsibility. A significant proportion of the Board’s Independent Directors have also worked for companies recognized for their CSR performance. Likewise, one employee director brings specific expertise in eco-design to the Board.

Lastly, some directors have spent a large part of their careers abroad and add their international perspective and culture to the Board.

The map below, produced at the beginning of 2024 by an external consultant who had performed the assessment of the functioning of the Board and its committees, shows a balanced distribution between the different types of skills required and brought to the Board by its 15 members.

Worldwide expertise

Europe (incl. France)
12
America
9
Asia
5
Africa and Middle East
7

5.2.1.4   Internal Guidelines

In 2003, the Board of Directors adopted Internal Guidelines, which lay down the guiding principles and procedures for its operations and those of its committees. They are available on the website www.orange.com, under the heading Group/Governance.

The Internal Guidelines specify, among other details, the respective responsibilities of the Board of Directors, the Chairman and the Chief Executive Officer, stipulating limits to their powers; they also set the rules governing the composition, powers and operating procedures of each Board committee.

The Internal Guidelines also specify the rules governing the information provided to Directors and meetings of the Board.

The Internal Guidelines have been updated several times by the Board of Directors to reflect changes in the Company’s governance. The most recent adjustment was made at the Board meeting of February 14, 2024, on the recommendation of the GCSERC, and concerned implementation of the Government Order No. 2023-1142 of December 6, 2023 transposing the Corporate Sustainability Reporting Directive (the "CSRD") of December 16, 2022. The purpose of this change is to give the Audit Committee responsibility for monitoring the non-financial reporting process (sustainability reporting).

5.2.1.5   Chairman of the Board of Directors

Article 1 of the Internal Guidelines of the Board of Directors specifies the role and duties of the Chairman.

The Chairman represents the Board of Directors and, except in unusual circumstances, is the only person authorized to act and speak in the Board’s name. The Chairman organizes and guides the work of the Board of Directors and ensures the efficient running of the corporate bodies in line with the principles of good governance. He or she liaises between the Board of Directors and the Company’s shareholders, in coordination with General Management; he or she monitors the quality of the Company’s financial information. When the roles of Chairman of the Board of Directors and Chief Executive Officer are split, he or she may, in close coordination with General Management, represent the Company in its high-level relations with the public authorities, the Group’s major partners and key customers, both within France and internationally. In this case, he or she is briefed regularly by the Chief Executive Officer on the significant events and situations relating to Group operations, and he or she may seek any information from the Chief Executive Officer needed to inform the Board of Directors and its committees. The Chairman may meet with the Statutory Auditors in order to prepare the work of the Board of Directors and the Audit Committee. He or she may attend meetings of Board Committees under the conditions provided for in the Internal Guidelines.

In accordance with Articles 29-1 and 29-2 of French Law No. 90-568 of July 2, 1990 regarding the organization of the public postal service and France Télécom, the Chairman of the Board of Directors also has the power to appoint and manage the civil servants employed by the Company. Since the separation of functions in 2022, the Chairman decided to delegate this power to the Chief Executive Officer.

Pursuant to the Company’s Bylaws, the Chairman of the Board of Directors can remain in office until the age of 70. If this age is reached by the Chairperson while in office, the age limit shall be extended in order to allow the Chairperson of the Board of Directors to carry out their required duties until their term of office expires.

5.2.1.6   Committees of the Board of Directors

The Board of Directors is supported by expertise from three specialized committees. Their role is to provide informed input for the Board’s discussions and assist in preparing its decisions. These committees meet as often as is necessary. Their powers and operating procedures are set out in the Internal Guidelines of the Board of Directors. In line with the Afep-Medef Code, significant responsibilities are given to Independent Directors. Orange also believes that it is important that each committee benefits from the presence of at least one Director representing the public sector and at least one member representing employees or employee shareholders, enabling different opinions to be taken into account in the work of the committees (see Section 5.2.1.8 Board and committee activities during the fiscal year).

Thus, with the exception of the Chairman, who is free to attend all committee meetings, all of the Directors sit on a committee based on the choices discussed and made by the Board.

Composition of the Board Committees as at the date of this document

	Year created	Chairman	Members
Audit Committee	1997	Gilles Grapinet (1) (2)	Valérie Beaulieu (1) Sébastien Crozier Céline Fornaro
Governance and Corporate Social and Environmental Responsibility Committee (GCSERC)	2003	Anne-Gabrielle Heilbronner (1)	Anne Lange Momar Nguer (1) Magali Vallée
Strategy and Technology Committee (STC)	2022 (3)	Frédéric Sanchez (1)	Alexandre Bompard (1) Thierry Chatelier Vincent Gimeno Bpifrance Participations (Thierry Sommelet)

(1)   Independent Director.

(2)   Audit Committee’s financial expert.

(3)   Replacing the Innovation and Technology Committee (CIT).

Audit Committee

The composition of the Audit Committee complies with the recommendations of the Afep-Medef Code and with the provisions of the Internal Guidelines of the Board of Directors. In accordance with the Internal Guidelines, the Audit Committee therefore has at least three members appointed by the Board. At least two-thirds of members must be independent (excluding Directors elected by employees or representing employee shareholders, who are not taken into account). The Chairman of the Audit Committee is chosen from among the Independent Directors.

At its meeting of May 23, 2023, the Board acted on the recommendation of the GCSERC in appointing Gilles Grapinet, an Independent Director newly elected by the Shareholders’ Meeting held the same day, as Chairman of the Audit Committee and financial expert.

The Committee does not include any Corporate Officers and its composition also complies with the provisions of Article L. 821-67 of the French Commercial Code relating to the establishment of a specialized committee to follow up on questions relating to the preparation and control of accounting and financial information.

The French Commercial Code was revised following the transposition of the provisions of the Corporate Sustainability Reporting Directive (the "CSRD") through promulgation of Government Order 2023-1142 of December 6, 2023. The changes, which took effect on January 1, 2024, are mainly as follows:

−    the Audit Committee now has new sustainability responsibilities: it must expand its monitoring of the financial reporting process and the disclosure of information to include sustainability aspects and, where applicable, make recommendations to ensure their integrity;

−    with respect to sustainability reporting, the Audit Committee must monitor the effectiveness of the internal control and risk management systems, and of the internal audit function, where applicable;

−    it must report to the Board on a regular basis on the outcome of the assurance of sustainability reporting and explain how this work contributed to the integrity of financial reporting and sustainability reporting.

Every year the Audit Committee is also given a presentation by General Management on risk mapping in the Company and in particular the effectiveness of the risk management system, the major risks facing the Group, and fraud prevention and detection mechanisms. Furthermore, it issues a recommendation regarding the Statutory Auditors nominated for appointment, organizes their selection process and submits a reasoned recommendation to the Board regarding their choice and their compensation terms and conditions. It monitors the Statutory Auditors’ fulfillment of their engagement and approves, where applicable, the provision of services other than the certification of the financial statements, for such services that are not prohibited by law or Orange’s rules. It also issues a recommendation regarding the independent third party nominated for appointment by the Shareholders’ Meeting to certify the sustainability information. The Committee also studies all investment or divestment projects that meet the criteria set out in Article 2 of the Internal Guidelines of the Board of Directors, and prepares the relevant Board deliberations. The Audit Committee may also request that any audit or internal/external review be carried out on any matter that it considers to fall within its remit.

Finally, the Chairman of the Audit Committee is assigned a particular role, and reports to the Board of Directors on a regular basis on the execution of the Committee’s functions, as well as the outcome of the statutory audit and how this has contributed to the integrity of the financial reporting, and the role the Audit Committee has played in this process. It immediately informs the Board of any difficulties encountered and submits a summary of the Audit Committee’s discussions.

The responsibilities of the Audit Committee are detailed in Article 7 of the Internal Guidelines of the Board of Directors.

Financial expertise within the Audit Committee

Members of the Audit Committee are required to have or gain financial or accounting expertise. In accordance with the provisions of Article L. 821-67 of the French Commercial Code and Section 407 of the US Sarbanes-Oxley Act, it must also comprise at least one person with specific expertise in the field of finance, accounting or statutory auditing, who must be independent (the "financial expert").

Gilles Grapinet was appointed financial expert to the Audit Committee during the Board of Directors’ meeting of May 23, 2023, due mainly to his role as Financial Inspector, his past roles as economic and financial advisor to the Prime Minister and Chief of Staff to the Minister of the Economy, Finance and Industry, and his current position as Chief Executive Officer of Worldline.

Governance and Corporate Social and Environmental Responsibility Committee

In accordance with the Internal Guidelines of the Board of Directors, the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC) has at least three members appointed by the Board. Its Chairman is chosen from among the Independent Directors.

Its composition, which was changed by the Board at its meeting of May 23, 2023, was strengthened with the addition of Momar Nguer, Independent Director, who was elected by the 2023 Shareholders’ Meeting. The Committee’s composition is in line with the recommendations of the Afep-Medef Code, as it has two-thirds Independent Directors (excluding Directors elected by employees or representing employee shareholders, who are not included in this calculation).

The major areas of responsibility of this committee, whose creation is recommended by the Afep-Medef Code, are appointments and compensation, corporate social and environmental responsibility and governance. In particular, it exercises the powers of the specialized committees responsible for the appointment and re-appointment of Directors. In these areas, it is tasked in particular with making proposals to the Board of Directors, as well as to the Chairman and, as necessary, the Chief Executive Officer. The Chief Executive Officer also keeps the Committee informed of any new appointments to the Group Executive Committee; the Committee may offer, upon request of the Chief Executive Officer, its opinion on the terms and conditions for calculating the compensation of these new members, or regarding of performance share plans or LTIP (Long-Term Incentive Plans). The Committee also ensures, with regard to succession plans, that a process is in place for when terms of office expire and in situations requiring particular attention. Lastly, it continuously verifies that the members of the Board meet the criteria set out in Article 20 of the Afep-Medef Code regarding the number of positions held.

The Committee also examines, in line with the Group’s strategy, the main thrust of Human Resources and CSR policies, based on dialogue with the Group’s stakeholders, and the Group’s sustainability policy in articulation with the Audit Committee. Once a year, it reviews the Ethics Committee’s report on the Group-wide actions to implement ethics practices, and is informed about the roll-out of the Group’s compliance programs.

The responsibilities of the Governance and Corporate Social and Environmental Responsibility Committee are detailed in Article 8 of the Internal Guidelines of the Board of Directors.

Strategy and Technology Committee

In accordance with the Internal Guidelines of the Board of Directors, the Strategy and Technology Committee has at least three members appointed by the Board.

The Committee notably reviews the significant multi-annual investment programs and the major technology partnerships entered into by the Group, the Group’s strategic policies in terms of innovation and research, and its performance in this respect.

The responsibilities of the Strategy and Technology Committee (STC) are detailed in Article 9 of the Internal Guidelines of the Board of Directors.

Special committees

Article 5 of the Internal Guidelines of the Board of Directors provides that the Board may decide, for certain technical issues relating to the Company’s operations and/or issues that may involve conflicts of interest and on which the Board of Directors is expected to give its view or make a decision, to establish a special committee to review these matters in consultation with the Company’s General Management. Article 5 was amended at the request of the Board on December 5, 2018 in order to enable any Director to participate in such committees, provided that they have no conflicts of interest.

The Board of Directors appoints the Chairman, who is chosen from among the Committee’s Independent Directors.

A special committee consisting of the three committee chairs and chaired by the Chairman of the STC, Frédéric Sanchez, was established by the Board on March 29, 2023 to monitor and supervise, in the Board’s name, the progress made on the search for partners for Orange Bank. The Chairman of the Board did not participate in this work. Its efforts culminated in the announcement on June 28, 2023 of the conclusions of the strategic review of Orange Bank and the entry into exclusive negotiations with BNP Paribas (see Section 5.2.1.8 Board and committee activities during the fiscal year).

5.2.1.7   Lead Director

The Internal Guidelines of the Board of Directors provide for the appointment by the Board of a Lead Director from among the Independent Directors at the proposal of the GCSERC. A Lead Director must be appointed if the same person is both Chairman of the Board of Directors and Chief Executive Officer.

The powers of the Lead Director, if one has been appointed, are defined in Article 15.1 of the Company’s Bylaws (calling and chairing of Board meetings if the Chairman is unavailable), and in Article 10 of the Internal Guidelines, which also defines the Lead Director’s duties.

Since the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer, the Board has chosen not to make use of this option.

5.2.1.8   Board and committee activities during the fiscal year

Board activities

The Board of Directors met nine times in 2023. Its meetings had a collective attendance rate of 99.4%. Individual attendance rates are presented in the table at the end of this section. Information on allocation and payment methods for Directors’ compensation is presented in Section 5.4.2.1 Amount of compensation paid or allocated for 2023 activity. The typical Board meeting lasts around 3 hours, systematically followed by an executive session, without the presence of executive management representatives.

Each meeting is generally preceded by a meeting of one or more of the Board’s committees with a view to preparing its work and deliberations. The matters discussed by the committees are reported on by their Chairperson to the Board of Directors.

In addition to overseeing the regular stages in the life of the Company (review of operating performance, quarterly results, half-year and statutory financial statements, budget review, risk factors, setting the compensation of Corporate Officers, etc.), in the first half of 2023 the Board discussed and approved the merger of Orange Caraïbe into Orange and, on completion of the strategic review conducted by the Group in consultation with a special committee, announced its intention to exit the retail banking market in France and Spain and gave its approval to enter into exclusive negotiations with BNP Paribas.

It also continued to examine the proposed merger between Orange Espagne and MásMóvil. In particular, it confirmed the implementation of this proposal based notably on the nature of the remedies presented to the Board, taking into account the updated business plan and sensitivity to market conditions. It confirmed, in accordance with Article L. 225-35 of the French Commercial Code, its authority to guarantee that its Orange Participations UK subsidiary will comply with any commitments it may make under the Investment Agreement (the Framework Agreement) and the Shareholders’ Agreement.

In Spain, it also authorized the acquisition of the TV distribution rights for Spanish soccer for the 2023-2024 season.

In the second half of the year, the Board of Directors noted the signature of the shareholders’ agreements between the Group and Capgemini for the effective creation of Bleu, a 50/50 joint venture to provide SecNumCloud-certified "Trust Cloud" solutions based on Microsoft technology, as well as the signature of the Definitive Agreement between Bleu and Microsoft.

It also noted the work done to finalize the documentation with the Romanian government before the completion of the merger between Orange Romania Communications (in which the Romanian government is a shareholder) and Orange Romania, and the restructuring actions that must be taken beforehand.

It was also kept regularly informed of the Company’s employee-related news (signing of agreements).

After consultation with the Central Social and Economic Committee (CSEC) on the Group’s strategic guidelines, its representative, as is the case every year, submitted a series of questions on these guidelines to the Board of Directors at its meeting on December 7, 2022. The Board approved the answers given at its meeting on March 29, 2023.

The Board proposed the renewal of the conditional performance share plan (long-term incentive plan, or LTIP) for Corporate officers for the period from 2024 to 2026 in line with the trajectory set to achieve the CSR objectives included in the variable remuneration policy. This system will be submitted to the vote of the Shareholders’ Meeting of May 22, 2024 (see Section 5.4.1 Report of the Board of Directors on compensation and benefits paid to Corporate Officers). The Board of Directors’ review of points related to the appointment, compensation and assessment of Corporate Officers is conducted in the absence of the interested parties. The Board also reserves the right to review the remuneration of the CEO at any time during her term of office.

At its meeting of October 23, 2023, it also verified the existence and monitoring of the effectiveness of Internal Control and financial and non-financial risk management systems in the form of a presentation by the Chairman of the Audit Committee on the work of this Committee at a special meeting.

The Board of Directors was presented with an update of the Group Vigilance Plan and the obligations regarding the Statement of Non-Financial Performance. It also approved the information on the corporate, social and environmental issues of the Group included in the Report of the Board of Directors to the Shareholders’ Meeting.

In accordance with the provisions of the Afep-Medef Code relating to the policy of gender balance in management bodies, the Board was presented with a progress report on the objectives that the Company has set for itself in terms of increasing the number of women in management bodies, in particular within the management network of the Group’s executives and leaders. It approved the annual resolution on the policy of professional and salary equality between women and men (see Section 4.3.1.3.5 Promoting diversity and inclusion - Gender equality in the workplace).

The Board has made available to shareholders and investors appropriate information, particularly in the preparation of the Shareholders’ Meeting. The Chairman of the Board has reported on his discussions with them, particularly on the Group’s strategy, business model, significant non-financial issues, and the long-term outlook.

Lastly, the Board also had the operations it had conducted (see Section 5.2.1.9 Periodic review of the operation of the Board of Directors and its committees) assessed by an independent third party and presented to the GCSERC on February 7, 2024.

Committee activities

Audit Committee

The Audit Committee met nine times in 2023. Its meetings had a collective attendance rate of 94%.

It met regularly with Orange’s Senior Management and the main managers of the Group’s Finance Department, as well as with the Head of the Group Audit, Control and Risk Management Department and the Statutory Auditors, in order to review with them their respective action plans and follow-up on these plans.

In the first half of 2023, the Audit Committee reviewed the performance of Orange’s share price relative to its benchmark indices, and was presented with a benchmark for Orange’s operating and financial performance for 2022. It was also presented with the Group’s tax contribution in its regions and the related issues.

In the second half of the year, General Management presented the Group’s insurance policy as well as the tender process for choosing an auditor for the Group’s sustainability report, in accordance with the requirements of the CSRD Directive.

At the beginning of 2024, the Chairman of the Audit Committee decided to hold executive sessions of the Audit Committee, which would meet twice a year, at the same time as the work relating to each half-yearly and annual accounts. These meetings of Committee members will be attended by the Statutory Auditors, but will not be attended by Executive Management.

Financial reporting

In 2023, the Committee analyzed the Statutory Financial Statements and Consolidated Financial Statements for the 2022 fiscal year and the first-half of 2023, together with the first- and third-quarter results for 2023. At its meeting on February 14, 2024, it reviewed the results for the fourth quarter of 2023, as well as the Statutory Financial Statements and Consolidated Financial Statements for the 2023 fiscal year. It verified that the processes for producing accounting and financial information complied with regulatory and legal requirements, especially in terms of Internal Control. In this respect, the Committee reviewed the draft Management Report and heard the Statutory Auditors’ Reports. It also reviewed the 2024 budget. The material risks and off-balance-sheet commitments and their accounting impacts, as well as the results of the asset impairment tests, were also discussed.

The Committee furthermore reviewed all financial communications prior to their publication, including, at its meeting of February 12, 2024, the content relating to the implementation of the Lead the future strategic plan.

Internal control and risk management, ethics

Before approving each set of financial statements, the Committee undertook a review of the significant litigation in which the Group is involved.

Moreover, the Committee examined the results of the annual assessment of the Financial Internal Control system, which were presented to it by Group Internal Control, and concluded that the system was effective (see Section 2.2.2.2 Summary of Internal Control work implemented pursuant to Section 404 of the Sarbanes-Oxley Act).

The Committee also reviewed the major risks that the Company believes could have a material adverse effect on its business, financial position or earnings, particularly in light of its risk mapping. It also ensured that the recommendations formulated after the internal audit assignments by Group Audit, Control and Risk Management were correctly implemented. The findings of the audit assignments as well as the schedule of upcoming audit assignments are presented on a quarterly basis. At its meeting of October 4, 2023, the Audit Committee was given a presentation by General Management on risk mapping in the Company and, in particular, the effectiveness of the risk management system, the major risks facing the Group, and fraud prevention and detection mechanisms. This meeting focused on four specific risks: "Paris 2024 Olympic and Paralympic Games," "Geopolitical situation," "Climate," and "Cyber" (action plan and remediation). This review was then debriefed to the Board of Directors so it could discuss these risks and propose areas for improvement and an action follow-up schedule. The description of material risks is presented in Section 2.1 Risk factors.

Management of debt and cash

The Committee regularly reviewed the Group’s debt refinancing and cash management policy and was given a presentation on the annual update of the Group’s derivative counterparty and cash investment limits.

Development projects and strategic plan

The Committee was informed about the position of some of the Group’s equity interests in Europe, the Middle East and Africa, and reviewed the asset impairment tests conducted at the end of 2023 at the Group’s main subsidiaries and shareholdings, based on the entities’ updated strategic plans, in order to take the 2024 budget as well as geopolitical and macroeconomic changes into account.

Statutory Auditors

The Committee reviewed the fees of the Statutory Auditors for 2023 and the financial terms of their work during the year. At the Audit Committee’s meeting of June 26, 2023, the Statutory Auditors presented their external audit plan.

Following the update to the Code of Ethics published by the International Ethics Standards Board for Accountants (IESBA), it also reviewed the new rules on statutory auditor independence relating, in particular, to the provision of non-audit services.

Governance and Corporate Social and Environmental Responsibility Committee (GCSERC)

The GCSERC met seven times in 2023. Its meetings had a collective attendance rate of 96.4%.

Compensation of Directors and Officers

In early 2023, the Committee discussed and defined the proposed targets and calculation methods for the variable components of the Chief Executive Officer’s compensation for 2023. It reviewed the results of the votes on the say-on-pay resolutions at the 2023 Shareholders’ Meeting and the comments made by investors in that context, following the contested vote at the 2022 Shareholders’ Meeting. The proposed compensation and targets for Corporate Officers for 2024 were reviewed and discussed over the course of several meetings in the second half of 2023, and finally defined in March 2024 (see Section 5.4 Compensation and benefits paid to Directors, Officers and Senior Management).

With regard to multi-year variable remuneration, the Committee also monitored the implementation of performance share plans (Long Term Incentive Plans or LTIP), in particular the results of the LTIP 2021-2023. It reviewed the draft regulations for the LTIP 2023-2025 for the Chief Executive Officer and the executives who are beneficiaries of the award, including the members of the Executive Committee, and the overall terms and conditions of a new LTIP for the 2024-2026 period, the principle of which will be put to a vote at the Shareholders’ Meeting of May 22, 2024. To support the Company’s climate objectives, the GCSERC recommended introducing a "CO2 emissions - scopes 1 and 2" indicator for annual variable compensation and a "proportion of renewable energy in electricity consumption" indicator for the LTIP (see Section 5.4.1 Report of the Board of Directors on compensation and benefits paid to Corporate Officers).

The GCSERC was also given a presentation on the clawback mechanism adopted by the Board of Directors on February 15, 2023. It applies to the Chief Executive Officer, members of the Executive Committee, and the Group Chief Accounting Officer, and took effect on October 2, 2023. This mechanism, originating in US regulation, requires companies listed in the United States, including foreign companies, to incorporate into their compensation policies a mechanism for recovering certain compensation from executives if such compensation is based wholly or in part on the achievement of any financial reporting measures or if certain accounting restatements are required due to material noncompliance, errors or misstatements.

Lastly, the Committee prepared the breakdown of compensation for Directors in respect of the 2023 fiscal year and reassessed the Director compensation policy for the 2024 fiscal year in order to account for the large volume of work done by the Board and its committees, and the lessons learned from the benchmarking on this topic (see Section 5.4.2 Board of Directors’ report on Directors’ compensation).

Governance and operation of the Board

The Committee reviewed the Board’s Corporate Governance Report, which is attached to the Management Report.

It also examined, as it does every year, the situation of each of the Independent Directors with regard to the independence criteria set out in the Afep-Medef Code (see Section 5.2.1.2 Independent Directors).

At its meeting of February 7, 2024, the Committee took note of annual declarations made by Orange’s Directors and Officers, in which certain information is required: the number of Orange shares held and any related-party transactions, terms of office and positions held in 2023, personal situation, potential conflicts of interest, etc.

The members of the GCSERC noted that in light of the annual declarations made by Directors and Officers, no specific conflicts of interest had been identified. This review, together with other work carried out by the Committee, led to the proposal to the Board of Directors’ Meeting of February 14, 2024 that seven Directors be considered independent within the meaning of the Afep-Medef Code (see Section 5.2.1.2 Independent Directors).

In the second half of 2023, the GCSERC asked the Board to repeat the assessment of its operation and that of the three committees. As this exercise had been carried out quite recently, the external consultant who performed the previous assessment was asked to focus on the topics he deemed to be the most important.

At the same time, the GCSERC oversaw the implementation of the recommendations from the previous assessment carried out at the end of 2022. It enlisted General Management to develop and provide training sessions to the Board on climate risks and the adaptation strategy adopted by operators, including Orange; the requirements of the Corporate Sustainability Reporting Directive (CSRD); and operators’ CO2 emissions and their mitigation strategy.

Lastly, at the beginning of 2024, the Committee recommended that the Board revise the Internal Guidelines to account for the entry into force of the Government Order n° 2023-1142 of December 6, 2023 transposing the CSRD Directive on sustainability reporting (see Section 5.2.1.4 Internal Guidelines).

Nomination

Throughout the fiscal year, the Committee has continued its ongoing monitoring work ("director watch") in order to be able to have a list of director profiles that may correspond to the Board’s needs and thus enable it to prepare for any necessary replacement. The Committee has remained particularly attentive to any profile with expertise in the fields of innovation and technology, particularly internationally, and who is or has been in General Management. It systematically ensures that the proportion of independent directors recommended in the Afep-Medef Code be respected when directors are appointed to committees.

The Committee also periodically reviewed the membership of the Board’s committees and, in February 2023, recommended reappointing Anne-Gabrielle Heilbronner and Alexandre Bompard as Independent Directors and Anne Lange as director elected by Orange’s Shareholders’ Meeting based on the recommendation of the government.

In March 2023, the GCSERC also recommended appointing Céline Fornaro, a director appointed by Ministerial Order, to replace Stéphanie Besnier on the Audit Committee in view of her background and skills.

In addition, the GCSERC noted both the resignation of Bernard Ramanantsoa, Independent Director and Chairman of the Audit Committee, and the expiration of the term of office of Jean-Michel Severino, Independent Director and member of the Audit Committee, at the close of the Shareholders’ Meeting of May 23, 2023, and recommended that the Board appoint Gilles Grapinet and Momar Nguer as Independent Directors. After their terms of office were approved by shareholders at that Shareholders’ Meeting, the GCSERC asked the Board, upon review of their background and experience, to appoint these two new directors as member and Chairman of the Audit Committee and member of the GCSERC, respectively. This proposal by the GCSERC, which was approved by the Board at its meeting of May 23, 2023, allowed the GCSERC to welcome a new independent member and implement an expected recommendation.

At the close of the Shareholders’ Meeting of May 23, 2023, the GCSERC noted that Alexandre Bompard was reappointed with 73.04% of the vote. This figure appeared to reflect his attendance rate in 2022, which was 62% and below that of the other directors. In 2023, Alexandre Bompard’s attendance rate at Board meetings was 100% (see table below).

In the second half of 2023 and in advance of the Shareholders’ Meeting of May 22, 2024, the GCSERC recommended that both Christel Heydemann, Chief Executive Officer of Orange since April 4, 2022, and Frédéric Sanchez, whose first term as Independent Director expires at that Shareholders’ Meeting, be reappointed as directors. It also initiated and monitored the process for appointing the next Director representing employee shareholders, as the term of this office, currently held by Thierry Chatelier, also expires at that Shareholders’ Meeting.

Lastly, the Chairwoman of the GCSERC, in conjunction with the relevant stakeholders, verified that a succession plan is in place for Corporate Officers and General Management.

CSR

The Committee reviewed the Group’s strategy and important issues related to its corporate social and environmental policies. It examined the major achievements in this area in 2023, the components of the Statement of Non-Financial Performance ("SNFP"), the roll-out of the Group’s Vigilance Plan in 2023, and the materiality matrix. The Committee reported to the Board of Directors on its work on this subject.

With regard to CSR and climate change issues, the GCSERC wanted to strengthen the skills of the members of the Board of Directors in this area and, to that end, suggested that they undergo training on the topic in 2023, as detailed in the "Governance and operation of the Board" section above. The Chairwoman of the GCSERC also suggested that a training plan should be developed and that the societal aspect of the CSR discussions should be more in-depth, and she proposed a list of topics in this respect.

In the first half of the year, the GCSERC was given a presentation focused on Orange’s "Scope 3" strategy and the Committee dedicated one of its meetings to climate strategy, sustainability-linked bonds and digital inclusion. The annual allocation and impact report for the funds raised under Orange’s sustainable finance program was presented to the Committee.

Lastly, the tender process for choosing an auditor for the Group’s sustainability report, in accordance with the requirements of the CSRD Directive, was also presented.

Ethics and compliance

The GCSERC monitored the progress of the roll-out of the Group’s corruption prevention program, in particular relating to the implementation of measures resulting from the French Law of December 9, 2016, known as the Sapin II Law, and Government Order No. 2017-1180 of July 19, 2017 on the publication of non-financial information. In particular, the Committee reviewed the roll-out of the code of conduct ("Group Code of Ethics"). The Committee also examined the annual report on ethics and compliance and studied the Group-wide actions resulting in the implementation of the ethics and compliance program (see Section 2.2 Activity and risk management framework). It was also given a refresher on stock trading conduct and on the rules applicable to permanent insiders with respect to their transactions in the Group’s financial instruments.

The GCSERC was also presented with the steps taken in response to the findings of the report by the AFA (Agence française anticorruption - French Anti-Corruption Agency) received on June 16, 2023 further to the inspection initiated in October 2021, which concerns the operations of "Orange Business Services."

Lastly, the Committee continued to discuss the development and monitoring of the succession plan for Corporate Officers.

Employment

The Committee monitored changes in the yearly indicators of the employee satisfaction survey. At its meeting of November 20, 2023, the Committee was presented with a detailed annual report on workplace gender equality and equal pay at Orange, specifically covering the proportion of women in the workforce, an analysis of pay gaps, and the awareness-raising and training initiatives undertaken in 2023. It prepared the relevant Board resolution, stressing to General Management the need to ensure that this policy be uniformly applied in all Group entities. The gender balance policy within the governing bodies was reviewed by the GCSERC and was the subject of a recommendation to the Board, which, in accordance with the new provisions of the Afep-Medef Code, determines the gender balance objectives within these bodies. This policy is supplemented by the special attention paid to the proportion of women on the Boards of Directors of the Group’s subsidiaries and on the specialized committees reporting to the Executive Committee.

Strategy and Technology Committee (STC)

The STC met four times in 2023. Its meetings had a collective attendance rate of 95%.

Over the course of 2023, the STC focused on issues relating to the multi-service strategy and to changes in the economic models in the telecom sector. It then devoted one meeting to submarine cables and satellite networks. Lastly, it had extensive discussions about strategies in the B2B segment and, more specifically, within the Orange Business and Orange Cyberdefense divisions.

Lastly, at its meetings in early January 2024, the STC focused on the topic of innovation at Orange, and then of clod strategy.

Special committee

A special committee, as provided for by Article 5 of the Internal Guidelines, consisting of the three committee chairs and chaired by Frédéric Sanchez, Chairman of the STC, was established by the Board on March 29, 2023 to monitor and supervise, in the Board’s name, the progress made on the search for partners for Orange Bank. The work of this special committee, in which the Chairman did not participate, was spread over the months of April, May and June and ended with the announcement on June 28, 2023 of the findings of the strategic review of Orange Bank and the entry into exclusive negotiations with BNP Paribas.

Strategic seminar

All members of the Board of Directors met on January 22 and 23, 2024 for a strategic seminar. This meeting gave the Directors an opportunity to provide an initial update on the implementation of the Lead the future strategic plan announced in February 2023, in particular on topics related to the business activities and the market in France and on the African continent, Orange Business’s business model, cybersecurity, innovation, and the human and financial challenges.

Individual attendance of Board members

In accordance with Article 12.1 of the Afep-Medef Code, the table below presents the attendance of each member of the Board of Directors in 2023.

	Attendance of members of the Board of Directors
	Board of Directors	Audit Committee	GCSERC	STC
Jacques Aschenbroich	100%	N/A	N/A	N/A
Valérie Beaulieu	100%	100%	N/A	N/A
Stéphanie Besnier (1)	100%	100%	N/A	N/A
Alexandre Bompard	100%	N/A	N/A	75%
Thierry Chatelier	100%	N/A	N/A	100%
Sébastien Crozier	100%	100%	N/A	N/A
Céline Fornaro (1)	100%	83%	N/A	N/A
Vincent Gimeno	100%	N/A	N/A	100%
Gilles Grapinet (2)	100%	100%	N/A	N/A
Anne-Gabrielle Heilbronner	100%	N/A	100%	N/A
Christel Heydemann (3)	100%	N/A	N/A	N/A
Anne Lange	100%	N/A	100%	N/A
Momar Nguer (2)	100%	N/A	100%	N/A
Bernard Ramanantsoa (2)	100%	100%	N/A	N/A
Frédéric Sanchez	100%	N/A	N/A	100%
Jean-Michel Severino (2)	100%	75%	N/A	N/A
Bpifrance Participations represented by Thierry Sommelet	100%	N/A	N/A	100%
Magali Vallée	89%	N/A	86%	N/A

(1)   Stéphanie Besnier left her position as Deputy Chief Executive Officer of the French State Investment Agency (APE) and, hence, her mandate as Board member of Orange on March 5th, 2023. By ministerial order dated March 24th, 2023, Céline Fornaro was appointed member of the Board of Directors of Orange as representative of the French State, in replacement of Stéphanie Besnier.

(2)   Gilles Grapinet and Momar Nguer were appointed Independent Directors by the Shareholders’ Meeting of May 23, 2023, each for a four-year term, i.e. until the close of the Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2026, to replace Bernard Ramanantsoa and Jean-Michel Severino, respectively.

(3)   Christel Heydemann, given her role as Chief Executive Officer and non-Independent Director, is not a member of any committee.

5.2.1.9   Periodic review of the operation of the Board of Directors and its committees

Generally, the operation of the Board of Directors and its committees is alternately assessed internally via self-assessment and externally with the help of an independent consultant.

At the end of 2023, the GCSERC nevertheless asked the Board to hire an external consultant to perform another assessment, after the exercise conducted at the end of 2022, in order to consolidate the results of the previous assessment and account for the addition of three new Directors during the year. As in the past, this exercise was based on the responses to a questionnaire and a one-on-one interview. All the Directors participated in this exercise.

The assessor appointed by the Board was chosen after a review by the GCSERC, due to their recognized skills and knowledge of the issuers listed on the Paris market. No conflicts of interest were identified during this review that were likely to call this assessor’s independence into question.

The Board reviewed the GCSERC’s report on the results of this latest assessment at its meeting of February 14, 2024.

The report by the external assessor shows that that almost all the Directors believe that, since the assessment conducted at the end of 2022, but also since the change in governance implemented in May 2022, the operation of the Board of Directors has continued to improve in a number of areas, in particular:

−    the Directors’ strong commitment to the Company;

−    a supportive environment for work and for dialogue on all topics, strengthened by regular executive sessions;

−    a successful working relationship between the Chairman and the Chief Executive Officer;

−    the quality of the information provided, backed by benchmarks, allowing Directors to make a positive contribution to General Management.

The Directors also expressed their satisfaction with the quality of the presentations made at the annual strategic seminar.

Regarding the specific operation of the committees, the Directors highlighted an improvement in the work, particularly on the risk monitoring side, and in the reporting by the Audit Committee. They also appreciated the quality of the work done by the GCSERC, in particular on the compensation policy, and that of the STC’s work on the Group’s strategy and strategy seminar. The work of this committee enabled the Board to provide substantive input and to prepare the Group’s major decisions.

Their recommendations included requests that the content of the presentations be more concise and that they be made available to Directors further in advance of the meetings, whenever possible. The Directors would also like certain topics to be addressed more regularly, in particular those that touch on major challenges, such as the Group’s changing needs in terms of skills, innovation and IT, and on mature markets. Lastly, a number of Directors expect the compensation they are awarded to be more in line with the work that they do, and would like additional efforts to be made to prepare the Company for crisis situations and to respect the confidentiality of the discussions.

This assessment was used to evaluate the actual contribution made by all members of the Board of Directors, and they each received an individual report.

5.2.1.10  Description of the procedure in place for assessing usual related-party transactions

Pursuant to Article L. 22-10-12 of the French Commercial Code, the Boards of Directors of listed companies are required to implement a procedure to regularly assess whether agreements relating to current operations and entered into on an arm’s length basis meet these conditions.

On December 3, 2019, the Orange SA Board of Directors adopted an internal procedure to assess whether the agreements concluded between (i) Orange SA and (ii) the Directors and Officers of Orange SA or the public sector (including the French government, Bpifrance Participations, central government administrations and companies controlled by the government) or any company in which an Orange SA Director or Officer holds a position, can continue to be described as agreements "relating to current operations and entered into on an arm’s length basis."

As part of the procedure, the Group Legal Department is responsible for (i) centralizing the recording of these freely negotiated agreements with the Legal Departments of the Orange SA divisions, and (ii) carrying out subsequent assessments.

This involves assessing agreements prior to their signature, agreements being classified on a case-by-case basis by the Legal Department in question, with the support of the Operational, Finance and Compliance Departments of the Group, on the basis of cumulative criteria (the operation must be both current and entered into on an arm’s length basis), and a re-examination of these agreements is planned on an annual basis. An annual in-depth check is also carried out on material agreements to ensure that they continue to meet the criteria for current agreements and arm’s length conditions at the level of Orange SA. Material agreements are those subject to significant commitments for Orange SA or decisions made in the Group Investment Committee.

A report on this procedure is presented annually to the Board of Directors for approval. The Board will examine the effectiveness of the procedure for evaluating current agreements entered into on an arm’s length basis within the Group.

For the year ended December 31, 2023, the above-mentioned report established that the agreements identified, subject to the procedure, could continue to be classified as current agreements entered into on an arm’s length basis. The report was presented to the Audit Committee on February 12, 2024 and was approved by the Board of Directors’ Meeting of February 14, 2024 on the recommendation of the Audit Committee. Its review led to the conclusion that the internal procedure was effective and that it was implemented under the same conditions in 2023.

5.2.2     Operation of General Management

5.2.2.1   Management structure

Since April 4, 2022, Orange has operated under a governance structure that separates the offices of Chairman of the Board of Directors and Chief Executive Officer. Accordingly, Christel Heydemann has served as Chief Executive Officer since that date. At the close of the Shareholders’ Meeting of May 19, 2022, the Board of Directors confirmed it was maintaining the way in which General Management was organized, as decided on January 28, 2022, and resolved to entrust the office of Chairman of the Board of Directors to Jacques Aschenbroich and to reappoint the Chief Executive Officer for a term equal to that of the Chairman of the Board of Directors. Alongside her appointment as Chief Executive Officer, Christel Heydemann retained her position as Director.

5.2.2.2   Restrictions on the powers of the Chairman and Chief Executive Officer or of the Chief Executive Officer

In accordance with the law and the Company’s Bylaws, the Chief Executive Officer is vested with extensive powers to act in the Company’s name. He exercises these powers within the limits of the corporate scope and subject to those powers expressly attributed by the law and the Internal Guidelines of the Board of Directors. He is supported in this task by the Executive Committee and any Delegate CEOs.

Article 2 of the Internal Guidelines of the Board of Directors provides that the Chief Executive Officer must obtain the Board’s prior authorization before committing the Company to:

−    investments or divestments exceeding 200 million euros per transaction falling within the consolidation scope, and when the total consolidated exposure exceeds the Board’s prior authorization for such an investment; or

−    any new investment (excluding acquisitions of telecommunication spectrum) under the Group’s major multi-annual technology programs in its main geographic regions (such as FTTH, 5G, etc.) in an average amount per annum exceeding 2.5% of Group capital expenditure budgeted during the year in question.

In addition, acquisitions of telecommunication spectrum by the Group in regions representing at least 10% of consolidated revenues are subject to prior presentation to the Board of Directors, which will set a maximum amount that can be bid at auction.

Investments or divestments remain, as the case may be, subject to independent review by the governing bodies of the subsidiaries in question.

Furthermore, any investment or divestment that falls outside the scope of the Company’s strategic guidelines and involves a transaction in excess of 20 million euros must first be approved by the Board of Directors. Where relevant, the Board of Directors must be kept informed of any significant new developments regarding such transactions.

The Chief Executive Officer must also obtain the authorization of the Board of Directors annually, within caps determined by the latter, to issue sureties, endorsements or guarantees or for the Company to issue bonds or similar securities or arrange syndicated bank loans.

5.2.2.3   Executive Committee and Group governance committees

The Executive Committee, under the authority of the Chief Executive Officer, is responsible for managing the Group and coordinating the implementation of its strategic guidelines. It oversees the achievement of operational, employee-related and technical objectives, as well as those relating to the allocation of financial resources. Its meetings are generally held weekly. In addition, given the importance of issues relating to France, the Executive Committee meets regularly as the "France Territory Committee" to deal with issues specific to this country. The composition of the Executive Committee is set out in Section 5.1.3 Executive Committee.

Within the Company, a series of powers and signing authorities is established by the Chief Executive Officer for each of the members of the Executive Committee, each of whom has applied them in their respective area of expertise.

Several specialized committees reporting to the Executive Committee were created to apply or oversee the implementation of its directives throughout the Group. As part of the "New Company Model" project, which is the core of the Lead the future strategy, the Group’s committee structure was reviewed with an eye to simplification and streamlining.

The Group’s governance is now supported by 10 key committees: the Development Committee; the Workforce & Com&Ben Committee; the Diversity, Equity and Inclusion Committee; the CSR and Ethics Committee; the Commitments Committee; the Supplier Industrial Strategy Committee; the Group Investment Committee; the Group Risk Committee; the Group Security Committee; and the Brand, Communications and Customer Experience Committee. Each committee has adopted a charter defining its operating and resolution procedures. These committees are also responsible for monitoring risk management with regard to financial liabilities, thereby helping limit the Group’s overall exposure.

Name and frequency	Composition (permanent members)	Roles
Development Committee (every six weeks)

−    Chief Executive Officer (Chairwoman)

−    Group Strategy Director (Secretary)

−    Group Executive Director Finance, Performance and Development

−    Executive Director of Human Resources for the Group

−    Group Secretary General

−    Group M&A Director

Coordinate between BUs/M&A/Group Strategy Director in the upstream phases of M&A projects to facilitate interactions and ensure the overall governance of the M&A process
Workforce & Comp & Ben Committee (three times a year)

−    Executive Director of Human Resources for the Group (Chairman)

−    Digital Director of Group Employment and HR Strategy Management (Alternate Chairman and Secretary)

−    Group Compensation & Benefits Director (Alternate Chairman and Secretary)

−    Group Executive Director Finance, Performance and Development

−    New Company Model Director

−    Director of Group Controlling Department

Recommend key decisions for the Group with respect to employment and compensation, as well as skills management and organization. In particular, the Committee approves the main long-term guidelines for employment and skill needs, the wage increase budget to be implemented for each subsequent year, and the implementation of any new compensation or benefit plans for managers and senior management. The Committee also provides input into each entity’s budgeting process and supports the divisions through their expected financial and staffing trajectories in order to maintain the strategic plan equation

Diversity, Equity and Inclusion Committee (twice a year)

−    Executive Director of Human Resources for the Group (Co-Chairman)

−    Executive Director of Orange Business (Co-Chairman)

−    Director of Group Diversity, Equity, Inclusion and QLWC (Secretary)

−    Executive Director of Communication

−    Executive Director of Corporate Social Responsibility for Orange

−    Designated representatives of the members of the Executive Committee

−    Group Talent & Development Director

−    Group Sector and Executive Director

Define and approve the Group strategy and guidelines with respect to Diversity, Equity and Inclusion and monitor the delegation of their implementation
CSR and Ethics Committee (every two months)

−    Group Secretary General (Co-Chairman)

−    Executive Director of Corporate Social Responsibility for Orange (Co-Chairman)

−    Group CSR Governance and Trust Director (Co-Secretary)

−    Group Chief Compliance Officer (Co-Secretary)

−    Group Executive Director Finance, Performance and Development

−    Executive Director of the Orange Innovation entity

−    Executive Director of Human Resources for the Group

−    Executive Director of Orange Business

−    Director of Group Sustainable Finance

−    Group Inspector General

Monitor implementation of the Group’s CSR, ethics and compliance strategy and identify warning signs.
Commitments Committee (at least six times a year or more if necessary)

−    Group Secretary General (Chairman)

−    Group Legal Director (Secretary)

−    Group Executive Director Finance, Performance and Development

−    Director of Group Controlling Department

−    Group Chief Accounting Officer

−    Director of Group Global Support and Performance

−    Director of Group Financial Planning and Control

−    Director of the Controlling Department for Cross-cutting and Corporate Functions

−    Legal Director for Telecom Competition and Regulation

−    Legal Director for Companies

Review the Group’s litigation that is likely to have a significant impact on its financial position or image and the main off-balance sheet commitments
Supplier Industrial Strategy Committee (twice a year)

−    Group Executive Director Finance, Performance and Development (Co-Chairman)

−    Executive Director of the Orange Innovation entity (Co-Chairman)

−    Director of Global Procurement & Supply Chain (Secretary)

−    Executive Director Europe region (outside of France) for Orange

−    Executive Director and CEO of Orange Africa & Middle East

−    Executive Director of Orange France

−    Executive Director of Orange Business

−    Executive Director and CEO of Orange Wholesale

−    Executive Director of Cybersecurity Activities and CEO of Orange Cyberdefense

−    Executive Director of Corporate Social Responsibility for Orange

−    Director of Group Strategy

Guide, validate and control the implementation of the industrial supplier procurement policy within the scope of IS and Networks purchasing. The industrial supplier strategy aims to protect the Group’s assets and preserve a competitive and sustainable supplier ecosystem over the medium and long term, in support of Orange’s business and technological strategy across its entire footprint.

Group Investment Committee (once a week or as often as necessary)

−    Chief Executive Officer (Chairwoman)

−    Group Executive Director Finance, Performance and Development (Alternate Chairman)

−    Head of the Office of the Group Executive Director Finance, Performance and Development (Secretary)

−    Executive Director of Human Resources for the Group

−    Group Secretary General

−    Executive Director of the Orange Innovation entity

−    Members of the Executive Committee involved in the projects under consideration

−    Group Strategy Director

−    Head of the Office of the Chief Executive Officer

−    Group Inspector General

−    Group Legal Director

−    Group Chief Compliance Officer

−    Director of Group Controlling Department

−    Director of Group CAPEX

Ensure the traceability of authorizations for investments and value-creating projects, manage claims, commitments and risks, and comply with the obligations of the Sarbanes-Oxley Act of 2002
Group Risk Committee (at least four times a year or more if necessary)

−    Chief Executive Officer

−    Group Executive Director Finance, Performance and Development (Chairman)

−    Director of Group Audit, Control and Risk Management (Secretary)

−    Deputy Director of Group Risk Management

−    Executive Director of Human Resources for the Group

−    Executive Director of the Orange Innovation entity

−    Group Secretary General

−    Executive Director of Corporate Social Responsibility for Orange

−    Executive Director of Orange France

−    Executive Director of Europe region (outside of France) for Orange

−    Executive Director and CEO of Orange Africa & Middle East

−    Executive Director of Orange Business

Ensure an overall vision of the Group’s risks and of the effectiveness of the systems for managing these risks, in accordance with regulations and with the Group’s policies
Group Security Committee (at least twice a year or more if necessary)

−    Executive Director of Cybersecurity Activities and CEO of Orange Cyberdefense (Co-Chairman)

−    Executive Director of the Orange Innovation entity (Co-Chairman)

−    Group Security Director (Secretary)

−    Director of the Department for SECD Governance

−    Executive Director of Orange France

−    Executive Director of Europe region (outside of France) for Orange

−    Executive Director and CEO of Orange Africa & Middle East

−    Executive Director of Orange Business

−    Executive Director and CEO of Orange Wholesale

−    Executive Director of Communication

−    Executive Director of Cybersecurity Activities and CEO of Orange Cyberdefense

−    Chief Information Security Officer

Approve the Group’s security and resilience strategy and ensure effective implementation of policies and action plans
Brand, Communications and Customer Experience Committee

−    Executive Director of Communication (Chairman)

−    Head of the Office of the Executive Director of Communication (Secretary)

−    Chief Executive Officer

−    Members of the Executive Committee

−    Director of Branding, Sponsoring and Content

−    Director of Customer Experience

Supervise and direct strategies and initiatives related to the brand, communications and customer experience

Development committee
Development roadmaps and monitoring of development projects
CEO
HR
General Secretariat
CSR
Finance & Performance
Orange Innov.
Security
Communication
Workforce & C&B Committee
Salary policy and LTIP, Workforce planning and skills development policy
Diversity, Equity and Inclusion Committee
Validation of the priorities and objectives of the Group's gender equality in the workplace policy, Diversity and Inclusion policy
CSR and Ethics Committee
Strategy monitoring and prioritization of Group ESG orientations, and ethics
Commitments Committee
Legal risks taken into account in provisions and disclosures
Suppliers Industrial Strategy Committee
Review of purchasing strategy
Group Investment Committee
Validation of major investments
Group Risk Committee
Risk management and quality internal controls
Group Security Committee
Strategic safety decisions (strategy and execution, budget, etc.), standards
Brand, Communication and Customer Experience Committee
Communication plan, brand tracker, customer experience KPIs

5.3 Reference to a Code of Corporate Governance

Orange refers to the Afep-Medef Corporate Governance Code for listed companies revised in December 2022, which can be viewed on the Orange, Afep and Medef websites. The Company hereby declares that it complies with the recommendations of the Afep-Medef Code as at the date of this document.

Main differences with the rules of the New York Stock Exchange

Orange has endeavored to take the New York Stock Exchange (NYSE) Corporate Governance rules into account. However, since the Company is not a US company, most of these rules do not apply to it, and the Company is allowed to follow the rules applicable in France instead. Accordingly, Orange has elected to refer to the Afep-Medef Code, where the recommendations differ in some respects from the NYSE governance rules applicable to US companies listed on the NYSE.

The main differences between Orange’s practices and the rules applicable to US companies are described in the Group’s US Annual Report (Form 20-F), filed with the US Securities and Exchange Commission (SEC).

5.4 Compensation and benefits paid to Directors, Officers and Senior Management

5.4.1     Report of the Board of Directors on compensation and benefits paid to Corporate Officers

The Company refers in general, and in particular with regard to compensation, to the Afep-Medef Corporate Governance Code for listed companies in its revised version of December 2022.

This report presents the itemized total compensation and benefits of any kind paid to Directors and Officers during the fiscal year ended December 31, 2023, or awarded in respect of that same fiscal year, as well as the compensation policy for Directors and Officers for their terms of office, pursuant to Article L. 22-10-8 I. of the French Commercial Code.

This report was prepared under the aegis of the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC).

5.4.1.1   Compensation policy for executive and non-executive Corporate Officers

The compensation policy for executive Corporate Officers is in line with the Group’s strategic guidelines. It is not only a management tool for attracting, motivating, and retaining the talent the Company needs, but also meets the expectations of shareholders and other stakeholders.

The compensation policy for Corporate Officers is set by the Board of Directors upon the recommendation of the GCSERC, while taking into account applicable laws (particularly Articles L. 22-10-8 and L. 22-10-9 of the French Commercial Code), and recommendations from the Afep-Medef Code.

It includes a clawback mechanism that came into effect in 2023 as required by the US Securities and Exchange Commission (SEC), mandated by the Dodd-Frank Act and incorporated into the New York Stock Exchange (NYSE) regulations concerning the listing standards relating to recovery of erroneously awarded compensation.

Governance

The general principles and criteria for the compensation and assessment of Directors and Officers are prepared and examined by the GCSERC, which then makes recommendations to the Board of Directors for decision.

The GCSERC may use external benchmarks to evaluate the positioning of the compensation of Directors and Officers. In this respect, surveys are periodically conducted with the help of a firm specializing in executive compensation to ensure that compensation levels and structures are competitive in relation to a panel of comparable companies in size and complexity, including companies based in France and internationally that are the Group’s competitors in telecommunications and the digital transformation, as well as services companies where the French State holds less than a majority of the capital.

The GCSERC ensures the proper alignment of the compensation policies for the Company’s executive Corporate Officers and other Senior Management in terms of the annual variable compensation and Long-Term Incentive Plans (LTIPs) involving the awarding of performance shares, and more generally the balance of Orange’s compensation packages with the analysis of changes in internal pay ratios.

Corporate Officers do not participate in discussions of the Board of Directors about their own compensation.

Compensation structure for executive Corporate Officers (Chief Executive Officer and any Delegate Chief Executive Officers)

The compensation structure for executive Corporate Officers mainly consists of fixed compensation, annual variable compensation, multi-year variable compensation and a supplemental retirement plan.

Fixed compensation

The fixed compensation of Corporate Officers is based on:

−    the importance and complexity of their responsibilities;

−    the experience and background of the individuals holding the various positions;

−    market analyses for comparable positions.

Annual variable compensation

The purpose of annual variable compensation is to inspire executive Corporate Officers to achieve the annual performance targets set for them by the Board of Directors, in line with the Group’s strategic guidelines. Pursuant to the Afep-Medef Code, the potential amount of variable compensation is expressed as a percentage of fixed compensation.

Variable compensation depends on performance levels applied to financial and non-financial indicators, with both reflecting the overall performance expected. The entire variable compensation is based on a quantitative performance measurement, including for the non-financial indicators.

Multi-year variable compensation

Orange offers executive Corporate Officers a performance share plan (Long Term Incentive Plan, or LTIP) for their multi-year variable compensation, subject to the achievement of financial, market, social and environmental objectives, to retain talent and further align their compensation with that of the company’s shareholders, in line with market practices. The members of the Executive Committee and some employees holding key positions within the Orange group are also eligible for the plan.

In addition to the performance conditions, the vesting of the shares is subject to the executive Corporate Officers still being in office on the date the performance conditions assessment is completed. Beneficiaries must hold in registered form at least 50% of the shares thus granted to them until the end of their term of office.

In the event that a beneficiary’s corporate office comes to an end, the Board may decide whether or not they may keep an unvested performance share plan, in which case, the maximum number of performance shares that may be granted will be prorated to the length of time the employee was with the company.

The use of a multi-year cash incentive variable compensation plan may again be considered in the future if regulatory changes or any other circumstances were to make it difficult or impossible for the Company to use a performance-based share plan.

Holding a corporate office in an Orange subsidiary

Executive Corporate Officers may be required to hold offices in Group companies. In such cases, they do not receive compensation (e.g. "attendance compensation") for the offices held.

Clawback mechanism

Following changes in US regulations for companies listed in the United States, a clawback mechanism for recovering certain incentive-based compensation, both annual and multi-year, partially or wholly contingent on the attainment of financial performance indicators, came into effect in 2023. It will affect the Chief Executive Officer and members of the Executive Committee, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with a financial reporting requirement, or to an error that would be material in this context or could lead to a material misstatement.

Supplemental retirement plan

In addition to the mandatory and supplementary pension plans, a supplemental retirement plan has been set up for executive Corporate Officers. Under this plan, the Company pays an annual matching contribution, half of which comprises premiums paid to a third-party organization under a defined-contribution retirement plan (an "Article 82" plan) and half consists of a cash sum, since enrollment in the plan gives rise to immediate taxation. This contribution is calculated on the basis of 20% of fixed plus variable compensation. The premium paid to the third-party organization is considered as salary and therefore treated as a benefit in kind.

Plans related to involuntary termination of service or involuntary loss of corporate office

When recruiting the Chief Executive Officer, the Company realized that the compensation package of her predecessor, who was not under an employment contract with the Company in accordance with the recommendations of the Afep-Medef Code, as is also the case for Christel Heydemann, did not include any severance pay should he lose his corporate office (including income replacement benefits equal to unemployment benefits), which does not align with market practices. This led the Board to decide, based on the recommendation of the GCSERC, to institute severance pay, non-compete compensation, and Compensation Insurance for Business Owners and Executive Officers (private unemployment insurance set up with Association pour la Garantie Sociale des Chefs et Dirigeants d’Enterprise - GSC) for Christel Heydemann, Chief Executive Officer.

In accordance with Afep-Medef Code recommendations, the total amount of severance pay, non-compete compensation, and Compensation Insurance for Business Owners and Executive Officers may not exceed two years of compensation (annual fixed and variable).

Note that the insurance premium paid to GSC for involuntary loss of office is considered as salary and treated in payroll as a benefit in kind.

Compensation structure for non-executive Corporate Officers (separated Chairman of the Board of Directors)

Fixed compensation

The fixed compensation of the separated Chairman of the Board of Directors is established by comparing the compensation levels and structures of a panel of comparable companies.

Compensation allocated to Directors (e.g. "attendance compensation")

The Board of Directors determines how compensation is allocated among Directors for their work (e.g. "attendance compensation"). The Board may decide that the separated Chairman of the Board will not receive compensation as a Director (see Section 5.4.2.2 Directors’ compensation policy).

The non-executive Chairman of the Board of Directors does not receive any other compensation (particularly variable compensation or performance shares).

Other items

Benefits in kind

Corporate Officers are provided, if they so desire, with a company car and driver, consulting services providing personal legal assistance related to their duties, an annual health check, and Internet/telephone access and equipment, including IT equipment, necessary to perform their duties.

Note that the premiums paid by the Company under the "Article 82" supplemental retirement plan for executive Corporate Officers, together with the insurance premiums for involuntary loss of office paid to GSC, are considered as salary and treated in payroll as a benefit in kind.

Furthermore, expenses incurred by Corporate Officers in the course of their duties are reimbursed by the Company upon presentation of receipts.

Miscellaneous

Executive Corporate Officers are enrolled in the Orange group’s death and disability and supplementary health insurance plans under the same conditions as enrolled employees.

5.4.1.2   Amount of compensation paid or allocated to Corporate Officers for 2023

Tables 1 to 11 below follow the standard presentation as recommended in Annex 4 of the Afep-Medef Code.

Summary of the compensation, stock options and shares allocated to each executive Corporate Officer (Table 1)

	2023	2022
Christel Heydemann
Compensation allocated in respect of the fiscal year (breakdown in Table 2) (1)	2,160,716	1,450,155
Valuation of options allocated during the fiscal year	-	-
Valuation of LTIP performance shares allocated during the fiscal year (2)	581,700	527,100
Valuation of other long-term compensation plans	N/A	N/A
Total	2,742,416	1,977,255

N/A: Not Applicable.

(1)   Compensation prorated as applicable.

(2)   The equivalent value of the performance shares awarded in 2023 under the LTIP 2023-2025 is the IFRS fair value at their award date (see Table 6 Performance shares awarded during the fiscal year).

Summary of the compensation paid to each executive Corporate Officer (Table 2)

Gross amounts (in euros)	2023		2022
	Amounts allocated in respect of the fiscal year	Amounts paid during the fiscal year	Amounts allocated in respect of the fiscal year	Amounts paid during the fiscal year
Christel Heydemann
Fixed compensation	900,000	900,000	667,500	667,500
Variable compensation	938,700	616,970	616,970	N/A
Multi-year variable compensation (LTIP)	-	-	-	-
Deferred compensation "Article 82": Paid directly to the beneficiary (50%) (2)	151,697	151,697	66,750	66,750
Exceptional compensation	N/A	N/A	N/A	N/A
Attendance compensation (1)	N/A	25,583	25,583	58,000
Benefits in kind (including deferred compensation "Article 82": Paid into a life insurance plan (50%) (2)	170,319	170,319	73,352	73,352
Total	2,160,716	1,864,569	1,450,155	865,602

N/A: Not Applicable.

(1)   Christel Heydemann waived her entitlement to "attendance compensation" in her capacity as executive Corporate Officer. Christel Heydemann was allocated "attendance compensation" for her role as Company Director until she was appointed Orange’s Chief Executive Officer.

(2)   As part of the defined-contribution retirement plan ("Article 82" plan), Christel Heydemann has benefitted from a cash sum since April 4, 2022, because enrollment in the plan gives rise to immediate taxation. This cash sum represents 50% of the contribution which is calculated on the basis of 20% of her fixed plus variable compensation (see Section 5.4.1.1 Compensation policy for executive and non-executive Corporate Officers).

Annual fixed compensation

In accordance with the resolutions approved by the Shareholders’ Meeting of May 23, 2023, the compensation of Christel Heydemann was set at 900,000 euros annually.

Annual variable compensation

In respect of fiscal year 2022, Christel Heydemann received variable compensation in 2023 of 616,970 euros. These amounts were approved by the Shareholders’ Meeting of May 23, 2023 (ex post say-on-pay).

For fiscal year 2022, Christel Heydemann received variable performance-related compensation of 100% of her annual fixed compensation, and up to 150% for over performance.

Reminder of targets and results achieved for 2023

For fiscal year 2023, executive Corporate Officers’ annual variable compensation was based on the weighted average of five indicators focusing on the Group’s growth (organic revenue growth rate), profitability (organic cash flow from telecom activities & EBITDAaL), quality of service, and CSR performance. The expected performance levels were set by the Board of Directors, with financial indicators based on the Group’s budget.

Annual variable compensation for 2023 was calculated using a flexible payout curve whereby each indicator was assigned an achievement rate based on actual performance.

Organic revenue growth (for 15%)

The revenue growth target (on a comparable basis) set for the executive Corporate Officers for 2023 was in line with the Group’s budget. With results exceeding the budget by 20 million euros, the achievement rate of this indicator is at 103.7%.

Organic cash flow from telecom activities (for 15%)

The target for organic cash flow of telecom activities set for the executive Corporate Officers for 2023 was in line with the Group’s budget. With organic cash flow from telecom activities of 3,661 million euros, the achievement rate of this indicator is at 140.3%.

EBITDAaL (for 20%)

The EBITDAaL target set for the Corporate Officers for 2023 was in line with the Group’s budget. With EBITDAaL of 13,035 million euros, the achievement rate of this indicator is at 130.00%.

B2C and B2B service quality (for 17%)

The customer experience indicator is broken down into two sub-indicators: mass-market customer experience (B2C customer survey), which accounts for 75% of the result, and global B2B customer experience (B2B customer survey), which accounts for 25%.

The B2C and B2B sub-indicators are Mean Recommendation Scores (MRS) given by customers. These surveys are conducted in several countries: in France, in the Europe region and the MEA region, and with the B2B customers of Orange Business. Geographic and functional measurement scopes are relatively unchanged from fiscal year 2022.

For 2023, the target for the B2C indicator was 82.20 and the actual was 81.90. For the B2B indicator, the target was 8.10 and the actual was 7.94.

The achievement rate for the B2C indicator is at 40.00%. The flexible payout curve put the achievement rate for the B2B indicator is at 20.00%.

CSR performance (for 33%)

The aim was to achieve overall progress in three CSR components:

−    16.50% for the employee survey; this CSR performance criterion remains critically important for a group such as Orange, which will continue to use an independent firm to measure it. The result is examined on the basis of two themes:

-     8.25% for the participation rate.

This indicator gave a score of 100.00%;

-     8.25% for the results of the employee survey.

This indicator gave a score of 50.00%;

−    8.25% for the proportion of women in management networks.

This indicator gave a score of 133.30%;

−    8.25% for access to training.

This indicator gave a score of 150.00%.

Amount of annual variable compensation for 2023

• Achievement rate for Christel Heydemann

Criterion	Weighting	2023 performance targets			Note
		Threshold	Target	Maximum
Organic revenue growth	15.00%	Budget -0.42 pts	Budget	Budget +0.63 pts	15.50%
Organic cash flow	15.00%	Budget -€50m	Budget	Budget +€200m	21.00%
EBITDAaL	20.00%	Budget -€88m	Budget	Budget +€160m	26.00%
B2C service quality	12.75%	81.7	82.2	82.7	5.10%
B2B service quality	4.25%	7.9	8.1	8.3	0.90%
Employee survey
Participation rate	8.25%	55.00%	65.00%	75.00%	8.30%
Results of the survey	8.25%	67.00%	77.00%	87.00%	4.10%
Proportion of women in management networks	8.25%	33.10%	33.70%	34.30%	11.00%
Training access rate	8.25%	91.00%	92.50%	94.00%	12.40%
Weighted total	100.00%				104.30%

The application of these achievement rates to the executive Corporate Officers’ respective annual variable compensation objectives yields the following amounts for 2023:

Executive Corporate Officer	Fixed compensation (in euros)	Target (%)	Achievement rate (%)	Variable compensation due (in euros)	Payment rate (%)
Christel Heydemann	900,000	100.00%	104.30%	938,700	104.30%

Performance share plans

Christel Heydemann was not eligible for the LTIP 2021-2023.

Results of the LTIP 2021-2023

The performance conditions of this plan are measured using the following four indicators:

−    the comparative change between the Orange Total Shareholder Return (TSR) and the TSR of the Stoxx Europe 600 Telecommunications index over the duration of the plan, for 30%;

−    organic cash flow as defined by the plan, accumulated over three fiscal years, for 50%;

−    the reduction in CO2 emissions compared to 2015, for 10%;

−    the proportion of women in the Group’s management networks, for 10%.

Total Shareholder Return (TSR)

Orange’s TSR over the period considered was 40.57%, higher than the Stoxx Europe 600 Telecommunications index TSR over the same period of 9.58%, which gives this indicator an achievement rate of 100% (30% of the total).

Organic cash flow from telecom activities

Cumulative organic cash flow from telecom activities over the 2021-2023 period was 9.5 billion euros, above the target of 9.3 billion euros, which gives this indicator an achievement rate of 100% (50% of the total).

Reduction in CO2 emissions compared to 2015

The reduction in CO2 emissions compared to 2015 was 37.4% versus the target of 19%, which gives this indicator an achievement rate of 100% (10.00% of the total).

Proportion of women in the Group’s management networks

This proportion was 34.1% at December 31, 2023 versus the target of 34%, which gives this indicator an achievement rate of 100% (10.00% of the total).

Valuation of LTIP 2021-2023 in number of shares

The combined results of the four indicators give a result of 100.00%

Executive Corporate Officer in office at December 31, 2023	Target	Achievement rate (%)	Shares vested LTIP 2021-2023
Christel Heydemann	N/A	N/A	N/A

N/A: Not Applicable. Christel Heydemann was not eligible for the LTIP 2021-2023 plan.

Breakdown of benefits in kind in 2023

The executive Corporate Officers were able to receive the following benefits in kind in 2023:

Benefits in kind	Company car	Health check	Legal advice	Internet/telecommunication	GSC	Supplemental retirement plan (Art 82)
Christel Heydemann	X	X		X	X	X

Internal pay ratios

The internal pay ratios for 2023 and the four previous years are published in accordance with the Afep recommendations:

−    selected entity: Orange SA, which represents 82.43% of employees on permanent contracts in France (72,441 employees);

−    scope: all private or public employees, civil servants excluding expatriates present throughout the prior and current years;

−    compensation taken into account: compensation (full-time equivalent for part-time employees) and benefits in kind paid in the current year on a gross basis and LTIP allocated in the current year measured at fair value in accordance with IFRS;

−    individuals concerned: in the interest of clarity, the information used in the calculation for Stéphane Richard, Chairman and CEO, and Ramon Fernandez, Delegate CEO, was retained, even though these executives were no longer Corporate Officers in 2023.

	Ratio	2019	2020	2021	2022	2023
Stéphane Richard	versus mean	37.9	31.4	31.86	21.07	N/A
	versus median	43.0	35.5	36.01	23.83	N/A
Christel Heydemann	versus mean	N/A	N/A	N/A	23.76	42.81
	versus median	N/A	N/A	N/A	26.87	47.87
Ramon Fernandez	versus mean	22.0	17.2	17.37	21.17	N/A
	versus median	24.9	19.5	19.64	23.93	N/A

N/A: Not Applicable.

The year 2019 is atypical, as was 2018, since it simultaneously includes the payment of a cash LTIP and the award of an LTIP benefit in the form of performance shares (maximum available for award).

Thus, the cash LTIP 2016-2018 paid in 2019 and the award of the LTIP 2019-2021 in performance shares are both taken into account in the calculation of the 2019 ratio.

As such, the table below presents a pro forma calculation of the ratios (with an impact only in 2019).

	2019	2020	2021	2022	2023
Stéphane Richard
% change in compensation	-0.6%	-1.5%	-4.13%	-33.00%	N/A
ratio versus mean	32.7	31.4	31.86	21.07	N/A
ratio versus median	37	35.5	36.01	23.83	N/A
Christel Heydemann
% change in compensation	N/A	N/A	N/A	N/A	81,4%*
ratio versus mean	N/A	N/A	N/A	23.76	42,81
ratio versus median	N/A	N/A	N/A	26.87	47,87
Ramon Fernandez
% change in compensation	-5.1%	-4.3%	-4.83%	24.16%	N/A
ratio versus mean	18.5	17.2	17.37	21.17	N/A
ratio versus median	20.9	19.5	19.64	23.93	N/A
Employees of Orange SA
% change in average compensation	2.7%	2.5%	-5.5%	1.89%	N/A
% change in median compensation	3.8%	2.8%	-5.6%	1.88%	N/A

N/A: Not Applicable.

*      Regarding Christel Heydemann, the comparison of 2022 and 2023 remuneration and ratios is not relevant. Indeed Christel Heydemann took office on April 4, 2022 and therefore only received approximately 9/12th of her annual fixed salary and no variable compensation.

Change in performance

Amounts in accordance with IFRS (in millions of euros)	2019	2020	2021	2022	2023
(on a historical basis)
Revenue	42,238	42,270	42,522	43,471	44,122
Change (in %)	2.1%	0.1%	0.6%	2.23%	1.50%
EBITDAaL	12,856	12,680	12,566	12,963	13,035
Change (in %)	(1.1)%	(1.4)%	(0.9)%	3.16%	0.55%
Operating income	5,930	5,521	2,521	4,801	4,969
Change (in %)	22.8%	(6.9)%	(54.3)%	90.44%	3.49%

Summary of the compensation paid to each non-executive Corporate Officer (Table 3)

The offices of Chairman and Chief Executive Officer have been separated since April 4, 2022, with the appointment of Christel Heydemann as Chief Executive Officer (executive Corporate Officer) and Stéphane Richard serving as separated Chairman of the Board of Directors (non-executive Corporate Officer) at the time. Jacques Aschenbroich was subsequently appointed Chairman of the Board of Directors (non-executive Corporate Officer) as of May 19, 2022, at the close of the Shareholders’ Meeting.

Gross amounts (in euros)	2023		2022
	Amounts allocated in respect of the fiscal year	Amounts paid during the fiscal year	Amounts allocated in respect of the fiscal year	Amounts paid during the fiscal year
Jacques Aschenbroich
Compensation (fixed and variable) (1)	450,000	450,000	277,016	277,016
Other compensation (2)	-	-	-	-
Benefits in kind	7,584	7,584	1,264	1,264
Total	457,584	457,584	278,280	278,280

(1)   The duties of non-executive Chairman of the Board (separated office) are paid solely through annual fixed compensation, prorated as applicable.

(2)   Jacques Aschenbroich does not receive "attendance compensation" in his sole capacity as director.

Annual fixed compensation

In accordance with the decision made by the Shareholders’ Meeting of May 23, 2023, the compensation paid to Jacques Aschenbroich in his capacity as Chairman of the Board of Directors (non-executive Corporate Officer) remained unchanged at 450,000 euros.

Annual variable compensation

In his capacity as non-executive Corporate Officer, Jacques Aschenbroich is not eligible for annual or multi-year variable compensation.

The Chairman of the Board of Directors benefits from a vehicle provided by the Company (see Section 5.4.1.1 Compensation policy for executive and non-executive Corporate Officers).

Stock options awarded during the fiscal year to each executive Corporate Officer by the Company or by any Group company (Table 4)

During the 2023 fiscal year, neither Orange SA nor any other of the Group’s companies awarded any stock options to executive Corporate Officers.

Stock options exercised during the fiscal year by each executive Corporate Officer (Table 5)

None.

Performance shares awarded during the fiscal year to each executive Corporate Officer by the Company or by any Group company (Table 6)

Executive Corporate Officers of the Company are only entitled to receive performance shares awarded by Orange SA, where such awards are applicable.

Executive Corporate Officer	Award date	Number of shares awarded	Value of the award (in euros) (IFRS fair value)	Vesting date of shares	First possible disposal date for a portion of them (1)	Performance conditions
Christel Heydemann	July 25, 2023	70,000	581,700	March 31, 2026	50% as of April 1, 2026	Yes

(1)   In accordance with the recommendations of the Afep-Medef Code and pursuant to the rules of the plans applicable to them, executive Corporate Officers must retain at least 50% of the finally vested shares until the end of their term of office.

NB: the performance shares awarded to Christel Heydemann during fiscal year 2023 account for 0.0026% of the share capital.

Performance shares vesting to each executive Corporate Officer during the fiscal year (Table 7)

Executive Corporate Officer	Plan	Number of shares vested (1)
Christel Heydemann	N/A	N/A

N/A: Not Applicable.

(1)   In accordance with the recommendations of the Afep-Medef Code, and pursuant to the rules of the plans applicable to them, executive Corporate Officers must retain at least 50% of the shares that become available, until the end of their term of office.

History of stock option awards (Table 8)

The last Orange SA stock-option plan matured on May 21, 2017.

History of performance share awards (Table 9)

	LTIP 2020-2022	LTIP 2021-2023	LTIP 2022-2024	LTIP 2023-2025
Date of Shareholders’ Meeting	May 19, 2020	May 18, 2021	May 19, 2022	May 23, 2023
Date of Board of Directors’ meeting	July 29, 2020	July 28, 2021	July 27, 2022	July 25, 2023
Total number of free shares awarded	1,762,000	1,813,000	1,835,000	1,915,000
o/w to Christel Heydemann	N/A	N/A	70,000	70,000
Vesting date	March 31, 2023	March 31, 2024	March 31, 2025	March 31, 2026
First disposal possible for Christel Heydemann (executive Corporate Officer)	N/A	N/A	50% as of April 1, 2025	50% as of April 1, 2026
Performance conditions	Yes	Yes	Yes	Yes
Number of shares vested (delivered)	914,026	1,544,944	N/A	N/A
Number of shares canceled	162,750	210,000
Number of residual shares (2)	1,599,250	1,603,000

N/A: Not Applicable.

(1)   Some beneficiaries received a number of shares calculated on a pro rata basis due to specific events (retirement or departure to a non-consolidated group entity).

Summary of the multi-year variable compensation paid to each executive Corporate Officer (Table 10)

	LTIP 2019-2021 (1)	LTIP 2020-2022 (1)	LTIP 2021-2023 (1)	LTIP 2022-2024 (1)	LTIP 2023-2025 (1)
	See Table 7, "Performance shares that became available during the fiscal year," and Table 9, "History of performance share awards"	See Table 9, "History of performance share awards"	See Table 9, "History of performance share awards"	See Table 6, "Performance shares awarded during the fiscal year"	See Table 6, "Performance shares awarded during the fiscal year"
Christel Heydemann	N/A	N/A	N/A	527,100 euros	581,700 euros

N/A: Not Applicable.

(1)   The equivalent value is the IFRS award date fair value multiplied by the number of performance shares initially awarded.

Other benefits granted to executive Corporate Officers (Table 11)

Executive Corporate Officer	Employment contract	Supplemental retirement plan	Compensation or benefits due or likely to be due upon termination or change of office	Compensation payable under a non-compete clause
Christel Heydemann	No	Yes	Yes	Yes

The Chief Executive Officer, Christel Heydemann, does not have an employment contract with the Company.

5.4.1.3   Compensation structure for the Chief Executive Officer and for the Chairman of the Board of Directors for 2024

The principles of the compensation policy for Corporate Officers are described in Section 5.4.1.1 Compensation policy for executive and non-executive Corporate Officers.

The Board of Directors took into account:

−    by what margin the Shareholders’ Meeting approved the resolutions relating to the compensation of Corporate Officers for 2023;

−    investors’ comments and requests.

The Board of Directors has not made any changes to the compensation structure of the Chief Executive Officer or the Chairman of the Board of Directors or in the amounts and targets involved are the same as in the previous fiscal year. The Board has, however, looked into the components of this remuneration, and in order to better reflect the Group’s priorities for the Chief Executive Officer, has made modifications:

−    in the annual variable remuneration:

-     modification of the balance between Revenue (from 15% to 10%) and organic cash flow (from 15% to 20%);

-     removal of the management network feminization rate, which represented a weight of 8.25%, as it is already present in the LTIP;

-     introduction of a CO2 emissions reduction indicator - scopes 1 and 2, with a weight of 8.25%;

-     refocusing of the access rate to training on strategic skills training for the Group (Compliance and Cybersecurity);

−    in the multi-year variable remuneration:

-     introduction of an indicator "Renewable energy share in electricity consumption", replacing the CO2 emissions reduction indicator - scopes 1 and 2, which has been introduced in the annual variable remuneration;

-     modification of the comparison reference of the Total Shareholder Return (TSR) indicator, to compare with a "peer group" of European groups in the Telecommunications sector;

-     within the limit of the maximum allocation level (see below), if the Orange TSR indicator or the organic cash flow indicator of telecom activities exceed the target at 100% but the composite indicator target is not achieved at 100%, the overall performance will take these results into account while maintaining a global acquisition rate capped at 100%.

Annual fixed compensation

The Board of Directors has not made any changes to the levels of annual fixed compensation for the Corporate Officers:

−    the annual fixed compensation of the Chief Executive Officer, Christel Heydemann, remains unchanged at 900,000 euros;

−    the annual fixed compensation of the Chairman of the Board of Directors, Jacques Aschenbroich, remains unchanged at 450,000 euros.

In accordance with the provisions of Article L. 22-10-8 II of the French Commercial Code, this fixed compensation for Corporate Officers is subject to resolutions that will be submitted for a vote by the Shareholders’ Meeting of May 23, 2023 (ex-ante "say-on-pay") (see Section 6.5 Draft resolutions, twelfth through fourteenth resolutions).

Annual variable compensation

The Board of Directors decided that the calculation methods for the Chief Executive Officer’s annual variable compensation will be as follows for 2024, it being specified that the Chairman of the Board of Directors is not eligible for annual variable compensation:

−    target amount of variable compensation provided targets are achieved: 100% of the Chief Executive Officer’s fixed compensation;

−    over performance of up to 150% of the Chief Executive Officer’s fixed compensation.

Executive Corporate Officer	Fixed compensation (in euros)	Target (%)	Target amount (in euros)	Min (%)	Max (%)	Maximum amount achievable (in euros)
Christel Heydemann	900,000	100%	900,000	0.00%	150%	1,350,000

Annual variable compensation structure for the Chief Executive Officer

−    financial indicators accounting for 50% of the annual variable compensation calculated based on the budget in effect, including:

-     revenue growth for 10%,

-     organic cash flow (telecom activities) for 20%,

-     EBITDAaL for 20%;

−    non-financial indicators accounting for 50% of the annual variable compensation, including:

-     service quality/customer experience for 17%:

-     B2C customer experience (weighted 75%),

-     B2B customer experience (weighted 25%),

-     CSR performance for 33%, based on:

-     50% for the employee survey.

Considering 2 criteria: the participation rate result to the Employee barometer and the Employee Engagement rate measured by this barometer. The survey is carried out by an independent firm.

-     50% for two HR and composite CSR indicators: the strategic competencies training access rate for the Group (Compliance & Cybersecurity) and the rate of reduction in scope 1 and 2 CO2 emissions.

Annual variable compensation targets for the Chief Executive Officer

Criterion	Weighting	2024 performance targets (1)			Range
		Threshold	Target	Maximum
Organic revenue	10.00%	Target - €300 m	Target	Target + €300 m	0-15.00%
Organic cash flow	20.00%	Target - €150 m	Target	Target + €150 m	0-30.00%
EBITDAaL	20.00%	Target - €150 m	Target	Target + €150 m	0-30.00%
B2C service quality	12.75%	81.2	82.2	83.2	0-19.125%
B2B service quality	4.25%	7.85	7.95	8.05	0-6.375%
Employee survey
Participation rate	8.25%	62.00%	67.00%	72.00%	0-12.375%
Employee Engagement Rate	8.25%	71.00%	73.00%	75.00%	0-12.375%
Strategic competencies training access rate	8.25%	90.00%	95.00%	100.00%	0-12.375%
Reduction in CO2 emissions (scopes 1 and 2)	8.25%	-33.90%	-35.7%	-37.5%	0-12.375%
Weighted total	100.00%				0-150%

(1)   The target corresponds to the budget in effect excluding Orange Spain.

Termination of service

In the event of departure from the Group, the annual variable compensation of the Chief Executive Officer will be prorated to her time in office.

Multi-year variable compensation (LTIP 2024-2026)

The Board of Directors has decided to implement a new long-term incentive plan (LTIP) for the period 2024-2026, in line with previous plans. This LTIP is the subject of a resolution aimed at authorizing the Board to grant free shares to executive corporate officers and certain employees of the Company or of companies or groups linked to the Company, the vote on which will be submitted for the approval of the General Meeting of Shareholders on May 22, 2024 (see section 6.5 Draft resolutions, twenty-eighth-nineteenth resolution). The total number of shares granted free of charge may not represent more than 0.12% of the capital, it being specified that the total number of shares granted free of charge to the Chief Executive Officer may not exceed 70,000 shares.

In the event that the General Meeting of Shareholders of May 22, 2024 does not approve the seventeenth resolution, the Board of Directors may decide to grant the LTIP 2024-2026 in cash.

Conditions of performance

The definitive acquisition of the shares is subject to the achievement of performance conditions. The Board of Directors has selected the following performance indicators for the LTIP 2024-2026, the duration of which remains set at three years:

−    a market indicator, the Total Shareholder Return (TSR) based on the relative performance of the total return for the shareholder over three financial years, compared to a panel of European groups in the Telecommunications sector included in the Stoxx Europe 600 Telecommunications reference index, with a weighting of 30%. The TSR appreciation period compares the respective values of the indicators in the fourth quarter of 2023 (last quarter preceding the plan) and in the fourth quarter of 2026 (last quarter of the plan);

−    organic cash flow from telecom activities, the evolution of which is measured over several years over the duration of the plan, with a weighting of 40%;

−    a composite CSR indicator, with a weighting of 30%, composed of the following indicators:

-     the share of renewable energy in electricity consumption, for 20%,

-     the rate of feminization of management networks, for 10%.

Performance thresholds for each indicator

Performance thresholds define the percentage of shares that can be definitively acquired for each indicator.

−    Total Shareholder Return (TSR):

-     if the Orange TSR is lower than the median of the panel of European groups in the Telecommunications sector: no acquisition,

-     if the Orange TSR is at the median or in the 3rd quartile of the panel of European groups in the Telecommunications sector: 100% acquisition,

-     if the Orange TSR is in the 4th quartile of the panel of European groups in the Telecommunications sector: 120% acquisition,

-     However, in the event that the Orange TSR reaches the median, the 3rd quartile or the 4th quartile of the panel while being negative, the result would be subject to the approval of the Board of Directors;

−    Organic cash flow from telecom activities:

-     The organic cash flow from telecom activities will be assessed in relation to the target set by the Board of Directors:

-     if the result is less than 95.7% of the target: no acquisition,

-     if the result is equal to 95.7% of the target: 80% acquisition,

-     if the result is equal to the target: 100% acquisition,

-     if the result is equal to 104.3% of the target: 120% acquisition,

-     The acquisition rate follows a linear variation between the result boundaries;

−    Composite CSR indicator:

-     the share of renewable energy in electricity consumption will be assessed in relation to the target set by the Board of Directors:

-     if the result is less than 97.9% of the target: no acquisition,

-     if the result is equal to 97.9% of the target: 80% acquisition,

-     if the result is equal to or greater than the target: 100% acquisition,

-     The acquisition rate follows a linear variation between the result boundaries:

-     the rate of feminization of management networks will be assessed in relation to the target set by the Board of Directors,

-     if the result is less than 97.2% of the target: no acquisition,

-     if the result is equal to 97.2% of the target: 80% acquisition,

-     if the result is equal to or greater than the target: 100% acquisition,

-     the acquisition rate follows a linear variation between the result boundaries.

The purpose of the LTIP at Orange is to retain on a long term basis employees occupying key positions in France or abroad and who are recognized for their contribution to the achievement of the Group’s objectives.

For its employee beneficiaries, the 2024-2026 LTIP will rely upon the same conditions and performance thresholds as the CEO, with an ambition to ensure that these beneficiaries actively contribute to continue developing the leadership of Orange, which includes a high performance in terms of Total Shareholder Return (TSR) compared to the peer group, and a continued growth of the organic cash flow for telecom activities.

In line with these objectives, the Board of Directors has decided to allow for an outperformance resulting in an acquisition of shares up to 120% in case targets are overachieved. This applies in case the TSR or the organic cash flow for telecom activities targets are overachieved, it being noted that this level of fixed outperformance limits the effects of an offsetting, if any, where the other thresholds are not reached while remaining incentive for all the beneficiaries.

The total vesting for all of the above-mentioned indicators will in any case be capped at 100% for the CEO, Christel Heydemann, which corresponds to a maximum of 70,000 performance shares. The possibility to outperform such criteria applies in a transitory manner to the 2024-2026 LTIP, and the Board reserves the possibility to review the remuneration of the CEO in the future during her mandate as board member.

Presence Condition

The definitive acquisition of shares is subject to the condition that the executive corporate officers who are beneficiaries are still in office on the date of assessment of the performance conditions.

However, in the event of termination of the beneficiary’s duties before the expiry of a three-year LTIP application period, the Board may decide to maintain the unacquired performance share plans under the following conditions:

−    if the termination of the beneficiary’s duties results from death or disability, the TSR, organic cash flow and CSR indicator objectives will be deemed to have been met over the 3-year period;

−    if the termination of the beneficiary’s duties results from the loss of his or her corporate mandate leading to his or her departure from the Group:

-     performance conditions will be assessed taking into account the changes validated for each year until the end of the plan, i.e. without modification of the performance conditions,

-     the allocation of shares will be made pro rata temporis based on his or her actual presence in the company as an executive corporate officer.

It is specified, if necessary, that if the beneficiary is no longer an executive corporate officer but remains in the Group during the LTIP period, he or she retains his or her right to share allocation under the plan.

Peer group

The peer group considered for the LTIP 2024-2026 will consist, apart from Orange SA, of the following 16 companies, which are currently included in the Stoxx Europe 600 Télécommunications index: BT Group Plc, Cellnex Telecom, Deutsche Telekom AG, Elisa Corp., Freenet, Inwit (Infrastrutture Wireless Italiane SpA), KPN, Millicom Intl., Swisscom AG, Tele2, Telecom Italia SpA, Telefónica SA, Telefónica Deutschland, Telenor ASA, Telia Co. AB and Vodafone Group Plc.

Maximum award

The number of performance shares awarded under the LTIP 2024-2026 will be 70,000 for the Chief Executive Officer, Christel Heydemann. This is the maximum amount that can be awarded, subject to performance and continued employment conditions.

Lock-up period

When the Shareholders’ Meeting authorizes the award of performance shares, executive Corporate Officers must keep at least 50% of the shares they receive as registered shares until the end of their terms of office.

Plans related to termination of service or loss of corporate office

The Shareholders’ Meeting of May 19, 2022 approved the compensation policy for executive Corporate Officers, which includes measures related to the termination of duties or loss of corporate office (severance pay, non-compete compensation, and Compensation Insurance for Business Owners and Executive Officers). These measures have not been revised since then nor undergone any material changes within the meaning of Article L. 22-10-8 II of the French Commercial Code, and therefore remain valid and in force with respect to the Chief Executive Officer.

Severance pay

If her corporate office is revoked or not renewed and this is not due to gross misconduct or gross negligence, the Company will pay the Chief Executive Officer gross severance pay equal to 12 months of fixed compensation and annual variable compensation, calculated based on the last fixed compensation plus the annual variable compensation paid, with the latter being calculated based on the average annual variable compensation paid for the last 24 months prior to departure from the Company. This compensation will only be due if the performance conditions for annual variable compensation for the two years prior to departure from the Company were achieved at an average of at least 90%. In accordance with Afep-Medef Code recommendations, the total amount of severance pay, non-compete compensation, and Compensation Insurance for Business Owners and Executive Officers may not exceed two years of compensation (annual fixed and variable).

Non-compete agreement

In order to protect the Group’s legitimate interests, and considering her duties and the strategic information to which she has access as the Chief Executive Officer, undertakes, for a period of one year starting from the day she ceases to perform her functions, not to work for or manage a telecommunication operator in the European Union, directly or indirectly, personally or through a third party, in any way or for any purpose, on her own behalf or on behalf of a third party.

The non-compete compensation will be a gross amount equal to 12 months of fixed compensation and annual variable compensation, with the variable compensation being calculated based on the average annual variable compensation paid for the last 24 months prior to leaving the Company. Subject to the Board of Directors’ approval, the Company may decide to release the CEO from this commitment at its sole discretion.

Loss of corporate office

Orange has taken out Compensation Insurance for Business Owners and Executive Officers for its Chief Executive Officer. This policy will provide the Chief Executive Officer with replacement income (subject to the policy’s terms and conditions) if the Company ever decides to revoke her corporate office. Orange is paying the full amount of the contribution and it is treated as a benefit in kind.

This unemployment insurance provides for the payment of compensation in proportion to the Corporate Officer’s previous income in the event of involuntary loss of corporate office.

In the event that the Chief Executive Officer involuntarily loses her corporate office, she will receive compensation once 12 months have elapsed since the effective date of enrollment in the policy. This is known as the waiting period.

Clawback mechanism

Annual and multi-year variable compensation paid to the Chief Executive Officer is subject to a clawback mechanism which, if triggered, would require the Chief Executive Officer to return all or some of her variable compensation, partially or wholly contingent on the achievement of financial performance indicators, for the periods concerned (within the retroactive limit of three fiscal years from the date of the decision to publish the restated financial statements or the date of an administrative or judicial decision to do so). This mechanism will apply in the event that the Company is required to prepare an accounting restatement due to omissions or misstatements which, individually or collectively, are material and could influence economic decisions made on the basis of published financial statements. The share of this compensation to be recovered is the amount received in excess of what would have been awarded, paid or been due had there not been any such accounting restatements.

Supplemental retirement plan

In 2022, the Board of Directors decided to set up what is called an "Article 82" (defined-contribution) supplemental retirement plan for executive Corporate Officers. Under this plan, the Company pays an annual matching contribution, half of which comprises premiums paid to a third-party organization under a defined-contribution retirement plan (an "Article 82" plan) and half consists of a cash sum, since enrollment in the plan gives rise to immediate taxation. This contribution is calculated on the basis of 20% of fixed plus variable compensation. The premium paid to the third-party organization is considered as salary and therefore treated as a benefit in kind.

Benefits in kind

In addition to paying the contribution for the Compensation Insurance for Business Owners and Executive Officers for the Chief Executive Officer, and premiums for the supplemental retirement plan (see above), she may also receive, if she wishes, a company car with driver, personal legal assistance related to her duties, an annual health check, and Internet/telephone access and equipment, including IT equipment, necessary to perform her duties.

5.4.2     Board of Directors’ report on Directors’ compensation

5.4.2.1   Amount of compensation paid or allocated for 2023 activity

The Board of Directors’ Meeting of February 14, 2024 decided on the award of compensation to Directors for the 2023 fiscal year in accordance with the compensation policy approved by the Shareholders’ Meeting of May 23, 2023.

Pursuant to this policy, the total amount of compensation allocated to Directors for their corporate office in respect of the 2023 fiscal year amounts to 715,000 euros. The Chairman of the Board of Directors also receives annual fixed compensation and the Chief Executive Officer waived her right to receive the compensation that would have been allocated to her in respect of her directorship. The variable share of this compensation, linked to attendance and participation in the work of the Board and its committees, represents 79.02% of the sums to be paid in respect of fiscal year 2023.

The compensation of Directors who are not Corporate Officers will be paid in the month following the Shareholders’ Meeting of May 22, 2024, subject to approval. Compensation allocated to Directors representing the French State will be paid to the State budget. In addition, the Directors elected by employees have requested that the compensation for their corporate offices be paid to their trade union.

Compensation for activity (in euros)	Gross amounts paid in 2024 (for the 2023 fiscal year)	Gross amounts paid in 2023 (for the 2022 fiscal year)	Gross amounts paid in 2022 (for the 2021 fiscal year)
Directors
Valérie Beaulieu	58,000	30,167	N/A
Alexandre Bompard	46,000	36,000	32,000
Bpifrance Participations	48,000	61,000	40,000
Thierry Chatelier (1)	48,000	16,667	N/A
Sébastien Crozier (1)	58,000	69,000	58,000
Céline Fornaro (3)	41,694	N/A	N/A
Vincent Gimeno (1)	48,000	61,000	4,806
Gilles Grapinet	41,056	N/A	N/A
Anne-Gabrielle Heilbronner	68,000	125,000	63,000
Christel Heydemann (4)	N/A	25,583	58,000
Momar Nguer	29,056	N/A	N/A
Anne Lange (2)	54,000	65,000	54,000
Frédéric Sanchez	56,000	73,000	42,000
Magali Vallée (1)	49,000	53,000	4,806
Former Directors
Stéphanie Besnier (3)	10,306	62,000	36,222
Laurence Dalboussière (1)	N/A	46,333	44,000
Fabrice Jolys (1)	N/A	N/A	47,194
Helle Kristoffersen	N/A	3,833	46,000
René Ollier (1)	N/A	N/A	39,194
Bernard Ramanantsoa	34,944	133,548	84,000
Jean-Michel Severino	24,944	68,000	56,000
Claire Vernet-Garnier (3)	N/A	N/A	21,778
Total	715,000	929,131	731,000

N/A: Not Applicable.

(1)   Directors who requested the direct payment of their compensation to their trade union.

(2)   Director proposed by the French State; 15% of the compensation is paid to the French State budget.

(3)   Directors representing the French State, whose compensation is paid to the French State budget.

(4)   For the period from January 1, 2022 to April 4, 2022, the date from which Christel Heydemann was appointed Chief Executive Officer.

5.4.2.2   Directors’ compensation policy

In accordance with the law, the maximum amount of compensation allocated annually to Directors is set by the Shareholders’ Meeting. The resolution approved remains valid until a new decision is made by the Shareholders’ Meeting. The Shareholders’ Meeting of May 19, 2022 set this amount at 1,050,000 euros.

At the beginning of every year, the Board of Directors sets the Directors’ compensation policy based on their corporate office for the fiscal year within the amount limit decided on by the Shareholders’ Meeting, and upon a proposal by the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC). Then it is put to the vote at the Shareholders’ Meeting (ex-ante "say-on-pay").

The Board of Directors set the Directors’ compensation policy at its meeting of February 14, 2024. The following elements were used as a scale for the 2024 fiscal year:

−    a fixed amount of 15,000 euros per Director per year, calculated prorata temporis where applicable;

−    an additional fixed amount of 5,000 euros for committee Chairmen per year, calculated prorata temporis where applicable;

−    an amount directly related to attendance and participation in the work of the Board and its committees, namely:

-     3,000 euros per meeting of the Board of Directors and the strategic seminar,

-     3,000 euros per meeting of the Audit Committee, the GCSERC and the Strategy and Technology Committee,

-     2,000 euros additional per committee meeting for the Chairmen of the committees.

The total amounts definitively allocated may not exceed the maximum amount set by the Shareholders’ Meeting, and consequently, these amounts may be reduced after cross multiplying once they are granted.

Corporate Officers who are also Directors will not be eligible for this compensation.

In addition, the Internal Guidelines of the Board of Directors provide for:

−    the creation of special committees, when the Board of Directors decides to assign, on an exceptional basis, a task to one (or several) of its members or one or several third parties, with the Board of Directors deciding the main characteristics of this task (Article 5);

−    the power for the Board of Directors to appoint a Lead Director from among the Independent Directors, as recommended by the GCSERC (such appointment becoming mandatory when the offices of the Chairman of the Board of Directors and the Chief Executive Officer are combined) (Article 10).

In this context, it is recommended that the following gauge be used:

−    in accordance with Article 5 of the Internal Guidelines of the Board, the Board of Directors will determine not only the special committees’ assignments, but also their compensation, if applicable, taking into account the type of assignment, its duration and the time needed to complete it;

−    a set annual amount for the Lead Director, if one is appointed, for his or her assignment, it being specified that compensation for members of the special committee, where applicable, or for the Lead Director, can be paid in the same form as the compensation allocated to Directors (e.g. "attendance compensation"), and in both cases, under the same conditions as relating to any maximum amount and reductions applying to sums allocated under compensation for Directors who are not Corporate Officers.

Directors elected by employees and Directors representing employee shareholders receive compensation for their activities under the same conditions and in the same manner as any other Director who is not a Corporate Officer.

Holding a corporate office in an Orange subsidiary: One of the independence criteria set out in the Afep-Medef Code is that Directors must not be an employee, executive Corporate Officer or Director of a consolidated subsidiary of the Company. For Directors who are not deemed independent under this Code, in 2016 Orange issued an Orange "governance policy" and a "Directors charter" under its internal "Orange Directors" program. As such, the Chief Executive Officer/Director and employee Directors who may hold a corporate office in a Group subsidiary included in the scope of consolidation within the meaning of Article L. 233-16 of the French Commercial Code will not receive any compensation in this respect.

The proposed compensation policy will apply from January 1, 2024, subject to approval by the Combined Ordinary and Extraordinary Shareholders’ Meeting of May 22, 2024.

5.4.2.3   Other compensation

The following table sets out the prorata compensation paid, for the duration of their office over the fiscal year, to the Directors elected by employees and the Directors representing employee shareholders, excluding compensation for their activities as Directors who are not Corporate Officers (as mentioned above).

Gross amounts (in euros)	Amounts paid in 2023	Amounts paid in 2022
Thierry Chatelier (1)	151,393	65,322
Sébastien Crozier	219,833	218,884
Vincent Gimeno	126,092	114,098
Magali Vallée	45,592	42,305

N/A: Not Applicable.

(1)   Assumed office on July 13, 2022 to replace the incumbent director representing employee shareholders, Laurence Dalboussière, following her resignation.

This amount includes all compensation paid in respect of the 2023 fiscal year: gross salaries, bonuses (including annual variable compensation), benefits in kind, profit sharing and incentives (excluding any employer’s matching contribution as regards the last two items) and, where applicable, LTIP shares awarded.

The Directors elected by employees and the Directors representing employee shareholders are employed by Orange SA as civil servants or private company employees contractually covered by the French telecommunication collective bargaining agreement.

With the exception of this compensation, Directors who are not Corporate Officers receive no compensation other than that paid for their office.

Furthermore, there are no contracts linking any member of the Board of Directors to Orange SA or any of its subsidiaries that provide for the granting of any benefits to this Director at the end of his or her term.

5.4.3     Compensation of members of the Executive Committee

The Executive Committee’s members are described in Section 5.1.3. Executive Committee.

The overall gross amount, excluding employer social security contributions, of compensation due for the 2023 fiscal year from Orange SA and the controlled companies to all members of the Orange Executive Committee is 14,981,117 euros .

This amount includes all compensation due in respect of the 2023 fiscal year: gross salaries, bonuses (including annual variable compensation), benefits in kind, profit sharing and incentives (excluding any employer’s matching contribution as regards the last two items) and LTIP shares awarded.

For members who were not part of the Executive Committee for the full year 2023, compensation has been calculated prorata temporis for reasons of comparability.

The annual variable compensation taken into account for the members of the Executive Committee excluding Directors and Officers is the target amount for 2023 to be paid in 2024. For Directors and Officers, the variable portion included is the part due for 2023, to be paid in 2024.

The employment contracts of the members of the Executive Committee (excluding Corporate Officers), signed from January 1, 2015, include a clause providing for contractual severance pay not exceeding 15 months of salary based on total gross annual compensation (including any termination pay provided for by contractual agreements).

The "claw-back" mechanism (see Section 5.4.1.1 Compensation policy for executive and non-executive Corporate Officers) for recovering certain incentive-based compensation shall apply to members of the Executive Committee, subject to compliance with applicable local laws, within the same timeframe.

The members of the Executive Committee do not receive any compensation for the corporate offices they hold in Orange subsidiaries.

They did not receive any stock options during the 2023 fiscal year, as Orange did not award any stock options to employees.

Executive Committee members also benefit from performance share plans (LTIP).

Under the LTIP 2021-2023, a maximum of 216,000 Orange shares were available for award to all Executive Committee members.

The Board of Directors, called upon to award free shares under the LTIP 2024-2026, which is the subject of the seventeenth resolution to be voted on by the Shareholders’ Meeting of May 22, 2024, will determine the maximum number of shares available to each member of the Executive Committee, subject to approval of said resolution, with the exception of the Chief Executive Officer for whom the maximum is voted on by the Shareholders’ Meeting under the ex-ante "say-on-pay" mechanism.

Stock options awarded to the top ten employees and options exercised by them

During the 2023 fiscal year, neither Orange SA nor any other Group company awarded any stock options to employees.

There have been no stock option plans in effect since 2017, when the last Orange SA stock option plan matured. Therefore, no stock options were exercised during the fiscal year.

.

6.  Shareholder Base and Shareholders’ Meeting

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

6.1.3     Authorizations to carry out capital increases

The Orange SA Shareholders’ Meeting of May 23, 2023 approved various financial authorizations that delegated to the Board of Directors the authority to increase the capital of the Company by issue of shares or other securities, with or without preferential subscription rights (public tender offer, securities transfers, etc.) and subject to certain conditions (outside public tender offer periods for the Company’s securities, caps, etc.).

The Orange SA Shareholders’ Meeting of May 23, 2023 also delegated authority to the Board of Directors to carry out capital increases reserved for members of the Group savings plan.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

The Shareholders’ Meeting of May 22, 2024 will again be asked to authorize the Board of Directors to carry out capital increases [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED].

6.1.4     Treasury shares - Share Buyback program

The Shareholders’ Meeting of May 23, 2023 renewed the share Buyback program for 18 months within a limit of 10% of the share capital outstanding at the date of the Meeting. The Board of Directors’ Meeting of February 14, 2024 resolved to ask the Shareholders’ Meeting of May 22, 2024 to renew this authorization under the same conditions.

A description of the program for 2024 appears in the Board of Directors’ Report on the sixteenth resolution submitted to the Shareholders’ Meeting of May 22, 2024 [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED].

In addition, the liquidity contract relating to its shares and entered into by Orange with Rothschild Martin Maurel on February 11, 2019 was rolled over into 2023. The resources allocated to the liquidity account when the contract was implemented amounted to 950,000 Orange shares and 37,913,500 euros. At December 31, 2023, the liquidity account contained 1,000,000 Orange shares and 38,736,602 euros.

Summary of purchases and sales of treasury shares during the 2023 fiscal year

Objective of the purchases	Number of shares held at December 31, 2022	Number of shares purchased	Gross weighted average price (in euros)	Number of shares sold	Gross weighted average price (in euros)	Number of shares held at December 31, 2023	% of capital
Shares allocated to employees	1,285,171	1,300,000	10.8	921,026 (1)	-	1,664,145	0.06%
Liquidity contract	680,000 (2)	28,619,887	10.77	28,534,889	10.77	764,998 (3)	0.03%
Total	1,965,171	29,919,887		29,455,915		2,429,143	0.09%

(1)   Shares freely granted on expiration of the 2020-2022 LTIP and, in accordance with Article L. 225-197-3 of the French Commercial Code, to the heirs and assigns of beneficiaries of free share award plans who died or became incapacitated before the end of the plans’ vesting period.

(2)   Position at December 28, 2022 in order to take into account the two business days needed for transfer of ownership.

(3)   Position at December 27, 2023 in order to take into account the two business days needed for transfer of ownership.

6.2 Major shareholders

6.2.1     Distribution of capital and voting rights

Holder	December 31, 2023			December 31, 2022			December 31, 2021
	Number of shares	% of capital	% of voting rights	Number of shares	% of capital	% of voting rights	Number of shares	% of capital	% of voting rights
Bpifrance Participations (1)	254,219,602	9.56%	8.06%	254,219,602	9.56%	8.15%	254,219,602	9.56%	8.19%
French state	356,194,433	13.39%	20.88%	356,194,433	13.39%	21.10%	356,194,433	13.39%	21.22%
Total Public Sector	610,414,035	22.95%	28.94%	610,414,035	22.95%	29.25%	610,414,035	22.95%	29.41%
Group employees (2)	211,259,433	7.94%	12.73%	203,225,062	7.64%	11.55%	196,264,286	7.38%	10.81%
Treasury shares	2,429,143	0.09%	0.00%	1,965,171	0.07%	0.00%	2,009,500	0.07%	0.00%
Free float	1.835.953.988	69.02%	58.33%	1,844,452,331	69.34%	59.20%	1,851,368,778	69.60%	59.78%
Total	2,660,056,599	100%	100%	2,660,056,599	100%	100%	2,660,056,599	100%	100%

(1)   Public financing and investment group for businesses, resulting from the combination of OSEO, CDC Entreprises, FSI and FSI Régions.

(2)   Includes shares held as part of the Group savings plan, in particular through the Orange Actions and Orange Ambition International mutual funds, or directly by employees in registered form.

The public sector (the French State and Bpifrance Participations) and the Orange Actions mutual funds of the Group savings plan invested in Orange shares have double voting rights on their registered shares which they have held for over two years (see Section 6.4.1 Rights, preferences and restrictions attached to shares).

At December 31, 2023, the French State and Bpifrance Participations hold in concert 22.95% of the capital and 28.94% of the voting rights at Shareholders’ Meetings, taking into consideration the double voting rights.

At December 31, 2023, the mutual funds of the Group savings plan invested in Orange shares represented 7.38% of the Company’s capital and 11.83% of voting rights at Shareholders’ Meetings. The regulations governing the mutual funds state that voting rights attached to securities held as fund assets are exercised by the Supervisory Boards of these funds. In the absence of an express reference in the regulations to cases where the Supervisory Boards must gather the prior opinions of holders, the Supervisory Boards decide whether or not to take securities held as fund assets to public tender or exchange offers, in accordance with Article L. 214-164 of the French Monetary and Financial Code.

As of the date of this document, to Orange’s knowledge, no shareholder other than the French State, Bpifrance Participations and Group employees (in particular via the Orange Actions mutual fund) held, directly or indirectly, more than 5% of the capital or voting rights.

6.2.1.1   Changes in the distribution of capital held by major shareholders over the last three fiscal years

In the last three fiscal years, the Company has bought and sold treasury shares and, in particular, in December 2023 it bought 1,300,000 treasury shares under its 2023 share Buyback program (see Section 6.1.4 Treasury shares - Share Buyback program). These purchases were made to meet obligations related to employee share allocation programs. To Orange’s knowledge, there has been no major change in the distribution of capital and voting rights since December 31, 2023.

6.2.1.2   Information on shareholders’ agreements

On February 23, 2016, the French Financial Markets Authority (Autorité des marchés financiers - AMF) was notified of the execution, on February 18, 2016, of a new shareholders’ agreement between the French Republic and Bpifrance Participations. This agreement replaces the previous shareholders’ agreement signed between the same parties on December 24, 2012, formalizing their existing concerted action with respect to their shareholdings in Orange.

The shareholders’ agreement has been established for a period of two years (renewable), and stipulates that the parties will:

1.  consult on voting on resolutions put to the Shareholders’ Meeting, with a commitment to exchange respective views and seek a common position on resolutions, without being under any obligation to reach a joint position;

2.  consult each other on the form (within the meaning of Article L. 228-1 of the French Commercial Code) of their Orange securities.

6.2.1.3   Additional information on the distribution of the free float

Orange regularly identifies its shareholders, notably via the procedure known as "Identifiable Bearer Securities" (IBS). At December 19, 2023, institutional investors held 62.16% of the capital (down 0.39 points compared with 2022) and individual investors held 6.86% (up 0.07 points compared with 2022).

Geographical distribution of institutional investors at December 19, 2023

France	26%
United Kingdom	19%
Other European countries	17%
Europe total	62%
North America	34%
Rest of the world	4%
Total	100%

Source: IBS survey.

6.2.2     Direct or indirect control of Orange SA

As of the date of this document, the public sector (French State and Bpifrance Participations) has three representatives out of a total of 15 members on the Board of Directors of Orange (see Section 5.1.1 Board of Directors).

Orange’s major shareholder is the public sector: the French State, which, in concert with Bpifrance Participations, held 22.95% of the share capital and 28.94% of voting rights at December 31, 2023. As is the case with all Orange’s shareholders, these shares carry double voting rights when held in registered form for over two years (see Section 6.2.1.2 Information on shareholders’ agreements and Section 6.2.1 Distribution of capital and voting rights above). While not giving it as such the ability to exercise control over the Company, this level of holding could, based on the attendance rate at Shareholders’ Meetings in the past, allow the public sector to block the adoption of resolutions requiring a qualified majority vote by the shareholders.

In light of the recommendations of the Afep-Medef Code, Orange has put in place Corporate Governance rules to ensure the proper operation of the Board of Directors and its specialist committees in respecting the interests of all shareholders. The Board of Directors comprises seven Independent Directors, one of whom serves as Chairman (see Section 5.2 Operation of the management and supervisory bodies). Orange therefore feels there is no risk that the French State may exercise control in an abusive manner.

No other natural or legal persons exercise or could exercise control over Orange, either directly or indirectly, or individually, jointly or in concert.

To Orange’s knowledge, there is no agreement which, if implemented, could, at a later date, entail a change in its control.

6.3 Dividend distribution policy

The Shareholders’ Meeting of May 23, 2023 decided on the distribution of a dividend of 0.70 euros per share for the fiscal year 2022. Taking into account the 0.30-euro interim dividend paid on December 7, 2022, the balance of the dividend distributed by the Shareholders’ Meeting was 0.40 euros per share and was paid in cash on June 7, 2023.

On July 25, 2023, the Board of Directors decided on the distribution of an interim dividend of 0.30 euros per share in respect of 2023. The interim dividend was paid in cash on December 6, 2023.

In line with the solid growth in its organic cash flow, Orange intends, subject to shareholders’ approval, to increase its dividend to 0.72 euros per share for fiscal year 2023 (including the distribution of an interim dividend of 0.30 euros per share in December 2023) and to reach a new floor of 0.75 euros per share in respect of the 2024 fiscal year.

Past dividend payments

Fiscal year	2022	2021	2020	2019	2018
Dividend per share (in euros)	0.70	0.70	0.90	0.50	0.70

6.4 Statutory information on shares and Shareholders’ Meetings

6.4.1     Rights, preferences and restrictions attached to shares

Orange has only issued ordinary shares. Each share entitles its holder to a portion of the corporate profits and assets proportional to the amount of capital represented thereby. Furthermore, each share entitles its holder to vote and be represented in the Shareholders’ Meetings in accordance with the provisions of the law and of the Bylaws. Ownership of one share implies, ipso jure, adherence to the Bylaws and the decisions of the Shareholders’ Meeting.

There is no clause in the Bylaws providing for double or multiple voting rights for Orange shareholders. However, in accordance with the law, double voting rights are automatically granted to all shares held in registered form by the same holder for at least two years.

The shareholders are only liable for losses within the limits of their contributions to the Company’s capital.

Payment of dividends

The terms and conditions for the payment of the dividends approved by the Shareholders’ Meeting are determined by the Shareholders’ Meeting, or failing this, by the Board of Directors. However, cash dividends must be paid within a maximum of nine months after the close of the fiscal year, unless extended by court order. The Ordinary Shareholders’ Meeting may grant each shareholder, for all or part of the dividends to be distributed, an option of payment of the dividends either in cash or in shares, subject to legal requirements.

Interim dividends may be distributed before the approval of the financial statements for the fiscal year when the balance sheet established during or at the end of a fiscal year and certified by a Statutory Auditor shows that the Company has made a profit since the close of the last fiscal year, after recognizing the necessary depreciation, amortization and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the Bylaws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit thus defined.

Dividends not claimed within five years after the payment date revert to the French State.

Disposal and transfer of shares

Shares are freely tradable, subject to applicable legal and regulatory provisions. They are registered in a share account and are transferred by means of a transfer order from account to account.

6.4.2     Actions necessary to modify shareholders’ rights

Shareholders’ rights may be modified as allowed by law. Only the Extraordinary Shareholders’ Meeting is authorized to amend any and all provisions of the Bylaws. The Meeting may not, however, increase shareholder commitments, except for properly executed transactions resulting from a share consolidation.

6.4.3     Rules for participation in and notice of Shareholders’ Meetings

Access to, participation in and voting rights at Shareholders’ Meetings

Shareholders’ Meetings are composed of all shareholders whose shares are fully paid-up and for whom a right to attend Shareholders’ Meetings has been established by registration of their shares in an account in the name either of the shareholder or of the intermediary holding their account, where the shareholder is not resident in France, by midnight (Paris time) on the second business day preceding the Meeting.

The shares must be registered within the time limit specified above, either in an account in their own name maintained by the Company, or in the bearer share accounts maintained by an authorized intermediary.

If it sees fit to do so, the Board of Directors may distribute personalized admission cards to shareholders and require them to produce these cards at the Meeting.

Shareholders participating via video-conferencing or other means of telecommunication which meet legal and regulatory conditions and allow identification shall be deemed present for the calculation of the quorum and majority at Shareholders’ Meetings. The Board of Directors organizes, in accordance with legal and regulatory requirements, the participation and voting of these shareholders at the Shareholders’ Meeting, assuring, in particular, the effectiveness of the means of identification.

Any shareholder may, in accordance with legal and regulatory requirements, vote remotely or grant a proxy to any other natural or legal person of his or her choice. Shareholders may, in accordance with legal and regulatory requirements, send their ballot or proxy, either in hard copy or via electronic means, no later than 3.00 pm (Paris time) on the day before the Shareholders’ Meeting. Transmission methods are specified by the Board of Directors in the meeting notice and the convocation notice.

Shareholders voting remotely, within the time limit specified in the Bylaws, by means of the ballot provided by the Company to shareholders, are deemed present or represented at the Meeting.

The remote or proxy ballots and the certificate of attendance may be completed in electronic format duly signed under the conditions provided for in the applicable laws and regulations. For this purpose, the ballot can be filled in and electronically signed directly on the website established by the organizer of the Meeting.

Shareholders not resident in France may be represented at a Shareholders’ Meeting by a registered intermediary who may participate subject to legal requirements.

Notice of Shareholders’ Meetings

Shareholders’ Meetings are convened by the Board of Directors, or, failing this, by the Statutory Auditors, or by any person authorized for this purpose. Meetings are held at the headquarters or at any other location indicated in the convocation notice. Subject to exceptions provided by law, notice must be given at least 15 days before the date of the Shareholders’ Meeting. When the Shareholders’ Meeting cannot deliberate due to the lack of the required quorum, the second Meeting and, if applicable, the second postponed Meeting, must be convened at least ten days in advance in the same manner as the first.

Ordinary Shareholders’ Meeting

Ordinary Shareholders’ Meetings are called to make any and all decisions that do not amend the Bylaws. An Ordinary Shareholders’ Meeting is convened at least once a year within six months of the end of each fiscal year in order to approve the Statutory Financial Statements and Consolidated Financial Statements for the fiscal year in question or, in the case of postponement, within the period established by court order. When convened for the first time, the Meeting only validly deliberates if the shareholders present or represented by proxy or voting remotely represent at least one-fifth of the shares with voting rights. When the Meeting is convened for the second time, no quorum is required. Decisions are made by a majority of the votes held by the shareholders present, represented by proxy or voting remotely.

Extraordinary Shareholders’ Meeting

Only the Extraordinary Shareholders’ Meeting is authorized to amend any and all provisions of the Bylaws. Subject to the legal provisions governing capital increases by capitalization of reserves, profits or premiums, the Extraordinary Shareholders’ Meeting only validly deliberates if the shareholders present, represented by proxy or voting remotely represent at least one-fourth of all shares with voting rights when convened for the first time, or one-fifth when convened for the second time. If the latter quorum is not reached, the second Meeting may be postponed to a date no later than two months after the date for which it was convened. Subject to the same condition, the second Meeting makes decisions by a two-thirds majority of the shareholders present, represented by proxy, or voting remotely.

6.4.4     Declarations of threshold crossing

In addition to the legal obligation to inform the Company and the French Financial Markets Authority (Autorité des marchés financiers - AMF) when thresholds of 5%, 10%, 15%, 20%, 25%, 30%, 33 1/3%, 50%, 66 2/3%, 90% and 95% of the capital and voting rights are crossed, any natural or legal person, acting alone or in concert with others, that acquires, directly or indirectly, as defined by Articles L. 233-7 et seq. of the French Commercial Code, a number of shares, voting rights or securities representing shares equal to 0.5% of the capital or voting rights in Orange is required, no later than before the close of trading on the fourth trading day following the day such threshold is crossed, to declare to Orange by registered letter with return receipt, the total number of shares, voting rights and securities giving access to the capital that such natural or legal person holds.

This declaration must be repeated in accordance with the conditions indicated above each time a new 0.5% threshold is reached or crossed, whether crossing above or below, for any reason whatsoever, including beyond the 5% threshold.

In the event of failure to comply with any of the provisions set forth above, the shareholder or shareholders in question are stripped of the voting rights attached to any securities in excess of the thresholds, subject to legal provisions and limits, if one or more shareholders holding at least 0.5% of the capital or voting rights so requests at a Shareholders’ Meeting.

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7.1 Company identification

Company name: Orange

Place and registration number:

Paris Trade and Companies Register 380 129 866 APE (principal activity) code: 6110Z

Legal Entity Identifier (LEI): 969500MCOONR8990S771

Date of incorporation and term:

Orange SA was incorporated as a French société anonyme (a public limited company under French law) on December 31, 1996 for a 99-year term. Barring early liquidation or extension, the Company will expire on December 31, 2095.

Registered office:

111, quai du président Roosevelt, 92130 Issy-les-Moulineaux, France

Telephone: + 33 (0)1 44 44 22 22

Website: www.orange.com

Legal form and applicable legislation:

Orange is governed by French corporate law subject to specific laws governing the Company, notably Law no. 90/568 of July 2, 1990 on the organization of public postal services and France Telecom, as amended.

The regulations applicable to Orange as a result of its operations are described in Section 1.7 Regulation of telecommunication activities.

Purpose: "As a trusted partner, Orange gives everyone the keys to a responsible digital world."

The purpose of Orange, included in Article 2 Corporate scope and purpose of the Bylaws, is part of the Lead the future strategic plan, which is guided by exemplary social and environmental accountability. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Corporate scope:

The Company’s corporate scope, in France and abroad, specifically pursuant to the French Postal and Electronic Communications Code, is:

−    to provide all electronic communication services in internal and international relations;

−    to carry out activities related to public services and, in particular, to provide, where applicable, a universal telecommunication service and other mandatory services;

−    to establish, develop and operate all electronic communications networks open to the public necessary for providing said services and to interconnect the same with other French and foreign networks open to the public;

−    to provide all other services, facilities, handset equipment and electronic communication networks, and to establish and operate all networks distributing audiovisual services, and especially radio, television and multimedia broadcasting services;

−    to set up, acquire, rent or manage all real estate or other assets and businesses and to lease, install and operate all structures, businesses, factories and workshops within the corporate scope defined above;

−    to obtain, acquire, operate or transfer all processes and patents related to any of the purposes defined above;

−    to participate directly or indirectly in all transactions that may be related to any of the purposes defined above, through the creation of new companies or enterprises, the contribution, subscription or purchase of securities or corporate rights, acquisitions of interests, mergers, partnerships, or by any other means;

−    and more generally, all industrial, commercial and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the Company’s business.

7.2 Glossaries

7.2.1     Financial glossary

Average number of employees (full-time equivalents): average number of active employees over the reporting period, prorated for their work time, including on both permanent contracts and fixed-term contracts.

Change in working capital requirement: the change in working capital requirement is made up of:

−    the Change in working capital requirement for operations, which is made up of (i) the change in gross inventories, (ii) the change in gross trade receivables, (iii) the change in trade payables for other goods and services, and (iv) changes in other customer contract assets and liabilities;

−    and the Change in working capital requirement excluding operations, which includes changes in other assets and liabilities (excluding receivables and payables related to operating taxes and levies).

Commercial expenses, equipment and content costs: see External purchases.

Convergent ARPO: average revenues per customer from convergent services (Average Revenues Per Offer, ARPO) for the period is calculated by dividing (i) the revenues from consumer convergent offers invoiced to customers (excluding the effect of spreading the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of customers of B2C convergent offers over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Convergent ARPO is expressed in monthly revenues per convergent services customer.

Convergent services: see Revenues.

Data on a comparable basis: data with comparable methods, scope and exchange rates are presented for the preceding period (see Section 3.1.5.1 Data on a comparable basis). The transition from data on a historical basis to data on a comparable basis consists of keeping the results for the last fiscal year and restating the previous fiscal year in order to present financial data with comparable methods, scope and exchange rates over comparable periods. The method used is to apply to the data of the corresponding period of the previous fiscal year the methods and the scope of consolidation for the period just ended, as well as the average exchange rates used for the consolidated income statement in the Consolidated Financial Statements for the period just ended. Changes on a comparable basis enable organic business changes to be reflected. Data on a comparable basis is a financial indicator not defined by IFRS and may not be comparable to similarly titled indicators used by other groups (see Section 3.1.5 Financial indicators not defined by IFRS).

Data on a historical basis: data for past periods as reported in the Consolidated Financial Statements of the current financial period.

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EBITDAaL or "EBITDA after Leases": operating income (i) before depreciation and amortization of fixed assets, before effects resulting from business combinations, impairment of goodwill and fixed assets, share of profits (losses) of associates and joint ventures, (ii) after interest on lease liabilities and on debts related to financed assets, and (iii) adjusted for significant litigation, specific labor expenses, review of fixed assets, investments and business portfolio, restructuring programs costs, acquisition and integration costs and, where appropriate, other specific items that are systematically specified in relation to income and/or expenses (see Note 1.10 to the Consolidated Financial Statements). EBITDAaL is a financial indicator not defined by IFRS and may not be comparable to similarly titled indicators used by other groups (see Section 3.1.5 Financial indicators not defined by IFRS).

eCAPEX or "economic CAPEX": investments in property, plant and equipment and intangible assets excluding telecommunication licenses and financed assets, minus the price of disposal of fixed assets (see Note 1.6 to the Consolidated Financial Statements). eCAPEX is a financial indicator not defined by IFRS and may not be comparable to similarly titled indicators used by other groups (see Section 3.1.5 Financial indicators not defined by IFRS).

Economic CAPEX: see eCAPEX.

Equipment sales: see Revenues.

External data: data after elimination of internal flows between the scopes considered.

External purchases: external purchases include the following operating expenses, excluding leases falling within the scope of application of IFRS 16 (see Note 5.1 to the Consolidated Financial Statements):

−    Commercial expenses, equipment and content costs: cost of handsets and other equipment sold, retail fees and commissions, advertising, promotional, sponsoring and rebranding expenses, and content costs;

−    Service fees and inter-operator costs: network expenses and interconnection costs;

−    Other network expenses and IT expenses: subcontracting expenses for operations and technical maintenance, IT expenses;

−    and Other external purchases: overheads, real estate fees, building cost for resale, purchases of equipment and other supplies held in inventories, call center subcontracting expenses and other external services, net of capitalized costs of goods and services.

Financial investments: financial investments include (i) investments in subsidiaries (net of cash acquired), (ii) investments in associates and joint ventures, (iii) purchases of investments securities measured at fair value, and (iv) changes in ownership interests with no gain of control.

Fixed-only broadband ARPO: average revenues per fixed-only services customer (Average Revenues Per Offer - ARPO) for the period is calculated by dividing (i) the revenues from fixed-only broadband services sold on a retail basis (excluding the effect of spreading the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of fixed-only broadband customers over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Fixed-only broadband ARPO is expressed in monthly revenues per fixed-only services customer.

Fixed-only services: see Revenues.

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IT & Integration Services: see Revenues.

Labor expenses: wages and employee benefit expenses (net of capitalized costs), employee profit-sharing expenses, and expenses relating to share-based compensation (see Note 6.1 to the Consolidated Financial Statements).

Mobile-only ARPO: average revenues per mobile-only services customer (Average Revenues Per Offer - ARPO) for the period is calculated by dividing (i) the revenues from mobile-only services sold on a retail basis (excluding Machine to Machine and excluding the effect of spreading the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of customers of mobile-only offers (excluding Machine to Machine) over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Mobile-only ARPO is expressed in monthly revenues per mobile-only customer.

Mobile-only services: see Revenues.

Net financial debt: net financial debt as defined and used by Orange does not take into account Mobile Financial Services activities, for which this concept is not relevant. It consists of (i) financial liabilities excluding operating payables (translated into euros at the year-end closing rate) including derivative instruments (assets and liabilities), (ii) less cash collateral paid, cash, cash equivalents and financial assets at fair value. Furthermore, financial instruments designated as cash flow hedges included in net financial debt are set up to hedge items that are not included therein, such as future cash flows. As a consequence, the portion of these unmatured hedging instruments recorded in other comprehensive income is added to gross financial debt to offset this temporary difference (see Note 13.3 to the Consolidated Financial Statements). Net financial debt is a financial indicator not defined by IFRS and may not be comparable to similarly titled indicators used by other groups (see Section 3.1.5 Financial indicators not defined by IFRS).

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Number of employees (active employees at end of period): number of employees working on the last day of the reporting period, including on both permanent contracts and fixed-term contracts.

Operating taxes and levies payables: taxes and levies including the CET (contribution économique territoriale - territorial economic contribution) and the IFER (Imposition forfaitaire sur les entreprises de réseaux - flat-rate tax on network enterprises) in France, spectrum fees and levies on telecommunication services (see Note 10.1 to the Consolidated Financial Statements).

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Other external purchases: see External purchases.

Other network expenses and IT expenses: see External purchases.

Other operating expenses: see Other operating income and expenses.

Other operating income and expenses: other operating income net of other operating expenses. Other operating income and expenses include:

−    Other operating income: primarily net banking income (NBI), income related to recovery of trade receivables, site rentals and franchises income, tax credits and subsidies, income from universal service, brand royalties and management fees invoiced to certain unconsolidated entities, rebilling of network sharing costs, income from litigation, income relating to line damage (see Note 4.2 to the Consolidated Financial Statements);

−    and Other operating expenses: mainly disputes, impairments and losses on trade receivables from telecom activities, cost of bank credit risk, universal service charges, operating foreign exchange gains/losses, and acquisition and integration costs (see Note 5.2 to the Consolidated Financial Statements).

Other operating income: see Other operating income and expenses.

Other revenues: see Revenues.

Retail Services (B2C+B2B) revenues: aggregation of convergent services, mobile-only services, fixed-only services and IT & Integration Services revenues (see these definitions). Retail Services (B2C+B2B) revenues bring together all revenues from a given scope, excluding revenues from wholesale services, equipment sales and other revenues (see these definitions).

Retail services (B2C+B2B): see Retail Services (B2C+B2B) revenues.

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Revenues: revenues (see Notes 1.2 and 4.1 to the Consolidated Financial Statements) include:

−    Convergent services: revenues from the convergent offers sold on a retail basis to B2C customers, excluding equipment sales (see this definition). A convergent service is defined as the combination of, at least, fixed broadband access (xDSL (sum total Digital Subscriber Line), FTTx (Fiber To The X), cable, fixed 4G) and a mobile voice plan;

−    Mobile-only services: revenues from mobile plans (mainly outgoing calls: voice, SMS and data) for retail sales, excluding convergent services and equipment sales (see these definitions);

−    Fixed-only services: revenues from fixed-only services sold on a retail basis, excluding convergent services and equipment sales (see these definitions). It includes (i) fixed narrowband services (conventional fixed telephony), (ii) fixed broadband services, and (iii) business solutions and networks (with the exception of France, for which most business solutions and networks are supported by the Orange Business segment). For the Orange Business segment, revenues from fixed-only services include network equipment sales linked to the operation of voice and data services;

−    IT & Integration Services: revenues including unified communication and collaboration services (Local Area Network and telephony, consultancy, integration, project management), hosting and infrastructure services (including Cloud Computing), app services (Customer Relations management and other app services), security services, video-conferencing services, services related to Machine to Machine activities (offline) and equipment sales related to the above products and services;

−    Wholesale services: revenues including (i) mobile services to carriers, including in particular incoming mobile traffic, visitor roaming, network sharing, national roaming and Mobile Virtual Network Operators (MVNOs), (ii) fixed services to other carriers, which include in particular national interconnection, international wholesale services, high-speed and very high-speed broadband access services (fiber access, unbundling of telephone lines, xDSL access sales), and sales of telephone lines on the wholesale market, and (iii) equipment sales to carriers;

−    Equipment sales: fixed and mobile equipment sales, excluding (i) equipment sales related to the supply of IT & Integration Services, (ii) network equipment sales related to the operation of voice and data services for the Orange Business segment, (iii) equipment sales to carriers, and (iv) equipment sales to external dealers and brokers;

−    and Other revenues: other revenues include equipment sales to external dealers and brokers, revenues from portals, online advertising revenues and transverse activities of the Group and other miscellaneous revenues.

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Service fees and inter-operator costs: see External purchases.

Statutory data: data before elimination of internal flows between the scopes considered.

Wages and employee benefit expenses: see Labor expenses.

Wholesale services: see Revenues.

7.2.2     Glossary of technical terms

API (Application Programming Interface): computer programming interface that enables programs to interact with one another, in a similar manner to a human-machine interface.

Arcep: Autorité de régulation des communications électroniques, des postes et de la distribution de la presse (French regulatory authority for electronic communications, postal and print media distribution).

Bitstream: wholesale service enabling alternative operators to rent broadband access which has been activated by the incumbent operator. In this way they can offer retail broadband services in areas where they do not offer unbundled access.

Cloud Computing: a concept that involves using remote servers for the storage and processing of electronic data, traditionally located on local servers or the user’s workstation.

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DSL (Digital Subscriber Line): technologies enabling the use of copper cables connecting subscribers of "Switched Telephone Networks" (PSTN) to enable broadband transfers of digital packets.

DSLE (DSL Enterprise): broadband data transport offer in one or more DSL regions. It connects a set of "end" sites to a central site and enables operators to develop Internet/Intranet access offers for their B2B customers.

DWDM (Dense Wavelength Division Multiplexing): digital transmission technology based on multiplexing wavelengths over fiber optic, enabling very high-speed broadband (up to 10 Gigabits per second) information transfers over long-distance networks.

FTTx (Fiber To The X): generic name for different forms of optical connections:

−    FTTH (Fiber To The Home): B2C and Pro-SME offer of a fiber optic link from the operator’s optical connection node (OCN) directly to the subscribers’ home. Ensures very high-speed broadband transmissions compatible with triple play packages and has the following characteristics: shared local loop, asymmetrical speeds (download speed faster than upload speed), which are not guaranteed, limited support and no guaranteed recovery time (GRT);

−    FTTE (Fiber To The Enterprise): B2B offer with dedicated fiber between the pooling point and the business, dedicated business support and GRT;

−    FTTO (Fiber To The Office): B2B offer with higher quality of service and security levels (dedicated fiber from the optical connection node to the business, symmetrical and guaranteed speeds allowing the proper functioning of business applications, GTR ensuring rapid reconnection in the event of an incident).

Full MVNO: an MVNO (mobile virtual mobile operator) that operates its own core network components and its own app platforms, while renting radio capacity to host operators. See MVNO.

Civil Engineering for Optical Loops and Links: Civil engineering and air-assist offer for Orange’s local loop and for the fiber optic networks. To accelerate the roll-out of new very high-speed broadband networks, Orange has decided to open its facilities (ducts and air-assist) to operators, to allow them to lay their optical cables so that open access fiber optic networks can be rolled out.

Gbit/s or Gigabit per second: one billion bits (109) (BInary digiT - binary-coded (0 or 1) information element used by digital systems) transferred per second on a transmission network.

GHG Protocol: an international protocol establishing a framework for measuring, accounting and managing greenhouse gas emissions from private and public sector operations that was developed by the World Business Council for Sustainable Development (WBCSD) and the World Resources Institute (WRI). This protocol organizes GHG emissions into three "scopes": Scope 1 covers direct emissions, Scope 2 covers indirect energy emissions from electricity, steam, heating or cooling purchased or otherwise acquired, and Scope 3 covers other indirect emissions.

GNI (Global Network Initiative): a global alliance of Internet and telecommunication companies, human rights and press freedom organizations, investors, and academic institutions, helping companies respect freedom of expression and privacy rights in the face of government pressure to share user data, censor content and restrict communications.

Go or Gigaoctet: a unit of measurement used in computing to indicate memory capacity. Each unit corresponds to a billion octets (one octet is a computer coding unit consisting of 8 bits).

GPON (Gigabit Passive Optical Network): passive FTTH optical network architecture, not to be confused with the competing point to point FTTH architecture; it is used for on-demand broadcasting such as video over IP (IPTV). XGS-PON is a standard for passive optical networks that supports higher speed (10 Gbits/s) symmetrical data transfer. It is part of the Gigabit-capable PON, or G-PON, family of standards. G-PON stands for Gigabit PON or 1 Gigabit PON. The "X" in "XGS" represents the number ten and the "S" stands for "symmetrical." XGS-PON = 10 Gigabit Symmetrical PON.

GSMA (GSM Association): an association representing nearly 800 mobile telephony operators and manufacturers in 220 countries and territories of the world. The GSMA takes part in the definition and publication of mobile telephony standards.

IMS (IP Multimedia Subsystem): standardized IP-based network architecture and technology providing fixed and mobile voice and multimedia services, including VoIP, VoLTE and VoWifi.

IP-VPN: see Virtual Private Network (VPN).

IPX: interconnection service ensuring interoperability between the different technologies, thus allowing the secure exchange of IP-based traffic between customers of the different mobile, fixed-line telephony and Internet operators.

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LAN (Local Area Network): network enabling workstations or PCs of the same entity on the same site to be interconnected with other local networks on other sites and be linked to the public network.

LoRaWAN (Long Range Wide-Area Network): telecommunication protocol that allows connected devices to exchange small amounts of data in narrowband, reducing the energy used by the objects.

FOL: Fiber Optic Link.

LTE (Long-Term Evolution): standard developed within 3GPP which produced technical specifications for the fourth-generation mobile network standard (4G). By extension, LTE also refers to so-called fourth generation mobile systems.

LTE-M (LTE for Machines): technology which enables Internet of Things equipment to connect to the 4G network without a gateway.

M2M or Machine to Machine: exchanges of information between machines that are established between the central control system (server) and any type of equipment, through one or several communication networks.

MEA (Africa & Middle East): Africa & Middle East region.

Metaverse: an online service offering simulations of real-time, communal and persistent 3D spaces, where we can share immersive experiences.

MPLS (Multi-Protocol Label Switching): data transfer technique which improves network speed and efficiency, allowing routers to transfer information along p-defined paths depending on the level of quality required.

Multiplexing: technique to simultaneously transfer several communications on a single transmission channel.

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NFC (Near Field Communication): technology for short-range and high-frequency wireless communications, allowing the exchange of information between devices up to a distance of about 10 cm.

NGN (New Generation Network or Next Generation Network): generic concept referring to IP-based voice and data networks, making it possible to switch from a simple connectivity approach to a new approach to developing services for customers.

NGA: New Generation Access.

SCN: Subscriber connection node.

OCN (Optical Connection Node): Concentration point of a fiber optic network where the active equipment is installed from which the operator activates the accesses of its subscribers.

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Efficient operator: a concept used in relation to the regulation of prices for wholesale and retail services sold by an operator when the regulatory authority requires the operator to orient its prices toward the costs borne. If the actual costs of this operator turn out to be higher than they should be because it is inefficient, the corresponding excess cost is excluded from the price base used to determine prices.

OTT (Over-The-Top): refers to a broadcaster that provides services, for example on-demand video services on the Internet, using the infrastructure of a telecoms network operator, when the network operator does not offer this service itself.

Mobile network sharing: Pooling between several operators of all or part of the equipment constituting their mobile networks. There are different types of infrastructure sharing:

−    passive sharing: pooling of passive infrastructure among operators. The partners jointly use the masts, premises or the technical environment (power supply, air conditioning), but each operator rolls out its own active network equipment;

−    active sharing: pooling of active elements (base station equipment, base station controllers, transmission links) among operators, in addition to passive infrastructure sharing.

PPA (Power Purchase Agreement): a contract for the direct sale of electricity that is made between a producer of (often renewable) electricity and the consuming entity without an electricity supplier as an intermediary.

Integrated Service Digital Network (ISDN): digital network for the transmission of integrated information: data, voice and video. Orange trade name: Numéris.

Virtual Private Network (VPN): a set of resources on a public network made exclusively available to a B2B customer.

Seamless network: a telecommunication service provided by a network operator or a service provider which uses the resources of one or more other operators or suppliers to give users the impression that they are accessing the same network without interruption regardless of where they are.

Switched telephone network (PSTN): voice transmission network comprising handsets, subscriber lines, circuits and switches. It is also used to access certain data services.

ISDN: see Integrated Service Digital Network.

Roaming: the use of a mobile phone service on the network of another operator than the one with which the subscription is taken out. A typical example is the use of a mobile phone abroad from another operator’s network.

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Scopes 1, 2 and 3 (linked to the greenhouse gas emission scopes):

−    Scope 1: emissions directly related to Orange’s activities (equipment, buildings, etc.);

−    Scope 2: indirect emissions related to Orange’s energy consumption (electricity);

−    Scope 3: other indirect emissions (employee travel, product transport, emissions from Orange customers and suppliers).

Signaling System 7 (SS7): information exchanges required for the management of a telephone communication (establishment and termination, maintenance and supervision, invoicing) and transferred in digital form by a network separate from that used for the communication itself.

Slicing: or "network slicing," which consists of virtually dividing the 5G network into slices operating independently to provide different levels of mobile network performance according to customer needs.

SS7: see Signaling System 7.

Streaming: technology enabling the broadcasting of video images on the Internet and continuous viewing in real time.

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Call termination (interconnection or termination rate): amount per minute paid by one telephone operator to another to transmit a telephone conversation over the network of the second operator to its destination. These rates are regulated.

ICT (Information and Communication Technologies): techniques used to process and transmit information, mainly computing, audiovisual, multimedia, Internet and telecommunication.

Triple play: broadband subscription package including Internet access, telephony and a package of television channels.

ITU (International Telecommunication Union): the United Nations specialized agency for development in the Information and Communication Technologies sector. The ITU allocates global radio spectrum and satellite orbits and develops the technical standards that ensure networks and technologies connect seamlessly.

UMTS (Universal Mobile Telecommunications System): a third-generation (3G) mobile telephony standard allowing broadband communication (up to 2 Mbits/s at theoretical symmetrical speed) over the 1.9 to 2.2 GHz frequency band.

vDSL (Very high bit-rate DSL): a technique based on the same technique as xDSL. vDSL signals are sent over a pair of copper wires, simultaneously and without interfering with voice telephony. This allows for very high speeds.

Voice over Internet Protocol - VoIP: transport of voice services using IP technologies.

VPN: see Virtual Private Network.

VSAT (Very Small Aperture Terminal): a satellite communications technology that uses two-way satellite dishes with a diameter of less than 3 m and requires few ground resources. VSAT is used to connect a small site to communication networks, either for telephony or Internet access.

WiFi (Wireless-Fidelity): a technology enabling the connection of wireless equipment using radio waves in the 2.4 GHz wavelength, at speeds of 11 Mbits/s (802.11b standard) or 54 Mbits/s (802.11g standard). By extending the Ethernet protocol to cover radio services, WiFi offers businesses and individuals the ability to wirelessly connect several computers or shared devices in a network over distances that may reach several dozen meters.

xDSL: see DSL.

[1]     GAFAM or GAMAM: Google, Apple, Facebook (now Meta), Amazon and Microsoft.

[2]     Infrastructure for Resilience, Interconnectivity and Security by Satellite.

[3]     A "trust Cloud" solution, in line with the French government’s Cloud doctrine, requires SecNumCloud 3.2 certification from ANSSI, as well as compliance with legal provisions.

[4]     Totem’s entry into the operational phase at end-2021 resulted in a change in internal reporting by management, and the segment information now presented reflects the Group’s decision to present Totem as a separate business segment as of January 1, 2022 (see Section 3.3, Note 1.1 Change in segment information).

[5]     Respectively, the B2C and Pro-SME markets.

[6]     Mainland France, Overseas Departments and Overseas Territories.

[7]     Mainland France, excluding Overseas Departments and Overseas Territories.

[8]     Intermediaries in banking operations and payment services (Intermédiaires en opérations de banque et en services de paiement).

[9]     G-PON: Gigabit PON.

[10]    XGS-PON: 10 Gigabit Symmetric-PON.

[11]    Infrastructure for Resilience, Interconnectivity and Security by Satellite.

[12]    https://www.orange.com/sites/orangecom/files/2022-11/Charte %20%C3%A9thique %20ENG.pdf

[13]    https://digital-strategy.ec.europa.eu/en/news/commission-reports-implementation-eu-rules-safeguarding-open-Internet-access

[14]    Up to 20 million euros, or 4% of worldwide revenues, for the most serious offenses.

[15]    Directive 2000/31/EC of the European Parliament and of the Council of June 8, 2000 on certain legal aspects of information society services, in particular electronic commerce, in the Internal Market.

[16]    Regulation (EU) 2022-2065 of October 19, 2022 on a Single Market for Digital Services and amending Directive 2000/31/EC (Digital Services Act).

[17]    Regulation (EU) 2022/1925 of September 14, 2022 on contestable and fair markets in the digital sector and amending Directives (EU) 2019/1937 and (EU) 2020/1828 (Digital Market Act).

[18]    As for GIA, see next paragraph.

[19]    Decree 2023-1033 of November 10, 2023 amending Decree 2007-1532 of October 24, 2007 on the radio spectrum license fees payable by holders of spectrum licenses awarded by Arcep.

[20]    The term "vertical" means all private sector companies in any field and public sector organizations.

[21]    Areas covered by the authorization holder’s mobile network and in which the premises (residential buildings, offices) do not have fixed access to Internet service with at least 8 Mbits/s in downlink speed.

[22]    Areas covered by the authorization holder’s mobile network and in which the premises (residential buildings, offices) do not have fixed access to Internet service with at least 8 Mbits/s in downlink speed.

[23]    Areas covered by the authorization holder’s mobile network and in which the premises (residential buildings, offices) do not have fixed access to Internet service with at least 8 Mbits/s in downlink speed.

[24]    I.e. applying only to Orange as an operator exercising significant influence.

[25]    See Section 7.2.2 Glossary of technical terms.

[26]    See Section 7.2.2 Glossary of technical terms.

[27]    Decrees published in the Official Journal of July 31, 2018.

[28]    EU Directive 2018/1972.

[29]    Ministerio de Asuntos Económicos y Transformación Digital, which replaced the Ministerio de Economia y Empresa (MINECO) in February 2020.

[30]    See § 1.7.1.2. above.

[31]    See Section 7.2.2 Glossary of technical terms.

[32]    The CRC includes the IBPT, CSA, Mediensat and VRM.